    As filed with the Securities and Exchange Commission on June 22, 1999
                                                Registration No. 333-[_________]
--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ______________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ______________

                              TELECORP PCS, INC.
            (Exact name of Registrant as specified in its charter)

             Delaware                                        4812                               54-1872248
   (State or other jurisdiction                  (Primary Standard Industrial                (I.R.S. Employer
of incorporation or organization)                 Classification Code Number)              Identification No.)

                                ______________

                              1010 N. Glebe Road
                                   Suite 800
                              Arlington, VA 22201
                                (703) 236-1100

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ______________

                           Thomas H. Sullivan, P.C.
             Executive Vice President and Chief Financial Officer
                              TeleCorp PCS, Inc.
                         1010 N. Glebe Road, Suite 800
                              Arlington, VA 22201
                                (703) 236-1122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ______________

                                  Copies to:
                             Dov T. Schwell, Esq.
                            McDermott, Will & Emery
                             50 Rockefeller Plaza
                              New York, NY 10020
                                (212) 547-5400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

 Title of Each Class of
 Securities to be                                   Proposed Maximum Offering     Proposed Maximum Aggregate           Amount of
 Registered             Amount to be Registered           Price Per Unit                Offering Price             Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
 11 5/8% Senior               $575,000,000                    56.98%                     $327,635,000                 $91,082.53
 Subordinated Discount
 Notes due 2009
-----------------------------------------------------------------------------------------------------------------------------------

     The proposed maximum offering price per unit and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee.
                      ___________________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

     This registration statement contains a prospectus relating to the offer (the "Exchange Offer") for all outstanding 11 5/8% Senior Subordinated Discount Notes due 2009 of TeleCorp PCS, Inc. in exchange for 11 5/8% Senior Subordinated Discount Notes due 2009. In addition, this registration statement contains a prospectus relating to certain market-making activities with respect to the Exchange Notes which may, from time to time, be carried out by Chase Securities Inc. The two prospectuses will be identical in all material respects except for the front cover page, the Plan of Distribution section and the back cover page and except for the fact that the market-making prospectus will not contain the information in the Prospectus Summary relating to the Exchange Offer, the information under the caption "The Exchange Offer" and "Certain U.S. Federal Tax Considerations--Exchange Offer" will be deleted and certain conforming changes will be made to delete references to the Exchange Offer. The prospectus for the Exchange Offer follows immediately after this Explanatory Note. Following such prospectus are the form of alternative cover page, Plan of Distribution section and back cover page for the market-making prospectus and alternative pages, sections and provisions covering conforming changes.

  THIS PROSPECTUS, DATED JUNE 22, 1999, IS SUBJECT TO COMPLETION AND AMENDMENT

PROSPECTUS
                               TELECORP PCS, INC.
           OFFER TO EXCHANGE ALL OF OUR OUTSTANDING AND UNREGISTERED
              11 5/8% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009
                               FOR OUR REGISTERED
              11 5/8% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009

  We hereby offer upon the terms and conditions described in this prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer") to exchange all of our outstanding and unregistered 11 5/8% Senior Subordinated Discount Notes due 2009 ("Old Notes") for our registered 11 5/8% Senior Subordinated Discount Notes due 2009 ("Exchange Notes"). The Old Notes were issued on April 23, 1999 and, as of the date of this prospectus, an aggregate principal amount at maturity of $575.0 million is outstanding. The terms of the Exchange Notes are substantially the same as the terms of the Old Notes except that the Exchange Notes will be registered under the Securities Act of 1933, as amended, and the Exchange Notes will not contain certain transfer restrictions, registration rights and terms providing for an increase in the interest rate on the Old Notes under certain events relating to registration of the Exchange Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under, and entitled to the same benefits of, the indenture governing the Old Notes. We are making the Exchange Offer in order to satisfy certain contractual obligations. The Exchange Notes and the Old Notes are sometimes collectively referred to as the "Notes."

     YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

  Our offer to exchange the Old Notes for Exchange Notes will be open until 5:00
p.m., New York City time, on           , 1999, unless we extend the offer.

  You should carefully review the procedures for tendering the Old Notes beginning on page 51 of this prospectus.

  If you fail to tender your Old Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

                      INFORMATION ABOUT THE EXCHANGE NOTES

Maturity                                    Change of Control
 .  The Notes will mature on April 15,       .  If we experience a change of
   2009, unless previously redeemed.           control, you may require us to
                                               purchase the Notes.

Interest and Accretion                      Security and Ranking
 .  We issued the Old Notes at a             .  The Notes are not secured by any
   discount to their principal                 collateral.
   amount at maturity.
                                            .  The Notes are subordinate to all
 .  The Notes will accrete in value             of our existing and future senior
   until April 15, 2004 at a                   debt.
   rate of 11 5/8% compounded semi-         .  The Notes rank equally with all
   annually.                                   of our other senior
                                               subordinated debt.
 .  We will pay interest semiannually on
   April 15 and October 15 of each year     .  The Notes rank senior to all of
   beginning October 15, 2004.                 our existing and future
                                               subordinated debt.
Redemption
 .  We may redeem some or all of the         Guarantees
   Notes at any time after                  .  If we fail to make payments on
   April 15, 2004.                             the Notes, our guarantor
                                               subsidiaries must make them
 .  We also may redeem up to 35% of             instead.  These guaranties will
   the aggregate principal amount              be senior subordinated
   at maturity of the Notes using              obligations of our guarantor
   the proceeds of certain equity              subsidiaries. Not all of our
   offerings completed before                  subsidiaries will be
   April 15, 2002.                             guaranteeing our payments on the
 .  See page 82 for the redemption prices.      Notes.

PORTAL
 . The Old Notes have been designated for trading in the PORTAL market.

Neither the SEC nor any state securities commission has approved or disapproved of the Notes, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is             , 1999.

  We will not receive any proceeds from the Exchange Offer. We will bear the expenses of the Exchange Offer. We are not using any underwriters in connection with the Exchange Offer. See "The Exchange Offer."

  Each broker-dealer that receives Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Old Notes where such broker-dealer acquired such Old Notes as a result of market-making activities or other trading activities. For a period of 180 days after the expiration date of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  This prospectus incorporates important business and financial information about us that we have not included in or delivered with the prospectus. This information is free, and you may write to or call us to obtain this information. Contact us at: TeleCorp PCS, Inc., 1010 N. Glebe Road, Suite 800, Arlington, VA 22201; telephone (703) 236-1100; Attention: Thomas H. Sullivan. To timely deliver such information to you, we much receive your request no later than five business days before you must decide whether to exchange the Notes, which is
     , 1999.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  All statements contained in this prospectus, as well as statements made in press releases and oral statements that may be made by us or any of our officers, directors or employees acting on our behalf, that are not statements of historical fact, including, but not limited to, statements regarding our current business strategy, future operations, technical capabilities, construction plan and schedule, commercial operations schedule, funding needs, prospective acquisitions or joint ventures, financing sources, pricing, future regulatory approvals, markets, size of markets for wireless communications services, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, such as equipment suppliers, service providers and roaming partners, and expected characteristics of competing systems, are based upon current expectations and constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially are the following: the availability of sufficient capital to finance our business plan on terms satisfactory to us; competitive factors; changes in labor, equipment and capital costs; our ability to obtain necessary regulatory approvals; technological changes; our ability to comply with the indenture governing the Notes and the terms of our other credit agreements; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described under the heading "Risk Factors." We caution readers not to place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends," "estimates," "projects" or the like to be uncertain and forward-looking. We have no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations underlying the forward-looking statements are reasonable, we cannot assure that such expectations will prove to be correct.

  We disclose important factors that could cause our actual results to differ materially from our expectations ("cautionary statements") under the heading "Risk Factors" and elsewhere in the prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                               PROSPECTUS SUMMARY

  The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before exchanging the Notes. You should carefully read this entire prospectus, including "Risk Factors," which describes important factors that could affect us. Unless otherwise specifically indicated, "TeleCorp," "we," "our" and "us" refer to TeleCorp PCS, Inc. and its consolidated subsidiaries, references to "AT&T" mean AT&T Corp. and its direct and indirect wholly-owned subsidiaries, references to the "FCC" mean the Federal Communications Commission, references to "Pops" mean the Paul Kagan Associates, Inc. ("Kagan") estimate of the 1998 population of a geographic area, and references to "PCS" mean personal communications services. Except as otherwise indicated, all information in this prospectus gives effect to: the offering of the Old Notes and the application of the net proceeds of such offering; the acquisition of licenses and related assets in Puerto Rico and Louisiana and our receipt of additional equity commitments in connection with such acquisition and the funding of a portion of these commitments; the acquisition of additional spectrum through participation in the FCC's reauction of C-Block licenses, receipt of additional equity commitments in connection with such acquisition; and the funding of a portion of these commitments (the "Transactions"). The FCC declared us the highest bidder in the reauction on April 20, 1999. The offering of the Old Notes occurred on April 23, 1999, the acquisition of certain licenses in Puerto Rico occurred on May 25, 1999, and the acquisition of certain licenses in Louisiana occurred on April 20, 1999, and June 2, 1999. The March 31, 1999 historical financial information in this prospectus does not reflect such transactions. References to our domestic markets and Pops mean our markets and Pops in the continental United States and not in Puerto Rico or the U.S. Virgin Islands. We define certain other terms used in this prospectus in the Glossary of Defined Terms.


                                    TeleCorp

  We intend to become a leading provider of digital wireless communications services in targeted markets in the south-central and northeast United States and in Puerto Rico. We are the exclusive provider of facilities-based mobile wireless communications services for AT&T in our markets. TeleCorp was founded in 1996 by Gerald T. Vento, Thomas H. Sullivan and certain private equity investors to acquire strategic PCS licenses. In 1998, we entered into a venture with AT&T in which AT&T contributed certain PCS licenses to us in exchange for an equity interest in our company. In addition, we have the right to use the AT&T brand name and logo together with our own brand name and logo, giving equal emphasis to each. We are AT&T's preferred roaming partner in our markets and receive preferred long distance rates from AT&T.

  Our PCS licenses cover approximately 16.0 million Pops, including those in the major population centers of New Orleans and Baton Rouge, Louisiana, Memphis, Tennessee, Little Rock, Arkansas, Manchester, Concord and Nashua, New Hampshire, Worcester, Massachusetts and San Juan, Puerto Rico, as well as vacation destinations such as Puerto Rico, the U.S. Virgin Islands, Cape Cod and Martha's Vineyard. Our markets have attractive economic and demographic characteristics and are experiencing strong growth in use of wireless services. These markets, which attract over 24 million visitors per year, are major roaming markets for AT&T's customers.

  We have successfully launched our services in 14 markets, including all of our major domestic markets. Our launched network covers approximately 40% of our domestic licensed Pops, and by year-end 1999 we expect our network will cover approximately 50% of our total licensed Pops. We have a strong distribution presence in our launched markets with 22 company-owned stores and more than 140 retail outlets where customers can buy our services. Additionally, we market our services through business-to-business representatives, telemarketing and the Internet.

  Our goal is to provide our customers with simple, easy-to-use wireless services with coverage across the nation, superior call quality, personalized customer care and competitive pricing in the markets we serve. We believe that, as an AT&T affiliate, we will attract customers through the national brand and coast-to-coast roaming provided by AT&T and its roaming partners. We have also entered into an agreement with Triton PCS and Tritel Communications, two other companies similarly affiliated with AT&T, to adopt SunCom as a common regional brand that is co-branded with AT&T, giving equal emphasis to each. We and the other SunCom companies are establishing the SunCom brand as a basis for building a strong regional presence with a service area covering approximately 43.0 million Pops.

                          Strategic Alliance with AT&T

  To rapidly develop its PCS markets, AT&T has focused on constructing its own network in selected cities and has entered into agreements with certain independent wireless operators, such as us and other affiliates, to construct and operate PCS networks in other markets.

  Our strategic alliance with AT&T provides us with many business, operational and marketing advantages, including:

     . Brand. We market our wireless services to our customers giving equal emphasis to the SunCom and AT&T brand names and logos. Our market research indicates that association with the AT&T brand name significantly increases the likelihood that potential customers will purchase our wireless communications services.

     . Exclusivity. We are AT&T's exclusive provider of facilities-based mobile wireless communications services in our covered markets, and we participate with AT&T in national programs. We will also work with AT&T to provide wireless services bundled with other communications services, such as their P-Net (Personal Network) program. We have entered into an agreement whereby AT&T provides long distance services to us at preferred rates.

     . Roaming. We are the preferred roaming partner for AT&T's digital customers who roam into our covered markets. We expect to benefit from growth in roaming traffic as AT&T's customers take advantage of its "Digital One Rate" plans while traveling in our markets. AT&T has recently experienced significant growth in roaming traffic in our markets. With the use of advanced tri-mode handsets, which transition between PCS and cellular frequencies, our customers have access to coast-to-coast coverage through our agreements with AT&T, which provide us with the benefits of AT&T's roaming agreements with third party carriers. These agreements, together with AT&T's wireless network, cover approximately 98% of the U.S. population, including in-region roaming coverage in all of our covered markets. We believe this coast-to-coast coverage provides a significant advantage over PCS competitors in our markets, and it allows us to offer competitive pricing plans similar to AT&T's Digital One Rate plans.

     . Products and Services. We receive preferred terms on certain products and services, including handsets, infrastructure equipment and back office support from companies who provide these products and services to AT&T. For example, we have arrangements with Lucent Technologies, Ericsson and Nokia to supply us with handsets, mobile telephone equipment, software and services at preferred prices.

     . Marketing. We benefit from AT&T's nationwide marketing and advertising campaigns, including the success of AT&T's Digital One Rate plans in the marketing of our own national SunRate plans. In addition, we are working with AT&T's national sales representatives to jointly market our wireless services to AT&T corporate customers located in our markets.

                             Competitive Strengths

  In addition to the advantages provided by our strategic alliance with AT&T, we have the following competitive strengths:

  Attractive Market Footprint.   Our markets have favorable demographic
characteristics for wireless communications services, and we believe our markets are strategically important to AT&T's nationwide footprint.

     . Our markets include major population and business centers and vacation destinations.

     . We believe our markets, along with those of the other SunCom companies, are important to AT&T's national wireless strategy, particularly the success of its Digital One Rate plans, because they represent significant AT&T roaming markets.

     . According to Kagan, the average population density in our markets is approximately 38% above the national average. Relatively high population density allows us to cover more people with a lower level of network infrastructure investment.

  Active Commercial Operations. Since late December 1998, we have successfully launched our services in 14 of our markets, including all of our major domestic markets.

     . We cover approximately 4.7 million Pops in our launched markets, which represent approximately 40% of our licensed domestic Pops.

     . We have 22 company-owned stores and over 140 retail outlets where customers can buy our services, such as Office Depot, Staples, Best Buy and Office Max.

     . We have established the SunCom brand name and logo which we use with equal emphasis with the AT&T brand name and logo in our marketing efforts. We and the other SunCom companies are reinforcing SunCom as a strong local brand with television, radio, and print advertisements in all our launched markets.

     . We developed our marketing strategy based upon extensive research in our markets and created service packages designed to meet prospective customers' needs. We offer easy-to-understand rate plans and extensive coverage areas. We also offer flexible pricing options such as pooled rate plans, pre-pay plans and our national SunRate plans.

  Strong Capital Base. We have committed capital of approximately $1.3 billion, consisting of the following:

     . up to $525.0 million of borrowings under our senior credit facilities provided by a syndicate of banks led by The Chase Manhattan Bank, TD Securities (USA) Inc. and Bankers Trust Company;

     . approximately $327.6 million of gross proceeds from the offering of the Old Notes;

     . $55.0 million of vendor financing provided by Lucent, with up to an additional $65.0 million available for the development of new markets;

     . $205.3 million of irrevocable equity commitments from AT&T and entities managed by Chase Capital Partners, Desai Capital Management Incorporated, Hoak Capital Corporation, J.H. Whitney & Co., M/C Partners, Entergy Corporation, Northwood Ventures LLC, One Liberty Ventures LLC and Toronto Dominion Capital (USA) Inc.; and

     . $148.0 million of equity issued in exchange for licenses contributed to us and related agreements.

  Superior Technology. We chose to build our network using TDMA technology. TDMA is the technology used by AT&T, and therefore our network is compatible with AT&T's and other TDMA networks.

     . TDMA technology allows enhanced features and services relative to analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability.

     . Investment in TDMA product development has led to the development of an advanced generation of handsets capable of delivering stand-by battery life of up to 14 days. We believe that wireless users place great value on the convenience and reliability afforded by this technological advance.

     . TDMA provides high network quality and in-building penetration.

     . TDMA provides network capacity at least three times greater than existing analog cellular networks, which results in operating cost advantages.

     . Two of the top three wireless communications companies in the United
       States, based on number of customers, use TDMA technology. The increased volume of TDMA users has driven down handset prices and has increased the importance of TDMA as an industry standard.

  Experienced and Incentivized Management. We have a management team with a high level of experience in the wireless communications industry. Our 14 member senior management team has an average of ten years of experience with wireless leaders such as AT&T, Bell Atlantic, BellSouth, SBC Communications, ALLTEL and Sprint PCS(R).

     . Mr. Vento, our co-founder, Chief Executive Officer and Chairman of our
       Board of Directors, has 20 years of experience in communications and previously served as Chief Executive Officer of Sprint Spectrum(TM)/APC, leading the development of the first PCS network launched in North America.

     . Mr. Sullivan, our co-founder, Executive Vice President and Chief
       Financial Officer, is experienced in the wireless industry, having formerly served as President of TeleCorp Holding, our predecessor company, and co-head of the telecommunications law practice at McDermott, Will & Emery.

     . Julie Dobson, our Chief Operating Officer, has extensive operating experience in the telecommunications industry, including 18 years at Bell Atlantic, most recently as President of the New York region of Bell Atlantic Mobile Systems.

     . Our senior management team has substantial experience developing PCS networks in several markets using the three competing PCS technology standards of TDMA, CDMA and GSM.

     . Our senior management team owns approximately 14% of our common stock.

                               Business Strategy

  Our formula for success is to focus on providing our customers with superior coast-to-coast and in-market coverage, enhanced value at low cost, quality customer care and superior network clarity.

  Provide Superior Coast-to-Coast and In-Market Coverage. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We have designed extensive local calling areas, and we offer coast-to-coast coverage through our arrangements with AT&T and its roaming partners. Our network covers those areas where people are most likely to take advantage of wireless coverage, such as suburbs, metropolitan areas and vacation locations: the places where they live, work, and play. Through the use of tri-mode handsets, we offer our customers a large in-market footprint and coast-to-coast roaming, providing them with reliable, quality service.

  Provide Enhanced Value at Low Cost.   We offer our customers advanced services
and features at competitive prices. Our pricing plans are designed to promote the use of wireless services by enhancing the value of our services to our customers. We include usage enhancing features such as call waiting, three-way conference calling, and short message service in our basic packages. We market our service with a simple, all-in-one focus: digital phone, pager and voice mail. We offer our customers affordable, simple calling plans, and we take advantage of the coast-to-coast reach of AT&T and its roaming partners. In May 1998, AT&T introduced Digital One Rate, a suite of rate plans that has caused a redefinition of local service areas in the U.S. wireless marketplace. These simplified rate plans allow a customer to purchase a large "bucket" of minutes per month for a low fixed price. These minutes can generally be used throughout the United States without paying additional roaming fees or long distance charges. Our national SunRate plans are similar to AT&T's Digital One Rate plans. We believe we can offer competitive services because of the cost advantages provided by our agreements with AT&T and the other SunCom companies, the cost-effective characteristics of TDMA and our centralized administrative functions and efficient distribution.

  Deliver Quality Customer Care.   We believe that superior customer service is
a critical element in attracting and retaining customers. Our marketing strategy is designed to meet the needs of four primary market segments: corporate accounts, current wireless users, those with the intent to purchase wireless service within six months and pre-paid subscribers. We serve our customers from our state-of-the-art facility in Memphis, Tennessee, which houses our customer service, collections and anti-fraud personnel. Convergys, a leading provider of outsourced call center services, provides backup call center support and bilingual customer service from two facilities in Florida. We have implemented a "one call resolution" approach to customer care through the use of customer support tools such as an advanced diagnostic mechanism and access to online reference information. We are developing a state-of-the-art data warehouse to provide timely access to critical business information that can be used to provide customers with desired services, such as real-time billing and automated notification of remaining account balances. Our pre-paid users hear a "whispered" announcement of time remaining in their account before each call they place, which allows them to control usage and reduce balance inquiries to customer service. In addition, we emphasize proactive and timely customer service, including welcome packages and anniversary calls. Our Internet site provides our customers with access to new service information giving us an additional source of contact with our customers. Finally, we support our customer care initiatives through employee compensation plans based on subscriber quotas and retention.

  Offer Superior Network Clarity.   We are committed to making the capital
investment required to develop a superior network. We intend to invest approximately $50 per covered Pop for the construction of our network, which we believe will ensure consistent quality performance and result in a high level of customer satisfaction. Our capital investment is designed to provide a highly reliable network as measured by performance factors such as percentage of call completion and number of dropped calls. We maintain a state-of-the-art network operations center and, to ensure continuous monitoring and maintenance of our network, we have a disaster recovery plan.

                              Recent Developments

  We participated in the FCC's reauction of C-Block licenses for additional spectrum through Viper Wireless, a subsidiary formed for this purpose. On April 20, 1999, the FCC announced that the reauction ended, and Viper Wireless was the high bidder for 15 MHz licenses in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico and Jackson, Tennessee. Viper Wireless was also the high bidder for a 30 MHz license in Beaumont, Texas. AT&T and certain of our cash equity investors have committed an aggregate of approximately $32.3 million in exchange for additional shares of our preferred and common stock in the event Viper Wireless is ultimately awarded these licenses. AT&T and the investors funded approximately $6.5 million of their commitment on May 14, 1999, and approximately $25.8 million will be funded when we make payments to the FCC with respect to these licenses, or if the FCC does not refund amounts we paid to them as deposits in connection with the reauction within 180 days of the date of deposit. On June 3, 1999, a petition was filed by certain secured creditors of DCR PCS, Inc. and Pocket Communications Inc. against the application of Viper Wireless for the Houma and New Orleans licenses. The petition seeks deferral of the grant of these licenses to Viper Wireless until an appeal by the secured creditors of DCR PCS and Pocket Communications has been resolved or, in the alternative, a condition noting that a pre-existing claim to the licenses may exist if the secured creditors of DCR PCS and Pocket Communications are successful in that appeal. The appeal seeks review of the bankruptcy court's ruling concerning DCR PCS and Pocket Communications permitting DCR PCS to file its election notice, which ultimately resulted in the return of these licenses to the FCC, over the objection of the secured creditors of DCR PCS and Pocket Communications. Viper Wireless filed an opposition to the petition on June 15, 1999. TeleCorp Holding owns 85% of Viper Wireless, and Mr. Vento and Mr. Sullivan together own the remaining 15%. Mr. Vento and Mr. Sullivan together have voting control over Viper Wireless.

  On April 20, 1999, we completed the acquisition of 10 MHz F-Block PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTAs from Digital PCS. As consideration for these licenses, we issued to Digital PCS $2.3 million of our common and preferred stock, paid Digital PCS approximately $0.3 million in reimbursement of interest paid on U.S. government debt related to the license and assumed $4.1 million of debt owed to the U.S. government related to these licenses. This debt is shown on our balance sheet net of a discount of $0.7 million reflecting the below market interest rate on the debt. These licenses cover approximately 1.6 million Pops, including 1.2 million Pops in Baton Rouge and Lafayette covered by licenses we already owned. These licenses also cover areas contiguous to our existing licensed area, including travel corridors, which provide us with opportunities to expand our covered area.

  On May 25, 1999, we completed the acquisition of a 20 MHz A-Block PCS license and related assets covering the San Juan MTA from AT&T. On May 24, 1999, we sold to AT&T $40.0 million of our preferred stock. On May 25, 1999, we purchased the license and related assets from AT&T for $95.0 million in cash. In addition, we reimbursed AT&T $3.2 million for microwave relocation and $1.5 million for other expenses it incurred in connection with the acquisition. This license covers approximately 4.0 million Pops in Puerto Rico and the U.S. Virgin Islands.

  On June 2, 1999, we completed the acquisition of 15 MHz C-Block PCS licenses covering the Alexandria, Lake Charles and Monroe, Louisiana BTAs from Wireless 2000. As consideration for these licenses, we issued to Wireless 2000 approximately $0.4 million of common and preferred stock, paid Wireless 2000 $0.2 million for its costs for microwave relocation related to the Monroe license, $0.4 million in reimbursement of interest paid on government debt related to the license and assumed $7.4 million of debt owed to the U.S. government related to these licenses. This debt is shown on our balance sheet net of a discount of $1.3 million reflecting the below market interest rate on the debt. These licenses cover approximately 0.8 million Pops. These licenses also cover areas contiguous to our existing licensed area, including travel corridors, which provide us with opportunities to expand our covered area. We have no present intention to develop the markets covered by the Alexandria and Monroe licenses.

  Our agreements with AT&T were extended to cover these markets upon the closing of the Louisiana and Puerto Rico acquisitions, except for a portion of the Monroe BTA.

                     Network Development and Financing Plan

  We began commercial operations in December 1998, and we have launched our services in each of our major domestic markets. Our network now covers approximately 40% of our domestic licensed Pops. We expect to launch our Puerto Rico market during the third quarter of 1999.

  We estimate that our total capital requirements from our inception until our network is substantially built out will be approximately $1.2 billion. These requirements include license acquisition costs, capital expenditures for the network construction, operating cash flow losses and other working capital costs, debt service and closing fees and expenses. These requirements have been, and will be, funded by a variety of sources, including cash equity, the net proceeds from the offering of the Old Notes, vendor financing and borrowings under our senior credit facilities.

  Substantially all of our operations are conducted through TeleCorp Communications, Inc. and its subsidiaries. Mr. Vento and Mr. Sullivan provide supervisory managerial services under a management agreement between TeleCorp and TeleCorp Management Corp.

  We are a Delaware corporation and our principal executive offices are at 1010
N. Glebe Road, Suite 800, Arlington, Virginia 22201. The telephone number at our executive offices is (703) 236-1100. We maintain a website at http://www.suncom1.com.

                               THE EXCHANGE OFFER

The Exchange Offer...... We are offering to exchange $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of the Old Notes. As of the date hereof, $575.0 million aggregate principal amount at maturity of the Old Notes are outstanding. The terms of the Exchange Notes are substantially the same as the terms of the Old Notes except that the Exchange Notes will be registered under the Securities Act of 1933, as amended, and the Exchange Notes will not contain certain transfer restrictions, registration rights and terms providing for us to pay liquidated damages to holders of the Old Notes under certain events relating to registration of the Exchange Notes.

                         Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to certain third parties unrelated to us in other transactions, we believe that Exchange Notes issued in the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of such Exchange Notes, other than any holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act, or a broker-dealer who purchased Old Notes directly from us to resell under Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as such Exchange Notes are acquired in the ordinary course of the business of such holders and such holders have no arrangement with any person to engage in a distribution of Exchange Notes.

                         However, the SEC has not considered the Exchange Offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Further, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account in the Exchange Offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of such Exchange Notes. Broker-dealers who acquired Old Notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the Exchange Offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the Old Notes.

Expiration Date......... The Exchange Offer will expire at 5:00 p.m., New York
                         City time,            , 1999, or such later date and
                         time to which we extend it.

Withdrawal.............. The tender of the Old Notes in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York
                         City time, on                , 1999, or such later date
                         and time to which we extend the offer. We will return any Old Notes that we do not accept for exchange for any reason without expense to the tendering holder of such Notes as soon as practicable after the Exchange Offer expires or terminates.

Accrued Interest on the
Exchange Notes and the
Old Notes............... Interest on the Exchange Notes will accrue from the date we issued the Old Notes (April 23, 1999) for which the Exchange Notes are exchanged until April 15, 2004, at which time they will have an aggregate principal amount of $575,000,000. At that time, cash interest on the Notes will become payable on April 15 and October 15 of each year, beginning on October 15, 2004. We will pay no interest on the Old Notes tendered and accepted for exchange.

Conditions to the
Exchange Offer.......... The Exchange Offer is subject to certain customary conditions, certain of which we may waive. See "The Exchange Offer - Certain Conditions to the Exchange Offer" beginning on page 54.

Procedures for Tendering
Old Notes................... Each holder of the Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date a Letter of Transmittal in accordance with the instructions contained in the Letter of Transmittal and in this prospectus, and mail or otherwise deliver that Letter of Transmittal, together with the Old Notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and registration statement. Holders may sign and mail copies of the Letter of Transmittal. Persons holding the Old Notes through the Depository Trust Company (DTC) and wishing to accept the Exchange Offer must do so under DTC's Automated Tender Offer Program, by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to us that, among other things, (1) the Exchange Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the registered holder of the Old Notes, (2) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of such holder's Exchange Notes and cannot rely on the position of the staff of the SEC set forth in no-action letters (see "The Exchange Offer--Purpose and Effects"),
                             (3) such holder understands that a resale described in clause (2) above and any resales of the Exchange Notes obtained by such holder in exchange for the Old Notes acquired by such holder directly from us should be covered by an effective registration statement containing the seller securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC, (4) the holder does not have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (5) the holder is not our "affiliate," as defined in Rule 405 under the Securities Act.

                             Holders who tender their Old Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the no-action letters described under the heading "The Exchange Offer" above. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that such broker-dealer acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering Old Notes."

                             We will accept for exchange any and all Old Notes which are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York
                             City time, on       , 1999. The Exchange Notes
                             issued in the Exchange Offer will be delivered promptly following the expiration date. See "The Exchange Offer--Terms of the Exchange Offer" beginning on page 50.

Special Procedures for
Beneficial Owners........... Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery
Procedures.................. Holders of the Old Notes who wish to tender their
                             Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, a Letter of Transmittal or any other documentation required by a Letter of Transmittal to the exchange agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."

Exchange Agent.............. Bankers Trust Company is serving as exchange agent in connection with the Exchange Offer.

U.S. Federal Tax
Considerations.............. The exchange of the Old Notes for the Exchange
                             Notes in the Exchange Offer should not constitute a sale or an exchange for U.S. federal income tax purposes. See "Certain U.S. Federal Tax Considerations--Exchange Offer" beginning on page 117.

Effect of Not Tendering..... The Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer. Under certain circumstances, we may register the Old Notes under a shelf registration statement.

Use of Proceeds............. We will not receive any cash from the exchange of the Old Notes in the Exchange Offer.

                                   THE NOTES

Issuer.................. TeleCorp PCS, Inc.

Securities Offered...... $575,000,000 aggregate principal amount at maturity of
                         11 5/8% Senior Subordinated Discount Notes due 2009.

Maturity Date........... April 15, 2009.

Interest and Accretion.. The Notes will accrete in value until April 15, 2004, compounded semi-annually. At that time, cash interest on the Notes will accrue and become payable on April 15 and October 15 of each year, beginning on October 15, 2004. The yield to maturity of the Notes is 11 5/8% (computed on a semi-annual bond-equivalent basis) calculated from April 23, 1999.

Original Issue Discount. We issued the Notes with "original issue discount"
                         for U.S. federal income tax purposes. When computing gross income for U.S. federal income tax purposes, a holder of the Notes will be required to include in gross income a portion of the "original issue discount" for each day during each taxable year in which any Notes are held, even though no cash interest payments on the Notes will be made prior to October 15, 2004. The "original issue discount" will be equal to the difference between the sum of all cash payments (whether denominated as interest or principal) to be made on the Notes and the issue price of the Notes. See "Certain U.S. Federal Tax Considerations--Tax Consequences to U.S. Holders."

Optional Redemption..... On or after April 15, 2004, we may redeem some or all of the Notes at the redemption prices set forth under "Description of the Notes--Optional Redemption," together with accrued and unpaid interest, if any, to the date of redemption.

                         Before April 15, 2002, we may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 111 5/8% of the accreted value of the Notes as of the date of redemption, provided that at least 65% of the aggregate principal amount at maturity of the Notes remains outstanding immediately after the redemption. See "Description of the Notes--Optional Redemption."

Change of Control....... If we experience a change of control, you will have the right to require us to repurchase your Notes at a price equal to 101% of either the accreted value or the principal amount at maturity of the Notes, as applicable, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes--Change of Control."

Subsidiary Guarantees... The Notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by TeleCorp Communications. Certain of our future subsidiaries that incur debt will fully and unconditionally guarantee the Notes on an unsecured, senior subordinated basis. If we fail to make payments on the Notes, our guarantor subsidiaries must make them instead. Each of our guarantor subsidiaries also guarantees our senior credit facilities and are jointly and severally liable on a senior basis with us for all obligations thereunder. Not all of our subsidiaries guarantee payments on the Notes. All obligations under our senior credit facilities are secured by pledges of all the capital stock of all our subsidiaries and security interests in, or liens on, substantially all of our other tangible and intangible assets and the tangible and intangible assets of our subsidiaries.
                         See "Description of the Notes--Subsidiary Guarantees," "--Certain Covenants" and "Certain Indebtedness--Senior Credit Facilities."

Ranking................. The Notes and the subsidiary guarantees are unsecured and:

                         . subordinate in right of payment to all of our and our guarantor subsidiaries' existing and future senior debt (including our and our guarantor subsidiaries' obligations under our senior credit facilities);

                         . equal in right of payment with any of our and our guarantor subsidiaries' future senior subordinated debt; and

                         . senior in right of payment to all of our and our guarantor subsidiaries' subordinated debt.

                         Assuming the Transactions had been completed on March 31, 1999, (1) our outstanding senior debt would have been approximately $225.0 million (excluding unused commitments under our senior credit facilities and additional senior indebtedness of our subsidiaries),
                         (2) we would have had no senior subordinated debt other than the Notes and (3) our outstanding subordinated debt would have been approximately $40.5 million, including $0.5 million of interest that was paid-in-kind, plus $0.3 million of additional accrued interest. In addition, (1) the outstanding senior debt of our guarantor subsidiary would have been approximately $225.0 million (consisting entirely of a guarantee of our borrowings under our senior credit facilities), (2) our subsidiary guarantor would have had no senior subordinated debt other than the guarantee of the Notes and (3) our subsidiary guarantor would have had no subordinated debt. Our subsidiaries who do not guarantee the Notes would have had a total of approximately $242.5 million of senior debt, consisting of approximately $20.7 million of debt owed to the U.S. government related to our licenses and approximately $225.0 million consisting of guarantees of our borrowing under our senior credit facilities. The U.S. government debt is shown on our balance sheet net of discounts of $3.2 million reflecting the below market interest rates on the debt. These subsidiaries would have had no senior subordinated debt or subordinated debt. The total liabilities of these subsidiaries would have been approximately $320.8 million, consisting of debt owed to the U.S. government related to our licenses in the approximate amount of $20.7 million, trade payables in the approximate amount of $24.8 million, accrued and other expenses in the approximate amount of $4.1 million and intercompany amounts payable in the approximate amount $274.4 million. The U.S. government debt is shown on our balance sheet net of discounts of $3.2 million reflecting the below market interest rates on the debt. See "Description of Notes-- Ranking."

Restrictive Covenants... We issued the Old Notes, and will issue the Exchange
                         Notes, under an indenture with Bankers Trust Company, as trustee. The indenture restricts, among other things, our ability and the ability of certain of our subsidiaries to:

                         .  incur debt;

                         .  layer debt;

                         .  pay dividends on or redeem capital stock;

                         . make certain investments or redeem certain subordinated debt;

                         .  make certain dispositions of assets;

                         .  engage in transactions with affiliates;

                         .  engage in certain business activities; and

                         . engage in mergers, consolidations and certain sales of assets.

                         The indenture governing the Notes also limits our ability to permit restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions.

                         For more details, see "Description of the Notes-- Certain Covenants" and "--Merger, Consolidation and Certain Sales of Assets."


                                  Risk Factors

  You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under "Risk Factors" beginning on the next page before exchanging the Notes.

                                  RISK FACTORS

  You should consider carefully the following factors and the other information in this prospectus before exchanging the Notes.


We are a new company, and we may not be able to manage the construction of our network or the growth of our business successfully.

  We began our operations in December 1998 by servicing roaming customers in certain of our Louisiana markets, and we began offering our wireless services in each of our major domestic markets in the first quarter of 1999. As our business expands, we will have to construct, test and deploy additional portions of our network, enhance our financial, operational and administrative systems, hire, train, integrate and manage additional employees and retain qualified personnel. Our financial performance will depend on our ability to manage the construction of our network and the successful growth of our business. If management is unable to direct our development effectively, including by failing to implement adequate systems and controls in a timely manner or by failing to retain qualified employees, we could be materially adversely affected. See "--The FCC may not finally grant our additional licenses," "--Our success depends upon our relationship with AT&T and its success," "--We may not be able to acquire the sites necessary to complete our network," "--We may have difficulty in obtaining infrastructure equipment," "Business--Network Development" and "Management."

We continue to incur significant operating losses, and we may not be able to generate positive cash flow from our operations in the future.

  We incurred cumulative operating losses through March 31, 1999 of approximately $85.3 million. We expect to continue to incur significant operating losses and to generate negative cash flow from operating activities for at least the next several years while we continue to construct our network and develop our customer base. Our ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which we cannot control. These factors include:

     .  the cost of constructing our network;

     .  changes in technology;

     .  changes in governmental regulations;

     .  the level of demand for wireless communications services;

     . the product offerings, pricing strategies and other competitive factors of our competitors; and

     .  general economic conditions.

  If we are unable to implement our business plan successfully, we may not be able to eliminate operating losses, generate positive cash flow or achieve or sustain profitability, which would materially adversely affect us and our ability to make payments on the Notes. See "--The FCC may not finally grant our additional licenses," "--Our success depends upon our relationship with AT&T and its success," "--We may not be able to acquire the sites necessary to complete our network," "--We may have difficulty in obtaining infrastructure equipment," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have substantial debt which we may not be able to service.

  We have a substantial amount of debt. As of March 31, 1999, after giving effect to the Transactions, our outstanding debt would have been approximately $610.9 million, consisting of (1) approximately $225.0 million of borrowings under our senior credit facilities and $20.7 million of debt owed to the U.S. government related to our licenses, which debt is shown on our balance sheet net of discounts of $3.2 million reflecting the below market interest rates on the debt, (2) approximately $327.6 million in accreted value of the Notes and (3) approximately $40.5 million, including $0.5 million of interest that was paid in kind, of junior subordinated notes, plus $0.3 million of additional accrued interest, issued to Lucent in connection with the vendor financing provided by Lucent. In addition, Lucent has committed to purchase up to an additional $80.0 million of junior subordinated notes in connection with our development of new markets. We may incur additional debt in the future. The indenture governing the Notes permits us to incur additional debt, subject to certain limitations. Our senior credit facilities provide for total borrowings in the amount of up to

$525.0 million, and, in certain circumstances, for additional borrowings in the amount of up to $75.0 million. As of March 31, 1999, after giving effect to the Transactions, the vendor financing provided by Lucent provided for us to issue up to an additional $15.0 million aggregate principal amount of notes based upon our current markets and an additional $65.0 million if we develop new markets. See "Certain Indebtedness" and "Description of the Notes."

  The substantial amount of our debt will have a number of important consequences for our operations, including:

     . we may not have sufficient funds to pay interest on, and principal of, our debt (including the Notes);

     . if payments on any debt owed to the U.S. government are not made when due, the FCC may:

        .  impose substantial financial penalties;

        . reclaim and reauction the related licenses, and impose a significant financial penalty in respect of each license that is reclaimed and reauctioned;

        .  deny renewal of any other licenses; and

        .  pursue other enforcement measures;

     . we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

     . we may not be able to obtain additional financing for capital requirements, capital expenditures, working capital requirements and other corporate purposes;

     . some of our debt, including borrowings under our senior credit facilities, will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

     . pledges of the capital stock of our subsidiaries and liens on substantially all of our other assets and the assets of such subsidiaries secure the debt incurred under our senior credit facilities and this debt matures prior to the maturity of the Notes; and

     . our ability to adjust to changing market conditions and to withstand competitive pressures could be limited, and we may be vulnerable to additional risk in the event of a downturn in general economic conditions or our business.

  See "--We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests," "--Government regulation, changes in our licenses or other governmental action could adversely affect us," "Business--Government Regulation" and "Certain Indebtedness."

  Our ability to make payments on our debt, including the Notes, depends upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from operating activities is insufficient, we may take certain actions, including delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations. Our existing debt agreements limit our ability to take certain of these actions. The indenture governing the Notes contains similar restrictions. See "--Our debt instruments could restrict our business plans." Our failure to earn enough to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Indebtedness" and "Description of the Notes."

We may need additional financing to complete our network and fund operating losses.

  We will make significant capital expenditures to finish the designing, building, testing and deployment of our network. We estimate that the proceeds from the offering of the Old Notes, together with the proceeds from sales of our equity securities, borrowings under our senior credit facilities and the vendor financing provided by Lucent, and internally generated cash, will be sufficient to:

     .  fund the planned construction of our network;

     .  fund operating losses; and

     .  satisfy debt service requirements through December 31, 2002.

See "Use of Proceeds" and "Business--Network Development." The actual expenditures necessary to achieve these goals may differ significantly from our estimates. We would have to obtain additional financing, if:

     .  any of our sources of capital are unavailable or insufficient;

     .  we significantly depart from our business plan;

     . we experience unexpected delays or cost overruns in the construction of our network;

     .  we have increases in operating costs;

     . changes in technology or governmental regulations create unanticipated costs; or

     .  we acquire additional licenses.

  We cannot predict whether any additional financing will be available, the terms on which any additional financing would be available or whether our existing debt agreements will allow additional financing. If we cannot obtain additional financing when needed, we will have to delay, modify or abandon some of our plans to construct the remainder of our network.

  We have sold $205.3 million of equity securities. As of March 31, 1999, we had received payments of $55.5 million in payment for such securities. The remaining $149.8 million (including $32.3 million of commitments to reimburse us for costs incurred in connection with the FCC's reauction of C-Block licenses) has been irrevocably committed and will be paid within three years. If we do not receive the proceeds from sales of our equity securities in a timely manner, our ability to complete construction of our network, successfully implement our business plan and capitalize on opportunities for growth could be materially adversely affected.

The FCC may not finally grant our additional licenses.

  We participated in the FCC's reauction of C-Block and other licenses for additional spectrum through Viper Wireless. On April 20, 1999, the FCC announced that the reauction ended, and Viper Wireless was the high bidder for additional spectrum in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico, Jackson, Tennessee and Beaumont, Texas. On June 3, 1999, a petition was filed by certain secured creditors of DCR PCS and Pocket Communications against the application of Viper Wireless for the Houma and New Orleans licenses. The petition seeks deferral of the grant of these licenses to Viper Wireless until an appeal by the secured creditors of DCR PCS and Pocket Communications has been resolved or, in the alternative, a condition noting that a pre-existing claim to the licenses may exist if the secured creditors of DCR PCS and Pocket Communications are successful in that appeal. The appeal seeks review of the bankruptcy court's ruling concerning DCR PCS and Pocket Communications permitting DCR PCS to file its election notice, which ultimately resulted in the return of these licenses to the FCC, over the objection of the secured creditors of DCR PCS and Pocket Communications. Viper Wireless filed an opposition to the petition on June 15, 1999. If we transfer these licenses to TeleCorp Holding Corp., Inc., our wholly owned subsidiary, we would need FCC approval to do so. Accordingly, we cannot be certain that we will consummate this transaction. See "Summary--Recent Developments."

Our success depends upon our relationship with AT&T and its success.

  We have entered into a number of agreements with AT&T, including:

     . a license agreement, which allows us to market our services using equal emphasis co-branding with the AT&T brand name and logo until July 2003 (which will be automatically renewed for a period of five years unless we or AT&T elects not to renew the agreement);

     . a stockholders' agreement, which provides, among other things, that we will be AT&T's exclusive facilities-based provider of mobile wireless services in our covered areas until July 2009;

     . an intercarrier roamer service agreement, which allows us and AT&T to grant our respective customers the right to roam on the other's network until July 2018 (if we or AT&T do not previously terminate the agreement after July 2008);

     . a roaming administration service agreement, which allows us to grant to our customers the right to roam on networks operated by companies who have entered into roaming agreements with AT&T to the extent provided in, and subject to the terms of, such agreements, for two years; and

     . a long distance agreement, which allows us to purchase long distance services at preferred rates.

  In certain situations, AT&T may withdraw from these agreements with us. If we experience a change in control, AT&T may terminate the license agreement, the stockholders' agreement and the long distance agreement. If AT&T combines with certain other businesses, AT&T may terminate the license agreement or the exclusive provider provisions of the stockholders' agreement for that portion of our coverage area in which the acquired company provided wireless services. Currently, only Sprint Corporation, SBC Communications, Bell Atlantic and Bell South satisfy the criteria regarding the other business in respect of which a combination would permit the termination of the exclusive provider provisions of the stockholders' agreement. If we fail to meet certain construction, quality or feature set requirements, AT&T may terminate the exclusive provider provisions of the stockholders' agreement. Upon 180 days' prior notice, both we and AT&T may terminate the roaming administration service agreement. See "Certain Relationships and Related Transactions--AT&T Agreements." If the rights to use the AT&T brand name and logo and related rights granted to us under the license agreement were revoked or otherwise became unavailable, or if any of the agreements we have entered into with AT&T were not renewed or were terminated, we could be materially adversely affected.

  We use our relationship with AT&T to obtain the infrastructure equipment and handsets that we use in the construction and operation of our network on preferred terms from the vendors who supply AT&T. See "--We may have difficulty obtaining infrastructure equipment." Any disruption in our relationship with AT&T could have a material adverse effect on our ability to obtain the infrastructure equipment that we use in our network or on our relationship with our vendors.

  We currently depend upon AT&T's systems to activate our subscribers over-the-air. If this service were not available to us, it could materially adversely affect our ability to activate our subscribers.

  Our success highly depends upon our relationship with AT&T and its success as a provider of wireless communications services. AT&T and the other SunCom companies are subject, to varying degrees, to the same risks that affect us, and we cannot be sure that AT&T and these companies will succeed in developing their wireless businesses. Any such failures could materially adversely affect us. See "--We face significant competition" and "Business--Competition."

  The agreements we have entered into with AT&T contain requirements regarding the construction of our network, and, in many instances, these requirements are more stringent than those imposed by the FCC. Failure to meet their requirements could result in termination of certain exclusivity provisions contained in our agreements with AT&T. The construction of the remainder of our network involves risks of unanticipated costs and delays. We will need to complete timely the construction of additional phases of our network to meet such requirements.

We may not be able to acquire the sites necessary to complete our network.

  We must lease or otherwise acquire rights to use sites for the location of base station transmitter equipment and obtain zoning variances and other governmental approvals to complete the construction of our network and to provide wireless communications services to customers in our licensed areas. In addition to the sites used in the areas where we currently offer service, we have leased 149 sites that will be developed in later phases of construction of our network. Local zoning ordinances restrict our ability to site and construct antennas, and such ordinances may prevent us from successfully completing the buildout of our network. If we encounter significant difficulties in leasing or otherwise acquiring rights to sites for the location of base station transmitter equipment, we may need to alter the design of our network, which could materially adversely affect our ability to complete construction of our network in a timely manner.

We may have difficulty in obtaining infrastructure equipment.

  The demand for the equipment that we require to construct our network is considerable and manufacturers of this equipment could have substantial backlogs of orders. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. Our agreements with vendors contain penalties if vendors do not deliver the equipment according to schedule. Nevertheless, the vendors may fail to deliver the equipment to us in a timely manner. If we do not receive the equipment in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors. In addition, we may be unable to satisfy the requirements regarding the construction of our network contained in FCC regulations or our agreements with AT&T. If we fail to construct our network in a timely manner, we could limit our ability to compete effectively, lose our licenses or breach our agreements with AT&T, which, in turn, could materially adversely affect us. See "--Our success depends upon our relationship with AT&T and its success," "-- Government regulation, changes in our licenses or other governmental action could adversely affect us," "--We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests," "Business--Network Development," "-- Government Regulation" and "Certain Relationships and Related Transactions--AT&T Agreements."

The interests of our stockholders may conflict with the interests of the holders of the Notes.

  Under the stockholders' agreement between us and AT&T, AT&T has the right to elect two of the 13 members of our Board. All of our directors and officers owe a fiduciary duty to holders of our equity interests, including AT&T. Directors and officers of a company generally do not owe a fiduciary duty to holders of debt securities, such as the Notes, and they may not act in the best interests of the holders of the Notes. In addition, our interests may conflict with those of AT&T, and we and AT&T may not resolve any such conflict in our favor.

Potential acquisitions may require us to incur additional debt and integrate new technologies, operations and services.

  We may pursue additional strategic acquisitions of licenses and facilities to enhance our business, operations and financial results and to expand our commercial operations. To consummate future acquisitions, we may incur additional debt. In addition, the acquisition of additional licenses and facilities involves a number of significant risks, including the difficulties associated with the integration of new technologies, operations and services with existing technologies, operations and services and the diversion of management's attention from other business concerns. Accordingly, future acquisitions could materially adversely affect us. The construction of a network and the beginning of commercial operations in any new area will be subject to the same risks that affect the construction of our network and the beginning of commercial operations in our current markets. See "--We may need additional financing to complete our network and fund operating losses" and "--Our success depends upon our relationship with AT&T and its success," "--We may not be able to acquire the sites necessary to complete our network" and "--We may have difficulty in obtaining infrastructure equipment."

We face significant competition.

  Competition in the wireless communications services industry is intense. Many of our competitors have substantially greater financial, technological, marketing and sales and distribution resources than we do. In addition, competitors who entered the wireless communications services market before us may have a significant "time-to-market" advantage over us. As a new entrant in the market, we may have to engage in significant and prolonged discounting to attract customers, which would materially adversely affect our business. In addition, some of our competitors may market other services, such as traditional landline telephone service, cable television access and access to the Internet, together with their wireless communications services. We may not be able to compete successfully with competitors who have substantially greater resources or a significant "time-to-market" advantage or who offer more services than we do.

  We compete in our markets with virtually every major U.S. cellular and PCS company. Some of these competitors have achieved substantial coverage in portions of our licensed areas. Certain of our competitors have more extensive coverage within our licensed areas than we provide and also have broader regional coverage. In addition, the FCC reauctioned C-Block licenses in substantially all of our markets, and, to the extent we did not acquire these licenses, we may face additional competitors in our markets.

  We compete with companies that use other communications technologies, including paging (and digital two-way paging), ESMR and domestic and global mobile satellite service. In addition, we expect that, in the future, providers of wireless communications services will compete more directly with providers of traditional landline telephone services, energy companies, utility companies and cable operators who expand their services to offer communications services. Finally, we may compete in the future with companies who offer new technologies. See "--Changes in technology and customer demands could adversely affect us."

  Our ability to compete successfully will depend, in part, upon our ability to anticipate and respond to various competitive factors affecting the industry, including the introduction of new services, changes in consumer preferences, demographic trends, economic conditions and competitors' pricing strategies, all of which could adversely affect our profitability. In addition, the future level of demand for wireless communications services is uncertain. See "Business--The Wireless Communications Industry" and "--Competition."

We depend upon consultants and contractors who could fail to perform their obligations.

  We have retained Lucent and other consultants and contractors to assist in the design and engineering of our systems, construct cell sites, switch facilities and towers, assist in leasing or otherwise acquiring rights to use sites for the location of cell sites, deploy our network and install, maintain and support our information technology systems. See "Certain Relationships and Related Transactions--Other Related Party Transactions." Although we believe that other vendors can perform the services that such consultants and contractors provide, the failure by any of these consultants or contractors to fulfill its contractual obligations could materially adversely affect our ability to complete the construction of our network in a timely manner, which could materially adversely affect us. See "--Our success depends upon our relationship with AT&T and its success," "--We may not be able to acquire the sites necessary to complete our network" and "--We may have difficulty in obtaining infrastructure equipment."

Our success depends upon our ability to attract and retain senior management.

  Our success depends upon the services of the members of our senior management team, particularly Mr. Vento, Mr. Sullivan and Ms. Dobson, and their ability to implement our business plan and manage our business. The loss of the services of one or more of these individuals could materially adversely affect us. We do not carry life insurance on any of our senior management. See "--We depend on a management agreement with TeleCorp Management" and "Certain Relationships and Related Transactions--Management Agreement."

We depend on a management agreement with TeleCorp Management.

  Under the management agreement with TeleCorp Management, TeleCorp Management provides management services to us regarding the design, development and operation of our network. We depend upon TeleCorp Management to perform its obligations under the management agreement. TeleCorp Management, which is wholly owned by Mr. Vento and Mr. Sullivan, had no operating history before it began providing services to us. The management agreement terminates:

     .  upon thirty days' notice from TeleCorp Management;

     . upon our or our stockholders removing Mr. Vento or Mr. Sullivan as a director of TeleCorp;

     .  if we do not pay TeleCorp Management;

     .  if we become bankrupt; or

     .  on July 17, 2003, unless renewed.

  If the management agreement is terminated, our success and our ability to comply with the rules regarding our F-Block and C-Block licenses could be materially adversely affected. See "--Government regulation, changes in our licenses and other governmental action could adversely affect us," "We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests," "Business--Government Regulation" and "Management--Management Agreement."

Members of our management own interests in companies that might conflict with our interests.

  Members of our management, including Mr. Vento and Mr. Sullivan, own interests in companies that hold licenses to provide wireless communications services in areas outside of our licensed areas and may acquire interests in companies that hold licenses to provide wireless communications services in the future. Although we do not expect that these companies will provide services that compete with our services, our interests may conflict with the interests of these companies and any conflicts may not be resolved in our favor.

Government regulation, changes in our licenses or other governmental action could adversely affect us.

  Congress, the FCC, state and local regulatory agencies and the courts directly and indirectly regulate wireless communications networks and the networks with which they interconnect. The FCC, in conjunction with the Federal Aviation Administration, regulates the marking and lighting of towers, including those used in wireless communications networks. Congress, the FCC, the Federal Aviation Administration, state and local regulatory authorities or the courts may adopt new regulations, amend existing regulations, alter the administration of existing regulations or take other actions that materially adversely affect us.

  Our licenses to provide wireless communications services, which are our principal assets, have terms of ten years. Each of our licenses may be renewed upon expiration of its term for a period of ten years. All of the licenses, however, are subject to revocation by the FCC at any time "for cause," which includes the failure to comply with the terms of the licenses, the failure to remain qualified under applicable FCC rules to hold the licenses, certain violations of FCC regulations and malfeasance and other misconduct. We cannot ensure that our licenses will be renewed upon expiration of their terms. Further, our licenses could be modified in a way that materially adversely affects us. The nonrenewal or loss of any of our licenses would materially adversely affect us. Additionally, the threat of nonrenewal or loss of any of our licenses could materially adversely affect the market value of the Notes. See "Business--Government Regulation."

  TeleCorp Holding participated in the FCC's auction of F-Block licenses as a "very small business," and TeleCorp Holding must remain a "very small business" for at least five years to comply with applicable rules of the FCC. TeleCorp Holding will also acquire certain C-Block licenses in connection with the Louisiana acquisitions, which are subject to the same regulations. See "--We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests." If TeleCorp Holding were found to be in violation of these rules, the FCC could impose substantial financial and regulatory penalties upon us and TeleCorp Holding, such as a fine, revocation of our PCS licenses, acceleration of installment payment obligations or retroactive loss of bidding credits. For example, the FCC could require that TeleCorp Holding repay all debt owed to the U.S. government in respect of the award of our F-Block and C-Block licenses, restrict or revoke TeleCorp Holding's F-Block and C-Block licenses or refuse to grant similar licenses to us in the future. See "Business--Government Regulation." The imposition of any of these financial or regulatory penalties could materially adversely affect us.

  In addition, TeleCorp Holding owes substantial debt to the U.S. government in respect of the award of certain F-Block and C-Block licenses. If interest on, and principal of, any of this debt is not paid when due, or if any default, after any applicable grace periods expire, on the payment of amounts owed under this debt occurs, the FCC may:

     .  impose substantial financial penalties;

     . reclaim and reauction the related licenses, and impose a significant financial penalty in respect of each license that is reclaimed and reauctioned;

     .  deny renewal of other licenses; or

     .  pursue other enforcement measures.

  See "--We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests." If the FCC were to take any of these actions, then we could be materially adversely affected. See "Certain Indebtedness--Government Debt."

  Spectrum is the range of electromagnetic frequencies available for use. The FCC has made additional PCS spectrum available through a reauction of certain C-Block and other licenses returned to, or repossessed by, the FCC. We participated in this reauction for additional spectrum through Viper Wireless. On April 20, 1999, the FCC announced that the reauction ended, and Viper Wireless was the higher bidder for additional spectrum in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico, Jackson, Tennessee and Beaumont, Texas. On June 3, 1999, a petition was filed by certain secured creditors of DCR PCS and Pocket Communications against the application of Viper Wireless for the Houma and New Orleans licenses. The petition seeks deferral of the grant of these licenses to Viper Wireless until an appeal, by the secured creditors of DCR PCS and Pocket Communications has been resolved or in the alternative, a condition noting that a pre-existing claim to the licenses may exist if the secured creditors are successful in that appeal. The appeal seeks review of the bankruptcy court's ruling concerning DCR PCS and Pocket Communications permitting DCR PCS to file its election notice, which ultimately resulted in the return of these licenses to the FCC, over the objection of the secured creditors of DCR PCS and Pocket Communications. Viper Wireless filed an opposition to the petition on June 15, 1999. All these licenses are C-Block licenses and are subject to the same restrictions as our current C-Block licenses. To the extent such licenses are not finally granted to us, we may face additional competitors in our markets.

  In the future, the FCC may auction additional spectrum, including 36 MHz of spectrum near the cellular band in the year 2000.

We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests.

  TeleCorp Holding participated in the FCC's auction of F-Block licenses as a "very small business," and TeleCorp Holding must remain a "very small business" for at least five years to comply with applicable rules of the FCC. TeleCorp Holding will also acquire certain C-Block businesses in connection with the Louisiana acquisitions, which are subject to the same regulations. Viper Wireless participated in the FCC's reauction of C-Block licenses as a "very small business," and Viper Wireless is subject to the same regulations. The
FCC combines the gross revenues and assets of the applicant or licensee and the applicant's or licensee's "financial affiliates" to determine whether an applicant or a licensee qualifies as a "very small business." An entity may be a "financial affiliate" of an applicant or licensee as a result of common investments, contractual relationships, joint venture agreements, voting trusts, stock ownership, ownership of stock options or convertible securities, agreements to merge or familial relationships. In addition, the FCC may consider an entity with which an applicant or licensee has formed a "joint venture," as defined by the FCC, to be a "financial affiliate" of the applicant or licensee under certain circumstances. Holders of an ownership interest in an applicant or licensee below certain thresholds are "passive" investors, and such holders are not "financial affiliates" of the applicant or licensee. Moreover, the FCC will not attribute to an applicant or licensee the gross revenues and assets of an entity that makes a bona fide loan to the applicant or licensee unless such entity is otherwise an affiliate of the applicant or if the FCC treats the loan as an equity investment. The FCC also requires applicants and licensees with certain ownership structures, such as ours, to cause certain investors who have certain financial qualifications to form a "control group." Such a control group must:

     . hold not less than 25% of the applicant's or licensee's equity on a fully diluted basis;

     .  hold a majority of the applicant's or licensee's total voting stock; and

     .  have both actual and legal control of the applicant or licensee.

  We believe that our capital structure and our ownership structure allow us to maintain our status as a "very small business" and to satisfy the FCC's requirements regarding the presence of a "control group." The FCC reviewed our capital and ownership structures, as well as the filings required in connection with the formation of the venture between us and AT&T, as part of our application for our F-Block licenses. The FCC has granted all our F-Block licenses to us by "final order" and has not taken any action to challenge our capital structure or ownership structure under the rules applicable to "very small businesses," the rules of "financial affiliation" or the rules relating to the presence of a "control group." The FCC or another party may challenge our capital or ownership structure under any of these rules in the future, and our capital structure or ownership structure, our relationship with AT&T, our financial affiliations with other entities or the loans from Lucent may be found to violate these rules. If we were found to be in violation of these rules, the FCC could impose substantial penalties upon us or TeleCorp Holding, such as a fine, revocation of our PCS licenses, acceleration of installment payment obligations or retroactive loss of bidding credits. For example, the FCC could require that TeleCorp Holding repay all debt owed to the U.S. government in respect of the award of certain F-Block and C-Block licenses to TeleCorp Holding, restrict or revoke our F-Block and C-Block licenses or refuse to grant similar licenses to us in the future. See "--Government regulation, changes in our licenses and other governmental action could adversely affect us" and "Business--Government Regulation." The imposition of any of these financial or regulatory penalties could materially adversely affect us.

  The FCC has adopted regulations that require companies who have acquired licenses to provide wireless communications services to meet certain minimum requirements regarding the construction of their networks. For example, licensees of 30 MHz Blocks (such as the A-Block, B-Block and C-Block) are required to offer a signal level that provides adequate service to at least one-third of the population in their licensed area within five years of receipt of the license, and to at least two-thirds of such population within ten years of receipt of the license. Licensees of 10 MHz Blocks (such as the D-Block, E-Block and F-Block) are required to offer a signal level that provides adequate service to at least one-quarter of the population in their licensed area within five years of receipt of the license, or to show substantial service in the licensed area within five years of receipt of the license. The FCC has ruled that disaggregated 15 MHz licenses such as those acquired in the FCC's reauction of C-Block and other licenses are subject to the same build-out requirements as 10 MHz Blocks. See "--Government regulation, changes in our licenses or other governmental action could adversely affect us" and "Business--Government Regulation." The FCC could fine us or revoke our licenses if we do not meet such requirements. After giving effect to final grant of the Viper Wireless licenses, we will own A-Block, B-Block, C-Block, D-Block and F-Block licenses. A fine or the revocation of any of our licenses could materially adversely affect us.

Changes in technology and customer demands could adversely affect us.

  We use the TDMA technology standard in our network. Other digital technologies, such as CDMA and GSM, may have significant advantages over TDMA. If the marketplace demands the advantages of other digital technologies or if alternative technologies emerge in the marketplace, we may need to purchase and install equipment necessary to allow migration from TDMA to these technologies or change our choice of technology to compete in the marketplace. We may not be able to purchase and install successfully the equipment necessary to allow for migration to a new or different technology or to adopt a new or different technology at an acceptable cost, if at all.

  The wireless communications services industry is experiencing rapid technological change, evidenced by the pace of digital upgrades in existing analog systems, evolution of industry standards, ongoing improvements in the capacity and quality of digital technology, decrease in the time needed for new products to come to market and enhancements and changes in the requirements and preferences of consumers. In addition, industry groups are in the process of developing standards for the next generation of wireless services. While we believe that TDMA users will be able to migrate to the next generation systems, this may not be the case. We will need to develop and implement new technologies to increase our service offering and cost effectiveness to remain competitive. The development and implementation of new technologies is highly complex and uncertain, and we may experience delays in developing or implementing new technologies. If we are unable to develop and implement new technologies, we may not be able to compete effectively. An inability to develop and implement new technologies to meet customer demands and to compete effectively could materially adversely affect us.

We expect to incur operating costs due to fraud.

  Based upon the experiences of other providers of wireless communications services, we expect to incur costs as a result of the unauthorized use of our network. These costs include the capital and administrative costs associated with detecting, monitoring and reducing the incidence of fraud and the costs associated with payments to other providers of wireless communications services for "unbillable" fraudulent roaming on their networks. If we are unsuccessful in our efforts to control the unauthorized use of our network, or if we experience unanticipated types of fraud, our business could be materially adversely affected.

Use of hand-held phones may pose health and safety risks.

  Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to certain health concerns, including the incidence of cancer. Data gathered in studies performed by manufacturers of wireless communications equipment dispute these media reports. Further, a major industry trade association and certain governmental agencies have stated publicly that the use of wireless handsets does not pose any undue health risks. Nevertheless, concerns regarding radio frequency emissions could have the effect of discouraging the use of wireless handsets, which could materially adversely affect us.

  The FCC recently revised the rules specifying the methods to be used in evaluating radio frequency emissions from radio equipment, including wireless handsets. The hand-held digital telephones that we offer to our customers comply with the standards adopted under the new rules. These handsets may not comply with any rules adopted by the FCC in the future. The failure of these handsets to remain in compliance with applicable FCC rules and standards could materially adversely affect us.

  Recent studies have shown that hand-held digital telephones interfere with certain medical devices, including hearing aids and pacemakers. The University of Oklahoma Center for the Study of Wireless Electromagnetic Compatibility, together with industry trade associations and other interested parties, are currently studying the extent of, and possible solutions to, this interference. If these studies demonstrate significant interference or create public concern about interference, the results of such studies could materially adversely affect us.

  Measures that would (1) require "hands free" use of cellular phones while operating motor vehicles, (2) ban cellular phone use while driving, (3) limit the length of calls while driving or (4) require people to pull to the side of the road to use cellular phones while driving, have been proposed or are being considered in 12 state legislatures. Three states have passed legislation concerning cellular phones while driving. California requires rental cars with cell phones to include written operating instructions concerning safe use. Florida permits cellular phone use as long as the motorist has one ear free to hear surrounding sound. Massachusetts allows cellular phone use as long as it does not interfere with the safe operation of the vehicle and as long as the motorist keeps one hand on the steering wheel at all times. In addition, certain commissions and municipalities have passed restrictions on cellular phone use while driving. In New York, New York, the New York City Taxi and Limousine Commission approved a regulation that bans taxi drivers from dialing and talking while driving and requires taxi drivers to pull over to the curb and be legally parked before using cellular phones. In Brooklyn, Ohio, it is a misdemeanor to use a cellular phone while driving unless both hands are on the
steering wheel.   We cannot predict the success of the proposed laws concerning car phone use or the effect on use of cellular phones as a result of the publicity surrounding or passage of such laws. In addition, more restrictive measures or measures aimed at wireless services companies as opposed to users may be proposed or passed in state legislatures in the future. The passage or proliferation of such legislation could materially adversely affect us.

The Notes are subordinate to other debt that encumbers our assets.

  The right to payment on the Notes is subordinate to all of our existing and future senior debt. Similarly, each subsidiary guarantee of the Notes is subordinate to all existing and future senior debt of the applicable guarantor. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or any guarantor, our or such guarantor's assets will be available to pay obligations on the Notes or the applicable guarantee only after all outstanding senior debt of such party has been paid in full. There may not be sufficient assets remaining to make payments on amounts due on any or all of the Notes then outstanding or any subsidiary guarantee. In addition, under certain circumstances, an event of a default in the payment of certain senior debt will prohibit us and the guarantors of the Notes from paying the Notes or the guarantees of the Notes. As of March 31, 1999, after giving effect to the Transactions:

     . our outstanding senior debt would have been approximately $225.0 million (excluding unused commitments under our senior credit facilities and additional senior indebtedness for our subsidiaries); and

     . the outstanding senior debt of our subsidiary guarantor would have been approximately $225.0 million (consisting entirely of guarantees of borrowings under our senior credit facilities, but excluding unused commitments thereunder).

  In addition, certain of our subsidiaries will not guarantee the Notes. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of these subsidiaries, the assets of these subsidiaries will be available to pay obligations on the Notes only after all outstanding liabilities of such subsidiaries has been paid in full. As of March 31, 1999, after giving effect to the Transactions, the total liabilities of these subsidiaries would have been approximately $320.8 million, consisting of debt owed to the U.S. government related to our licenses in the approximate amount of $20.7 million, trade payables in the approximate amount of $24.8 million, accrued and other expenses in the approximate amount of $4.1 million and intercompany amounts payable in the approximate amount of $274.4 million. The U.S. government debt is shown on our balance sheet net of discounts of $3.2 million reflecting the below market interest rates on the debt.

  Although the indenture governing the Notes limits the amount of debt we and certain of our subsidiaries may incur, the amount of such debt could be substantial and could be senior debt. See "Description of the Notes."

  The Notes and the guarantees of the Notes are unsecured. Thus, the Notes and the guarantees of the Notes rank junior in right of payment to any of our secured debt or the secured debt of the guarantors of the Notes to the extent of the value of the assets securing such debt. Such debt includes debt incurred under our senior credit facilities, which is secured by liens on substantially all of our assets and those of our subsidiaries. If an event of default were to occur under our senior credit facilities, the lenders could foreclose on such collateral regardless of any default with respect to the Notes. Such assets would first be used to repay in full all amounts outstanding under our senior credit facilities. The use in the wireless communications services business of our licenses and the infrastructure equipment used in our network creates the value of such assets. These assets are highly specialized and, taken individually, have limited marketability. Consequently, in the event the lenders under our senior credit facilities foreclose on the collateral securing our debt, these assets are likely to be sold as an entirety. The need to obtain FCC approval and comply with applicable governmental regulations could reduce the value obtained for these assets.

We depend upon our subsidiaries for funds necessary to make payments on the Notes.

  We conduct almost all of our operations through our subsidiaries. As a result, we depend upon dividends from our subsidiaries for the funds necessary to make payments on the Notes. The indenture governing the Notes limits restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions. Nonetheless, our senior credit facilities restrict the ability of these subsidiaries to pay dividends or make other distributions. In addition, there can be no assurance that any such dividends or distributions will be adequate to allow us to make payments on the Notes.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantees of the Notes.

  Although guarantees of the Notes provide the holders of the Notes with a direct claim against the assets of the applicable guarantor, creditors of a bankrupt guarantor may challenge such guarantee. If such a challenge were upheld, then the applicable guarantee would be invalid and unenforceable. Without the benefit of any guarantees, holders of the Notes would be junior to all creditors, including trade creditors, of our subsidiaries. As of March 31, 1999, after giving effect to the Transactions, the total liabilities of our subsidiaries who do not guarantee the Notes would have been approximately $320.8 million, consisting of debt owed to the U.S. government related to our licenses in the approximate amount of $20.7 million, trade payables in the approximate amount of $24.8 million, accrued and other expenses in the approximate amount of $4.1 million and intercompany amounts payable in the approximate amount of $274.4 million. The U.S. government debt is shown on our balance sheet net of discounts of $3.2 million reflecting the below market interest rates on the debt.

  The creditors of a bankrupt guarantor could challenge a guarantee on the grounds that the guarantee constituted a "fraudulent conveyance" under bankruptcy law. If a court were to rule that a guarantor:

     . incurred a guarantee to delay, hinder or defraud present or future creditors;

     . received less than reasonably equivalent value or fair consideration for incurring the guarantee; and

     .  at the time of incurring the guarantee, the guarantor:

        .  was insolvent or rendered insolvent by reason of the guarantee;

        . was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets were unreasonably small; or

        . intended to, or believed it would, incur debts greater than it could pay as they become due then the court could void the obligations under the guarantee or subordinate the guarantee to other debt of such guarantor or take other action detrimental to the holders of the Notes. In addition, any of the guarantees of the Notes could be subject to the claim that, since such guarantee was incurred for our benefit and only indirectly for the benefit of our subsidiary that provided the guarantee, the obligations of the applicable guarantor were incurred for less than fair consideration.

Our debt instruments could restrict our business plans.

  The indenture governing the Notes restricts our ability and the ability of certain of our subsidiaries to engage in certain transactions. In addition, our senior credit facilities require us to maintain certain ratios, including leverage ratios, an interest coverage ratio and a fixed charges ratio, and to satisfy certain tests, including tests relating to minimum covered Pops, minimum number of subscribers to our services and minimum aggregate service revenue per subscriber. The vendor financing provided by Lucent also restricts our ability and the ability of our subsidiaries to do the following:

     .  create liens;

     . make certain payments, including payments of dividends and distributions in respect of capital stock;

     .  consolidate, merge and sell assets;

     .  engage in certain transactions with affiliates; and

     .  fundamentally change our business.

  See "Description of the Notes--Certain Covenants," "Certain Indebtedness-- Senior Credit Facilities" and "--Vendor Financing."

  The restrictions contained in the indenture governing the Notes, and the restrictions contained in our senior credit facilities and the vendor financing provided by Lucent, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions. Moreover, we may not satisfy the financial ratios and tests under our senior credit facilities due to events that are beyond our control. The failure to satisfy any of the financial ratios and tests could result in a default under our senior credit facilities. Following a default under our senior credit facilities, the lenders could declare all amounts outstanding to be immediately due and payable. If we could not repay such amounts, the lenders could foreclose on the collateral granted to them to secure such indebtedness. See "--The Notes are subordinate to other debt that encumbers our assets." If the lenders accelerated the indebtedness outstanding under our senior credit facilities, there can be no assurance that we could repay such indebtedness, and there can be no assurance that we could pay amounts due in respect of our other indebtedness with our remaining assets, including the Notes. See "Certain Indebtedness--Senior Credit Facilities" and "Description of the Notes--Ranking."

Holders of the Notes may face tax and bankruptcy concerns.

  We issued the Notes at a substantial discount from their principal amount at maturity. Original issue discount (i.e., the difference between the "stated redemption price at maturity" of the Notes, including all cash payments of principal and interest, and the "issue price" of the Notes) accrues from the original issue date of the Notes and will be included in a holder's gross income for federal income tax purposes before the holder receives the cash payment of such interest. See "Certain U.S. Federal Tax Considerations--Tax Consequences to U.S. Holders." U.S. federal income tax law may postpone or limit our deduction of interest or original issue discount. See "Certain U.S. Federal Tax Considerations--Applicable High Yield Discount Obligations." U.S. federal income tax law limits the use of corporate net operating loss carryforwards following certain ownership changes in a corporation which may limit our ability to use the net operating loss carryforwards we have experienced or acquired to date to reduce future tax liabilities.

  If a bankruptcy case were commenced by or against us under the U.S. Bankruptcy Code, the claim of a holder of the Notes with respect to the principal amount of such Notes may be limited to an amount equal to the sum of the initial offering price and that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that had not amortized as of the date of any such bankruptcy filing could constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. To the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of the Notes may recognize taxable gain or loss upon payment of such holder's claim in bankruptcy.

We may not be able to satisfy our obligations owed to the holders of the Notes upon a change of control.

  Upon the occurrence of a "change of control" as defined in the indenture governing the Notes, each holder of the Notes will have the right to require us to repurchase such holder's Notes at a price equal to 101% of the accreted value of such Notes or the principal amount at maturity, as applicable, together with accrued and unpaid interest to the date of repurchase. Certain events which would constitute a change of control under the indenture governing the Notes would also constitute a default under our senior credit facilities. In addition, our senior credit facilities effectively prevent the repurchase of the Notes by us in the event of our change of control unless all amounts outstanding under our senior credit facilities are repaid in full. Our failure to repurchase the Notes would be a default under the indenture governing the Notes, which would be a default under our senior credit facilities. The inability to repay all indebtedness outstanding under our senior credit facilities upon acceleration would also be a default under the indenture governing the Notes. Any default under our senior credit facilities or the indenture governing the Notes would materially adversely affect our business, operations and financial results as well as the market price of the Notes. In the event of a change of control, we may not have sufficient assets to satisfy all obligations under our senior credit facilities and the indenture governing the Notes. Any debt we incur in the future may also prohibit certain events or transactions that would constitute a change of control under the indenture governing the Notes. See "Certain Indebtedness--Senior Credit Facilities" and "Description of the Notes-- Change of Control."

  We may enter into transactions, including acquisitions, refinancings or recapitalizations, or highly leveraged transactions, that do not constitute a change of control under the indenture governing the Notes. Any of these transactions may result in an increase in our debt or otherwise affect our capital structure, harm our credit ratings or have a material adverse affect on holders of the Notes. See "Description of the Notes--Change of Control."

This prospectus contains forward-looking statements that may be incorrect.

  All statements in this prospectus that are not statements of historical facts are forward-looking statements. Forward-looking statements concern our strategy, future operations, technical capabilities, construction plan and schedule, commercial operations schedule, funding needs, prospective acquisitions or joint ventures, financing sources, pricing, future regulatory approvals, markets, size of markets for wireless communications services, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties such as equipment suppliers, service providers and roaming partners, and expected characteristics of competing systems. Although we believe that the expectations underlying such forward-looking statements are reasonable, forward-looking statements are inherently speculative, and they may be incorrect. Our business, operations and financial results may differ materially from the expectations expressed or implied in the forward-looking statements in this prospectus. You should consider carefully the factors described in this section and the other information in this prospectus before deciding to exchange the Notes.

  The information set forth under "Business--Network Development," other than historical information, the statements in this prospectus regarding the years during which we expect to continue to incur significant operating losses and to generate negative cash flow from operating activities and the statements in this prospectus regarding our anticipated capital needs are forward-looking statements based upon a number of specific assumptions. These assumptions include the following:

     . we will not incur any unanticipated costs in the construction of our network;

     .  we will be able to compete successfully in each of our markets;

     . demand for our services will meet wireless communications industry projections;

     . our network will satisfy the requirements set forth in our agreements with AT&T and support the services we expect to provide;

     . the capacity of our network will be sufficient to meet the level of service reflected in our business plan;

     . we will be successful in working with AT&T and the other SunCom companies, as well as with other providers of wireless communications services and roaming partners, to ensure effective marketing of our network and the services we intend to offer;

     . there will be no change in any governmental regulation or the administration of existing governmental regulations that requires a material change in the operation of our business; and

     . there will be no change in any of our material contracts that adversely affects us.

  Although we believe that these assumptions are reasonable, they may be incorrect. If one or more of these assumptions is incorrect, our business, operations and financial results may differ materially from the expectations, expressed or implied, in the forward-looking statements in this prospectus.

If holders fail to exchange the Old Notes for the Exchange Notes, it may weaken the market for the unexchanged Old Notes, as well as for the Exchange Notes.

  We will issue the Exchange Notes in exchange for the Old Notes, only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Holders of the Old Notes desiring to tender such Old Notes in exchange for the Exchange Notes should allow sufficient time to ensure timely delivery. Neither we nor the Exchange Agent is under any duty to notify holders of defects or irregularities with respect to tenders of the Old Notes for exchange. The Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer. In addition, any holder of the Old Notes who tenders in the Exchange Offer to distribute the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Old Notes, where such broker-dealer acquired such Old Notes as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that the Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected due to the limited amount, or "float," of the Old Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could result in lower prices for such security. For the same reasons, to the extent that a large amount of the Old Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution."

There is no public market for the Notes and there are restrictions on the resale of the Notes.

  As of the date hereof, the only registered holder of the Old Notes is Cede & Co., as its nominee. We believe that, as of the date hereof, such holder is not our "affiliate," as such term is defined in Rule 405 under the Securities Act. Prior to the private offering of the Old Notes, there had been no market for the Notes. We cannot ensure that there will be a liquid trading market for the Notes, or any market at all. We do not intend to list the Exchange Notes on any securities exchange, but the Old Notes have been designated for trading in the PORTAL Market. The Exchange Notes are new securities with no established trading market. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. Chase Securities Inc. ("CSI"), one of the initial purchasers of the Old Notes, has told us that they intend to make a market in the Exchange Notes, as well as the Old Notes, as the law permits. CSI is not obligated to make a market, and may discontinue any such activities at any time without notice. In addition, CSI may limit any market-making activities during the Exchange Offer and the pendency of the Shelf Registration Statement, as defined in the

"The Exchange Offer-Terms of the Exchange Offer." We cannot ensure that an active market for the Notes will develop. See "The Exchange Offer" and "Plan of Distribution."

                                USE OF PROCEEDS

  We will not receive proceeds from the Exchange Offer. The net proceeds from the offering of the Old Notes, after deducting the initial purchasers' discounts and estimated fees and expenses payable by us, were approximately $317.0 million. We used $40.0 million of the net proceeds to repay vendor financing from Lucent. We intend to use the remaining net proceeds from the offering of the Old Notes, together with proceeds from sales of our equity securities, borrowings under our senior credit facilities, other vendor financing provided by Lucent and internally generated cash, to fund capital expenditures, acquisitions of PCS licenses, operating losses and other working capital requirements. See "Business--Network Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

  The following table sets forth as of March 31, 1999 (1) our historical capitalization and (2) our capitalization giving pro forma effect to the Transactions, derived from our unaudited pro forma balance sheet included elsewhere in this prospectus. This table should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the notes to such documents included elsewhere in this prospectus.

                                                                                             As of March 31, 1999
                                                                                         ---------------------------
                                                                                             Actual      Pro Forma
                                                                                         ------------  -------------
                                                                                             (dollars in millions)
Cash and cash equivalents..................................................................     $ 11.2      $ 230.0
                                                                                              --------    ---------
Debt:
   Government license obligations (a)......................................................     $  8.0      $  17.5
   Senior credit facilities (b)............................................................      225.0        225.0
   Senior subordinated Notes (c)...........................................................         --        327.6
   Vendor financing (d)....................................................................       60.9         40.8

       Total debt..........................................................................      293.9        610.9
                                                                                              --------    ---------

Mandatorily redeemable preferred stock (e).................................................      245.1        362.6
   Preferred stock subscriptions receivable and other items (f)............................      (72.4)      (149.8)
                                                                                              --------    ---------

       Mandatorily redeemable preferred stock, net.........................................      172.7        212.8
Stockholders' deficit (g)..................................................................      (99.5)       (99.4)
                                                                                              --------    ---------

Total capitalization.......................................................................     $367.1      $ 724.3
                                                                                              ========    =========

______________
(a) Includes government license obligations in the amount of $9.5 million related to the F-Block licenses and the C-Block licenses we have acquired as part of the Transactions. This debt is shown on our balance sheet net of discounts of $2.0 million reflecting the below market interest rate on the debt.

(b) Our senior credit facilities provide up to $525.0 million of term loan and revolving credit financing. As of March 31, 1999, we had drawn $225.0 million under our senior credit facilities. See "Certain Indebtedness-- Senior Credit Facilities."

(c) Represents the gross proceeds of $327.6 million from the sale of 11 5/8% Senior Subordinated Discount Notes due 2009 on April 23, 1999, excluding offering expenses and the repayment of Lucent Series B Notes.

(d) As of March 31, 1999, the total amount of Series A and Series B notes outstanding, including $0.5 million of interest paid-in-kind, was $40.5 million, plus $0.3 million of additional accrued interest, and $20.1 million, respectively. In addition, Lucent purchased $20.0 million of Series B junior subordinated notes in April 1999. The full amount of such Series B notes were repaid with the proceeds of the offering of the old Notes. In connection with the acquisition of licenses and related assets from AT&T in Puerto Rico, Lucent has committed to purchase $15.0 million of additional junior subordinated notes. Lucent has also committed to purchase up to an additional $65.0 million of such notes in connection with our development of new markets. See "Certain Indebtedness--Vendor Financing."

(e) Represents mandatorily redeemable preferred stock issued or to be issued to AT&T, Chase Capital Partners, Desai Capital Management Incorporated, Hoak Capital Corporation, J.H. Whitney III, L.P., M/C Partners, Entergy Corporation, Northwood Ventures, LLC, One Liberty Ventures, LLC, Toronto Dominion Capital (USA), Wireless 2000, Digital PCS and stockholders of TeleCorp Holding.

(f) Preferred stock subscriptions receivable and other items is comprised of the following:

                                                                                               As of March 31, 1999
                                                                                        ---------------------------------
                                                                                              Actual        Pro Forma
                                                                                        ---------------  ----------------
     Deferred Compensation...........................................................     $    (11,078)   $    (304,514)
     Treasury Stock..................................................................              (12)             (12)
     Preferred Stock subscriptions receivable........................................      (72,413,769)    (149,499,135)
                                                                                         -------------   --------------
                                                                                          $(72,424,859)   $(149,803,661)
                                                                                         =============   ==============

(g) Stockholders' deficit is comprised of the following:

                                                                                         As of March 31, 1999
                                                                                 ---------------------------------
                                                                                        Actual       Pro Forma
                                                                                 ---------------------------------
     Series F preferred stock................................................     $        333    $        482
     Common stock............................................................            1,597           2,431
     Additional paid-in capital..............................................          187,498         433,908
     Deferred compensation...................................................           (5,306)        (25,015)
     Common stock subscriptions receivable...................................          (86,221)       (283,455)
     Treasury stock..........................................................              (26)            (26)
     Accumulated deficit.....................................................      (99,562,287)    (99,562,287)
                                                                                 -------------    ------------
                                                                                  $(99,464,412)   $(99,433,962)
                                                                                 =============    ============

      SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The selected historical consolidated financial information presented below as of March 31, 1999, for the period from inception on July 29, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, has been derived from our and our predecessor's consolidated financial statements and the related notes included elsewhere in this prospectus. The unaudited pro forma per share statement of operations data and any other data for the period from inception on July 29, 1996 to December 31, 1996, for the years ended December 31, 1997 and 1998, and for the three months ended March 31, 1998 and 1999, and the unaudited pro forma balance sheet data as of March 31, 1999, are derived from the unaudited pro forma financial data included elsewhere in this prospectus, and give effect to the Transactions, as if they had occurred on March 31, 1999. The unaudited pro forma financial data presented do not purport to represent what our results of operations and financial condition actually would have been or what our operations in any future period would be if the Transactions had occurred on the date assumed. The selected historical and pro forma data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and our predecessor's audited and unaudited consolidated financial statements and notes to such statements and our unaudited pro forma balance sheet and notes to such balance sheet included elsewhere in this prospectus.


                                              For the period July 29,                       For the year ended  For the three month
                                                1996 (inception) to    For the year ended      December 31,        period ended
                                                 December 31,  1996    December 31,  1997          1998           March 31, 1998
                                                                                                                    (unaudited)
                                             -----------------------  -------------------  -------------------  -------------------
Statements of Operations Data:
 Service revenue.........................            $           -     $              -     $              -    $            -
 Equipment revenue.......................                        -                    -                    -                 -
 Roaming revenue.........................                        -                    -               29,231                 -
                                                    --------------     ----------------     ----------------    --------------
 Total revenue...........................            $           -     $              -     $         29,231                 -
                                                    --------------     ----------------     ----------------    --------------

 Operating expense:
  Cost of revenue........................                        -                    -                    -                 -
  Operations and development.............                        -                    -            9,772,485                 -
  Selling and marketing..................                    9,747              304,062            6,324,666           369,392
  General and administrative.............                  515,146            2,637,035           26,239,119         2,246,456
  Depreciation and amortization..........                       75               10,625            1,583,864            39,129
                                                    --------------     ----------------     ----------------    --------------

     Total operating expense.............                  524,968            2,951,722           43,920,134        2,654,977
                                                    --------------     ----------------     ----------------    -------------

     Operating loss......................                 (524,968)          (2,951,722)         (43,890,903)      (2,654,977)

 Other (income) expense:
  Interest expense.......................                        -              396,362           11,934,263          132,400
  Interest income........................                        -              (12,914)          (4,697,233)         (42,256)
  Other expense..........................                        -                    -               27,347                -
                                                    --------------     ----------------     ----------------    -------------

     Net loss............................            $    (524,968)    $     (3,335,170)    $    (51,155,280)   $  (2,745,121)
     Accretion of mandatorily redeemable
      preferred stock                                $    (288,959)    $       (725,557)    $     (8,566,922)   $    (103,608)
                                                    --------------     ----------------     ----------------    -------------
     Net loss attributable to common equity          $    (813,927)    $     (4,060,727)    $    (59,722,202)   $  (2,848,729)
                                                    ==============     ================     ================    =============

Other Data:
 Ratio of earnings to fixed charges (a)..                        -                    -                    -                -

                                                      For the three month
                                                         period ended
                                                        March 31,  1999
                                                         (unaudited)
                                                     ---------------------
Statements of Operations Data:
 Service revenue.................................     $       507,285
 Equipment revenue...............................           1,815,224
 Roaming revenue.................................           1,940,317
                                                      ---------------
 Total Revenue...................................     $     4,262,826
                                                      ---------------

 Operating expense:
  Cost of revenue................................           2,829,448
  Operations and development.....................           7,352,578
  Selling and marketing..........................           8,040,922
  General and administrative.....................          10,278,338
  Depreciation and amortization..................           3,052,980
                                                      ---------------

     Total operating expense.....................          31,554,266
                                                      ---------------

     Operating loss..............................         (27,291,440)

 Other (income) expense:
  Interest expense...............................           3,715,129
  Interest income................................            (741,429)
  Other expense..................................              70,187
                                                      ---------------

     Net loss....................................     $   (30,335,327)
     Accretion of mandatorily redeemable
      preferred stock                                 $    (4,630,104)
                                                      ---------------
     Net loss attributable to common equity           $   (34,965,431)
                                                      ===============

Other Data:
 Ratio of earnings to fixed charges (a)..........                   -

                                                                                      As of March 31, 1999
                                                                               ---------------------------------
                                                                                    Actual          Pro Forma
                                                                               ---------------   ---------------
Balance Sheet Data:
  Cash and cash equivalents.................................................   $   11,210,696    $  230,047,360
  Property and equipment, net...............................................      262,653,787       270,653,787
  PCS licenses and microwave relocation costs...............................      117,531,516       235,142,756
  Intangible assets -AT&T Agreements, net...................................       25,369,334        42,679,334
  Total assets..............................................................      457,903,537       815,173,777
  Total debts...............................................................      293,889,463       610,978,893
  Mandatorily redeemable preferred stock....................................      245,131,494       362,660,656
  Mandatorily redeemable preferred stock, net (b)(c)........................      172,706,635       212,856,995
  Total stockholders' deficit...............................................   $  (99,464,412)   $  (99,433,962)

(a) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense (one-third) attributable to the interest factor. On this basis, earnings before fixed charges for the period ended December 31, 1996, for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 were not adequate to cover fixed charges by $525,635, $3,915,262, $66,208,919, $3,136,577 and
    $36,612,156, respectively.

(b) Net of treasury stock, deferred compensation and preferred stock subscription receivable of $12, $11,078, and $72,413,769 respectively, as of March 31, 1999.

(c) Net of treasury stock, deferred compensation and preferred stock subscription receivable of $12, $304,514, and $149,499,135, respectively, as of March 31, 1999 on a pro forma basis.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


Overview

History

  TeleCorp Holding was incorporated on July 29, 1996 to participate in the FCC's auction of F-Block PCS licenses in April 1997 as a "designated entity" and "very small business," as defined by the FCC. TeleCorp Holding obtained PCS licenses in the New Orleans, Memphis, Beaumont and Little Rock BTAs, and certain other licenses that were subsequently transferred to unrelated entities.

  TeleCorp PCS, Inc. was incorporated on November 14, 1997 by the controlling stockholders of TeleCorp Holding. In January 1998, we entered into a venture with AT&T under which AT&T contributed certain PCS licenses to us in exchange for an equity interest in TeleCorp and sold additional PCS licenses to us for $21.0 million. In July 1998, we received final FCC approval for the venture and, in connection with the consummation of the venture, we entered into exclusivity, licensing, roaming and long distance agreements. We are AT&T's exclusive provider of facilities-based mobile wireless communications services in our licensed markets and we use the AT&T brand name and logo together with the SunCom name and logo, giving equal emphasis to each. In addition, TeleCorp Holding became a wholly owned subsidiary of TeleCorp.

  In the first quarter of 1999, we commenced commercial operations in each of our major domestic markets, after having launched our New Orleans market for roaming services in late December 1998. Accordingly, for periods prior to 1999 we were a development stage company. We plan to launch our service in our Puerto Rico markets during the third quarter of 1999.

  We recently acquired 10 MHz F-Block PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTAs from Digital PCS, for $2.3 million of our common and preferred stock and the assumption of $4.1 million of debt owed to the U.S. government related to these licenses. The debt is shown on our balance sheet net of a discount of $0.7 million reflecting the below market interest rate on the debt. We also recently acquired a 20 MHz PCS license and related assets covering the San Juan MTA from AT&T. On May 24, 1999, we sold to AT&T $40.0 million of our preferred stock. On May 25, 1999, we purchased the license and related assets from AT&T for $95.0 million in cash. In addition, we reimbursed AT&T $3.2 million for microwave relocation and $1.5 million for other expenses it incurred in connection with such acquisition. In addition, we recently acquired 15 MHz C-Block PCS licenses covering the Alexandria, Lake Charles and Monroe, Louisiana BTAs from Wireless 2000, for approximately $0.4 million of common and preferred stock, the assumption of $7.4 million of debt owed to the U.S. government related to these licenses, $0.2 million in cash in connection with microwave relocation and $0.4 million in reimbursement of interest paid on government debt related to the license. The U.S. government debt is shown net of a discount of $1.3 million reflecting the below market interest rate on the debt.

  From time to time, we may enter into discussions regarding the acquisition of other PCS licenses, including swapping our licenses for those of other PCS license holders.

  We participated in the FCC's reauction of C-Block and other licenses for additional spectrum through Viper Wireless. On April 20, 1999, the FCC announced that the reauction ended, and Viper Wireless was the high bidder for additional spectrum in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico, Jackson, Tennessee and Beaumont, Texas. On June 3, 1999, a petition was filed by certain secured creditors of DCR PCS and Pocket Communications against the application of Viper Wireless for the Houma and New Orleans licenses. The petition seeks deferral of the grant of these licenses to Viper Wireless until an appeal by the secured creditors of DCR PCS and Pocket Communications has been resolved or, in the alternative, a condition noting that a pre-existing claim to the licenses may exist if the secured creditors of DCR PCS and Pocket Communications are successful in that appeal. The appeal seeks review of the bankruptcy court's ruling concerning DCR PCS and Pocket Communications permitting DCR PCS to file its election notice, which ultimately resulted in the return of these licenses to the FCC, over the objection of the secured creditors of DCR PCS and Pocket Communications. Viper Wireless filed an opposition to the petition on June 15, 1999. At present, TeleCorp Holding owns 85% of Viper Wireless, and Mr. Vento and Mr. Sullivan together own the remaining 15%. Mr. Vento and Mr. Sullivan together have voting control over Viper Wireless. AT&T and certain of our cash equity investors have committed an aggregate of up to $32.3 million in exchange for additional shares of our preferred and common stock.

Revenue

  We derive our revenue from:

     . Service. We sell wireless personal communications services. The various types of service revenue associated with wireless communications service for our subscribers include monthly recurring charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers' roaming charges are rate plan dependent, based on the number of pooled minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage associated with our prepaid subscribers and non-recurring activation and de-activation service charges.

     . Equipment. We sell wireless personal communications handsets and accessories that are used by our customers in connection with our wireless services.

     . Roaming. We charge monthly non-recurring outcollect fees for other wireless companies' customers using our network facilities to place and receive wireless services.

Cost of Revenue

  Equipment. We purchase personal communications handsets and accessories from third party vendors to resell to our customers for use in connection with our services. The cost of handsets is inherently higher than the resale price to the customer. We record the excess cost as a sales and marketing operational expense. We do not manufacture any of this equipment.

  Incollect Fees. We pay fees to other wireless communications companies based on airtime usage of our customers on other communications networks.

  Clearinghouse Fees. We pay fees to a third party clearinghouse for processing our call data records and performing monthly inter-carrier financial settlements for all roaming incollect and outcollect charges.

  Variable Interconnect. We pay monthly non-recurring charges associated with interconnection with other carriers' networks. These fees are based on minutes of use by our customers.

  Variable Long Distance. We pay monthly non-recurring usage charges to other communications companies for long distance service provided to our customers. These variable charges are based on our subscribers' usage, applied at pre-negotiated rates with the other carriers.

Operating Expense

  Operations and development. Our operations and development expense includes all employee-based charges, including engineering operations and support, field technicians, network implementation support, product development, and engineering management. This expense also includes monthly recurring charges directly associated with the maintenance of network facilities and equipment.

  Selling and marketing. Our selling and marketing expense includes all employee based charges, including brand management, external communications, retail distribution, sales training, direct, indirect, third party and telemarketing support. In addition to employee based charges, we also record the excess cost of handsets over the resale price as a cost of selling and marketing. We distribute our products and services through direct and indirect sales efforts, agents and telemarketing. Our direct sales and marketing efforts focus on attracting and retaining small, medium and large business customers in our target markets. We sell through company owned retail stores, indirect sales partners, third party agents and resellers in an effort to efficiently increase our consumer based subscribers.

  General and administrative. Our general and administrative expense includes all employee based charges, including customer support, billing, information technology, finance, accounting and legal services. Certain functions, such as customer support, billing, finance, accounting and legal services are likely to remain centralized in order to achieve economies of scale.

  Depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to ten years, based upon estimated useful lives. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized. Amortization of network development costs begins when the network equipment is ready for its intended use and will be amortized over its estimated useful life ranging from five to ten years.

  Capital expenditures. Our principal capital requirements for deployment of our wireless network include installation of digital equipment and, to a lesser extent, site development work.

  Interest Income (Expense). Interest income is earned primarily on our cash and cash equivalents. Interest expense through March 31, 1999 consists of interest due on our senior credit facilities, vendor financing, and debt owed to the U.S. government related to our licenses.

Results of Operations

Three Months ended March 31, 1999 Compared to Three Months ended March 31, 1998

  For the three months ended March 31, 1999, service revenue was approximately $0.5 million, equipment revenue totaled approximately $1.8 million and roaming revenue exceeded $1.9 million. We began offering wireless services in each of our major domestic markets in the first quarter of 1999 and a large portion of our revenue resulted from servicing AT&T's roaming customers in these markets. We generated no revenue for the three months ended March 31, 1998.

  Cost of revenue, consisting mainly of cost of equipment and incollect expense, for the three months ended March 31, 1999 was approximately $2.8 million. We did not generate any such cost for the three months ended March 31, 1998.

  Operations and development expense for the three months ended March 31, 1999 was approximately $7.4 million. This expense was primarily related to the engineering and operating staff required to implement and operate our network. There was no operations and development expense for the three months ended March 31, 1998.

  Selling and marketing expense for the three months ended March 31, 1999 was approximately $8.0 million, as compared to approximately $0.4 million for the three months ended March 31, 1998. This increase was due to salary and benefits for sales and marketing staff, as well as market research. The increase in sales and marketing expense is mainly due to commencing services in our domestic markets during the three months ended March 31, 1999.

  General and administrative expense for the three months ended March 31, 1999 was approximately $10.3 million, as compared to approximately $2.2 million for the three months ended March 31, 1998. The increase was due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with the commercial launch of our markets during the three months ended March 31, 1999.

  Depreciation and amortization expense for the three months ended March 31, 1999 was approximately $3.1 million, as compared to approximately $39,000 for the three months ended March 31, 1998. This expense was related to depreciation of our fixed assets, as well as the initiation of amortization on PCS licenses and AT&T agreements upon the commercial launch of our domestic markets.

  Interest expense, net of interest income, for the three months ended March 31, 1999 was approximately $3.0 million, as compared to approximately $90,000 for the quarter ended March 31, 1998. This increase in interest expenses was related to borrowings under our senior credit facilities of $225.0 million and the issuance of $60.0 million aggregate principal amount of notes under the vendor financing provided by Lucent.

Year ended December 31, 1998 Compared to Year ended December 31, 1997

  Revenue for the year ended December 31, 1998 was $29,231. This revenue resulted from servicing AT&T's roaming customers in certain of our Louisiana markets. We began offering wireless services in each of our major domestic markets in the first quarter of 1999. We generated no revenue for the year ended 1997.

  Operations and development expense for the year ended December 31, 1998 was approximately $9.8 million. This expense was primarily related to an increase in engineering and operating staff devoted to the implementation of future operations of our network. There was no operations and development expense for the year ended December 31, 1997.

  Selling and marketing expenses for the year ended December 31, 1998 was approximately $6.3 million, as compared to approximately $0.3 million for the year ended December 31, 1997. This increase was due to salary and benefits for sales and marketing staff as well as market research. The year-over-year increase was due to the increase in corporate and regional sales and marketing staff in order to prepare for domestic market launches in the first quarter of 1999.

  General and administrative expense for the year ended December 31, 1998 was approximately $26.2 million, as compared to approximately $2.6 million for the year ended December 31, 1997. The year-over-year increase was due to the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in the preparation for commercial launch of our markets in the first quarter of 1999.

  Depreciation and amortization expense for the year ended December 31, 1998 was approximately $1.6 million, as compared to approximately $11,000 for the year ended December 31, 1997. This expense was related to depreciation of furniture, fixtures and office equipment, as well as the initiation of amortization on certain AT&T agreements.

  Interest expense, net of interest income, for the year ended December 31, 1998 was approximately $7.2 million, as compared to approximately $0.4 million for the year ended December 31, 1997. This interest expense was related to certain notes payable to shareholders and affiliates. This increase in interest expense was related to borrowings under the senior credit facilities of $225.0 million and the issuance of $10.0 million aggregate principal amount of notes under the vendor financing provided by Lucent.

From July 29, 1996 (inception) to December 31, 1996

  Selling and marketing expense and general and administrative expense for the period from July 29, 1996 (inception) to December 31, 1996 was approximately $0.5 million, which were associated with salary, benefits and expenses of administrative personnel, as well as legal and other costs associated with the formation of TeleCorp.

Liquidity and Capital Resources

  Since inception, our activities have consisted principally of hiring a management team, raising capital, negotiating strategic business relationships, planning and participating in the PCS auction, initiating research and development, conducting market research and developing our wireless services offering and network. We have been relying on the proceeds from borrowings and issuances of capital stock, rather than revenues, for our primary sources of cash flow. We began commercial operations in December 1998 and began earning recurring revenues by the end of the first quarter of 1999.

  Cash and cash equivalents totaled $11.2 million at March 31, 1999, as compared to $111.7 million at December 31, 1998. This decrease was the result of incoming cash provided by financing activities of $53.5 million, offset by $21.5 million of cash used in operating activities and $132.5 million of cash used in network development and investing activities.

  During the three months ended March 31,1999, we increased long-term debt by $50.0 million and received $3.5 million of preferred stock subscriptions. Capital expenditures required to develop and construct our network totaled $114.7 million and we were required to deposit $17.8 million with the FCC for PCS licenses during the three months ended March 31, 1999. Cash used in operating activities of $21.5 million for the three months ended March 31, 1999 resulted from a net loss of $30.3 million that was partially offset by non-cash charges of $3.9 million and changes in assets and liabilities of $4.9 million.

  From inception through June 1998, our primary source of financing was certain notes issued to our stockholders. In July 1996, we issued $0.5 million of subordinated promissory notes to our stockholders. We converted these notes into 50 shares of our Series A Preferred Stock in April 1997. In December 1997, we issued various promissory notes to our stockholders. We converted these notes into mandatorily redeemable preferred stock. From January 1 to June 30, 1998, we borrowed approximately $22.5 million in the form of promissory notes to existing and prospective stockholders to satisfy working capital needs. We converted these notes into equity of TeleCorp in July 1998 in connection with the consummation of the venture with AT&T.

  In connection with consummation of the venture with AT&T, we received unconditional and irrevocable equity commitments from our stockholders in the aggregate amount of $128.0 million in return for the issuance of preferred and common stock. As of March 31, 1999, approximately $55.5 million of such equity commitments had been funded. The remaining equity commitments will be funded in an installment of $36.3 million in July 2000 and $36.2 million in July 2001. We received additional irrevocable equity commitments from our stockholders in the aggregate amount of $5.0 million in return for the issuance of preferred and common stock in connection with the Digital PCS acquisition. Our stockholders funded $2.2 million of these equity commitments on April 30, 1999, and will fund $1.4 million in each of July 2000 and July 2001. We have received additional irrevocable equity commitments from our stockholders in the aggregate amount of approximately $40.0 million in return for the issuance of preferred and common stock in connection with the Puerto Rico acquisition. We received $12.0 million of these commitments on May 24, 1999, and $6.0 million will be funded in December 1999 and $11.0 million will be funded on each of May 24, 2000 and May 24, 2001. We also received irrevocable equity commitments from our stockholders in the amount of approximately $32.3 million in connection with Viper Wireless' participation in the FCC's reauction of C-Block licenses. We received approximately $6.5 million of these equity commitments on May 14, 1999, and the remaining approximately $25.8 million will be available when we make payments to the FCC with respect to these licenses or if the FCC does not refund amounts we paid to them as deposits in connection with the reauction within 180 days of the date of the deposit. In aggregate we have obtained $205.3 million of equity commitments.

  In July 1998, we entered into senior credit facilities with a group of lenders for an aggregate amount of $525.0 million. Our senior credit facilities provide for (1) a $150.0 million senior secured term loan that matures in January 2007,
(2) a $225.0 million senior secured term loan that matures in January 2008, (3) a $150.0 million senior secured revolving credit facility that matures in January 2007, and (4) an uncommitted $75.0 million senior secured term loan in the form of an expansion facility. We must repay the term loans in quarterly installments, beginning in September 2002, and the commitments to make loans under the revolving credit facility are automatically and permanently reduced beginning in April 2005. As of March 31, 1999, $225.0 million had been drawn under the senior credit facilities. See "Certain Indebtedness--Senior Credit Facilities."

  In May 1998, we entered into a vendor procurement contract with Lucent, under which we agreed to purchase radio, switching and related equipment and services for the development of our network. Lucent agreed to provide us with $80.0 million of junior subordinated vendor financing. This $80.0 million consisted of $40.0 million aggregate principal amount of Increasing Rate Series A notes due 2012 (the "Series A Notes") and $40.0 million aggregate principal amount of Increasing Rate Series B notes due 2012 (the "Series B Notes").

  As of March 31, 1999, we had outstanding approximately $40.5 million of the Series A Notes, including $0.5 million of Series A Notes issued as payment in kind, plus $0.3 million of additional accrued interest. The $40.5 million principal amount of Series A Notes is subject to mandatory prepayment on a dollar for dollar basis out of the proceeds of future equity offerings in excess of $130.0 million.

  Lucent has agreed to make available up to an additional $80.0 million of junior subordinated vendor financing in amounts of up to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets we acquire. Any notes purchased under this facility would be divided equally between Series A and Series B Notes. As a result of the markets acquired in connection with the Puerto Rico acquisition, we have $15.0 million of availability under this facility, consisting of $7.5 million of Series A Notes and $7.5 million of Series B Notes. The terms of these Series A and Series B Notes are identical to the terms of the original Series A and Series B Notes, with the exception of their maturities. These notes will mature 6 months after the maturity of the Notes. In the event we acquire any new markets, we would have up to an additional $65.0 million available to us under this facility. See "Certain Indebtedness--Vendor Financing."

  Pro forma for the Transactions as of March 31, 1999, we would have had approximately $20.7 million of debt owed to the U.S. government related to our C-Block and F-Block licenses. This debt is shown on our balance sheet net of discounts of $3.2 million reflecting the below market interest rates on the debt. We assumed $4.1 million of debt to the U.S. government in connection with the Digital PCS acquisition. The debt is shown on our balance sheet net of a discount of $0.7 million reflecting the below market interest rate on the debt. In addition, we assumed $7.4 million of debt to the U.S. government in connection with the Wireless 2000 acquisition. This debt is shown on our balance sheet net of a discount of $1.3 million reflecting the below market interest rate on the debt.

  Total capital expenditures were approximately $194.7 million for 1998. The continued construction of our network and the marketing and distribution of wireless communications products and services will require substantial additional capital. We will incur significant amounts of debt to implement our business plan and will therefore be highly leveraged. We estimate that our total capital requirements from our inception until December 31, 2002 will be approximately $1.2 billion. These requirements include license acquisition costs, capital expenditures for network construction, operating cash flow losses and other working capital costs, debt service and closing fees and expenses. Capital expenditures from inception to March 31, 1999 were approximately $265.5 million. We estimate that capital expenditures will total approximately $159.4 million for the year ended December 31, 1999.

  We believe that the capital raised to date, which includes proceeds from the offering of the Old Notes and the funding of the irrevocable equity commitments from our stockholders will be sufficient to meet our projected capital requirements through December 31, 2002. Our ability to meet our capital requirements is subject to our ability to construct our network and obtain customers in accordance with our plans and assumptions and a number of other risks and uncertainties including those discussed under the heading "Risk Factors." There can be no assurance that the build out of our network will be completed as projected or that we will be able to generate positive cash flow. If any of our projections are incorrect, we may not be able to meet our projected capital requirements.

Quantitative and Qualitative Disclosure About Market Risk

  We are not exposed to fluctuations in currency exchange rates since all of our services are invoiced in U.S. dollars. We are exposed to the impact of interest rate changes on our short-term cash investments, consisting of U.S. Treasury obligations and certain other investments in respect of institutions with the highest credit ratings, all of which have maturities of three months or less. These short term investments carry a degree of interest rate risk. We believe that the impact of a 10% increase or decline in interest rates would not be material to our investment income.

  We use interest rate swaps to hedge the effects of fluctuations in interest rates on our senior credit facilities. These transactions meet the requirements for hedge accounting, including designation and correlation. These interest rate swaps are managed in accordance with our policies and procedures. We do not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement. As of March 31, 1999, we have entered into six interest rate swap agreements with various counterparties totaling a notional amount of $225.0 million to convert our variable rate debt to fixed rate debt. The interest rate swaps had no material impact on our consolidated financial statements as of and for the year ended December 31, 1998 or the three month period ended March 31, 1999.

Year 2000

  The year-2000 issue is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations, including an inability to process transactions, send invoices or engage in similar normal business activities. Due to our reliance on computer hardware and software, telecommunications and related service industries are highly susceptible to the year-2000 issue. Over the past two years, as we purchased the various components that comprise our internal information technology systems, we received representations from our vendors that such components were year-2000 compliant. We have begun the process of evaluating our information technology systems to verify the accuracy of the representations made by our vendors. Our costs to date have been immaterial, and we anticipate that our total costs in evaluating our information technology system will not exceed $5.0 million, including costs to build the necessary redundancy into our systems. We expect to complete such evaluation by the end of the third quarter of 1999.

  Our non-information technology systems may also be susceptible to the year-2000 issues. In particular, our network switches contain embedded components that are date sensitive. We have received assurances from Lucent that all our network hardware purchased from them is year-2000 compliant. The failure of our network switches would have a material adverse effect on our business.

  We are also dependent upon the ability of AT&T, AT&T's roaming partners and EDS to ensure that their software and equipment are year-2000 compliant. We rely on AT&T to provide our customers with over-the-air activation and roaming. We rely on EDS to provide clearinghouse services. There can be no guarantee that their systems will be year-2000 compliant on a timely basis or that their systems will be compatible with our systems. This could have a material adverse effect on our business.

                                   BUSINESS

  We intend to become a leading provider of digital wireless communications services in targeted markets in the south-central and northeast United States and in Puerto Rico. We are the exclusive provider of facilities-based mobile wireless communications services for AT&T in our markets. TeleCorp was founded in 1996 by Gerald T. Vento, Thomas H. Sullivan and certain private equity investors to acquire strategic PCS licenses. In 1998, we entered into a venture with AT&T in which AT&T contributed certain PCS licenses to us in exchange for an equity interest in our company. In addition, we have the right to use the AT&T brand name and logo together with our own brand name and logo, giving equal emphasis to each. We are AT&T's preferred roaming partner in our markets and receive preferred long distance rates from AT&T.

  Our PCS licenses cover approximately 16.0 million Pops, including those in the major population centers of New Orleans and Baton Rouge, Louisiana, Memphis, Tennessee, Little Rock, Arkansas, Manchester, Concord and Nashua, New Hampshire, Worcester, Massachusetts and San Juan, Puerto Rico, as well as vacation destinations such as Puerto Rico, the U.S. Virgin Islands, Cape Cod and Martha's Vineyard. Our markets have attractive economic and demographic characteristics and are experiencing strong growth in use of wireless services. These markets, which attract over 24 million visitors per year, are major roaming markets for AT&T's customers.

  We have successfully launched our services in 14 markets, including all of our major domestic markets. Our launched network covers approximately 40% of our domestic licensed Pops, and by year-end 1999 we expect our network will cover approximately 50% of our total licensed Pops. In December 1998, we began servicing roaming customers in certain of our Louisiana markets and we carried more than 4.2 million minutes in the first 60 days of operation in those markets. We have a strong distribution presence in our launched markets with 22 company-owned stores and more than 140 retail outlets where customers can buy our services. Additionally, we market our services through business-to-business representatives, telemarketing and the Internet.

  Our goal is to provide our customers with simple, easy-to-use wireless services with coverage across the nation, superior call quality, personalized customer care and competitive pricing in the markets we serve. We believe that, as an AT&T affiliate, we will attract customers through the national brand and coast-to-coast roaming provided by AT&T and its roaming partners. We have also entered into an agreement with Triton PCS and Tritel Communications, two other companies similarly affiliated with AT&T, to adopt SunCom as a common regional brand that is co-branded with AT&T, giving equal emphasis to each. We and the other SunCom companies are establishing the SunCom brand as a basis for building a strong regional presence with a service area covering approximately 43.0 million Pops.

Market Overview

  We hold or will acquire BTA licenses within the following eight MTAs:

Markets                                                                                       1998 Pops     Spectrum
-------                                                                                       ---------     --------
                                                                                            (in thousands)  (in MHz)
New Orleans, Louisiana
 New Orleans..............................................................................          1,402         35
 Baton Rouge..............................................................................            676         20
 Lafayette................................................................................            531         20
 Lake Charles.............................................................................            279         15
 Houma....................................................................................            272         25
 Hammond..................................................................................            107         10
                                                                                                 --------
     Total................................................................................          3,267

Memphis, Tennessee
 Memphis..................................................................................          1,493         30
 Jackson..................................................................................            276         35
 Dyersburg................................................................................            116         20
 Blytheville, AR..........................................................................             70         20
                                                                                                 --------
     Total................................................................................          1,955

Little Rock, Arkansas
 Little Rock..............................................................................            926         30
 Fort Smith...............................................................................            312         20
 Fayetteville.............................................................................            291         20
 Jonesboro................................................................................            174         20
 Pine Bluff...............................................................................            148         20
 Hot Springs..............................................................................            133         20
 El Dorado................................................................................            103         20
 Russellville.............................................................................             95         20
 Harrison.................................................................................             88         20
                                                                                                 --------
     Total................................................................................          2,270

Boston, Massachusetts
 Worcester, MA............................................................................            727         20
 Manchester, NH...........................................................................            584         20
 Boston, MA (a)...........................................................................            383         20
 Hyannis, MA..............................................................................            231         20
                                                                                                 --------
     Total................................................................................          1,925

San Juan, Puerto Rico
 Puerto Rico/San Juan.....................................................................          2,719         35
 Mayaguez Aguadilla.......................................................................          1,089         20
 Virgin Islands...........................................................................            106         20
                                                                                                 --------
     Total................................................................................          3,914

St. Louis, Missouri
 Springfield (b)..........................................................................            283         20
 Carbondale, IL...........................................................................            216         20
 Columbia.................................................................................            209         20
 Cape Giradeau............................................................................            189         20
 Quincy...................................................................................            181         20
 Jefferson City...........................................................................            156         20
 Poplar Bluff.............................................................................            155         20
 Mt. Vernon, IL...........................................................................            121         20
 Rolla....................................................................................             98         20
 West Plains..............................................................................             76         20
 Kirksville...............................................................................             56         20
                                                                                                 --------
     Total................................................................................          1,740

Houston, Texas
 Beaumont.................................................................................            459         40
                                                                                                 --------
     Total................................................................................            459

Louisville, Kentucky
 Evansville, Indiana......................................................................            518         20
                                                                                                 --------
     Total................................................................................            518
                                                                                                 ========
     Total Pops...........................................................................         16,048

_____________
Source: The 1998 PCS Atlas & Databook, Kagan, 1990 U.S. Census.
(a) Rockingham and Stafford counties only.
(b) Camden, Cedar, Dallas, Douglas, Hickory, Laclede, Polk, Stone, Taney, Texas, Webster and Wright counties only.

  In addition, we hold or will hold licenses for the following BTAs:
Alexandria, Louisiana (209,000 Pops), Monroe, Louisiana (335,000 Pops) and Paducah, Kentucky (231,000 Pops). We do not presently intend to develop markets covered by these additional licenses.

  The average population density of our markets is approximately 38% greater than the national average.

Services and Features

  We provide an array of wireless communications services and features through our network.

  Wireless Mobility.   Our primary service is wireless mobility, featuring tri-
mode handsets, enhanced voice clarity, improved protection from eavesdropping and a broad feature set. Our basic wireless service offering includes caller ID, three-way conference calling, call waiting, voicemail, paging and short-messaging.

  Feature-Rich Handsets.   As part of our basic service offering, we provide
easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and easy-to-use menus rather than numeric codes to operate handset functions. These handsets allow mobile access to Internet services and will have the ability to interact with personal computers.

  Advanced Tri-Mode Handsets.   Through the use of tri-mode handsets, which are
compatible with PCS, digital cellular and analog cellular frequencies and service modes, we offer customers coast-to-coast roaming across a variety of wireless networks. Tri-mode handsets incorporate a roaming database (which can be updated over the air) that controls roaming preferences, typically completing calls using the best available system (from both quality and cost perspectives). We offer our customers use of technologically advanced Nokia and Ericsson handsets.

  Extended Battery Life.   Tri-mode handsets offer significantly extended
battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of "sleep-mode" while turned on but not in use, thus improving efficiency and extending battery life. We expect that this feature will increase usage, especially for incoming calls, as users will be able to leave the phone on for significantly longer periods. The use of tri-mode handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

  Improved Voice Quality.   We believe the version of TDMA we are using offers
significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, which results in fewer dropped calls, compared to earlier versions of TDMA.

  Voice Privacy and Call Security.   Digital technology is inherently more
secure than analog technologies. This security provides increased voice privacy for our customer and enhanced fraud protection.

  Paging and Short-Messaging.   Our network has the capability to send and
receive pages and short text messages. These services allow customers to use less expensive forms of wireless communications when conversation is not necessary. We offer short-messaging as a bundled service on select packages and as an extra feature available to all customers.

  Pre-Paid Services.   We offer our customers the option to subscribe for a pre-
paid service which enables them to better monitor and control their usage. Pre-pay customers are able to use services within our licensed areas and to access all of AT&T's wireless network as well as those of its participating roaming partners who have compatible equipment. We provide an expansive feature set to our pre-pay customers, including caller ID and call waiting, and we market the pre-paid services to a broad segment of customers.

  Wireless In-Building Services.   As the use of wireless devices becomes more
widespread, consumers increasingly are demanding wireless services which extend into office buildings, subways, airports, shopping centers and private homes. We use "micro-cellular" technology to offer corporate users full in-building coverage and four-digit wireless office dialing. In addition, we are working with a number of hardware and software suppliers to develop next generation full-scale wireless office services including wireless PBX and wireless local area network services, which will enable users to use wireless handsets both inside and outside of the office.

  Data and Internet Services.   Because of the quality of digital signal
transmission, wireless communications systems are suitable for the transmission of wireless data services such as weather reports, sports summaries, fax services, access to stock quote services, monitoring of alarm systems and remote Internet access.

Marketing Strategy

  Our marketing strategy has been developed on the basis of extensive market research in each of our markets. This research indicates that limited coverage of existing wireless systems, relatively high cost, inconsistent performance and overall confusion about wireless services drive subscriber dissatisfaction and reduce the attractiveness of wireless services for potential new subscribers. We believe that our affiliation with the AT&T brand name and the distinctive advantages of our TDMA network, combined with simplified, attractive pricing plans, will allow us to capture significant market share from existing analog cellular providers in our markets and to attract new wireless users. We are focusing our marketing efforts on four primary market segments: corporate accounts, current cellular users, individuals with the intent to purchase a wireless product within six months and pre-paid subscribers. For each segment, we are creating a specific marketing program including a service package, pricing plan and promotional strategy. Management believes that targeted service offerings will increase customer loyalty and satisfaction, thereby reducing customer turnover.

Brand

  We have formed Affiliate License Co. with Triton PCS and Tritel Communications, other companies similarly affiliated with AT&T, to adopt a common regional brand, SunCom. Each of the SunCom companies owns one-third of Affiliate License Co., which owns the SunCom name. We and the other SunCom companies license the SunCom name from Affiliate License Co. We market our wireless services as "SunCom, Member of the AT&T Wireless Network" and use the globally recognized AT&T brand name and logo in equal size and prominence with the SunCom brand name and logo. The use of the AT&T brand reinforces an association with reliability and quality. We and the other SunCom companies are establishing the SunCom brand as a strong local presence with a service area covering approximately 43 million Pops. We enjoy preferred pricing on equipment, handset packaging and distribution by virtue of our affiliation with AT&T and the other SunCom companies. We hope to achieve additional production and packaging economies of scale by working with the other SunCom companies. See "Risk Factors--Our success depends upon our relationship with AT&T and its success," "Certain Relationships and Related Transactions--AT&T Agreements" and "--Other Related Party Transactions."

Pricing

  Our pricing plans are competitive and straightforward, offering large buckets of minutes, large local calling areas and usage enhancing features. We offer distinctive pricing plans tailored for each of our market segments. One way we differentiate ourselves from existing wireless competitors is through our pricing policies. We offer pricing plans designed to encourage customers to enter into long term service contract plans. We also offer shared minute pools, which are available for businesses and families who have multiple wireless users who want to share the bucket of minutes.

  In May 1998, AT&T introduced "Digital One Rate," a suite of rate plans that has caused a redefinition of the concept of local service area in the U.S. wireless marketplace. These rate plans include large buckets of minutes which can be used locally, or practically anywhere in the United States, on AT&T's wireless network and through AT&T's extensive network of roaming agreements. These plans also bundle long distance and roaming charges. Subscribers can make calls to or from most locations in the United States and pay no additional roaming fees or long distance charges. The Digital One Rate and other flat rate plans are also causing a shift in calling patterns in the wireless industry. Although these plans are too new to predict the long-range effect on consumer behavior, it appears that usage, and in particular long distance usage, has risen since the introduction of these plans.

  We offer our customers our national SunRate plans, which allow them to make calls practically anywhere in the United States without paying additional roaming or long distance charges. By contrast, competing flat rate plans generally restrict flat rate usage to such competitors' owned networks. By virtue of our roaming arrangements with AT&T and its roaming partners, we believe we can offer a competitive national rate plan.

  We believe the pre-paid subscriber segment represents a large market opportunity, and we offer pricing plans that will drive growth in this category. Pre-pay plans provide an opportunity for individuals whose credit profiles would not otherwise allow them access to wireless communications to take advantage of our services. In addition, our pre-pay plans provide an attractive alternative for families and business users to control the usage of family members or employees. We offer our pre-paid subscribers the same digital services and features available to other customer segments. Typical pre-pay plans of competitors, by contrast, provide low quality handsets and limited services and features.

Bundling and Affinity Marketing

  We may bundle our wireless communications services with other communications services, including discounted long distance services, through strategic alliances and resale agreements with AT&T and others. We also may offer service options in partnership with local business and affinity marketing groups. Examples of these arrangements include offering wireless services with utility services, banking services, cable television, Internet access or alarm monitoring services in conjunction with local information services. Such offerings provide the customer access to information, such as account status, weather and traffic reports, stock quotes, sports scores and text messages from any location.

Customer Care

  We are committed to building strong customer relationships by providing customers with service that exceeds expectations. We serve our customers from our state-of-the-art facility in Memphis, Tennessee, which houses our customer service, collections and anti-fraud personnel. Convergys provides backup call center support and bilingual customer service from two facilities in Florida. We have implemented a "one call resolution" approach to customer service through the use of customer support tools, including access to online reference information. In addition, we emphasize proactive and timely customer service, including welcome packages and anniversary calls. We support our customer service initiatives through employee compensation plans based on subscriber quotas and retention. We use innovative service features to improve customer satisfaction and reduce the cost of service delivery. For example, pre-paid users hear a "whispered" announcement of time remaining in their account before each call, which allows them to control usage and reduces balance inquiries to customer service. We intend to expand our web-based services to include online account specific information that allows customers to check billing, modify service or otherwise manage their accounts.

  We are developing a state-of-the-art data warehouse to provide timely access to critical business information that can be used to provide customers with desired services, such as real-time billing and automated notification of remaining account balances. We also intend to use the data warehouse to cross-link billing, marketing and customer care systems to collect customer profile and usage information. This information provides the tools necessary to increase revenue by analyzing channel and product profitability and reduces customer acquisition costs by more effectively implementing marketing strategies.

Advertising

  We believe that the most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media and promotional efforts at the community level with advertisements in local publications and sponsorship of local and regional events. We combine our local efforts with mass market strategies and tactics to build the SunCom and AT&T brands locally. Our media efforts include television, radio, newspaper, magazine, outdoor and Internet advertisements to promote our brand. In addition, we use newspaper and radio advertising and our web page to promote specific product offerings and direct marketing programs for targeted audiences.

Sales and Distribution

  We use a mix of sales and distribution channels, including a network of company stores, nationally recognized retailers, a direct sales force for corporate accounts and direct marketing channels such as telesales, neighborhood sales and online sales. We work with AT&T's sales channels to cooperatively exchange leads and develop new business.

  We are taking advantage of over-the-air activation features intrinsic to digital technology to separate activation of service from the sale of the phone. By separating activation and sale, we are able to ensure that knowledgeable staff is communicating with customers. This allows for better informed customers at the point of activation, with basic training in the use of their handsets and appropriate expectations for their wireless service provider. We believe that having better informed customers will lead to reduced customer turnover. In addition, the separation of activation and sale of handsets reduces the overall cost of the retail sales channel, because retailers have less involvement and therefore lower sales commissions.

Company Stores

  We make extensive use of company stores for the distribution and sale of our handsets and services. Management believes that company stores offer a considerable competitive advantage by providing a strong local presence, which is required to achieve high penetration in suburban and rural areas. We also believe that company stores offer one of the lowest customer acquisition costs among our different distribution channels. Sales representatives in company stores receive in-depth training to allow them to explain wireless communications services simply and clearly. Company stores have three different formats: flagship stores, express stores and kiosks. Our flagship stores are located in the principal retail district in each market. Express stores are a smaller retail format located in secondary markets. Kiosks are being deployed to maximize our retail presence in each market and to take advantage of high traffic areas, such as shopping malls and airports. We have opened 22 company-owned stores.

Retail Outlets

  We have negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Office Depot, Staples, Best Buy and Office Max. We currently have over 140 retail outlet locations where customers can purchase our services. These distributors are chosen based upon their ability to reach our target customers in our service area. Our separation of activation and sale of handsets reduces retailer involvement, which, in conjunction with the desirability of the AT&T name, we believe, attracts retailers to our handsets. In some of these retail store locations, we are implementing a store-within-a-store concept, which uses visual merchandising to leverage the brand awareness created by both SunCom and AT&T advertising. The ease of distribution of shrink-wrapped handsets appeals to mass merchandisers who have altered their in-store merchandising to reflect the changing wireless marketplace. We support their dedication of valuable floor space to wireless communications products through a local team of retail merchandisers, attention-grabbing point of sale materials and consumer appeal.

Direct Sales

  We focus our direct sales distribution channel on high-revenue, high-profitability corporate users. Our direct corporate sales force consists of dedicated professionals targeting the wireless decision maker within large corporations. We also benefit from AT&T's national corporate accounts sales force. AT&T, in conjunction with us, supports marketing of our services to AT&T's large national accounts located in certain of our service areas. We have formed regional advisory groups as an additional way to interface with corporate customers in our markets. These advisory groups are comprised of local business leaders, who are also wireless users or prospective users, and are designed to provide timely feedback regarding our proposed wireless offerings and establish a customer base prior to launch. See "--Marketing Strategy."

Direct Marketing

  We use direct marketing efforts such as direct mail and telemarketing. These efforts are used to generate leads and stimulate prospects for our telemarketing department. Telesales allow us to maintain low selling costs and to "up sell" additional features or customized services.

Website

  Our web page provides current information about us, our markets and our product offerings. We are also establishing an online store on our website. The web page conveys our marketing message and we expect it will generate customers through online purchasing. We deliver all information that is required to make a purchasing decision at our website. Customers are able to choose rate plans, features, handsets and accessories. The online store will provide a secure environment for transactions, and customers purchasing through the online store will experience a similar business process to that of customers purchasing service through other channels.

Network Development

  We began commercial operations in December 1998 and have launched our services in each of our major domestic markets. Our network now covers approximately 40% of our domestic licensed Pops. We expect to launch our Puerto Rico market during the third quarter of 1999.

  Consistent with our strategy, we launched our services in each of our major domestic markets, which have attractive characteristics for a high volume of wireless communications usage, including metropolitan "downtown" areas, the surrounding suburbs, well-utilized commuting and travel corridors, and popular leisure and vacation destinations. Immediately upon launch, subscribers had access to coast-to-coast coverage through roaming arrangements with AT&T and its roaming partners (both within and outside our licensed areas). Within each market, geographic coverage will be based upon changes in wireless communications usage patterns, demographic changes within our licensed areas and our experiences in those markets.

  We intend to continue to meet our network development plan by using the expertise of vendors recognized in the industry for providing high quality services. Lucent is providing the necessary radio, switching and related equipment for construction of our network. In addition, a number of other experienced wireless vendors are assisting us in deploying our network.

Handsets

  We purchase our handsets from Nokia and Ericsson at preferred prices through our affiliation with AT&T and the other SunCom companies. We also have entered into an arrangement with Brightpoint, a leading distributor for the wireless industry, for the packaging and distribution of our handsets.

Network Construction

  We have leased over 640 cell sites, including 149 that will be developed in later phases of construction of our network, and we operate five mobile switches and four switching centers. We designed our network architecture to optimize the use of co-location on existing sites which minimizes the construction of new towers and significantly reduces our need to obtain zoning approvals.

Network Operations

  The effective operation of our network requires public switched interconnection and backhaul agreements with other communications providers, long distance interconnection, the implementation of roaming arrangements, the development of network monitoring systems and the implementation of information technology systems.

Switched Interconnection/Backhaul

  Our network is connected to the public switched telephone network to facilitate the origination and termination of traffic between our network and both the local exchange and long distance carriers. We have signed agreements with numerous carriers, including, among others, BellSouth in New Orleans, Time Warner Telecom in Memphis, SBC Communications in Little Rock, Bell Atlantic in New England and Puerto Rico Telephone in Puerto Rico.

Long Distance

  We have executed a wholesale long distance agreement with AT&T providing for preferred rates for long distance services.

Roaming

  Through our arrangements with AT&T and via the use of tri-mode handsets, our customers have roaming capabilities on AT&T's wireless network. Further, we have the benefit of AT&T's roaming agreements with third party carriers at AT&T's preferred pricing, including in-region roaming agreements covering all of our launched service areas.

Network Monitoring Systems

  Our network operations center provides around-the-clock monitoring and maintenance of our entire network. The network operations center is equipped with sophisticated electronics that constantly monitor the status of all base stations and switches and record network traffic. The network operations center provides continuous monitoring of system quality for blocked or dropped calls, call clarity and evidence of tampering, cloning or fraud. We designed our network operations center to oversee the interface between customer usage, data collected at switch facilities and our billing systems. Usage reports, feature activation and related billing items are managed on a timely and accurate basis. Our network operations center is located in the Memphis switch center, and we also have back-up network operations center capabilities in our Arlington, Virginia data center.

Information Technology

  We operate management information systems to handle customer care, billing, network management and financial and administrative services. The systems focus on three primary areas: (1) network management, including service activation, pre-pay systems, traffic and usage monitoring, trouble management and operational support systems; (2) customer care, including billing systems and customer service and support systems; and (3) business systems, including financial, purchasing, human resources and other administrative systems.

  We have incorporated sophisticated network management and operations support systems to facilitate network fault detection, correction and management, performance and usage monitoring and security. System capabilities have been developed to allow over-the-air activation of handsets and implement fraud protection measures. We maintain stringent controls for both voluntary and involuntary deactivations. Subscriber disconnections initiated by us are minimized by (1) preactivation screening to identify any prior fraudulent or bad debt activity, (2) credit review and (3) call pattern profiling to identify where activation and termination policy adjustments are needed. We entered into a long-term software license, development and implementation agreement with LHS Communications Systems and CAP Gemini America to provide our billing system, and we have engaged a variety of industry leaders such as Lucent and Lightbridge to provide activation, fraud management and support systems.

TDMA Digital Technology

  We have chosen digital TDMA technology for our network. TDMA allows for the use of advanced tri-mode handsets which allow for roaming across PCS and cellular frequencies, including both analog cellular and digital cellular. TDMA technology allows for enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality. TDMA's hierarchical cell structure will enable us to enhance network coverage with lower incremental investment

(through the deployment of micro, as opposed to full-size, cell sites). This will enable us to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications, such as wireless local loop and wireless office applications. In addition, TDMA technology allows for three times the capacity of analog systems.

  TDMA is the digital technology choice for two of the three largest wireless communications companies in the United States, AT&T and SBC Communications. TDMA served an estimated 19 million subscribers worldwide and 9 million subscribers in North America as of December 31, 1999, according to the Universal Wireless Communications Consortium ("UWCC"), an association of TDMA service providers and manufacturers. The increased volume of TDMA users has increased the probability of TDMA technology remaining an industry standard. TDMA equipment is available from leading telecommunications vendors, such as Lucent, Ericsson and Northern Telecom. See "Risk Factors--Changes in technology and customer demands could adversely affect us."

Competition

  We believe subscribers choose a wireless communications service provider principally based upon network coverage, pricing, quality of service and customer care. We believe that we enjoy certain advantages over our competitors. We offer our customers coverage where they live, work and play and coast-to-coast coverage immediately upon launch through our relationship with AT&T and its roaming partners. Our pricing plans are competitive and straightforward, offering large buckets of minutes, large local calling areas with in-region roaming capabilities to supplement our network and usage-enhancing features. We believe that our TDMA digital technology provides better quality services and more enhanced features than analog cellular technology. Our digital network provides users with improved sound quality, enhanced security, prolonged battery life and increased data transfer capability over analog networks, and we believe that customers increasingly will choose digital service over analog service. We operate a state-of-the-art customer care facility designed to provide proactive customer service. Our marketing plan includes at least four customer contacts annually, including welcome calls, first bill calls and anniversary calls, and we follow a "one call resolution approach" to customer concerns. We market our wireless services to our customers giving equal emphasis to the SunCom and AT&T brand names and logos. Our market research indicates that association with the AT&T brand name reinforces reliability and quality and significantly increases the likelihood that potential customers will purchase our wireless communications services.

  We compete directly with at least two cellular providers and other PCS providers in each of our markets and against ESMR operations in certain of our markets. Most of these existing cellular providers have an infrastructure in place and have been operational for a number of years, with certain of these competitors having greater financial and technical resources than we do. Certain of these cellular operators may upgrade their networks to provide services comparable to those offered by us. We also compete with other PCS license holders in each of our markets. In New Orleans, we compete primarily against Radiofone and BellSouth for cellular services, Sprint PCS and PrimeCo Personal Communications for PCS services, and Nextel for ESMR. In Memphis, we compete with GTE, SBC Communications and BellSouth for cellular services, Powertel and Sprint PCS for PCS services and Nextel for ESMR. In Little Rock, we compete against ALLTEL and SBC Communications for cellular services and Sprint PCS for PCS services. In New England, we compete against SBC Communications, Bell Atlantic and U.S. Cellular for cellular services and Sprint PCS and Omnipoint Technologies for PCS services. In Puerto Rico, we compete principally against Puerto Rico Telephone Company and Cellular One for cellular services and Centennial Cellular for PCS services.

  Our ability to compete successfully will depend, in part, upon our ability to anticipate and respond to various competitive factors affecting the industry, including the introduction of new services, changes in consumer preferences, demographic trends, economic conditions and competitors' discount pricing strategies, all of which could adversely affect our operating margins. See "Risk Factors--Changes in technology and customer demands could adversely affect us."

The Wireless Communications Industry

  Wireless communications systems use a variety of radio frequencies to transmit voice and data. The wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as PCS, cellular telephone and ESMR. Each application is licensed and operates in a distinct radio frequency block.

  Since the introduction of commercial cellular in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers has increased from an estimated 340,213 at the end of 1985 to over 69 million as of December 31, 1998, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. Kagan, an independent media and telecommunications association, estimates that the number of wireless users will increase to 142 million by 2003, with PCS users representing nearly 34% of total users, a significant increase over the approximately 11% of total users represented by PCS today. The following chart illustrates the annual growth in U.S. wireless communications customers (cellular, ESMR and PCS) through December 31, 1998:

                                                                                          Year Ended December 31,
                                                                     --------------------------------------------------------------
                                                                        1992     1993     1994     1995     1996     1997     1998
                                                                       -------  -------  -------  -------  -------  -------  -------
Wireless Industry Statistics/1/......................................
Total service revenues (in billions).................................  $  7.8   $ 10.9   $ 14.2   $ 19.0   $ 23.6   $ 27.5   $ 33.1
Wireless subscribers at end of period (in millions)..................    11.0     16.0     24.1     33.8     44.0     55.3     69.2
Subscriber growth....................................................    46.0%    45.1%    50.8%    40.0%    30.4%    25.6%    25.1%
Average monthly wireless bill........................................  $68.68   $61.48   $56.21   $51.00   $47.70   $42.78   $39.43
Ending penetration...................................................     4.4%     6.2%     9.4     13.0%    16.3%    20.2%    25.0%
Digital subscribers (in millions)....................................      --       --       --       --       --       --     18.3


Sources: Cellular Telecommunications Industry Association and Kagan.
(1) Reflects domestic commercially operational cellular, ESMR and PCS providers.

  In the wireless communications industry, there are two principal services licensed by the FCC for transmitting voice and data signals: PCS and cellular. PCS is a term commonly used in the United States to refer to service carried over the 1850 MHz to 1990 MHz portion of the radio spectrum. Cellular is a term commonly used in the United States to refer to service carried over the 824 MHz to 893 MHz portion of the radio spectrum. Cellular service is the predominant form of wireless voice communications service available. Cellular systems were originally analog-based systems, although digital technology has been introduced in certain markets. PCS systems use digital technology. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and robust data transmission features, including "mobile office" applications (facsimile, e-mail and wireless connections to computer/data networks, including the Internet). See "--Government Regulation" for a discussion of the FCC auction process and allocation of wireless licenses.

Operation of Wireless Communications Systems

  Wireless communications system service areas, whether PCS or cellular, are divided into multiple cells. In both PCS and cellular systems, each cell contains a transmitter, a receiver and signaling equipment, which is known as a "cell site." The cell site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular communications system for the entire service area. The system controls the transfer of calls from cell site to cell site as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cell sites within the system and connects calls to the local landline telephone system or to a long distance telephone carrier. Wireless communications providers must establish interconnection agreements with local exchange carriers and inter-exchange carriers, thereby integrating their system with the existing landline communications system.

  Because the signal strength of a transmission between a handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may hand-off the call to another cell site where the signal strength is stronger. If a handset leaves the service area of a PCS or cellular system, the call is disconnected unless there is a technical connection with the adjacent system. If there is a technical connection with the adjacent system, the customer may roam onto the adjacent system.

  Analog cellular handsets are functionally compatible with cellular systems in all markets in the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area and either the service provider's system covers such area or a roaming arrangement exists with a provider covering such area.

  Although PCS and cellular systems utilize similar technologies and hardware, they operate on different frequencies and use different technical and network standards. With the introduction of tri-mode phones, it is now possible for users of one type of system to roam on a different type of system outside of their service area, and to hand-off calls from one type of system to another if the appropriate agreements are in place.

  Currently, PCS systems operate under one of three principal digital signal transmission technological standards that have been proposed by various operators and vendors for use in PCS systems: TDMA, CDMA or GSM. TDMA and GSM are both "time division-based" standards but are incompatible with each other and with CDMA. Accordingly, a subscriber of a system that utilizes TDMA technology is unable to use a TDMA handset when travelling in an area not served by TDMA-based PCS operators, unless the subscriber carries a dual-mode handset that permits the subscriber to use the analog or digital cellular system in that area and the appropriate agreements are in place.

  With a tri-mode handset, a user can place or receive calls using (1) a PCS system using the technological standard with which such handset is compatible,
(2) a digital cellular system using the corresponding technological standard or
(3) an analog cellular system. If a PCS system operated by the service provider or covered by a roaming agreement is operating in the area, the call will be placed via such system. If there is no PCS system providing coverage, the call will be placed through a digital cellular system operating in the area and providing coverage to the user, and if no digital cellular system is providing coverage, the call will be connected over an analog cellular system providing coverage. Tri-mode handsets allow for a call in progress to be handed off to an adjacent system, whether the same mode or band or otherwise, without interruption if the appropriate agreements are in place. Prior generations of handsets would cut off the call when the handset left the coverage of one system and would require the customer to place the call again using the adjacent system.

Government Regulation

  We are subject to substantial regulation by the FCC, state public utility commissions and, in some cases, local authorities. Our principal operations are classified as CMRS by the FCC, subject to regulation under Title II of the Communications Act of 1934 (the "Act") as a common carrier and subject to regulation under Title III of the Act as a radio licensee. The states are preempted from regulating our entry into and rates for CMRS offerings, but remain free to regulate other terms and conditions of our CMRS services and to regulate other intrastate offerings by us. Congress and the states regularly enact legislation, and the FCC, state commissions and local authorities regularly conduct rulemaking and adjudicatory proceedings that could have a material adverse effect on us and other similarly situated carriers. In addition, our nature as a regulated entity may adversely affect our ability to engage in, or rapidly consummate, certain transactions and may require us to expend additional resources in due diligence and filings related to FCC and other requirements, as compared to unregulated entities.

FCC Common Carrier Regulation Under Title II

  Under Title II of the Act, we are: (1) required to offer service upon reasonable request; (2) prohibited from imposing unjust or unreasonable rates, terms or conditions of service; (3) proscribed from unjustly or unreasonably discriminating among customers; (4) required to reserve communications capacity for law enforcement surveillance operations and to make technical network changes to facilitate such surveillance; (5) required to make our services and products accessible to, and usable by, Americans with disabilities, if readily achievable; and (6) required to comply with limitations on our use of customer proprietary network information. We are entitled to certain benefits when negotiating interconnection arrangements with other communications carriers (such as resale, number portability and reciprocal compensation), but we are subject to those same requirements when other carriers seek to interconnect with our network. While the rates of common carriers are subject to the FCC's jurisdiction, the FCC forbears from requiring CMRS carriers to file tariffs for their services. Common carriers, including CMRS providers, are also prohibited under Sections 201 and 202 of the Act from unreasonably restricting the resale of their services and are required to offer unrestricted resale. There can be no assurance that the FCC will not choose to regulate common carriers more comprehensively, which could have an adverse effect on our operations.

FCC Radio License Regulation Under Title III

  Among other things, Title III of the Act:

     . does not permit licenses to be granted or held by entities that have been subject to the denial of federal benefits;

     . requires us to seek prior approval from the FCC to transfer control of us or to assign our radio authorizations (including disaggregating sub-bands of our radio frequencies or partitioning geographic license areas), except in very limited circumstances; and

     . limits foreign ownership in certain radio licensees, including PCS providers.

  While we believe that we comply with Title III, any future violation of these limitations could result in license revocation, forfeiture and/or the forced restructuring of our ownership to comply with the rules, any of which could have a material adverse effect on us. The Title III restrictions could also materially adversely affect our ability to attract additional equity financing from certain entities. See "Risk Factors--Government regulation, changes in our licenses or other governmental action could adversely affect us."

FCC CMRS Regulation

  The FCC rules and policies impose substantial regulations on CMRS providers. Among other regulations, broadband CMRS providers such as us: (1) incur costs as a result of required contributions to the Universal Service Fund, the Telecommunications

Relay Service, FCC regulatory fees, the administration of the North American Numbering Plan and other federal programs; (2) are prohibited from acquiring or holding an attributable interest in more than 45 MHz of combined broadband PCS, cellular or SMR spectrum in the same geographic area;
(3) are required to provide "manual" roaming service to enable a customer of one provider to obtain service while roaming in another carrier's service area; (4) are required to route emergency calls to Public Safety Answering Points ("PSAPs") and provide PSAPs with certain enhanced 9-1-1 information regarding the called number and the location of the caller; and (5) will be required to begin to implement local number portability after March 31, 2000, under certain circumstances, which will allow subscribers to retain their telephone numbers when changing service providers. Any violation of the CMRS regulations could result in a revocation or forfeiture of our licenses that would have a material adverse effect on us. In addition, there can be no assurance that the FCC will not choose to regulate CMRS providers more comprehensively, which could have an adverse effect on our operations.

FCC PCS Regulation

  We are subject to service-specific regulations under Part 24 of the FCC's rules. Among other things, Part 24 provides that PCS licensees, such as us, are granted licenses for a 10-year term, subject to renewal. Under these policies, we will be granted a renewal expectancy that would preclude the FCC from considering competing applications if we have (1) provided "substantial" performance, that is "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal" and (2) substantially complied with FCC rules and policies and the Act. While we intend to structure our operations to secure a renewal expectancy, there can be no assurance that a renewal expectancy will be granted and, if the renewal expectancy is not granted, that our licenses will be renewed. Our failure to obtain renewal of our licenses would have a material adverse effect on our operations.

  Part 24 also contains regulations governing the transmission characteristics of PCS handsets and base stations and other technical requirements. PCS licensees are required to comply with limits intended to ensure that such operations do not interfere with radio services in other markets or in other spectrum bands and to ensure emissions from mobile transmitters do not cause adverse health effects. We are also subject to minimum construction requirements that will require us to deploy facilities with service coverage of a particular amount of the population of our licensed area within specified time periods. See "Risk Factors--We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests." While we intend to comply with all PCS regulations in effect, any violation of the PCS regulations could result in a revocation or forfeiture that would have a material adverse effect on us. In addition, there can be no assurance that the FCC will not choose to regulate PCS licensees more comprehensively, which could have an adverse effect on our operations.

Relocation of Fixed Microwave Licensees

  Because PCS carriers are utilizing spectrum occupied by existing microwave licensees, the FCC has adopted special regulations governing the relocation of incumbent systems and cost-sharing among licensees that pay to relocate microwave incumbents. Relocation usually requires a PCS operator to compensate an incumbent for the costs of system modifications and new equipment required to move the incumbent to new spectrum, including possible "premium" costs for early relocation to alternate spectrum. The transition plan allows most microwave users to operate in the PCS spectrum for a one-year voluntary negotiation and an additional one-year mandatory negotiation period following the issuance of the PCS license. These periods are longer for public safety entities. We have entered into all necessary agreements for microwave relocation. There can be no assurance, however, that relocated licenses will not exercise their rights to move back to their original sites in the event the new sites are inadequate. Any delay in the relocation of microwave users to other spectrum also may affect adversely our ability to operate our network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FCC and Federal Aviation Administration Facilities Regulation

  Because we will acquire antenna sites for use in our network, we will become subject to FCC and Federal Aviation Administration regulations governing registration of towers, the marking and lighting of certain structures and regulations governing compliance with the National Environmental Policy Act of 1969, which requires carriers to assess the impact of their operations on the environment, including the health effects of radio frequency radiation on humans.

FCC Designated Entity and Small Business Regulation

  TeleCorp Holding was the winning bidder for four licenses in the auction of F-Block licenses. With respect to those licenses, and additional C-Block and F-Block licenses acquired through later auctions and transactions, we (1) believe we qualify as a "very small business" (as defined) and as Entrepreneurs (as defined), and (2) intend to diligently pursue and maintain our qualification as a "very small business" and as Entrepreneur in a manner intended to ensure compliance with the applicable FCC rules. We rely on representations of our investors to determine our compliance with the FCC's rules applicable to C-Block and F-

Block licenses. There can be no assurance, however, that our investors or we will continue to satisfy these requirements during the term of any PCS license granted to TeleCorp Holding or TeleCorp PCS, LLC, our wholly owned subsidiary, or that we will be able successfully to implement divestiture or other mechanisms included in our corporate charter that are designed to ensure compliance with FCC rules. Any non-compliance with the FCC "very small business" and Entrepreneurs rules could subject us to penalties, including a fine, revocation of our PCS licenses, acceleration of installment payment obligations or retroactive loss of bidding credits. See "Risk Factors--We have substantial debt which we may not be able to service," "--Government regulation, changes in our licenses or other governmental action could adversely affect us" and "--We could lose our F-Block and C-Block licenses if we fail to meet financial and other tests."

  Entrepreneurs. In order to hold a C-Block and F-Block license, an entity and its affiliates must have had less than $125 million in average gross revenues in the last two years and less than $500 million in total assets at the time it filed its application to acquire the C-Block or F-Block licenses (such qualifying entity, an "Entrepreneur"). In calculating revenues and assets for such purposes, the FCC includes the gross revenues and total assets of our affiliates, those entities that hold attributable interests in us and the affiliates of such entities. However, the revenues and assets of certain affiliates are not attributable to the licensee if the licensee maintains an organizational structure that satisfies certain Control Group Requirements (as defined). For at least five years after the initial licensing of a C-Block or F-Block license, a licensee must continue to meet the control group requirements to continue to qualify for the installment payment program and must continue to meet the "very small business" requirements to continue to qualify for the bidding credits received in the auction.

  Very Small Business. We are also structured under the FCC's rules to qualify as a "very small business." A "very small business" is an entity that, together with its affiliates and entities that hold interests in the applicant and their affiliates, has average annual gross revenues of not more than $15 million for the previous three calendar years. As a result of our classification as a "very small business," we were eligible for both a 25% bidding credit and for a preferential installment payment program. In the more recent reauction, Viper Wireless qualified as a "very small business," eligible for the same bidding credit, but the FCC ceased to provide installment payment financing.

  Control Group Requirements. To avoid attribution of the revenues and assets of certain investors, we are required to maintain a conforming control group and to limit the amount of equity held by such entities on a fully-diluted basis. These requirements mandate that the Control Group, among other things, have and maintain both actual (de facto) and legal (de jure) control of the licensee. Under these control group requirements, (1) an established group of investors meeting certain financial qualifications must own at least three-fifths of the control group's equity (i.e., 15% of the licensee's overall equity) on a fully-diluted basis and at least 50.1% of the voting power in the licensee entity and
(2) additional members of the control group must hold, on a fully-diluted basis, the remaining 10% equity interest in the licensee entity. Additional Members may be non-controlling institutional investors, including most venture capital firms. A C-Block or F-Block licensee must have met the requirements at the time it filed its application to acquire such licenses and must continue to meet the requirements for five years following the date that a C-Block or F-Block license is granted. Commencing the fourth year of the license term, the FCC rules (1) eliminate the requirement that Additional Members hold the 10% equity interest and (2) allow the Qualifying Investors to reduce the minimum required equity interest from 15% to 10%. If the FCC were to determine that we did not comply with the regulations, we would be required to attribute the revenues of additional stockholders, which would likely cause the loss of our status both as an Entrepreneur and a "very small business." Loss of such status would have a materially adverse effect on us.

  FCC C-Block and F-Block Transfer Restrictions. During the first five years of their license terms, C-Block and F-Block PCS licensees may only transfer or assign their license, or any partitioned or disaggregated portion of, to other qualified Entrepreneurs. Such acquiring entities would take over the license, or any portion of the license, subject to separately established installment payment obligations. After five years, licenses are transferable to Entrepreneurs and non-Entrepreneurs alike, subject to unjust enrichment penalties. If transfer occurs during years six through ten of the initial license term to a company that does not qualify for the same level of auction preferences as the transferor, such a sale would be subject to immediate payment of the outstanding balance of the government installment payment debt and payment of any unjust enrichment assessments as a condition of transfer. The FCC has also initiated transfer disclosure regulations that require licensees who transfer control of or assign a PCS license within the first three years to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the applicant would receive in return for the transfer or assignment of its license(s). If the FCC determines that a transferor or assignor is being "unjustly enriched" by a proposed sale or transfer of a license, it may condition its approval of the transaction on payment of money to the U.S. Treasury, accelerate installment payments or require repayment of bidding credits.

State and Local Regulation

  The FCC permits the states to regulate terms and conditions of our CMRS services other than rates and entry and may regulate all aspects of our intrastate toll services. State jurisdiction also extends to regulating the intrastate portion of services offered by local exchange carriers, and therefore the rates we must pay to acquire certain critical facilities from other common carriers. The FCC also delegates authority to the states to administer numbering resources, subject to federal oversight, and have other responsibilities that impact the nature and profitability of our operations, including the ability to specify cost-recovery mechanisms for network modifications to support enhanced 9-1-1 services. States and localities also regulate construction of new antenna site facilities and are responsible for zoning and developmental regulations that can materially impact our timely acquisition of sites critical to our radio network. The states and localities regularly conduct legislative, rulemaking and adjudicatory proceedings on matters within their jurisdiction that could have a material adverse effect on us and other similarly situated carriers. States may petition the FCC to expand their jurisdiction over CMRS rates and entry under certain conditions. There can be no assurance that a state in which we operate will not attempt to engage in more comprehensive regulation of our operations, which could increase the costs of providing service and materially affect our ability to operate in that state.

Intellectual Property

  The AT&T and globe design logo is a service mark registered with the U.S. Patent and Trademark Office. AT&T owns the service mark. We use the AT&T and globe design logo, on a royalty free basis, with equal emphasis on our SunCom brand and logo, solely within our licensed area in connection with marketing, offering and providing certain licensed services to end-users and resellers. Our license agreement with AT&T grants us the right and license to use certain licensed marks on certain permitted mobile phones. This license agreement contains numerous restrictions with respect to the use and modification of certain licensed marks. See "Certain Relationships and Related Transactions-- AT&T Agreements."

  We, Triton PCS and Tritel Communications have adopted a common brand, SunCom, that is co-branded with equal emphasis with the AT&T brand name and logo. Each of the SunCom companies owns one-third of Affiliate License Co., which owns the SunCom name. We and the other SunCom companies license the SunCom name from Affiliate License Co. We use such brand to market, offer and provide services to end-users and resellers. See "--Marketing Strategy," "Certain Relationships and Related Transactions--Other Related Party Transactions."

  Triton PCS recently paid $975,000 to settle a potential dispute regarding prior use of a version of the SunCom brand. In connection with this settlement, Triton PCS transferred the SunCom trademark to Affiliate License Co. for $650,000. Each of the other SunCom Companies agreed to pay $325,000 as a royalty fee to license such trademark from Affiliate License Co.


Employees

  As of March 31, 1999, we employed approximately 515 people. None of our employees currently are represented by a union. We believe that our relations with our employees are good.

Properties

  We lease space for our switches in New Orleans, Boston and Puerto Rico and for our network operators center, a switch and our customer care and data center in Memphis. Further, we lease space for our base station transmitter equipment, and we lease office space for our headquarters and regional offices.

Legal Proceedings

  We are not a party to any lawsuit or proceeding which is likely, in the opinion of management, to have a material adverse effect on our financial position, results of operations and cash flows. We are a party to routine filings and customary regulatory proceedings with the FCC relating to our operations.

                              THE EXCHANGE OFFER

Purpose and Effects

  The Exchange Offer is designed to provide to holders of the Old Notes an opportunity to acquire the Exchange Notes which, unlike the Old Notes, will be freely transferable at all times, provided that the holder is not our affiliate.

  The Old Notes were originally issued and sold on April 23, 1999 in the principal amount at maturity of $575.0 million in a transaction exempt from the registration requirements of the Securities Act. The Old Notes may not be reoffered, resold or transferred except under a registration statement filed with the SEC or unless an exemption from the registration requirements of the Securities Act is available.

  We are making the Exchange Offer in reliance on the position of the staff of the SEC as set forth in certain no-action letters addressed to other parties in other transactions. However, we have not sought our own no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the SEC, we believe that the Exchange Notes issued in the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by a holder of the Exchange Notes other than by (1) a broker-dealer who purchased such Old Notes directly from us to resell under Rule 144A under the Securities Act or any other available exemption under the Securities Act or (2) a person that is our "affiliate," as defined in Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Holders of the Old Notes accepting the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. A resale in the United States by a holder of the Exchange Notes who is using the Exchange Offer to participate in the distribution of the Exchange Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K under the Securities Act.

  The Exchange Notes will be freely transferable by the holders of such Notes, subject to the limitations described in the immediately preceding paragraph.
The Exchange Notes will be identical in all respects, including interest rate, maturity, security, guaranty and restrictive covenants, to the Old Notes for which they may be exchanged in the Exchange Offer, except the Exchange Notes will not confer registration rights or bear penalty interest. Holders who do not exchange their Old Notes in the Exchange Offer will continue to hold the Old Notes which are subject to restrictions on transfer.

  Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms of the Exchange Offer

  Promptly after the registration statement of which this prospectus constitutes a part has been declared effective, we will offer the Exchange Notes in exchange for surrender of the Old Notes. We will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the registered holders of the Old Notes. For each $1,000 principal amount at maturity of the Old Notes validly tendered to us in the Exchange Offer and not withdrawn by the holder of such Old Notes, the holder of such Old Notes will receive $1,000 principal amount at maturity of the Exchange Notes. Interest on each Exchange Note will accrue from the date of the original issue of the Old Notes. The Exchange Notes evidence the same debt as the Old Notes and are issued under and entitled to the same benefits under the indenture governing the Notes as the Old Notes. In addition, the Exchange Notes and the Old Notes are treated as one series of securities under the indenture governing the Notes.

  In the event that (1) neither the registration statement of which this prospectus constitutes a part nor a Shelf Registration Statement, as defined in the Exchange and Registration Rights Agreement, with respect to the Old Notes is filed on or prior to the 60th day after the date of original issue of the Old Notes, (2) neither of such registration statements is declared effective by the SEC on or prior to the 180th day after the date of original issue of the Old Notes, or within 45 days after the publication of a change in applicable law or interpretation of law by the SEC's staff that would require us to file a Shelf Registration Statement (the "Effectiveness Target Date"), (3) we fail to consummate the Exchange Offer on or prior to the 210th day after the date of original issuance of the Old Notes, or (4) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the Old Notes during the period specified in the Exchange and Registration

Rights Agreement (each such event referred to in clauses (1)through (4) above as a "Registration Default"), then we must pay liquidated damages to each holder of the Old Notes, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 of Accreted Value, as defined in the indenture governing the Notes, of the Old Notes held by such holder until the cure of all Registration Defaults. Such interest will be payable on the next scheduled interest payment date.

  As of April 23, 1999, $575.0 million aggregate principal amount at maturity of the Old Notes was outstanding. This prospectus and the Letter of Transmittal are being sent to all registered holders of the Old Notes.

  Tendering holders of the Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes in the Exchange Offer. We will pay all charges and expenses, other than certain transfer taxes which may be imposed, in connection with the Exchange Offer. See "Transfer Taxes" below.

  Holders of the Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the Exchange Offer.

Period for Tendering Old Notes

  Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal which together constitute the Exchange Offer, we will accept for exchange the Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used within the Exchange Offer, the term "Expiration Date" means 5:00 p.m., New York City time, on , 1999; PROVIDED, HOWEVER, that our obligation to accept the Old Notes for exchange in the Exchange Offer is subject to certain conditions set forth under "--Certain Conditions to the Exchange Offer" below.

  We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of exchange of any Old Notes, by giving oral or written notice of such extension to the holders of such Old Notes as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and we may accept them for exchange. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of such Old Notes as promptly as practicable after the expiration or termination of the Exchange Offer.

  We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not already accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. We shall issue such notice, in the case of any extension, as a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Procedures for Tendering Old Notes

  Except as set forth below, a holder of the Old Notes who wishes to tender the Old Notes for exchange in the Exchange Offer must send a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Bankers Trust Company (the "Exchange Agent") at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date. In addition, either (1) certificates for such Old Notes must be received by the Exchange Agent, or (2) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") under the procedure for book-entry transfer described below, must be received by the Exchange Agent on or prior to the Expiration Date, or (3) the holder of the Old Notes must comply with the guaranteed delivery procedures described below.

  Each exchanging holder of the Old Notes will be required to represent in its Letter of Transmittal that such holder is acquiring the Exchange Notes in the ordinary course of business, is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and is not our affiliate or an affiliate of our subsidiary guarantors.

  THE METHOD OF DELIVERY OF THE OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER OF THE OLD NOTES. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US.

  Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange in the Exchange Offer are tendered (1) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution, as defined below. In the event that signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be made by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If the Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date. Our interpretation of the terms and conditions of the Exchange Offer either before or after the Expiration Date (including the Letter of Transmittal and the instructions) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we shall determine. None of us, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of us incur any liability for failure to give such notification. Tenders of Old Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of the Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, must submit to us proper evidence satisfactory to us of their authority to so act.

  In all cases, issuance of the Exchange Notes for the Old Notes that are accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes in the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If we do not accept any tendered Old Notes for any reason or the Old Notes are submitted for a greater principal amount than the holder of such Old Notes desires to exchange, we will return such unaccepted or non-exchanged Old Notes without expense to the tendering holder of such Old Notes as promptly as practicable after the Exchange Offer expires or terminates. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility under the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the termination of the Exchange Offer.

Book-Entry Transfer

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although the Old Notes may be delivered through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be sent to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. Holders of Old Notes may use copies of the Letter of Transmittal.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

  Tenders of Old Notes will be accepted only in principal amounts at maturity of $1,000 and integral multiples of $1,000.

  Upon the terms and subject to the conditions of the Exchange Offer, we will accept all Old Notes validly tendered and not withdrawn promptly prior to 5:00 p.m. on the Expiration Date. We will deliver the Exchange Notes in exchange for the Old Notes promptly following acceptance of the Old Notes.

  For purposes of the Exchange Offer, we shall be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of the Old Notes for the purposes of receiving the Exchange Notes.
Under no circumstances will we or the Exchange Agent pay interest because of any delay in making such payment or delivery.

  Our acceptance for exchange of the Old Notes tendered in the Exchange Offer will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Exchange Offer.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, we will return any such unaccepted Old Notes, at our expense, to their tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

Guaranteed Delivery Procedures

  If a registered holder of the Old Notes desires to tender such Old Notes and such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (1) the tender is made through an Eligible Institution, (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Old Notes, the certificate numbers of such Old Notes (except in the case of book-entry tenders) and the principal amount of the Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the Expiration Date, the Letter of Transmittal together with the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (3) such properly completed and executed Letter of Transmittal (or a copy thereof) together with the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the Expiration Date. Holders of Old Notes may use copies of the Letter of Transmittal.

Withdrawal Rights

  You may withdraw your tender of the Old Notes at any time prior to 5:00 p.m. on the Expiration Date.

  For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address set forth below under "--Exchange Agent." Any such notice of withdrawal must (1) specify the name of the person having tendered the Old Notes to be withdrawn, (2) identify the Old Notes to be withdrawn, including the certificate numbers and principal amount of such Old Notes (except in the case of book-entry tenders), (3) be signed by the holder of the Old Notes in the same manner as the original signature on the Letter of Transmittal by which such Old Notes are tendered or be accompanied by sufficient documents of transfer and (4) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for the Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the certificate numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder of the Old Notes is an Eligible Institution. If the Old Notes have been tendered for book-entry transfer as described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of such Old Notes without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. In the case of the Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility under the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Certain Conditions to the Exchange Offer

  Despite any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, any of the following events shall occur:

      (1) such acceptance or issuance would violate applicable law or any applicable interpretation of the staff of the SEC;

      (2) any action or proceeding by or before any court or governmental agency with respect to the Exchange Offer shall be instituted or pending which, in our sole judgment, might impair our ability to proceed with the Exchange Offer; or

      (3) any law, statute, rule or regulation shall have been proposed, adopted or enacted which, in our sole judgment, might materially impair our ability to proceed with the Exchange Offer.

  The foregoing conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of our rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

  In addition, we will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the Notes under the Trust Indenture Act of 1939.

Exchange Agent

  Bankers Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of the prospectus or the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                                   BANKERS TRUST COMPANY

                  By Facsimile:                                              By Mail:
                  (212)669-0772                                       Bankers Trust Company
           Attention: Customer Service                           Corporate Trust and Agency Group
     Confirm by Telephone to: (212) 250-4730                      Four Albany Street, 4th Floor
                                                                     New York, New York 10006
                                                               Attention:  Corporate Trust Services


            By Hand before 4:30 p.m.:                   By Overnight Courier and By Hand after 4:30 p.m.:

              Bankers Trust Company                                   Bankers Trust Company
         Corporate Trust and Agency Group                        Corporate Trust and Agency Group
          Four Albany Street, 4th Floor                           Four Albany Street, 4th Floor
             New York, New York 10006                                New York, New York 10006
Attention:  Anthony M. Nista, Assistant Treasurer       Attention:  Anthony M. Nista, Assistant Treasurer

  DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FAX TRANSMISSION OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

  We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

  We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent, accounting and certain legal fees.

Transfer Taxes

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with such exchange, except that if a holder of the Old Notes instructs us to register the Exchange Notes in the name of, or requests that the Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes in the Exchange Offer, the amount of any such transfer taxes, whether imposed on the registered holder of the Old Notes or any other person, will be the responsibility of the registered tendering holder.

Consequences of Failure to Exchange

  The Old Notes of holders who do not exchange their Old Notes for the Exchange Notes in the Exchange Offer will continue to have restrictions on transfer since we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

  We do not currently anticipate that we will register the Old Notes under the Securities Act. To the extent that the Old Notes are tendered in connection with the Exchange Offer, any trading market for the Old Notes not tendered in connection with the Exchange Offer could be adversely affected. The tender of the Old Notes in the Exchange Offer may have an adverse effect upon, and increase the volatility of, the market prices of the Old Notes due to a reduction in liquidity.

Accounting Treatment

  The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

                                   MANAGEMENT

Executive Officers and Directors

  The table below sets forth certain information regarding our directors and executive officers.


Name                                                 Age  Position
----                                                 ---  --------
Gerald T. Vento....................................   52  Chief Executive Officer and Chairman
Thomas H. Sullivan.................................   37  Executive Vice President, Chief Financial Officer and Director
Julie Dobson.......................................   42  Vice President and Chief Operating Officer
Michael R. Hannon..................................   39  Director
Scott Anderson.....................................   40  Director
Rohit M. Desai.....................................   60  Director
Gary Fuqua.........................................   48  Director
James M. Hoak......................................   55  Director
Mary Hawkins Key...................................   48  Director
William Kussell....................................   40  Director
William Laverack, Jr...............................   42  Director
Joseph O' Donnell..................................   57  Director
Michael Schwartz...................................   34  Director
James F. Wade......................................   43  Director


  Gerald T. Vento is the co-founder of TeleCorp and our predecessor company and has been Chief Executive Officer and a director since our inception. He has been Chairman of our Board since June 1999. From 1993 to 1995, Mr. Vento was Vice Chairman and Chief Executive Officer of Sprint Spectrum(TM)/American PCS. Under Mr. Vento's leadership, that partnership developed the first PCS network in the United States. Mr. Vento also served as managing partner in a joint venture with the Washington Post Company to build and operate the company's systems in the United Kingdom prior to its sale in 1993 to TCI/US West Communications. Mr. Vento has spent over twenty years in cable, telephone and wireless businesses. Mr. Vento was the founder and Managing General Partner for several communications companies, which he developed from inception, including wireless and cable television properties throughout the United States and Puerto Rico.

  Thomas H. Sullivan has been Executive Vice President and a director of TeleCorp since our inception, and Chief Financial Officer since March 1999. Mr. Sullivan served as President of TeleCorp Holding from 1996 to 1998 and has served as a senior executive and founder of several wireless and wireline companies for the past five years. From 1992 to 1998, Mr. Sullivan was a partner at McDermott, Will & Emery, where he served as co-head of its telecommunications practice and co-chairman of its corporate finance practice. In 11 years at McDermott, Will & Emery, he counseled several of the country's largest cellular and PCS operators including Sprint Spectrum(TM)/American PCS, L.P., Aerial Communications, NorthCoast Communications and Bell Atlantic Mobile in both financial and operational matters. Mr. Sullivan has served in varying capacities as consultant and/or senior advisor to several telecommunications start-ups. Mr. Sullivan is a director of Affiliate License Co.

  Julie Dobson has served as TeleCorp's Chief Operating Officer since July 1998. Prior to joining us, Ms. Dobson was President of Bell Atlantic Corporation Mobile Systems(TM) New York/New Jersey Metro Region. She was responsible for sales, marketing, customer service and the continued expansion of that company's wireless communications network in the region. She also oversaw more than 1,500 employees and an extensive retail store network in 22 counties in New York and northern and central New Jersey. Ms. Dobson had been with Bell Atlantic since 1980, when she began her career as an account executive in sales at Bell Atlantic-Pennsylvania, and has served in a variety of positions in sales, sales management and marketing over two decades.

  Michael R. Hannon has been a director of TeleCorp since July 1998. Mr. Hannon is a General Partner of Chase Capital Partners, a general partnership with approximately $7 billion under management and one of our equity investors. Chase Capital Partners invests in a wide variety of domestic and international private equity opportunities including management buyouts, growth equity and venture capital situations. Chase Capital Partners' sole limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States with assets totaling over US $300 billion. Mr. Hannon is currently a director of Formus Communications, Entertainment Communications and Financial Equity Partners.

  Scott Anderson has served as a director of TeleCorp since July 1998. Since 1997, Mr. Anderson has served as Principal in Cedar Grove Partners, an investment and consulting/advisory partnership, and since 1998, as Principal in Cedar Grove Investments, a small "angel" capital investment fund. Mr. Anderson was an independent board member of PriCellular Corp from March 1997 through June 1998, when the company went private. He is a board member and advisory board member of Tegic, a wireless technology licensing company, a board member of Tritel Communications, a board member of Triton PCS and a board member of Xypoint, a private E-911 service company. He was employed by McCaw Cellular Communications and AT&T from 1986 until 1997, where he last served as Senior Vice President of the Acquisitions and Development group.

  Rohit M. Desai has served as a director of TeleCorp since January 1998. He has been the Chairman, President and Chief Investment Officer of Desai Capital Management Incorporated, an equity investment firm with approximately $1 billion under management, since 1984. Desai Capital Management is the investment advisor to Equity-Linked Investors II and Private Equity Investors III, L.P., of which Mr. Desai is the managing general partner. Desai Capital Management invests in a variety of industries, including the media and telecommunications sectors. Mr. Desai currently sits on the board of The Rouse Company, a developer and owner of regional shopping centers and urban specialty retailing properties; Sunglass Hut International, a specialty retailer of sunglasses and watch stations in over 2,000 locations in the United States, United Kingdom, Australia and various other countries; Finlay Fine Jewelry Holdings, a retailer of fine jewelry in approximately 1,000 department stores in the United States, United Kingdom and France; and Independence Community Bankcorp, with headquarters in Brooklyn, New York. He is also a director of various other private companies including American Horizon and Penn National.

  Gary Fuqua has served as a director of TeleCorp since July 1998. Mr. Fuqua has managed corporate development activities at Entergy since 1998. In addition, Mr. Fuqua oversees Entergy's non-regulated domestic retail businesses, including District Energy, Entergy Security and Entergy's various telecommunications businesses. Before he joined Entergy, Mr. Fuqua served as a Vice President with Enron Ventures Corporation in London. He also founded and managed his own company prior to joining Enron in 1988. He is a member of Entergy Enterprises' board, and President of Entergy Technology Holdings. Mr. Fuqua is also a member of the board of Tritel Communications.

  James M. Hoak, Jr., has served as a director of TeleCorp since July 1998. Mr. Hoak has served as Chairman and a Principal of Hoak Capital Corporation, a private equity investment firm, since September 1991. He has also served as Chairman of HBW Holdings, an investment bank, since July 1996. He served as Chairman of Heritage Media Corporation, a broadcasting and marketing services firm, from its inception in August 1987 to its sale in August 1997. From February 1991 to January 1995, he served as Chairman and Chief Executive Officer of Crown Media, a cable television company. From 1971 to 1987, he served as President and Chief Executive Officer of Heritage Communications, a diversified communications company, and as its Chairman and Chief Executive Officer from August 1987 to December 1990. He is also a director of PanAmSat Corporation; Pier1 Imports; an d Texas Industries.

  Mary Hawkins Key has served as a director of TeleCorp since March 1999. She is Senior Vice President of Partnership Operations for AT&T. Partnership operations include AT&T's proportionate interests in active 850 MHz cellular markets (such as Bay Area Cellular Telephone), strategic alliances such as Rogers Cantel, and AT&T's equity participation in affiliated new PCS businesses which are members of the AT&T Wireless Network. Ms. Hawkins Key heads the multi-disciplinary team which provides guidance, consulting and assistance to partnership operations in virtually every area of the business. Ms. Hawkins Key joined AT&T's Messaging Division in 1995, and subsequently became Chief Operating Officer for the 1100 employee division. While in this role, Ms. Hawkins Key served as business leader of the team responsible for spinning off the Messaging business unit. Ms. Hawkins Key is on the board of Triton PCS and is a partner committee member for CMT Partners, the partnership which owns the Bay Area Cellular Telephone and Kansas City Cellular Telephone companies.

  William Kussell has served as a director of TeleCorp since July 1998. Mr. Kussell has served as President of Dunkin' Donuts marketing office since 1996, as well as Retail Concept Officer for Allied Domecq Retailing USA since 1997. In this role, Mr. Kussell leads the overall strategy for Dunkin' Donuts as well as oversees the development of the Baskin Robbins Brand. Mr. Kussell has over 13 years of brand building marketing experience within several industries, ranging from food to photography. He was Vice President of worldwide marketing for Reebok where he helped build Reebok's worldwide brand image and led the entry into the home fitness video and programming business.

  William Laverack, Jr. has served as a director of TeleCorp since January 1998. He has been a General Partner of J.H. Whitney, an investment firm focused on private equity and mezzanine capital investments, since May 1993. J.H. Whitney manages approximately $1 billion of capital and invests in several industry areas including communications. Prior to J.H. Whitney, he was with Gleacher & Co., Morgan Stanley, and J.P. Morgan. He is currently a director of Steel Dynamics, and several private companies including NBX, PRAECIS Pharmaceuticals, NeuroMetrix, Ariat International, and Qualitech Steel. Mr. Laverack is a graduate of Harvard College, B.A., and Harvard Business School, M.B.A.

  Joseph O'Donnell has served as a director of TeleCorp since July 1998. He is the former Chairman and Chief Executive Officer of two major advertising agencies: J. Walter Thompson Company Worldwide and Campbell-Mithum-Esty Advertising. In his twenty-five year career in the advertising business, he has had experience with the automotive, financial services, telecommunications and retail industries. Since leaving the agency business in 1991, Mr. O'Donnell has founded several marketing and/or communication related businesses, principally Osgood, O'Donnell & Walsh LLC, a communications consulting company serving such companies as Equitable Insurance, Chase Manhattan Bank, PricewaterhouseCoopers, Ford and Teligent. Mr. O'Donnell also sits on the board of Unique Casual Restaurants.

  Michael Schwartz has served as a director of TeleCorp since November 1998. Mr. Schwartz joined AT&T in September of 1996. He is currently a Vice President in AT&T's Acquisitions and Development group. From September 1996 through September 1998, Mr. Schwartz was Vice President and Chief Counsel of AT&T's Messaging Division. Prior to joining AT&T, Mr. Schwartz was in private practice in the Seattle office of Graham & James. Mr. Schwartz holds a B.A., magna cum laude, in physics and a J.D., magna cum laude, from Harvard University.

  James F. Wade has served as a director of TeleCorp since July 1998. He is currently the Managing Partner of M/C Venture Partners, a $250 million private equity fund and has been a General Partner in a series of predecessor funds since 1987. M/C Venture Partners invests solely in the telecommunications and information technology sectors. Mr. Wade's investments have included several wireless telephony commitments throughout North America. Mr. Wade has been responsible for developing the firm's involvement in the telecommunications sectors, including cellular telephony, ESMR, PCS, CAPs, CLECs, domestic and international paging, and LMDS. Mr. Wade has been working with the management of TeleCorp and TeleCorp Holding since 1995 and is on the board of six other private companies. Mr. Wade graduated from the University of Notre Dame in 1978 with a B.B.A. in Finance and received an M.B.A. from Harvard Business School in 1982.

Compensation of Directors

  It is not anticipated that the cash equity investors who are members of our Board or any committee of our Board will receive cash compensation for their service on our Board. Other non-employee members of our Board or its committees receive a quarterly stipend of $1,875, $1,000 for attending each Board or committee meeting and $500 for participating in each teleconference. It is anticipated that these directors may also receive stock options. All members of our Board or any committee of our Board, including members who are our employees, will be reimbursed for out-of-pocket expenses in connection with attendance at meetings.

Committees of the Board of Directors

  Our bylaws, as amended, provide that our Board may establish committees to exercise certain powers delegated by our Board. Under that authority, our Board has established an executive committee, an audit committee and a compensation committee.

Executive Compensation

  The following table contains information about the cash and other compensation that we paid in the 1998 fiscal year to Mr. Vento, our Chief Executive Officer, and the four other most highly paid executive officers:

                           Summary Compensation Table

                                                                                       Long-Term Compensation
                                                                                      -------------------------
                                                  Annual Compensation                         Awards
                                        -------------------------------------------   -------------------------
                                                                      Other Annual
                                                                      Compensation       Restricted Stock
Name and Principal Position          Salary($)       Bonus($)(a)         ($)(b)             Awards($)
---------------------------------------------------------------------------------------------------------------

Gerald T. Vento                      $213,461(c)     $157,500(d)        $5,994(e)            $0
  Chief Executive Officer
  and Chairman

Thomas H. Sullivan                    206,931(f)      125,000(g)       106,637(h)            0
  Executive Vice President and
  Chief Financial Officer

Julie Dobson                          114,423(i)      155,000           66,134(j)         127,238(k)
  Vice President and Chief
  Operating Officer

Robert Dowski(l)                      181,196(m)      101,251(n)         5,514(o)          40,640(p)
  Chief Financial Officer

Steven Chandler                       118,808(q)       45,000(r)       114,475(s)          14,541(t)
  General Manager

  ______________________________

  (a) Our employees are eligible for annual cash bonuses. Such bonuses are generally earned in the year prior to which they are paid based upon achievement of corporate and individual performance objectives; however certain bonuses are specified in employment agreements. The bonuses earned in 1997 were paid in 1998 and are not included in this table. The bonuses in the table were earned in 1998 and were paid in 1999.

  (b) Consists of amounts reimbursed for relocation expenses and any taxes that we paid on behalf of the executive for such reimbursement.

  (c) This amount consists of $111,538 that TeleCorp Management paid to Mr. Vento out of amounts we paid to TeleCorp Management under the Management Agreement and $101,923 that TeleCorp Holding paid to Mr. Vento.

  (d) This amount does not include $62,500 in bonus that TeleCorp Holding paid to Mr. Vento in 1998 earned in 1997.

  (e) This amount consists of $5,994 that we paid on behalf of Mr. Vento into our 401(k) plan.

  (f) This amount consists of $92,947 that TeleCorp Management paid to Mr. Sullivan out of amounts we paid to TeleCorp Management under the Management Agreement and $113,984 that TeleCorp Holding paid to Mr. Sullivan.

  (g) This amount does not include $51,500 that TeleCorp Holding paid to Mr. Sullivan in 1998 earned in 1997.

  (h) This amount consists of $103,637 in relocation expenses that TeleCorp Management paid to Mr. Sullivan out of amounts that we paid to TeleCorp Management under the Management Agreement and $3,000 that we paid on behalf of Mr. Sullivan in our 401(k) plan.

  (i) This amount consists of $114,423 that TeleCorp Communications paid to Ms. Dobson.

  (j) This amount consists of $66,134 in relocation expenses that TeleCorp Communications paid to Ms. Dobson.

  (k) Consists of 2,287.21 shares of Series E Preferred Stock, valued at $52 per share, and 3,459.45 shares of Class A Common Stock, valued at $2.40 per share, issued under our Restricted Stock Grant Plan on July 16, 1998.

  (l) Mr. Dowski ceased to be employed with us as of March 8, 1999, except for certain transition support.

  (m) This amount consists of $72,692 that TeleCorp Holding paid to Mr. Dowski and $108,504 that TeleCorp Communications paid to Mr. Dowski.

  (n) This amount does not include $9,803 that TeleCorp Holding paid to Mr. Dowski in 1998 earned in 1997.

  (o) This amount consists of $5,514 that we paid on behalf of Mr. Dowski into our 401(k) plan.

  (p) Consists of 714.340 shares of Series E Preferred Stock, valued at $52 per share, and 1,455.910 shares of Class A Common Stock, valued at $2.40 per share, issued under our Restricted Stock Grant Plan on July 16, 1998. On March 8, 1999, we repurchased 577.392 of Mr. Dowski's shares of Series E Preferred Stock and 1,316.462 of Mr. Dowski's shares of Class A Common Stock for a total of approximately $19, which is not reflected in the table.

  (q) This amount consists of $54,519 that TeleCorp Holding paid to Mr. Chandler and $64,288 that TeleCorp Communications paid to Mr. Chandler.

  (r) This amount does not include $7,228 that TeleCorp Holding paid to Mr. Chandler in 1998 earned in 1997 or $6,000 that TeleCorp Communications paid to Mr. Chandler in 1998 earned in 1997.

  (s) This amount consists of $111,995 in relocation expenses that TeleCorp Communications paid to Mr. Chandler and $2,480 that we paid on behalf of Mr. Chandler into our 401(k) plan.

  (t) Consists of 255.59 shares of Series E Preferred Stock and 520.92 shares of Class A Common Stock issued under our Restricted Stock Grant Plan on July 16, 1998.

Restricted Stock Grant Plan

  We established the TeleCorp PCS, Inc. 1998 Restricted Stock Plan to award key employees shares of our Series E Preferred Stock and Class A Common Stock. Each award is subject to a five- or six-year vesting schedule that depends on such employee's date of hire, with unvested shares being redeemed by us for $0.01 per share upon termination of employment. The shares granted are subject to the same transfer restrictions and repurchase rights as our shares held by AT&T and other investors. See "Description of Capital Stock." As of March 31, 1999, 5,930 shares of Series E Preferred Stock and 10,322 shares of Class A Common Stock are outstanding under this plan. We repurchased an additional 1,155 shares of Series E Preferred Stock and 2,633 shares of Class A Common Stock from certain stockholders, which we had granted under this plan, and such repurchased shares are again available for grant under this plan. We intend to establish a non-qualified stock option plan for key employees and directors.

Management Agreement

  Under to the Management Agreement, TeleCorp Management, under our oversight, review and ultimate control and approval, assists us with: administrative services, such as accounting, payment of all bills and collection; operational services, such as engineering, maintenance and construction; marketing services, such as sales, advertising and promotion; regulatory services, such as tax compliance, FCC applications and regulatory filings; and general business services, such as supervising employees, budgeting and negotiating contracts. Mr. Vento and Mr. Sullivan own TeleCorp Management.

  TeleCorp Management has agreed to provide the services of Mr. Vento and Mr. Sullivan in connection with the performance of TeleCorp Management's obligations under the Management Agreement. Mr. Vento and Mr. Sullivan have agreed to devote their entire business time and attention to providing such services, provided that they may devote reasonable periods of time to certain enumerated activities.

  We reimburse TeleCorp Management for all out of pocket expenses it incurs for the retention of third parties on our behalf. We pay TeleCorp management fees of $550,000 per year, payable in monthly installments. The compensation we pay to TeleCorp Management also includes the potential for payments of bonuses. In 1998, we paid bonuses totaling approximately $285,000 to TeleCorp Management.

  The Management Agreement has a five-year term. We may terminate the Management Agreement immediately in the event of certain circumstances including (1) indictment of Mr. Vento or Mr. Sullivan for a felony, (2) a material breach which remains uncured after 30 days' written notice or (3) acceleration of any of our indebtedness over $25.0 million. TeleCorp Management may terminate the agreement voluntarily upon 30 days written notice to us.

  During the term of the Management Agreement, and under limited circumstances for a period following termination, TeleCorp Management, Mr. Vento and Mr. Sullivan are prohibited from assisting or becoming associated with any person or entity, other than as a holder of up to 5% of the outstanding voting shares of any publicly traded company, that is actively engaged in the business of providing mobile wireless communications services in our territory, and from employing any person who was employed by us unless that person was not employed by us for a period of at least six months.

  In addition, the Management Agreement provides for repurchase by us of the shares of our stock which Mr. Vento and Mr. Sullivan own, under certain circumstances.

Employee Agreements

  On July 17, 1998, we entered into an employee agreement with Ms. Dobson, under which she serves as our Chief Operating Officer at a base annual salary of $250,000.

  Ms. Dobson is eligible under such employee agreement, at our Board's discretion, to receive an annual bonus in an amount up to 50% of her base annual salary.

  On July 17, 1998, we entered into an employee agreement with Mr. Chandler, under which he serves as our General Manager at a base annual salary of $145,000.

  Mr. Chandler is eligible under such employee agreement, at our Board's discretion, to receive an annual bonus in an amount up to 30% of his base annual salary.

  Both Ms. Dobson's and Mr. Chandler's employee agreements provide that they are employees-at-will. We will reimburse the reasonable expenses that the executives incur while performing their services under the employee agreements and the executives may participate in our employee benefit plans available to employees of comparable status and position.

  If an executive should die, we will pay any amounts that we owe such executive under the employee agreements accrued prior to such death to such executive's estate, heirs and beneficiaries. All family medical benefits under the employee agreements for the benefit of such executive will continue for six months after such death. Termination for cause is:

     . engaging in misconduct which has caused demonstrable and serious injury, financial or otherwise, to us or our reputation;

     . being convicted of a felony or misdemeanor as evidenced by a judgment, order or decree of a court of competent jurisdiction;

     . failing to comply with our Board's directions, or neglecting or refusing to perform such executive's duties or responsibilities, unless changed significantly without such executive's consent; or

     .  violating the employee agreement or Restricted Stock Grant Plan.

If we terminate an executive for cause, or an executive voluntarily quits, we will pay such executive any amounts that we owe such executive accrued prior to such cessation of employment. If we terminate an executive other than for cause, we will pay such executive an amount equal to such executive's then annual base salary, at normal payroll intervals, as well as continue to cover such executive under our employee benefit plans for 12 months.

  Under the employee agreements, the executives are subject to confidentiality provisions, and have agreed, for one year after cessation of employment with us, to non-competition and non-solicitation provisions and to limit public statements concerning us.

Separation Agreement

  On March 8, 1999, we entered into a separation agreement with Mr. Dowski. Under such separation agreement, we agreed to pay Mr. Dowski:

     .  $17,500 per month for 12 months;

     .  a lump sum of $105,000, representing a 1998 bonus;

     .  a lump sum equal to earned but unpaid or unused vacation;

     . $4,300 as reimbursement for relocation expenses, including taxes payable by Mr. Dowski on such sum; and

     .  a lump sum equal to outstanding travel and expense reimbursement.

We also agreed to continue covering Mr. Dowski under our employee benefit plans for 12 months. We will continue to pay a duplicate housing relocation benefit to Mr. Dowski through July 1999.

  In addition, we repurchased 577.392 shares of Mr. Dowski's Series E Preferred Stock and 1,316.462 of Mr. Dowski's shares of Class A Common Stock for approximately $19 in accordance with his share grant agreement concerning such restricted stock.

  The separation agreement contained mutual releases by Mr. Dowski and us of the other. In addition, in such separation agreement, Mr. Dowski confirmed his confidentiality agreements with us, and his one-year non-competition, non-solicitation and limitation on public speaking agreements.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 31, 1999, on a pro forma basis, after giving effect to the Transactions, the number of shares of each class of our voting stock beneficially owned by (a) each of our directors, (b) certain of our key executive officers, (c) each person known by us to beneficially own more than 5% of the outstanding shares of any class of our voting capital stock at such date and (d) all of our directors and executive officers of as a group (30 persons). As of such date, after giving pro forma effect to the Transactions, there were 97,473 shares of Series A Preferred Stock, 210,608 shares of Series C Preferred Stock, 49,417 shares of Series D Preferred Stock, 24,150 shares of Series E Preferred Stock, 48,261 shares of Series F Preferred Stock, 236,824 shares of Class A Common Stock, 919 shares of Class C Common Stock, 2,755 shares of Class D Common Stock and 10 shares of Voting Preference Stock, of TeleCorp outstanding. See "Description of Capital Stock." Except as otherwise indicated, the address for each stockholder is c/o TeleCorp, 1010 N. Glebe Road, Suite 800, Arlington, Virginia 22201.


                                                                             Class A                  Voting Preference
                                                                       Common Stock (a) (b)          Common Stock (a) (b)
                                                                    ---------------------------   --------------------------
                                                                     Number of      Percentage     Number of     Percentage of
Stockholder                                                           Shares         of Class       Shares           Class
-----------                                                         ------------   ------------   ------------   ------------
CB Capital Investors, L.P. (c)...............................         46,321            19.56%         0              0%
Equity-Linked Investors -II (d)..............................         44,037            18.59          0              0
Hoak Communications Partners, L.P. (e).......................         33,027            13.95          0              0
Whitney Equity Partners. L.P. (f)............................         27,521            11.62          0              0
Entergy Technology Holding Company (g).......................         14,872             6.28          0              0
Media/Communications Partners (h)............................         17,658             7.46          0              0
AT&T Wireless PCS, Inc. (i)..................................         48,261            16.93          0              0
TWR Cellular, Inc. (i).......................................         48,261            16.93          0              0
Gerald T. Vento (j)..........................................         14,478             6.11          5             50
Thomas H. Sullivan (k).......................................          8,825             3.73          5             50
Michael R. Hannon (l)........................................              0                0          0              0
Rohit M. Desai (m)...........................................         44,037            18.59          0              0
James M. Hoak (n)............................................         33,027            13.95          0              0
William Laverack, Jr. (o)....................................         27,521            11.62          0              0
Gary Fuqua (p)...............................................         14,872             6.28          0              0
James F. Wade (q)............................................         17,658             7.46          0              0
Scott Anderson...............................................              0                0          0              0
William Kussel...............................................              0                0          0              0
Joseph O'Donnell.............................................              0                0          0              0
Michael Schwartz (i).........................................         48,261            16.93          0              0
Mary Hawkins Key (i).........................................         48,261            16.93          0              0
Julie Dobson.................................................          3,459             1.46          0              0
Robert Dowski................................................            139             *             0              0
Steven Chandler..............................................            521             *             0              0
All directors and executive officers as a group (30
persons) (r).................................................        218,674            76.70

---------------
* Less than one percent.

(a) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, for purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if such person has or shares voting power or investment power with respect to such Common Stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used here, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(b) Under the terms of our restated certificate of incorporation, until the occurrence of certain events, and subject to specific rights granted to holders of other classes of our capital stock, the holders of Voting Preference Common Stock possess 50.1% of the voting power of all shares of our capital stock, and the holders of Class A Common Stock possess 49.9% of the voting power of all shares of our capital stock. If, under circumstances described under "Description of Capital Stock," we receive FCC approval for the Class A Common Stock and Voting Preference Common Stock to vote as a single class, the Class A Common Stock and the Voting Preference Common Stock will vote as a single class on all matters and be granted one vote per outstanding share. Holders of certain other classes of our capital stock have been granted voting rights regarding matters specifically affecting those classes. Finally, so long as AT&T continues to own not less than two-thirds of the shares of Series A Preferred Stock it owned on July 16, 1998, it will have the right to nominate two members of our Board (or one member following certain events). See "Description of Capital Stock."

(c) Includes shares held by TeleCorp Investment Corp., LLC. Does not include 91 shares of Class C Common Stock or 596 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." Such shares may also be deemed to be beneficially owned by Mr. Hannon. Mr. Hannon disclaims beneficial ownership of all such shares. The address of the stockholders is 380 Madison Avenue, 12/th/ Floor, New York, New York 10017.

(d) Includes shares held by Private Equity Investors III, L.P. Does not include 87 shares of Class C Common Stock or 572 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." Such shares may also be deemed to be beneficially owned by Mr. Desai. Mr. Desai disclaims beneficial ownership of all such shares. The address of the stockholders is 540 Madison Avenue, 36/th/ Floor, New York, New York 10022.

(e) Includes shares held by HCP Capital Fund, L.P. Does not include 65 shares of Class C Common Stock or 429 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." Such shares may also be deemed to be beneficially owned by Mr. Hoak. The address of the stockholders is One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, Texas 75240.

(f) Includes shares held by J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. Does not include 54 shares of Class C Common Stock or 357 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." Such shares may also be deemed to be beneficially owned by Mr. Laverack. The address of the stockholders is 177 Broad Street, 15/th/ Floor, Stamford, Connecticut 06901.

(g) Such shares may also be deemed to be beneficially owned by Mr. Fuqua and Entergy Corporation. Does not include 344 shares of Class D Common Stock held by the stockholder. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." The address of the stockholder is Three Financial Centre, 900 South Shackleford Road, Suite 210, Little Rock, Arkansas 72211.

(h) Consists of shares held by Media/Communications Partners III Limited Partnership and Media/Communications Investors Limited Partnership. Does not include 35 shares of Class C Common Stock or 227 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." Such shares may also be deemed to be beneficially owned by Mr. Wade. The address of the stockholders is 75 State Street, Suite 2500, Boston, Massachusetts 02109.

(i) Consists of 25,324.95 shares of Series F Preferred Stock held by AT&T Wireless PCS, 18,036.46 shares of Series F Preferred Stock held by TWR and 4,900 shares of Series F Preferred Stock issuable to AT&T Wireless PCS in connection with the Viper Wireless transaction. Such shares may also be deemed to be held by Mr. Schwartz, Ms. Hawkins Key and various AT&T affiliates. Mr. Schwartz and Ms. Hawkins Key disclaim beneficial ownership of all such shares. The address of the stockholders is c/o AT&T Wireless PCS, Inc., 7277 164th Avenue, N.E., Redmond, Washington 98052.

(j) Does not include 341 shares of Class C Common Stock or 9 shares of Class D Common Stock held by such stockholder. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock."

(k) Does not include 212 shares of Class C Common Stock or 2 shares of Class D Common Stock held by such stockholder. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock."

(l) Does not include shares of our capital stock owned by CB Capital Investors, L.P. and TeleCorp Investment Corp., LLC, of which Mr. Hannon disclaims beneficial ownership. Mr. Hannon serves as Vice President of CB Capital Investors, L.P. Does not include 91 shares of Class C Common Stock or 596 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." Mr. Hannon disclaims beneficial ownership of all of such shares. The address of the stockholder is c/o CB Capital Investors, L.P., 380 Madison Avenue, 12/th/ Floor, New York, New York 10017.

(m) Consists of shares owned by Equity-Linked Investors-II and Private Equity Investors III, L.P. Mr. Desai serves as managing general partner of each of such stockholders. Does not include 87 shares of Class C Common Stock or 572 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." Mr. Desai disclaims beneficial ownership of all such shares. The address of such stockholder is 540 Madison Avenue, 36th Floor, New York, New York 10022.

(n) Consists of shares owned by Hoak Communications Partners, L.P. and HCP Capital Fund, L.P. Mr. Hoak serves as Principal and Chairman of the manager of such stockholders, shareholder of the manager and General Partner of Hoak Communications Partners, L.P. and limited partner and shareholder of the General Partner of HCP Capital Fund, L.P. Does not include 65 shares of Class C Common Stock or 429 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." The address of such stockholders is c/o Hoak Communications Partners, L.P., One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, Texas 75240.

(o) Consists of shares owned by Whitney Equity Partners, L.P., J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. Mr. Laverack serves as Managing Member of J.H. Whitney Equity Partners, L.L.C., which is a General Partner in Whitney Equity Partners, L.P., Managing Member of J.H. Whitney Equity Partners III, L.L.C. which is a General Partner in J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. Does not include 54 shares of Class C Common Stock or 357 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." The address of such stockholders is c/o Whitney Equity Partners, L.P., 177 Broad Street, 15th Floor, Stamford, Connecticut 06901.

(p) Consists of shares owned by Entergy Technology Holding Company. Mr. Fuqua serves as an officer of the corporate parent of such stockholder. Does not include 344 shares of Class D Common Stock held by Entergy. Such shares, under certain circumstances, are convertible into shares of Class A Common Stock. See "Description of Capital Stock." The address of such stockholder is c/o Entergy Technology Holding Company, Three Financial Centre, 900 Shackleford Road, Suite 210, Little Rock, Arkansas 72211.

(q) Consists of shares owned by Media/Communications Investors Limited Partnership and Media/Communications Partners III Limited Partnership. Mr. Wade serves as President of M/C Investor General Partner-J, Inc., which is a General Partner in Media Communications Investors Limited Partnerships and Manager of M/C III, L.L.C., which is a General Partner in Media Communications Partners III Limited Partnership. Does not include 35 shares of Class C Common Stock or 227 shares of Class D Common Stock held by such stockholders. Such shares, under certain circumstances, are convertible into shares of

    Class A Common Stock. See "Description of Capital Stock." The address of such stockholders is c/o Media/Communications Partners, 75 State Street, Suite 2500, Boston, Massachusetts 02109.

(r) Includes shares held by members of management and certain of our cash equity investors that may be deemed to be beneficially owned by certain members of our Board. Certain of such members of our Board disclaim such beneficial ownership. The 14 members of our senior management team hold approximately 14% of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AT&T Agreements

  On January 23, 1998, we and AT&T announced the formation of a venture under which we are financing, constructing and operating a wireless communications network using the AT&T and SunCom brand names and logos together, giving equal emphasis to both. AT&T contributed licenses to us in exchange for an equity interest in us. The venture provides the basis for a strategic alliance between us and AT&T for the provision of wireless communications services in certain markets. The terms of the venture and the strategic alliance are set forth in a number of agreements, and summaries of these agreements are set forth below. These summaries are not complete and are qualified in their entirety by reference to the agreements. Copies of the agreements are attached as exhibits to the registration statement.

Securities Purchase Agreement

  The Securities Purchase Agreement, dated as of January 23, 1998, as amended, among AT&T Wireless PCS Inc., TWR Cellular, Inc., CB Capital Investors, Inc., Desai Associates, Hoak Capital Corporation, J.H. Whitney & Co., Entergy Technology Holding Company, M/C Partners, One Liberty Fund III, L.P. and Toronto Dominion Investments, Inc. and Northwood Capital Partners (the "Cash Equity Investors"), the former stockholders of TeleCorp Holding (the "THC Stockholders" and together with the Cash Equity Investors, AT&T Wireless PCS and TWR Cellular, Inc., the "Purchasers"), Mr. Vento and Mr. Sullivan (the "Management Stockholders") and us provided for the transfer by AT&T Wireless PCS and TWR Cellular to us of certain PCS licenses providing, in the aggregate, the right to use 20 MHz of authorized frequencies within the areas covered by such licenses in exchange for shares of our Series A Preferred Stock, Series D Preferred Stock and Series F Preferred Stock.

  The Securities Purchase Agreement also provides for the contribution by the Cash Equity Investors of $128.0 million to us in exchange for shares of our Series C Preferred Stock, Class A Voting Common Stock and Class C Common Stock. In addition, the Securities Purchase Agreement provides that, upon the consummation by us of an acquisition of F-Block PCS licenses covering one million or more Pops (as defined in the Stockholders' Agreement described below), the Cash Equity Investors will contribute an additional $5.0 million to us in exchange for additional shares of our Series C Preferred Stock and Class A Common Stock. Certain of the contributions to be made by the Cash Equity Investors were made upon the consummation of the transactions contemplated by the Securities Purchase Agreement, which occurred on July 17, 1998, and the remainder of such contributions will be made over a three-year period. The obligations of each of the Cash Equity Investors to make its remaining contributions are (1) irrevocable and unconditional, and not subject to counterclaim, set-off, deduction or defense, or to abatement, suspension, deferment, diminution or reduction for any reason whatsoever, and (2) under a pledge agreement between each such Cash Equity Investor and us, secured by a pledge of all shares of our capital stock issued to such Cash Equity Investor under the Securities Purchase Agreement. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Under the Securities Purchase Agreement, the THC Stockholders exchanged their shares of stock in TeleCorp Holding for shares of our Series C Preferred Stock, Class A Common Stock, Class C Common Stock and Class D Common Stock.

  Under the Securities Purchase Agreement, the Management Stockholders exchanged their shares of stock in TeleCorp Holding for shares of our Series E Preferred Stock, Class A Common Stock, Class C Common Stock and Class D Common Stock. Each of the Management Stockholders received five shares of our Voting Preference Stock in exchange for shares of stock we previously issued to them. Upon the closing of the transactions contemplated by the Securities Purchase Agreement, we also issued to certain other members of management shares of our Series E Preferred Stock and Class A Common Stock. Up to 35.71% of the Class A Common Stock issued to members of management are under our restricted stock plan. Shares issued under the restricted stock plan are subject to forfeiture according to a schedule if employment with us is terminated within six years after the closing of the Securities Purchase Agreement.

Stockholders' Agreement

  General.   The Stockholders' Agreement, dated as of July 17, 1998, among AT&T
Wireless PCS, TWR Cellular, the Cash Equity Investors, the Management Stockholders and us provides for certain arrangements regarding our management and operations and for certain restrictions with respect to the sale, transfer or other disposition of our capital stock.

  Board of Directors.   The Stockholders' Agreement provides that our Board
shall initially consist of 13 directors and that any action of our Board be approved by the affirmative vote of a majority of our entire Board, except in certain circumstances where voting by certain classes of directors is required. The Stockholders' Agreement also provides that the members of our Board will initially be (1) three individuals selected by the Cash Equity Investors who own a majority of the Class A Common Stock, (2) each of Mr. Vento and Mr. Sullivan, so long as each remains one of our officers and the Management Agreement remains in effect, (3) two individuals selected by AT&T Wireless PCS in its capacity as holder of the Series A Preferred Stock, so long as AT&T Wireless PCS and TWR Cellular own in the aggregate at least two-thirds of the number of shares of Series A Preferred Stock authorized on the date of our restated certificate of incorporation, (4) three individuals selected by the holders of the Voting Preference Stock, which three individuals are reasonably acceptable to the Cash Equity Investors who own a majority of the Class A Common Stock and (5) three individuals selected by the holders of the Voting Preference Stock, which three individuals are reasonably acceptable to the holders of a majority of the Class A Common Stock beneficially owned by the Cash Equity Investors and AT&T Wireless PCS.

  Exclusivity.   The parties to the Stockholders' Agreement have agreed that, during the term of the Stockholders' Agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by our licenses, mobile wireless communications services initiated or terminated using TDMA and frequencies licensed by the FCC (collectively, "Company Communications Services"), except that AT&T and its affiliates may (1) resell or act as agent for us in connection with the provision of Company Communications Services, (2) provide or resell wireless communications services to or from certain specific locations, provided that any equipment sold in connection with such service must be capable of providing Company Communication Services, and (3) resell Company Communications Services for another person in any area where we have not placed a system into commercial service. Additionally, with respect to certain markets identified in the Intercarrier Roamer Services Agreement with AT&T Wireless Services, Inc., each of us and AT&T Wireless PCS has agreed to cause our respective affiliates in their home carrier capacities to (1) program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in such markets and (2) refrain from inducing any of its customers to change such programming. AT&T Wireless PCS has retained up to 10 MHz of authorized frequencies within the areas covered by our licenses for which we have a right of negotiation in the event of a proposed transfer.

  We and the other parties amended the Stockholders' Agreement to terminate the exclusivity provisions with regard to approximately 100,000 Pops that overlapped with the coverage area of licenses AT&T purchased from Vanguard Cellular. We have agreed with AT&T to exchange our licenses covering such Pops for licenses covering other Pops. Such exchanged Pops will be covered under the scope of our agreements with AT&T.

  Construction.   The Stockholders' Agreement establishes a minimum construction plan for the construction of a PCS system in the areas covered by our licenses (the "Minimum Construction Plan"), which requires us to deploy service to (1) 20% of the total 1990 population of the area covered by our licenses (the "Total Population") by July 17, 1999 (focusing on designated areas of Memphis and New Orleans), (2) 40% of the Total Population by July 17, 2000 (focusing on designated areas of New England, Little Rock and Missouri and enhancing coverage in all markets), (3) 55% of the Total Population by July 17, 2001 (focusing on secondary cities and the important associated connecting highways), (4) 70% of the Total Population by July 17, 2002 (continuing to expand the secondary cities and enhancing coverage of the core areas) and (5) 75% of the Total Population by July 17, 2003 (focusing on adding capacity sites and filling in the remaining suburban areas). In addition to the Minimum Construction Plan, we are bound to several other operational obligations, including arranging for all necessary microwave relocation for our licenses and AT&T's retained licenses, ensuring compatibility of our systems with the majority of systems in Louisiana, Oklahoma, Minnesota, Illinois and Texas (excluding Houston), satisfying the FCC construction requirements in the areas covered by our licenses and AT&T's retained licenses, offering certain core service features with respect to our systems, causing our systems to comply with AT&T's TDMA quality standards and refraining from providing or reselling interexchange services other than interexchange services that constitute Company Communications Services or that are procured from AT&T. If we materially breach any of our operational obligations or if AT&T Wireless PCS and its affiliates decide to adopt a new technology standard, other than TDMA, in a majority of its markets and we decline to adopt such new technology, AT&T Wireless PCS may terminate its exclusivity obligations.

  Disqualifying Transaction.   In the event of a merger, consolidation, asset
acquisition or disposition or other business combination (a "Disqualifying Transaction") involving (1) AT&T and (2) a person that (A) derives annual revenues from communications businesses in excess of $5 billion, (B) derives less than one-third of its aggregate revenues from the provision of wireless communications and (C) owns FCC licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Equifax Marketing Decision Systems Inc., within the areas covered by our licenses (such person, the "Other Party"), AT&T, upon written notice, may terminate certain of its exclusivity obligations in the portion of the areas covered by our licenses in which the Other Party owns an FCC license to offer CMRS (the "Overlap Territory"); provided, that, upon such termination, we have the right to cause AT&T, TWR Cellular, or any transferee that acquired any shares of Series A Preferred Stock, Series D Preferred Stock or Series F Preferred Stock owned by AT&T Wireless PCS on the date of the Stockholders' Agreement (and any shares of our common stock into which any such shares are converted) to exchange all or a proportionate share (based upon the overlap of the residents) of such stock into shares of Series B Preferred Stock. Once so converted, we may redeem such shares of Series B Preferred Stock at any time in accordance with our restated

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certificate of incorporation. Currently, only Sprint, SBC Communications, Bell
Atlantic and BellSouth satisfy the criteria for a business combination partner.

  Under certain circumstances, during the period commencing on the date of the announcement by AT&T of a Disqualifying Transaction and ending upon the later to occur of six months following the consummation of such transaction and the date, if any, by which AT&T is required under applicable law to dispose of any cellular system or any PCS system serving any of the St. Louis, Missouri, Louisville, Kentucky or Boston, Massachusetts BTAs (the "Subject Markets"), if AT&T proposes to sell, transfer or assign to any person that is not an affiliate of AT&T any PCS system owned and operated by AT&T Wireless PCS and its affiliates in any Subject Market, then AT&T will provide us with the opportunity to offer for sale jointly with AT&T for a 90-day period wireless communications services in the applicable Subject Markets and the portion of the areas covered by our licenses that are included in the MTA that includes such Subject Markets.

  Acquisition of Licenses.   The Stockholders' Agreement provides that we may
acquire any cellular license that our Board has determined is a demonstrably superior alternative to constructing a PCS system within the applicable portion of the areas covered by our licenses; provided, that: (1) a majority of the Pops covered by such license are within the areas covered by our licenses; (2) AT&T Wireless PCS and its affiliates do not own CMRS licenses in the area covered by such license; and (3) our ownership of such license will not cause AT&T Wireless PCS or any affiliate to be in breach of any law or contract.

  Vendor Discounts; Roaming Agreements.   AT&T Wireless PCS has agreed, under
the Stockholders' Agreement, that if requested by us, it will use all commercially reasonable efforts (1) to assist us in obtaining discounts from any AT&T Wireless PCS vendor with whom we are negotiating for the purchase of any infrastructure equipment or billing services and (2) to enable us to become a party to the roaming agreements between AT&T Wireless PCS and its affiliates and operators of other cellular and PCS systems.

  Resale Agreements. Under the Stockholders' Agreement, we, upon the request of AT&T Wireless PCS, will enter into resale agreements relating to the areas covered by our licenses. The rates, terms and conditions of service provided by us are to be at least as favorable (and to the extent permitted by applicable law, more favorable) to AT&T Wireless PCS, taken as a whole, as the rates, terms and conditions provided by us to other customers.

  Subsidiaries.   The Stockholders' Agreement provides that all of our
subsidiaries must be direct or indirect wholly owned subsidiaries. The Stockholders' Agreement also provides that, without the prior written consent of, or right of first offer to, AT&T Wireless PCS, we and our subsidiaries, subject to certain limited exceptions, may not effect any sale or disposition of a substantial portion of our assets or any of our subsidiaries or the liquidation, merger or consolidation of us or any of our subsidiaries until we meet certain minimum construction requirements.

  Restrictions on Transfer.   The Stockholders' Agreement imposes certain
restrictions with respect to the sale, transfer or other disposition of our capital stock, such as preemptive, drag along and tag along rights, and provides certain demand and piggyback registration rights.

  Amendments.   Amendments to the Stockholders' Agreement require the written consent of holders of (1) a majority of the shares of the Class A Common Stock, including AT&T Wireless PCS, (2) two-thirds of the Class A Common Stock beneficially owned by the Cash Equity Investors and (3) two-thirds of the Class A Common Stock beneficially owned by the Management Stockholders.

  Termination. The Stockholders' Agreement will terminate upon the earliest to occur of (1) the receipt of the written consent of each such party, (2) July 17, 2009 and (3) under certain circumstances, the date on which a single stockholder beneficially owns all of the outstanding shares of Class A Common Stock.

Network Membership License Agreement

  Under the Network Membership License Agreement dated as of July 17, 1998 (the "License Agreement") between AT&T and us, AT&T granted to us a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited right and license to use certain licensed marks, including the logo containing the AT&T name and globe design, the expression "Member, AT&T Wireless Services Network" and AT&T colors, graphics and overall configurations (collectively, the "Licensed Marks"), solely in connection with certain licensed activities (the "Licensed Activities"). The Licensed Activities include (1) the provision to end-users and resellers, solely within the areas covered by our licenses, of Company Communications Services on frequencies licensed to us for CMRS provided in accordance with the agreements between us and AT&T (collectively, the "Licensed Services") and (2) marketing and offering the Licensed Services within the areas covered by our licenses with limited advertising

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outside our licensed area. The License Agreement also grants to us the right and license to use Licensed Marks on specified mobile phones distributed to our end-users.

  Except in certain instances, AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, Company Communications Services under the Licensed Marks. AT&T retains all rights of ownership in the Licensed Marks, including the rights to license or transfer, as well as the right to use the Licensed Marks in providing its services (subject to its exclusivity obligations) in both the areas covered by our licenses and all other areas.

  The License Agreement contains restrictions with respect to the use and modification of any of the Licensed Marks. Although we may develop our own marks, we may not use them together with the Licensed Marks without the prior approval of AT&T. Furthermore, we are obligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the Licensed Marks to be of comparable quality to similar services marketed and provided by AT&T in areas that are comparable to the areas covered by our licenses, taking into account, among other things, the relative stage of development of the areas in which such services are being provided. The License Agreement also sets forth specific testing procedures to determine compliance with these standards and affords us with a grace period to cure any instances of noncompliance.
Following the core period, we must cease using the Licensed Marks until we are in compliance with the standards or may be deemed to be in breach of the License Agreement.

  We may not assign, sublicense or transfer, by change of control or otherwise, any of our rights under the License Agreement; provided, however, that the License Agreement may be, and has been, assigned to our lenders under our senior credit facilities, and after the expiration of any applicable grace and cure periods under our senior credit facilities, such lenders may enforce our rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

  The initial term of the License Agreement is for a period of five years (the "Initial Term"), which will be automatically renewed for an additional five-year period if each party gives written notice to the other party of our election to renew the term of the License Agreement and neither party gives a notice of non-renewal. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by us, including our misuse of any Licensed Marks, our licensing or assignment of any of our rights under the License Agreement, except as permitted by the terms of the License Agreement, our loss of the licenses acquired from AT&T, our failure to maintain AT&T's quality standards or a change in control of us. After the initial term, AT&T may also terminate the License Agreement in certain circumstances in connection with a Disqualifying Transaction.

  Upon closing of the Digital PCS acquisition, the License Agreement was automatically amended to include the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTAs under its scope. Upon closing of the Puerto Rico acquisition, the License Agreement was automatically amended to include the San Juan MTA under its scope. Upon the closing of the Wireless 2000 acquisition, the License Agreement was automatically amended to include the Alexandria, Lake Charles and certain counties under the Monroe, Louisiana BTAs under its scope.

Intercarrier Roamer Service Agreement / Roaming Administration Service Agreement

  Under the Intercarrier Roamer Services Agreement dated as of July 17, 1998 between AT&T Wireless Services and certain of its affiliates (collectively, "AWS") and us, we have agreed with AWS that each of us, in our capacity as a serving provider, will provide wireless communications services for registered customers of the other party's customers while such customers are out of their home carrier's geographic area and in the geographic area where the serving provider holds a license or permit to construct and operate a wireless communications system and station. Each home carrier whose customers receive service from a serving provider will pay to the serving provider all of the serving provider's charges for wireless service and all of the applicable charges. Each serving provider's service charges per minute or partial minute for use for the first three years will be fixed at a declining rate.

  The Intercarrier Roamer Service Agreement has a term of 20 years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90 days' prior written notice after 10 years. The Intercarrier Roamer Service Agreement may be terminated earlier by either party in certain circumstances, including, after ten years, by either party upon 90 days' prior written notice. Neither party may assign or transfer its rights and obligations under the Intercarrier Roamer Service Agreement without the written consent of the other party, except to an affiliate or an assignee of its license.

  Under the Roaming Administrative Service Agreement dated as of July 17, 1998 between AWS and us, AWS has agreed to make available to us the benefits of the intercarrier roaming services agreements it has entered into with certain other wireless carriers, subject to the consent of such other wireless carriers and to our remaining a member in good standing of the North American Cellular Network. The Roaming Administrative Service Agreement has an initial term of two years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90 days' prior written notice. Either party

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may terminate the Roaming Administrative Service Agreement for any reason at any time upon 180 days' prior written notice. Neither party may assign or transfer its rights and obligations under the Roaming Administrative Service Agreement without the written consent of the other party, except to an affiliate or an assignee of its license, except that AWS may subcontract its duties thereunder.

  Upon closing of the Digital PCS acquisition, the Intercarrier Roamer Service Agreement was automatically amended to include the Baton Rouge, Houma, Hammond and Lafayette BTAs under its scope. Upon closing of the Puerto Rico acquisition, the Intercarrier Roamer Service Agreement was automatically amended to include the San Juan MTA under its scope. Upon closing of the Wireless 2000 acquisition, the Intercarrier Roamer Service Agreement was automatically amended to include the Alexandria, Lake Charles and certain counties under the Monroe, Louisiana BTAs under its scope.

Resale Agreement

  The Stockholders' Agreement provides that, from time to time, we will enter into a Resale Agreement with AT&T Wireless PCS or certain of its affiliates that provides that we grant to AWS the right to purchase and resell access to, and use of, our wireless services on a non-exclusive basis within a designated area. AWS will pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs, if any, according to a specified rate schedule. Each Resale Agreement will have an initial term of ten years that will be automatically renewed on a year-to-year basis unless terminated by either party upon 90 days' prior written notice. AWS will be able to terminate each Resale Agreement for any reason at any time upon 180 days' prior written notice.

  In addition, AT&T has agreed to extend the terms of any Resale Agreement to include the Baton Rouge, Houma, Hammond and Lafayette BTAs in connection with the Digital PCS acquisition, the San Juan MTA in connection with the Puerto Rico acquisition and the Alexandria, Lake Charles and certain counties under the Monroe, Louisiana BTAs in connection with the Wireless 2000 acquisition.

Long Distance Agreement

  Under the Long Distance Agreement dated as of December 21, 1998 between AWS and us, we purchase interstate and intrastate long distance services from AWS at preferred rates which we resell to our customers. These preferred rates are contingent upon our continuing affiliation with AWS.

  The Long Distance Agreement requires that we meet a minimum traffic volume commitment during the term of the agreement, which may be up to three years. If we fail to meet such volume commitments, we must pay to AWS the difference between the expected fee based on the volume commitment and the fees based on actual volume.

  The long distance services we purchase from AWS may only be used in connection with (1) our commercial mobile radio services, (2) calls that originate on our network and (3) those commercial mobile radio services that share our switches.

Puerto Rico License

  We acquired a 20 MHz A-Block PCS license and related assets covering the San Juan MTA from AT&T Wireless PCS on May 25, 1999. The San Juan MTA covers approximately 4 million Pops in Puerto Rico, as well as the U.S. Virgin Islands. Under a Preferred Stock Purchase Agreement, on May 24, 1999, we sold to AT&T $40.0 million of our preferred stock for cash. Under an Asset Purchase Agreement, on May 25, 1999, we purchased the license and related assets from AT&T for $95.0 million in cash. In addition, we reimbursed AT&T $3.2 million for microwave relocation and $1.5 million for other expenses it incurred in connection with the acquisition. Our agreements with AT&T were automatically amended to include the San Juan MTA under the scope of those agreements.

Management Agreement

  As of July 17, 1998, we entered into the Management Agreement with TeleCorp Management, a company owned by Mr. Vento and Mr. Sullivan, for the provision of certain administrative, operational, marketing, regulatory and general business services by TeleCorp Management to us. TeleCorp Management receives an annual fee of approximately $0.5 million and reimbursement of out-of-pocket expenses from us, and is eligible for an annual bonus based upon achievement of certain objectives determined by the compensation committee of our Board. In addition, the Management Agreement provides that certain shares owned by Mr. Vento and Mr. Sullivan vest based upon meeting minimum construction requirements. Mr. Vento and Mr. Sullivan have agreed to devote substantially their entire business time and attention to the services provided under the Management Agreement.

  The Management Agreement has a term of five years and may be terminated earlier by either party in certain circumstances, including by us in the event TeleCorp Management commits fraud, fails to maintain adequately our debt or one of the principals of TeleCorp Management is indicted for a felony, and by TeleCorp Management in the event Mr. Vento and Mr. Sullivan are removed from our Board, or are demoted or their duties are materially diminished. TeleCorp Management, Mr. Vento and Mr. Sullivan are subject to certain non-competition, non-solicitation and confidentiality provisions upon termination of the Management Agreement. In addition, we must repurchase certain of our shares owned by Mr. Vento and Mr. Sullivan in the event of termination. For the 1998 fiscal year, we paid approximately $0.5 million for management services and bonuses under the Management Agreement. See "Management--Management Agreement."

Other Related Party Transactions

Relationship with WFI/Entel Technologies and other Site Acquisition Service Providers

  We receive site acquisition, construction management, program management, microwave relocation and engineering services under a master services agreement with WFI/Entel Technologies. Payments under such agreement were approximately $30.7 million in the 1998 fiscal year. At the time of entering into the master services agreement, Mr. Vento was a senior officer, and he and Mr. Sullivan were the controlling stockholders, of WFI/Entel Technologies. In February 1998, they sold their interests in WFI/Entel Technologies.

Relationship with Certain of the Initial Purchasers of the Notes in the Original Private Offering

  Net proceeds of the original private offering of the Notes to us were approximately $317.0 million, excluding our repayment of the Series B Notes to Lucent. CSI and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. CSI acted as our lead manager for our offering of the Old Notes. The Chase Manhattan Bank, an affiliate of CSI, is the agent bank and a lender under our senior credit facilities. Mr. Michael R. Hannon, a member of our Board, is a General Partner of Chase Capital Partners, an affiliate of CSI. In addition, affiliates of Chase Capital Partners own a portion of our common stock. For further information concerning these relationships, see "Management," "Securities Ownership of Certain Beneficial Owners and Management" and "Plan of Distribution."

  BT Alex. Brown Incorporated, one of the initial purchasers of the Old Notes, is an affiliate of Bankers Trust Company, the documentation agent and one of the lenders under our senior credit facilities for $525.0 million, as well as the trustee under the indenture governing the Notes and the Exchange Agent. We have also entered into certain other transactions with Bankers Trust Company. See "Plan of Distribution."

Relationship with Tritel Communications

  We have common stockholders with Tritel Communications and may be deemed affiliates by virtue of such common ownership. Mr. Anderson and Mr. Fuqua, two of our directors, also serve as directors of Tritel Communications. See "Management." We have formed Affiliate License Co. with Tritel Communications and Triton PCS to adopt a common brand, SunCom, that is co-branded with AT&T on an equal emphasis basis. Under such agreement, we, Tritel Communications and Triton PCS each own one third of Affiliate License Co., the owner of the SunCom name. We and the other SunCom companies license the SunCom name from Affiliate License Co. Mr. Sullivan is a director of Affiliate License Co.

Relationship with Triton PCS

  We have common stockholders with Triton PCS and may be deemed affiliates by virtue of such common ownership. Ms. Hawkins Key and Mr. Anderson, two of our directors, also serve as directors of Triton PCS. See "Management." We have formed Affiliate License Co. with Triton PCS and Tritel Communications to adopt a common brand, SunCom, that is co-branded with AT&T on an equal emphasis basis. Under such agreement, we, Triton PCS and Tritel Communications each own one third of Affiliate License Co., the owner of the SunCom name. We and the other SunCom companies license the SunCom name from Affiliate License Co. Triton PCS transferred its ownership of the SunCom name to Affiliate License Co. for approximately $0.6 million. Mr. Sullivan is a director of Affiliate License Co.

Relationship with Other Entities

  TeleCorp Holding, our predecessor company, was incorporated on July 29, 1996 to participate in the FCC's auction of F-Block licenses in April 1997. TeleCorp Holding raised money from investors to develop any such licenses it obtained in such auction. TeleCorp Holding successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando BTAs. In August 1997, TeleCorp Holding transferred the Houston, Tampa, Melbourne and

Orlando BTAs to four newly-formed entities created by TeleCorp Holding's stockholders: THC of Houston; THC of Tampa; THC of Melbourne; and THC of Orlando; and issued notes in the aggregate amount of approximately $2.7 million to such entities to develop such licenses. TeleCorp Holding performed certain administrative and management services and paid costs on behalf of such entities for the year ended December 31, 1997, worth the aggregate amount of $0.7 million. In 1998, upon the closing of the agreements with AT&T TeleCorp Holding paid approximately $2.0 million to the entities as payment of the notes, offset by the approximately $0.7 million in services and costs. We, TeleCorp Holding, THC of Houston, THC of Tampa, THC of Melbourne, THC of Orlando, TeleCorp WCS and Telecorp LMDS have common stockholders in Mr. Sullivan and Mr. Vento.

  On May 5, 1997, TeleCorp Holding lent approximately $3.0 million to TeleCorp WCS, Inc. in exchange for interest-free notes from TeleCorp WCS. On May 5, 1997, TeleCorp Holding received equity investments in exchange for the right to receive (1) the notes from TeleCorp WCS, (2) any cash, notes or other assets received by TeleCorp Holding on behalf of the notes or (3) any capital stock into which the notes were converted. TeleCorp WCS repaid approximately $2.7 million of the notes with cash to TeleCorp Holding, and TeleCorp Holding forwarded such cash to the equity investors. TeleCorp WCS issued a note in the amount of approximately $0.3 million directly to the investors on behalf of the remaining $0.3 million outstanding under the notes. TeleCorp WCS converted such notes into capital stock issued to the investors.

  Mr. Sullivan and Mr. Vento are stockholders in us, TeleCorp Holding and TeleCorp WCS.

  Viper Wireless was formed to participate in the FCC's reauction of C-Block PCS licenses in most of our markets. TeleCorp Holding owns 85% of Viper Wireless, and Mr. Vento and Mr. Sullivan collectively own the remaining 15%. AT&T and certain of our cash equity investors have committed an aggregate of approximately $32.3 million in exchange for additional shares of our preferred and common stock if Viper Wireless is the successful bidder in the reauction. AT&T and the investors funded approximately $6.5 million of their commitment on May 14, 1999, and approximately $25.8 million will be funded when we make payments to the FCC with respect to these licenses, or if the FCC does not refund amounts we paid to them as deposits in connection with the reauction within 180 days of the date of deposit. The FCC has made additional PCS spectrum available through a reauction of certain C-Block and other licenses returned to, or repossessed by, the FCC. We participated in this for additional spectrum through Viper Wireless. On April 20, 1999, the FCC announced that the reauction ended, and Viper Wireless was the higher bidder for additional spectrum in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico, Jackson, Tennessee and Beaumont, Texas. On June 3, 1999, a petition was filed by certain secured creditors of DCR PCS and Pocket Communications against the application of Viper Wireless for the Houma and New Orleans licenses. The petition seeks deferral of the grant of these licenses to Viper Wireless until an appeal, by the secured creditors of DCR PCS and Pocket Communications has been resolved or in the alternative, a condition noting that a pre-existing claim to the licenses may exist if the secured creditors are successful in that appeal. The appeal seeks review of the bankruptcy court's ruling concerning DCR PCS and Pocket Communications permitting DCR PCS to file its election notice, which ultimately resulted in the return of these licenses to the FCC, over the objection of the secured creditors of DCR PCS and Pocket Communications. Viper Wireless filed an opposition to the petition on June 15, 1999.

Relationship with Toronto Dominion

  Toronto Dominion Investments, a Cash Equity Investor, and TD Securities (USA), a lender under our senior credit facilities for $525.0 million, may be deemed to be under common control.

Relationships with Stockholders

  From inception through June 1998, our primary source of financing was notes issued to our stockholders. In July 1996, we issued $0.5 million of subordinated promissory notes to our stockholders. These notes were converted into 50 shares of our Series A Preferred Stock in April 1997. In December 1997, we issued various promissory notes to our stockholders. These notes were converted into mandatorily redeemable preferred stock in July 1998. From January 1, 1998 to June 30, 1998, we borrowed approximately $22.5 million in the form of promissory notes to existing and prospective stockholders to satisfy working capital needs. These notes were converted into equity of TeleCorp in July 1998 in connection with the consummation of the venture with AT&T.

Relationship with McDermott, Will & Emery

  We use the services of a law firm, McDermott, Will & Emery, to which Mr. Sullivan, our Executive Vice President, Chief Financial Officer and a member of our Board, is counsel. Prior to July 1998, Mr. Sullivan was a partner of McDermott, Will & Emery. For the 1998 fiscal year we paid McDermott, Will & Emery approximately $2.1 million.

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                              CERTAIN INDEBTEDNESS

Senior Credit Facilities

     On July 17, 1998 (the "Senior Credit Facilities Effective Date"), we entered into senior credit facilities for $525.0 million (the "Senior Credit Facilities") with certain lenders (the "Lenders"), including The Chase Manhattan Bank, as administrative agent and issuing bank, TD Securities (USA) Inc., as syndication agent, and Bankers Trust Company, as documentation agent (the credit agreement governing the Senior Credit Facilities, the "Senior Credit Agreement"). The Senior Credit Facilities provide for (1) a $150.0 million senior secured term loan (the "Tranche A Term Loan"), which matures in January 2007, (2) a $225.0 million senior secured term loan (the "Tranche B Term Loan," and together with the Tranche A Term Loan, the "Term Loans"), which matures in January 2008, (3) a $150.0 million senior secured revolving credit facility (the "Revolving Credit Facility," and together with the Term Loans, the "Senior Facilities"), which matures in January 2007 and (4) an uncommitted $75.0 million senior secured term loan in the form of an expansion facility (the "Expansion Facility," and together with the Senior Facilities, the "Facilities"), which will mature no sooner than January 2008.

     The Tranche A Term Loan must be repaid, beginning in September 2002, in 18 consecutive quarterly installments. The amount of each of the first six installments is $3.75 million. The amount of each of the next four installments is $9.4 million. The amount of each of the last eight installments is $11.25 million. The Tranche B Term Loan is required to be repaid, beginning in September 2002, in 22 consecutive quarterly installments. The amount of each of the first 18 installments is $0.6 million. The amount of each of the last four installments is $54.0 million. The commitment to make loans under the Revolving Credit Facility ("Revolving Credit Loans," and together with the Term Loans, the "Loans") automatically and permanently is reduced, beginning in April 2005 after the Senior Credit Facilities Effective Date, by virtue of eight consecutive quarterly reductions. The amount of each of the first four reductions is $12.5 million. The amount of each of the last four reductions is $25.0 million.

     We may select the rate at which interest accrues on all Loans. We may choose a "Eurodollar Loan," which accrues at LIBOR, multiplied by the ratio of which one is the numerator and one minus the aggregate of maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve system that applies to the administrative agent regarding eurocurrency funding is the denominator, and added to the Applicable Margin. The "Applicable Margin" in the case of Eurodollar Loan means:

          . a rate between 1.25% and 2.75% per annum, depending upon our leverage ratio, with respect to the Tranche A Term Loan and the Revolving Credit Loans; and

          .  3.25% per annum, with respect to the Tranche B term loan.

     Alternatively, we may choose an "ABR Loan," which accrues at the higher of either the Administrative Agent's prime rate and the Federal Funds Effective Rate (as defined in the Senior Credit Agreement) plus 0.50% plus the Applicable Margin. "Applicable Margin" in the case of an ABR Loans means:

          . a rate between 0.25% and 1.75% per annum, depending on our leverage ratio with respect to the Tranche A Term Loan and the Revolving Credit Loans; and

          .  2.25% per annum, with respect to the Tranche B Term Loan.

     Interest on any overdue amounts will accrue at a rate per annum equal to 2.00% plus the rate otherwise applicable to such amounts.

     The terms of the Senior Credit Facilities require us to pay an annual commitment fee between 0.50% and 1.25%, depending on the percentage drawn, of the unused portion of the Revolving Credit Facility. The Tranche A Term Loan and Tranche B Term Loan are payable quarterly in arrears, and a separate agent's fee is payable to the administrative agent. The Senior Credit Facilities also require us to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of our outstanding indebtedness, excluding indebtedness which earns interest at a fixed rate.

     The Tranche A Term Loan automatically will be reduced to the extent its undrawn portion exceeds $50.0 million in July 2000 by the amount of such excess. The Term Loans will be prepaid, and commitments under the Revolving Credit Facility will be reduced, in an aggregate amount equal to:

     (1) 50% of the excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001;

     (2) 100% of the net proceeds of asset sales outside of the ordinary course of business, in excess of a $1.0 million annual threshold, or unused insurance proceeds;

     (3) 100% of the net cash proceeds of issuances of debt obligations (other than debt obligations permitted by the Senior Credit Agreement, including the issuance of the Notes); and

     (4) 100% of the net cash proceeds of issuances of equity securities (other than in connection with the Cash Equity);

provided that the prepayments and reductions set forth under clauses (3) and (4) will not be required if, after giving effect to such issuance, (A) our leverage ratio would be less than 5.0 to 1.0 and (B) in the case of clause (4), we would be in pro forma compliance with each covenant contained in the Senior Credit Agreement.

     We may establish the Expansion Facility so long as, both before and after giving effect to it, no default exists under the Senior Credit Agreement and we are in pro forma compliance with each of the financial covenants contained in the Senior Credit Agreement. No Lender is required to participate in the Expansion Facility. Each of our existing and future domestic subsidiaries unconditionally guarantees all our obligations under the Senior Credit Facilities (the "Credit Facility Subsidiary Guarantees"). The Facilities and the Credit Facility Subsidiary Guarantees, and any related hedging contracts provided by the Lenders under the Senior Credit Facilities, are secured by substantially all of our assets and the assets of each of our existing and future domestic subsidiaries, including a first priority pledge of all of the capital stock held by us or any of our subsidiaries; provided that the pledge of shares of foreign subsidiaries will be limited to 65% of the outstanding shares of such foreign subsidiaries. Under the Senior Credit Facilities, no action may be taken against our licenses unless and until the requisite approval is obtained from the FCC. We have organized special purpose subsidiaries to hold our licenses, our real property and our equipment. Each such single purpose subsidiary is prohibited from incurring any liabilities or obligations other than:

          .  the Credit Facility Subsidiary Guarantee issued by it;

          . obligations under the security agreement entered into by it in connection with the Senior Credit Facilities;

          .  obligations resulting from regulatory requirements; or

          . taxes and liabilities incurred in the ordinary course of its business incident to its business or necessary to maintain its existence.

     The Senior Credit Agreement contains covenants customary for facilities similar to the Senior Credit Facilities, including covenants that restrict, among other things:

          . the incurrence of indebtedness and the issuance of certain equity securities;

          .  the creation of liens;

          . sale and lease-back transactions, mergers, consolidations and liquidations;

          .  certain investments, loans, guarantees, advances and acquisitions;

          .  sales of assets;

          .  hedging agreements;

          . certain payments, including the payment of dividends or distributions in respect of capital stock and prepayments of the Notes;

          .  certain transactions with affiliates;

          .  the entering into of certain restrictive agreements; and

          .  the amendment of certain material agreements.

     The Senior Credit Agreement requires us to maintain certain ratios, including:

          .  a senior debt to capital ratio;

          .  a senior debt to EBITDA ratio;

          .  a total debt to EBITDA ratio;

          .  an interest coverage ratio; and

          .  a fixed charges ratio;

and to satisfy certain tests, including tests relating to:

          .  the minimum population covered by our network;

          .  the minimum number of subscribers to our services;

          .  the minimum aggregate service revenue per subscriber; and

          .  limits on capital expenditures.

     In particular, we may not permit the following ratio to exceed 0.5 to 1.0: the numerator is senior debt and the denominator is the sum of (1) all of our indebtedness and the indebtedness of our subsidiaries which matures, in more than one year, whether, by its terms renewal or extension, plus (2) certain equity contributions, plus (3) commitments of the Cash Equity Investors to purchase shares of our capital stock under the Securities Purchase Agreement.

     The denominator is known as "Total Capital." However, if (1) the Cash Equity Investors have satisfied in full in cash all commitments to purchase shares of our capital stock under the Securities Purchase Agreement and (2) our network is substantially complete in markets that cover more than 60% of the aggregate number of residents within the areas that our licenses cover, the ratio of senior debt to Total Capital may exceed 0.5 to 1.00, but may not exceed
0.55 to 1.00. In the above contingency, the aggregate number of residents are as determined by the Donnelley Marketing Service Guide published in 1995. The Senior Credit Agreement also contains customary representations, warranties, indemnities, conditions precedent to borrowing and events of default.

     Borrowings under the Senior Credit Facilities are available to finance capital expenditures related to the construction of our network, the acquisition of related businesses, working capital needs and subscriber acquisition costs.

Vendor Financing

     In May 1998, we entered into a vendor procurement contract (the "Procurement Contract") with Lucent, under which we agreed to purchase radio, switching and related equipment and services for the development of our network. In connection with the Procurement Contract, Lucent agreed to provide us with $80.0 million of junior subordinated vendor financing. In addition, Lucent has agreed to make available up to an additional $80.0 million of junior subordinated vendor financing in amounts up to 30% of the value of equipment, software and services provided by Lucent in connection with any additional markets we acquire (the "Vendor Expansion Facility"). We have $15.0 million of availability under the Vendor Expansion Facility agreement as a result of the Puerto Rico acquisition. The expiration date for any notes issued under the Vendor Expansion Facility is the date which is six months after the scheduled maturity of the Notes.

      Under a Note Purchase Agreement dated as of May 11, 1998 (the "Note Purchase Agreement"), between Lucent and us, we have issued to Lucent $40.0 million aggregate principal amount of Series A Notes due 2012. All proceeds from the sale of these notes are to be used to develop our network in certain designated areas.

     We had also issued to Lucent $40.0 million aggregate principal amount of Series B Notes due 2012. We repaid these notes with the proceeds from the offering of the Old Notes. Upon the consummation of the offering of the Old Notes, Lucent's commitment to provide us with $40.0 million of Series B notes terminated.

     We have a commitment from Lucent to purchase an additional $7.5 million of Series A Notes and $7.5 million of Series B Notes under to the Vendor Expansion Facility in connection with the Puerto Rico acquisition. The obligation of Lucent to purchase notes under the Vendor Expansion Facility is subject to a number of conditions, including the requirement that we have received certain cash equity contributions in respect of each additional market and that we irrevocably commit to purchase one mobile switching center and 50 base stations for each additional market from Lucent.

     The original $40.0 million principal amount of the Series A Notes is due in 2012, but is subject to mandatory prepayment on a dollar for dollar basis out of the proceeds of future equity offerings in excess of $130.0 million (exclusive of the $5.0 million of equity to be contributed in connection with the Louisiana acquisitions). Any Series A Notes issued under the Vendor Expansion Facility will mature six months after the Notes, but will be subject to mandatory prepayment on a dollar for dollar basis out of the proceeds of future equity offerings in excess of $175.7 million (exclusive of all cash equity received in the Transactions).

     Any Series B Notes issued under the Vendor Expansion Facility will mature six months after the Notes, but in no event later than May 1, 2012, and will be subject to mandatory prepayment on a dollar for dollar basis out of the net proceeds of any future public or private offering or sale of debt securities (exclusive of borrowings under the Credit Agreement).

     The Series A Notes, including any Series A Notes issued under the Vendor Expansion Facility, will initially accrue interest at a rate of 8.5% per annum. If the Series A Notes are not redeemed in full on or prior to January 1, 2001, the rate will increase by 1.5% per annum on each January 1 thereafter, beginning January 1, 2002, provided that the maximum interest rate will not exceed 12 1/8% which is 50 basis points per annum over the initial yield on the Notes. Interest on the Series A Notes will be payable semi-annually, provided that prior to May 11, 2004, interest will be payable in additional Series A Notes and thereafter will be payable in cash, unless prohibited by the Senior Credit Facilities or the indenture governing the Notes.

     Any Series B Notes issued under the Vendor Expansion Facility will initially accrue interest at a rate of 10% per annum. If the Series B Notes are not redeemed in full on or prior to January 1, 2000, the rate will increase by 1.5% per annum on each January 1 thereafter beginning on January 1, 2001, provided that the maximum interest rate will not exceed 12 1/8% which is 50 basis points per annum over the initial yield on the Notes. Interest on the Series B Notes will be payable semi-annually, provided that prior to May 11, 2004, interest will be payable in additional Series B Notes and thereafter will be payable in cash unless prohibited by the terms of the Senior Credit Facilities or the indenture governing the Notes.

     Upon a change of control as defined by the Note Purchase Agreement, the Series A and Series B Notes must be repaid at their principal amount plus a premium. The Series A and Series B may not be prepaid, however, if prohibited by the terms of the Senior Credit Facilities, the indenture governing the Notes or other indebtedness that ranks senior to the Series A and Series B Notes. In the event a change of control occurs prior to May 1, 2002 in the case of the Series A Notes, or in the case of the Series B Notes, May 1, 2000, the Series A and Series B Notes may be prepaid in accordance with the optional prepayment provisions.

     Under the Note Purchase Agreement, Lucent may not engage in any remarketing efforts of the Series A or Series B Notes, or unused commitments relating to the Series A or Series B Notes, prior to January 23, 2000. If Lucent has not completed certain sales in respect of Series A or Series B Notes then outstanding prior to January 1, 2003, we must pay Lucent up to 3% of the then outstanding principal amount of all Series A and Series B Notes to defray any actual marketing distribution and other costs incurred by Lucent in connection with any such sales remarketing.

     The Series A Notes may be prepaid without payment of a premium at any time prior to May 1, 2002. In addition, the Series A note may be prepaid at any time after May 1, 2002 without payment of a premium to the extent Lucent or its affiliates have retained them. The Series B Notes may be prepaid without payment of a premium at any time prior to May 1, 2000. In addition, the Series B Notes may be prepaid at any time after May 1, 2000 without payment of a premium to the extent Lucent or its affiliates have retained them.

     If we are subject to any bankruptcy or related procedures or there is any default in the payment of our debt, including borrowings under the Senior Credit Facilities and the Notes, that ranks senior in right of payment to the Series A and Series B Notes, we will pay the senior debt in full before we make payments on the Series A and Series B Notes. If a non-payment default occurs with respect to any such debt, the holders of more than $25.0 million principal amount of such debt may declare a payment blockage period of up to 179 days.

     Events of default under the Note Purchase Agreement include, subject to certain cure periods:

          . the failure to pay principal or interest under such agreement when due;

          .  violation of covenants;

          .  inaccuracy of representations and warranties;

          .  cross-default for other indebtedness;

          .  bankruptcy;

          .  material judgments; and

          .  termination of the Procurement Contract.

Government Debt

     In connection with our purchase of our F-Block licenses, we issued to the FCC secured installment payment plan notes in an aggregate principal amount of $9.2 million (the "FCC Notes"). This debt is shown on our balance sheet net of a discount of $1.2 million reflecting the below market interest rate on the debt. The FCC Notes are due April 28, 2007, and bear interest at a rate of 6.25% per annum. In addition, we assumed $4.1 million in aggregate principal amount of additional secured installment payment plan notes in connection with the Digital PCS acquisition (the "Digital PCS Notes"). This debt is shown on our balance sheet net of a discount of $0.7 million reflecting the below market interest rate on the debt. The Digital PCS Notes are due August 21, 2007, and bear interest at a rate of 6.125% per annum. In connection with the Wireless 2000 acquisition, we assumed $7.4 million in aggregate principal amount of additional secured installment payment plan notes (the "Wireless 2000 Notes"). This debt is shown on our balance sheet net of a discount of $1.3 million reflecting the below market interest rate on the debt. The Wireless 2000 Notes are due September 17, 2006, and bear interest at a rate of 7.0% per annum. A security agreement secures the FCC Notes, Wireless 2000 Notes and Digital PCS Notes, which grants the FCC a first priority security interest in the license for which the applicable note was issued. In the event of a default under the FCC Notes, Wireless 2000 Notes or Digital PCS Notes, the FCC may revoke the licenses for which such defaulted notes were issued.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock, as set forth in our restated certificate of incorporation dated April 20, 1999, consists of:

  .  1,904,010 shares of common stock, par value $0.01 per share, consisting of:
     .    950,000 shares of Class A Common Stock
     .    950,000 shares of Class B Common Stock
     .    1,000 shares of Class C Common Stock
     .    3,000 shares of Class D Common Stock
     .    10 shares of Voting Preference Common Stock

  . 715,000 shares of preferred stock, par value $0.01 per share, consisting of:

     .    100,000 shares of Series A Preferred Stock
     .    200,000 shares of Series B Preferred Stock
     .    215,000 shares of Series C Preferred Stock
     .    50,000 shares of Series D Preferred Stock
     .    30,000 shares of Series E Preferred Stock
     .    50,000 shares of Series F Preferred Stock
     .    70,000 shares of Senior Common Stock

As of May 31, 1999, and after giving pro forma effect to the Transactions, our outstanding capital stock consisted of:

     .    236,824 shares of Class A Common Stock
     .    919 shares of Class C Common Stock
     .    2,755 shares of Class D Common Stock
     .    10 shares of Voting Preference Common Stock
     .    97,473 shares of Series A Preferred Stock
     .    210,608 shares of Series C Preferred Stock
     .    49,417 shares of Series D Preferred Stock
     .    24,150 shares of Series E Preferred Stock
     .    48,261 shares of Series F Preferred Stock

     The following summaries of certain provisions of the common stock and the preferred stock are not complete and are subject to, and qualified in their entirety by, the provisions of our restated certificate of incorporation and bylaws. Subject to any required approval of holders of any shares of any class or series of preferred stock, our Board has the power, by resolution, to issue additional shares of preferred stock with such preferences, rights and designations as it shall determine.

Voting Rights

     Subject to the rights of specific classes of stock to vote as a class on certain matters, the holders of the Class A Common Stock are entitled to 4,990,000 votes and the holders of Voting Preference Common Stock are entitled to 5,010,000 votes of all outstanding capital stock. No other class of capital stock has the right to vote on any matter except as required by law. In addition, for so long as AT&T and its affiliates continue to hold at least two-thirds of the shares of Series A Preferred Stock they held as of May 14, 1999, they will be entitled, but not obliged, to nominate two of our directors. After an initial public offering of our securities, or after the special voting rights of Voting Preference Common Stock are eliminated, they may nominate only one director.

     Our restated certificate of incorporation provides that, except where a class of capital stock has the right to vote as a class, a quorum shall be present so long as a majority of the outstanding Voting Preference Common Stock and shares representing at least 5,010,000 votes are present. When a class vote is required, a majority of such class must also be present. Further, any action not requiring a class vote may be approved by the affirmative vote of a majority of Voting Preference Common Stock present at any meeting where a quorum is present.

The holders of each class of preferred stock have the right to vote as a class on any measure to:

     . authorize or issue any shares senior to or on a parity with such class;

     . amend our restated certificate of incorporation to change any of the characteristics of such class; or

     . authorize or issue any security convertible into, exchangeable for or granting the right to purchase or otherwise receive any shares of stock senior to or on a parity with such class.

The majority of each such class of preferred stock must affirmatively vote to act.

     Subject to any class voting requirements, shares of Common Stock representing at least two-thirds of the votes entitled to be cast for the election of our directors must affirmatively vote for any amendment, alteration or repeal of our certificate of incorporation or bylaws.

     If (1) we receive an opinion of regulatory counsel that Class A Common Stock and Voting Preference Common Stock can vote and be treated as a single class of stock for quorum purposes and have one vote per share, (2) not less than two-thirds of the outstanding Class A Common Stock affirmatively vote for such single class status, and (3) our Board has not determined that it is likely to be detrimental to us, we will seek the approval of the FCC to have Class A Common Stock and Voting Preference Common Stock vote and be treated together as a single class with one vote per share.

     Certain of our stockholders have entered into agreements (including the Stockholders' Agreement and the Investors Stockholders' Agreement dated as of July 17, 1998 among the Cash Equity Investors and the Management Stockholders) regarding the voting of their shares on certain matters, including the election of directors. See "Certain Relationships and Related Transactions--The AT&T Agreements--Stockholders Agreement."

Conversion

     After July 17, 2006, holders of Series A Preferred Stock may convert their shares into shares of Class A Common Stock at a conversion rate equal to the liquidation preference of Series A Preferred Stock divided by the market price of Class A Common Stock.

     On the date of an initial public offering of our capital stock, we may convert shares of Series C Preferred Stock and Series E Preferred Stock into shares of Common Stock at a conversion rate equal to the liquidation preference of Series C Preferred Stock or Series E Preferred Stock, as applicable, divided by the initial public offering price. If we convert Series C Preferred Stock to shares of Common Stock on the date of an initial public offering of our capital stock, shares of Series D Preferred Stock will be automatically converted into shares of Senior Common Stock on that date at a rate equal to the liquidation preference of Series D Preferred Stock divided by the initial public offering price.

     At any time, holders of Series F Preferred Stock may convert each share into one share of Class A Common Stock or Class B Common Stock; provided, that, until the happening of certain events, the first 631.27 of such shares to be converted are convertible into shares of Class D Common Stock. If we convert Series C Preferred Stock into Common Stock upon an initial public offering of our capital stock, each share of Series F Preferred Stock will be automatically converted into one share of Senior Common Stock.

     At any time, holders of Senior Common Stock may convert each share into one share of Class A Common Stock or Class B Common Stock; provided, that, until the happening of certain events, the first 631.27 of such shares to be converted are convertible into shares of Class D Common Stock.

     At any time, holders of Class A Common Stock and Class B Common Stock may convert their shares into shares of the other class.

     If we receive an opinion of counsel that Class A Common Stock and Voting Preference Common Stock can vote and be treated as a single class of stock with one vote per share, then, unless our Board shall determine that it is likely to be detrimental to us, holders of Class C Common Stock and Class D Common Stock may convert their shares into shares of Class A Common Stock or Class B Common Stock.

     All conversions are subject to obtaining any required FCC approvals.

Redemption

     We have the right to redeem certain of our capital stock as follows:

          . Shares of Series A Preferred Stock: following 30 days after the 10th anniversary of issuance at the liquidation preference the Series A preferred Stock;

          . Shares of Series B Preferred Stock: at any time at the liquidation preference of the Series Preferred Stock; and

          . Shares of Series C Preferred Stock and Series D Preferred Stock: at any time at the liquidation preferences of Series C Preferred Stock and Series D Preferred Stock; provided, that if we redeem any shares of either Series C Preferred Stock or Series D Preferred Stock, we must redeem a proportionate number of shares of the other.

     In addition, the holders of certain classes of capital stock have the right to require us to redeem their shares as follows:

          . Holders of Series A Preferred Stock or Series B Preferred Stock: following the 30th day after the 20th anniversary of issuance at the liquidation preference of the Series A Preferred Stock or Series B Preferred Stock; and

          . Holders of Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock: following the 30th day after the 20th anniversary of issuance at the liquidation preference therefor Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

     Neither we nor any holder of shares of any class of our capital stock may cause us to redeem our capital stock if, at such time:

          .    we are insolvent or will be rendered insolvent by such
redemption; or

          .    law or any of our agreements prohibits such redemption.

Further, our restated certificate of incorporation restricts our ability to redeem any shares of capital stock to the extent shares of capital stock ranking senior to or on a parity with such shares remain outstanding or dividends on such senior or parity shares have not been paid in full.

     Our restated certificate of incorporation also provides for our redemption of any shares of our capital stock that is held by stockholders whose holding of such shares, in the opinion of our Board, may result in the loss of, or failure to obtain the reinstatement of, any of our licenses or franchises.

     The Management Agreement provides for the redemption by us of certain shares of Class A Common Stock and Series E Preferred Stock held by Mr. Vento and Mr. Sullivan in certain circumstances. See "Management--Management Agreement."

Ranking

     With respect to the payment of dividends and distributions upon our liquidation, dissolution or winding up, classes of our preferred stock ranks as follows:

---------------------------------------------------------------------------------------------------------------------------------
        Class of Stock                    Parity with                       Junior to                        Senior to
---------------------------------------------------------------------------------------------------------------------------------
Series A Preferred              Series B Preferred               None                             Series C Preferred
                                                                                                  Series D Preferred
                                                                                                  Series E Preferred
                                                                                                  Series F Preferred
                                                                                                  Senior Common Stock
                                                                                                  Common Stock
---------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
        Class of Stock                    Parity with                       Junior to                        Senior to
----------------------------------------------------------------------------------------------------------------------------------
Series B Preferred              Series A Preferred               None                             Series C Preferred
                                                                                                  Series D Preferred
                                                                                                  Series E Preferred
                                                                                                  Series F Preferred
                                                                                                  Senior Common Stock
                                                                                                  Common Stock
----------------------------------------------------------------------------------------------------------------------------------
Series C Preferred              Series D Preferred               Series A Preferred and Series    Series E Preferred
                                (except when a statutory         B Preferred Stock                Series F Preferred
                                liquidation )                    Series D Preferred (only upon    Senior Common Stock
                                Common Stock (only with          a statutory liquidation)         Common Stock (only with
                                respect to dividends)                                             respect to dissolution,
                                                                                                  liquidation and winding up)
---------------------------------------------------------------------------------------------------------------------------------
Series D Preferred              Series C preferred               Series A Preferred               Series C Preferred
                                (except when a statutory         Series B Preferred               (only upon a statutory
                                liquidation)                                                      liquidation)
                                Common Stock (only with                                           Series E Preferred
                                respect to dividends)                                             Series F Preferred
                                                                                                  Senior Common Stock
                                                                                                  Common Stock (only with
                                                                                                  respect to dissolution,
                                                                                                  liquidation and winding up)
---------------------------------------------------------------------------------------------------------------------------------
Series E Preferred              Common Stock (only with          Series A Preferred               Series F Preferred
                                respect to dividends)            Series B Preferred               Senior Common Stock
                                                                 Series C Preferred               Common Stock
                                                                 Series D Preferred

---------------------------------------------------------------------------------------------------------------------------------
Series F Preferred              Senior Common Stock              Series A Preferred               Common Stock
                                Common Stock (except when a      Series B Preferred               (only upon a statutory
                                statutory liquidation)           Series C Preferred               liquidation)
                                                                 Series D Preferred
                                                                 Series E Preferred

---------------------------------------------------------------------------------------------------------------------------------
Senior Common Stock             Series F Preferred               Series A Preferred               Common Stock
                                                                 Series B Preferred
                                                                 Series C Preferred
                                                                 Series D Preferred
                                                                 Series E Preferred
---------------------------------------------------------------------------------------------------------------------------------

Dividends


     The holders of Series A Preferred Stock and Series B Preferred Stock are entitled to receive annual dividends equal to 10% of the liquidation preference related to their shares; provided that so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, no dividends may be paid on any shares of any class of capital stock ranking junior to Series A Preferred Stock or Series B Preferred Stock. Dividends accrue from the date of issuance of the shares and are payable quarterly, provided that we have the option to defer payments for up to ten and one-half years from the date of issuance.

     The holder of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Senior Common Stock are entitled to dividends as declared by our Board.

     Subject to the rights of the holders of the Preferred Stock, our Board may declare dividends on the Common Stock; provided, that dividends on Class C Common Stock and Class D Common Stock may only be paid up to the amount by which funds legally available for such dividends exceed the excess of (1) fair market value of the assets of TeleCorp Holding less TeleCorp Holding's liabilities over
(2) the aggregate par value of Class C Common Stock and Class D Common Stock, at our Board's discretion. Dividends may only be paid on the other classes of Common Stock up to the amount legally available after subtracting the maximum amount payable in respect of Class C Common Stock and Class D Common Stock, at our Board's discretion.

     We may not pay dividends on any shares of any class of our capital stock if, at such time:

          .    we are insolvent or will be rendered insolvent by such payments;
               or

          .    law or any of our agreements prohibits such dividend payments.

Further, our restated certificate of incorporation restricts our ability to pay any dividends on any class of capital stock to the extent shares of capital stock ranking senior to or on a parity with such class remain outstanding or dividends on such senior or parity shares have not been paid in full.

Liquidation Preference

     The holders of Preferred Stock are entitled to certain preferences with respect to distributions upon our liquidation, dissolution or winding up as follows:

          . Holders of Series A Preferred Stock and Series B Preferred Stock are entitled to a preference per share equal to $1,000 plus accrued and unpaid dividends on such shares.

          . Holders of Series C Preferred Stock are entitled to a preference per share equal to the paid-in capital per share of Series C Preferred Stock together with interest on $1,000 from the date of issuance at a rate of 6% per annum, compounded quarterly, less the amount of any dividends paid on such share, plus accrued and unpaid dividends.

          . Holders of Series D Preferred Stock are entitled to a preference per share equal to $1,000 together with interest thereon from the date of issuance at rate of 6% per annum, compounded quarterly, less the amount of any dividends paid on such share, plus accrued and unpaid dividends.

          . Holders of Series E Preferred Stock are entitled to a preference per share equal to the amount of accrued and unpaid dividends on such share, together with interest on $1,000 from the date of issuance at a rate of 6% per annum, compounded quarterly, less the amount of any dividends declared and paid on such share.

          . Holders of Series F Preferred Stock are entitled to a preference equal to $.01 plus accrued and unpaid dividends on such shares.

          . Holders of Senior Common Stock are entitled to a preference per share equal to the liquidation preference associated with the shares of Series D Preferred Stock for all shares of Series D Preferred Stock converted into Senior Common Stock plus the liquidation preference associated with the shares of Series F Preferred Stock for all shares of Series F Preferred Stock converted into Senior Common Stock, divided by the number of shares of Senior Common Stock into which shares of Series D Preferred Stock and Series F Preferred Stock were converted.

     Following payment of all amounts payable to the holders of Preferred Stock upon our liquidation, dissolution or winding up, the holders of Class C Common Stock and Class D Common Stock shall be entitled to receive the fair market value of the assets of TeleCorp Holding less TeleCorp Holding's liabilities. The holders of the other classes of Common Stock shall be entitled to receive the remaining amounts available for distribution.

Transfer Restriction

     Certain of our stockholders have entered into agreements that restrict transfer of their shares and provide for the happening of certain events, such as share conversions. See "Certain Relationships and Related Transactions--AT&T Agreements" and "--Management Agreement."

     Our restated certificate of incorporation provides that, upon the happening of certain events described in the Stockholders' Agreement, we have the right to exchange all or certain of the shares of Series A Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Senior Common Stock and Common Stock held by AT&T for an equal number of shares of Series B Preferred Stock. See "Certain Relationships and Related Transactions--AT&T Agreements."

                            DESCRIPTION OF THE NOTES

General

     As used in this section entitled "Description of the Notes," the terms "we," "us" and "our" means TeleCorp PCS, Inc., a Delaware corporation, but does not include any of our subsidiaries. Capitalized terms used in this section and not otherwise defined have the meanings set forth under "--Certain Definitions."

     The Old Notes have been and the Exchange Notes will be, upon request, from us issued under the Indenture, dated as of April 23, 1999 (the "Indenture"), among us, TeleCorp Communications, as our subsidiary guarantor, and Bankers Trust Company, as Trustee (the "Trustee"), a copy of which is available.

     The following summary of certain provisions of the Indenture, the Old Notes and the Exchange Notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms in and those terms made a part of the Indenture and the Notes by the TIA.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at our office or agency in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 4 Albany Street, New York, New York 10006), except that, at our option, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

     The Notes are and will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

Terms of the Notes

     The Notes are our unsecured senior subordinated obligations, limited to $575 million aggregate principal amount at maturity, and will mature on April 15, 2009.

     Cash interest will not accrue or be payable on the Notes prior to April 15, 2004. Cash interest will accrue at the rate per annum shown on the front cover page of this prospectus from April 15, 2004, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing October 15, 2004. We will pay cash interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of cash interest at such higher rate to the extent lawful.

Optional Redemption

     Except as set forth in the next paragraph, the Notes will not be redeemable at our option prior to April 15, 2004. After April 15, 2004, we may redeem the Notes, in whole or in part, on not less than 30, nor more than 60, days prior notice, at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 15 of the years set forth below:

Year                                                     Redemption Price
----                                                     ----------------
2004................................................          105.813%
2005................................................          103.875%
2006................................................          101.938%
2007 and thereafter.................................          100.000%


     In addition, at any time and from time to time prior to April 15, 2002, we may redeem up to a maximum of 35% of the aggregate principal amount at maturity of the Notes with the proceeds of one or more Equity Offerings by us, at a redemption price equal to 111 5/8% of the Accreted Value on the redemption date; provided, however, that, after giving effect to any such redemption at least 65% of the aggregate principal amount at maturity of the Notes remains outstanding. In addition, any such redemption shall be made within 60 days of such Equity Offering upon not less than 30 nor more than 60 days notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Selection

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although Notes in denominations of $1,000 or less will not be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of such Note to be redeemed. A new Note equal to the unredeemed portion of such Note will be issued in the name of the holder upon cancellation of the original Note.

Ranking

     The Indebtedness evidenced by the Notes:

          .    is our unsecured Senior Subordinated Indebtedness;

          . is subordinated in right of payment, as set forth in the Indenture, to all of our existing and future Senior Indebtedness;

          . is pari passu in right of payment with all of our existing and future Senior Subordinated Indebtedness;

          . is senior in right of payment to all of our existing and future Subordinated Indebtedness; and

          . is effectively subordinated to any of our Secured Indebtedness and any Senior Indebtedness of our Subsidiaries to the extent of the value of the assets securing such Indebtedness.

     The Notes are guaranteed by TeleCorp Communications, one of our Subsidiaries, and may in the future be guaranteed by certain other of our Subsidiaries that Incur Indebtedness. The Indebtedness evidenced by the subsidiary guarantees:

          . is unsecured Senior Subordinated Indebtedness of each of our subsidiary guarantors;

          . is subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of each subsidiary guarantor;

          . is pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of each of our subsidiary guarantors;

          . is senior in right of payment to all existing and future Subordinated Indebtedness of each of our subsidiary guarantors; and

          . is effectively subordinated to any Secured Indebtedness of each of our subsidiary guarantors and their subsidiaries to the extent of the value of the assets securing such Indebtedness.

     Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance," however, is not subordinated to any Senior Indebtedness or subject to the restrictions described within this offer.

     We conduct substantially all of our operations through our Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of our creditors, including holders of the Notes. The Notes, therefore, are effectively subordinated to creditors, including trade creditors, and preferred stockholders, if any, of our Subsidiaries. As of March 31, 1999, on a pro forma basis after giving effect to the Transactions, the total liabilities of our Subsidiaries would have been approximately $512.1 million, including trade payables. Although the Indenture contains limitations on the Incurrence of Indebtedness by, and the issuance of preferred stock of, certain of our Subsidiaries, such limitations are subject to a number of significant qualifications.

     As of March 31, 1999, on a pro forma basis after giving effect to the
Transactions:

          .    with respect to us,

               . our outstanding Senior Indebtedness would have been $225.0 million (exclusive of unused commitments under the Credit Agreement and additional senior indebtedness of our subsidiaries), all of which would have been Secured Indebtedness;

               . we would have had no outstanding Senior Subordinated Indebtedness other than the Notes; and

               . our outstanding Indebtedness that would have been subordinate or junior in right of payment to the Notes would have been $40.5 million, including $0.5 million of interest paid in kind;

          .    with respect to our subsidiary guarantors,

               . the outstanding debt of our subsidiary guarantors would have been $225.0 million (consisting entirely of a guarantee of Indebtedness under the Credit Agreement);

               . our subsidiary guarantors would have had no Senior Subordinated Indebtedness outstanding other than the Subsidiary Guarantee;

               . our subsidiary guarantors would have had no outstanding Indebtedness that would be subordinate or junior in right of payment to the Subsidiary Guarantee; and

          . with respect to our Subsidiaries that will not guarantee the Notes,

               . the outstanding Indebtedness of the Subsidiaries that will not guarantee the Notes would have been $242.5 million, consisting of $20.7 million of FCC Debt, which is shown on our balance sheet net of discounts of $3.2 million reflecting the below market interest rates on the debt, and $225.0 million of guarantees of Indebtedness under the Credit Agreement;

               . our Subsidiaries that will not guarantee the Notes would have had total liabilities of $320.8 million, consisting of $20.7 million, of FCC Debt, $24.8 million of trade payables, $4.1 million of accrued and other expenses and $274.4 million of intercompany amounts payable. The FCC Debt is shown on our balance sheet net of discounts of $3.2 million reflecting the below market interest rates on the debt.

     Although the Indenture limits the amount of additional Indebtedness which we may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Incurrence of Indebtedness."

     "Senior Indebtedness" means the principal of, premium (if any) and accrued and unpaid interest (including interest accruing on or after our filing of any petition in bankruptcy or for our reorganization, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on, and fees and other amounts owing in respect of Bank Indebtedness and all of our other Indebtedness, including FCC Debt, whether outstanding on the date of the Indenture or thereafter Incurred, unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include:

          .    any of our obligations to any of our Subsidiaries;

          . any liability for federal, state, local or other taxes that we owe;

          . any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees of or instruments evidencing such liabilities);

          . any of our Indebtedness or obligations, and any accrued and unpaid interest in respect of such Indebtedness or obligations, that by its terms is subordinate or junior in any respect to any of our other Indebtedness or obligations, including any of our Senior Subordinated Indebtedness and any of our Subordinated Indebtedness;

          .    any obligations with respect to any Capital Stock; or

          .    any Indebtedness Incurred in violation of the Indenture.

     "Senior Indebtedness" of any our subsidiary guarantors has a correlative meaning.

     Only Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all of our other Senior Subordinated Indebtedness. We have agreed in the Indenture that we will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     We may not pay principal of, premium, if any, or interest on, the Notes or make any deposit under the provisions described under "--Defeasance" and may not otherwise repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes"), other than payments made with money or U.S. Government Obligations previously deposited in the defeasance trust described under "--Defeasance," if:

     (1) any Designated Senior Indebtedness is not paid when due; or

     (2) any other default on such Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case:

     (x) the default has been cured or waived and any such acceleration has been rescinded; or

     (y) such Designated Senior Indebtedness has been paid in full.

     We may pay the Notes without regard to the foregoing, however, if we and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to whichever of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness under which the maturity may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, we may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

          . by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

          .  by repayment in full of such Designated Senior Indebtedness; or

          . because the default giving rise to such Blockage Notice is no longer continuing).

Despite the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first two sentences of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, we may resume payments on the Notes after the end of such Payment Blockage Period.

     Not more than one Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Payment Blockage Periods is or are in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of our assets to creditors upon our total or partial liquidation or our total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property:

          . the holders of our Senior Indebtedness will be entitled to receive payment in full in cash of such Senior Indebtedness before Noteholders are entitled to receive any payment of principal of, or interest on, the Notes; and

          . until such Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to such Senior Indebtedness and any securities exchanged for such Senior Indebtedness to at least the same extent as the Notes.

If a distribution is made to Noteholders that, due to the subordination provisions of the Indenture, should not have been made to them, such Noteholders will be required to hold such distribution in trust for the holders of our Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, we or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or their Representative of the acceleration. If any Designated Senior Indebtedness is outstanding, we may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of the subordination provisions in the Indenture, in the event of insolvency, our creditors who are holders of our Senior Indebtedness may recover more, ratably, than the Noteholders. Our creditors who are not holders of our Senior Indebtedness or of our Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of our Subordinated Indebtedness.

     The subordination provisions in the Indenture will not apply to payments made with money or U.S. Government Obligations previously deposited in the defeasance trust described under "--Defeasance."

Subsidiary Guarantees

     Our subsidiary guarantor and certain of our future subsidiaries, as described below, as primary obligors and not merely as sureties, jointly and severally, irrevocably and unconditionally guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all of our obligations under the Indenture and the Notes, whether for payment of principal of, or interest on, or liquidated damages in respect of, the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the subsidiary guarantors being called the "Guaranteed Obligations") by executing a Subsidiary Guarantee. Our subsidiary guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses, including reasonable counsel fees and expenses, incurred by the Trustee or the holders of Notes in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the Subsidiary Guarantee, as it relates to such subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. We will cause each Restricted Subsidiary that Incurs Indebtedness to become a subsidiary guarantor; provided that we will not cause any Special Purpose Subsidiary to become a subsidiary guarantor unless such Special Purpose Subsidiary Incurs Indebtedness other than Indebtedness under the Credit Agreement (or any Refinancing Indebtedness Incurred to Refinance any such Indebtedness) or FCC Debt. See "--Certain Covenants--Future Subsidiary Guarantors."

     The obligations of each of our subsidiary guarantors under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Noteholders to receive payment from our subsidiary guarantor under its Subsidiary Guarantee are subordinated in right of payment to the rights of holders of Senior Indebtedness of such subsidiary guarantor. The terms of the subordination provisions described under "--Ranking" with respect to our obligations under the Notes apply equally to each of our subsidiary guarantors and the obligations of such subsidiary guarantor under its Subsidiary Guarantee.

     Each Subsidiary Guarantee is a continuing guarantee and shall:

          . remain in full force and effect until payment in full of all the Guaranteed Obligations;

          . be binding upon each of our subsidiary guarantors and its successors; and

          . inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns.

     The Indenture provides that upon the merger or consolidation of our subsidiary guarantors with or into any Person, other than us, any of our Subsidiaries or any of our Affiliates, in a transaction in which such subsidiary guarantor is not the surviving entity of such merger or consolidation, such subsidiary guarantor shall be released and discharged from its obligations under its Subsidiary Guarantee. The Indenture also provides that if we or any of our Subsidiaries sell all the Capital Stock of any of our subsidiary guarantors, including by issuance or otherwise, other than to us, to any of our Subsidiaries or to any of our Affiliates, in a transaction constituting an Asset Disposition (or which, but for the provisions of clause (3) of such term, would constitute an Asset Disposition) and:

  (1) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant described under "--Certain Covenants-- Limitation on Certain Asset Dispositions;" or

  (2) we deliver to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition will be used in accordance with the covenant described under "--Certain Covenants-- Limitation on Certain Asset Dispositions" within the time limits specified by such covenant, then such subsidiary guarantor shall be released and discharged from its obligations under its Subsidiary Guarantee upon such use, in the case of clause
(1) above or upon such delivery, in the case of clause (2) above. In addition, any of our subsidiary guarantors that becomes our subsidiary guarantor as a consequence of its guarantee of certain Indebtedness permitted under the Indenture and that is released and discharged from such guarantee will be released and discharged from its Subsidiary Guarantee upon delivery of an Officers' Certificate certifying such release and discharge from such guarantee to the Trustee.

Change of Control

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder of Notes will have the right to require us to repurchase all or any part of such holder's Notes at a purchase price in cash equal to (1) 101% of the Accreted Value on the Purchase Date, if such date is on or before April 15, 2004, or (2) 101% of the principal amount at maturity, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if such date is after April 15, 2004:

          . any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all such securities that such person has the right to acquire within one year, upon the happening of an event or otherwise) directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding Voting Stock;

          . the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on our
             Board: individuals who, on April 23, 1999, constituted our Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of our directors) whose appointment or election by our Board or nomination for election by our stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or made in accordance with the terms of the Stockholders' Agreement; or

          . our stockholders shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture).

     Within 30 days following any Change of Control, we will be required to mail a notice to each holder of the Notes, with a copy to the Trustee (the "Change of Control Offer"), stating that we are commencing an Offer to Purchase all Old Notes at a purchase price in cash equal to (1) 101% of the Accreted Value on the Purchase Date, if such date is on or before April 15, 2004, or (2) 101% of the principal amount at maturity, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if such date is after April 15, 2004.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     We will be required to comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of our compliance with such securities laws and regulations.

     If, at the time of a Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes under this covenant, then, prior to the mailing of the notice to holders of the Notes as provided in the immediately following paragraph, but in any event within 30 days following any Change of Control, we will be required to:

          .  repay in full all Bank Indebtedness; or

          . obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Notes as required by this covenant.

     The Change of Control purchase feature is a result of negotiations between us and the initial purchasers of the Old Notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we may decide to do so in the future. Subject to the limitations described under "--Certain Covenants," we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under "Certain Covenants--Limitation on Incurrence of Indebtedness." Such restrictions may only be waived with the consent of the holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Our future Senior Indebtedness may also contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by holders of the Notes of their right to require us to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of the Notes upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions of the Indenture related to our obligation to make a Change of Control Offer as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Notes.

Certain Covenants

     The Indenture contains certain covenants including, among others, the following:

     Limitation on Incurrence of Indebtedness. The Indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except:

     (1) Indebtedness of us or any of our subsidiary guarantors if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness, consummate an Asset Acquisition or make any Restricted Payment):

          (a) the ratio of (x) Total Consolidated Indebtedness to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be less than:

                    7.0 to 1.0, if the Indebtedness is to be Incurred prior to April 1, 2005; or

                    6.0 to 1.0 if the Indebtedness is to be Incurred on or after April 1, 2005;

               or

          (b) in the case of any Incurrence of Indebtedness prior to April 1, 2005 only, Total Consolidated Indebtedness would be equal to or less than 75% of Total Invested Capital;

     (2) Bank Indebtedness of us and our Restricted Subsidiaries in an aggregate principal amount not to exceed $600 million;

     (3) Indebtedness of us and our Restricted Subsidiaries outstanding from time to time under any Vendor Credit Arrangement;

     (4) Indebtedness owed by us to any Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to us or another Restricted Subsidiary; provided, however, that, upon either (a) the transfer or other disposition by such Restricted Subsidiary or us of any Indebtedness so permitted under this clause (4) to a Person other than us or another Restricted Subsidiary or (b) the issuance (other than of directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than us or another such Restricted Subsidiary, the exception provided by this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

     (5) Indebtedness of us or any Restricted Subsidiary under any Hedging Agreement to the extent entered into to protect us or such Restricted Subsidiary from fluctuations in interest rates on any other Indebtedness permitted under the Indenture (including the Notes), currency exchange rates or commodity prices and not for speculative purposes;

     (6) Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred under the prior clause (1) or (3) above, the Notes or the Subsidiary Guarantees;

     (7) Indebtedness of us under the Notes and Indebtedness of our subsidiary guarantors under the Subsidiary Guarantees, in each case Incurred in accordance with the Indenture;

     (8) Capital Lease Obligations of us or any Restricted Subsidiary in an aggregate principal amount not in excess of $25.0 million at any time outstanding;

     (9) FCC Debt assumed in connection with the Digital Acquisition or the Wireless 2000 Acquisition;

     (10) Indebtedness of us or any Restricted Subsidiary consisting of a guarantee of Indebtedness of us or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

     (11) Indebtedness of us or any Restricted Subsidiary in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature Incurred in the ordinary course of business;

     (12) Indebtedness of a Restricted Subsidiary existing at the time we acquired such Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions in which we acquired such Restricted Subsidiary); provided, however, that on the date we acquired such Restricted Subsidiary, we would have been able to Incur $1.00 of additional Indebtedness under clause (1) above after giving effect to the Incurrence of such Indebtedness under this clause (12) and the acquisition of such Restricted Subsidiary and Refinancing Indebtedness Incurred by us or such Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary under this clause
          (12); and

     (13) Indebtedness of us not otherwise permitted to be Incurred under clauses (1) through (12) above which, together with any other outstanding Indebtedness Incurred under this clause (13), has an aggregate principal amount not in excess of $75 million at any time outstanding.

     Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or which a Lien on an asset we or a Restricted Subsidiary acquired secures (whether or not such Indebtedness is assumed by the acquiring person) shall be deemed Incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

     For purposes of determining compliance with this covenant:

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     (1)  if an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted under clauses (1) through (13) above, in our sole discretion, we may classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such items of Indebtedness in any manner that would comply with this covenant at the time of such reclassification;

     (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

     (3) if Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, in our sole discretion, we may classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

     (4) accrual of interest (including interest paid-in-kind) and the accretion of accreted value will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

  Despite any other provision of this covenant:

     (1) the maximum amount of Indebtedness that we or any Restricted Subsidiary may Incur under this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies; and

     (2) Indebtedness Incurred under to the Credit Agreement prior to or on the date of the Indenture shall be treated as Incurred under clause (2) of the first paragraph of this covenant.

     Limitation on Layered Indebtedness. The Indenture provides that we will not:

     (1) directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and rank subordinate in right of payment to any of our other Indebtedness; or

     (2) cause or permit any of our subsidiary guarantors to, and none of our subsidiary guarantors will, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Subsidiary Guarantee of such subsidiary guarantor and rank subordinate in right of payment to any other Indebtedness of such subsidiary guarantor;

provided that no Indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

     Limitation on Restricted Payments. The Indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, on or prior to December 31, 2002:

     (1) declare or pay any dividend, or make any distribution of any kind or character, whether in cash, property or securities, in respect of any class of our Capital Stock, excluding any dividends or distributions payable solely in shares of our Qualified Stock or in options, warrants or other rights to acquire our Qualified Stock;

     (2) purchase, redeem or otherwise acquire or retire for value any shares of our Capital Stock, any options, warrants or rights to purchase or acquire such shares or any securities convertible or exchangeable into such shares, other than any such shares of Capital Stock, options, warrants, rights or securities that we or a Restricted Subsidiary own;

     (3) make any Investment, other than a Permitted Investment, in any Person other than us or a Restricted Subsidiary; or

     (4) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, Subordinated Indebtedness or make any payment of interest or premium on, or distribution of any kind or character, whether in cash, property or securities, in respect of, the Series A Notes, excluding payments of interest or distributions payable solely in additional Series A Notes.

Each of the transactions described in clauses (1) through (4), other than any exception to any such clause, is a "Restricted Payment."

  At any time after December 31, 2002, we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if, at the time of:

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     (A)  a Default or an Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

     (B) immediately after giving effect to such Restricted Payment, we could not Incur at least $1.00 of additional Indebtedness under clause (1) of the covenant described under "--Limitation on Incurrence of Indebtedness;" and

     (C) immediately upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after April 23, 1999, including any Designation Amount, exceeds the sum, without duplication, of:

          (1) the amount of (x) our Consolidated Cash Flow after December 31, 2002, through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of such Restricted Payment (treated as a single accounting period), less (y) 150% of our cumulative Consolidated Interest Expense after December 31, 2002, through the end of the latest full fiscal quarter for which our consolidated financial statements are available preceding the date of such Restricted Payment (treated as a single accounting period); plus

          (2) the aggregate net cash proceeds, other than Excluded Cash Proceeds, that we received as a capital contribution in respect of Qualified Stock or from the proceeds of a sale of Qualified Stock made after April 23, 1999, excluding in each case (x) the proceeds from a sale of Qualified Stock to a Restricted Subsidiary and (y) the proceeds from a sale of Qualified Stock to an employee stock ownership plan or other trust that we or any of our Subsidiaries established; plus

          (3) the aggregate net cash proceeds that we or any Restricted Subsidiary received from the sale, disposition or repayment, other than to us or a Restricted Subsidiary, of any Investment made after the date of the Indenture and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of disposition of such Investment; plus

          (4) an amount equal to the consolidated Net Investment on the date of Revocation made by us and/or any Restricted Subsidiary in any of our Subsidiaries that has been designated as an Unrestricted Subsidiary after April 23, 1999 upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries."

     For purposes of:

     (1) the preceding clause (C)(2), the value of the aggregate net cash proceeds that we received from, or as a capital contribution in connection with, the issuance of Qualified Stock either upon the conversion of our convertible Indebtedness or the convertible Indebtedness of any of our Restricted Subsidiaries or in exchange for our outstanding Indebtedness or the outstanding Indebtedness of any of our Restricted Subsidiaries or upon the exercise of options, warrants or rights will be the net cash proceeds that we or any Restricted Subsidiary received upon the issuance of such Indebtedness, options, warrants or rights, plus the incremental amount that we or any Restricted Subsidiary received upon the conversion, exchange or exercise;

     (2) the preceding clause (C)(4), the value of the consolidated Net Investment on the date of Revocation shall be equal to the Fair Market Value of the aggregate amount of our or any Restricted Subsidiary's Investments in such of our Subsidiaries on the applicable date of Designation; and

     (3) determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount and property other than cash shall be valued at its Fair Market Value on the date we make or a Restricted Subsidiary makes such Restricted Payment, as the case may be.

     The provisions of this covenant shall not prohibit:

     (1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would comply with the provisions of the Indenture;

     (2) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any of our Capital Stock out of the net cash proceeds of the substantially concurrent capital contribution to us in connection with Qualified Stock or out of the net cash proceeds that we received from the substantially concurrent issue or sale, other than to a Restricted Subsidiary or to an employee stock ownership plan or

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          other trust that we or any of our Subsidiaries established, of
          Qualified Stock; provided that (a) any such net cash proceeds shall be excluded from clause (C)(2) of the second preceding paragraph and (b) such proceeds do not constitute Excluded Cash Proceeds;

     (3) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of our Subordinated Indebtedness made by exchange for or conversion into, or out of the net cash proceeds that we received, or out of a capital contribution to us in connection with a concurrent issue and sale, other than to a Restricted Subsidiary, of:

          .  Qualified Stock, provided that

            . any such net cash proceeds are excluded from clause (C)(2) of the second preceding paragraph,
            . such proceeds do not constitute Excluded Cash Proceeds, and . such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem the Notes on or prior to April 15, 2002; or

          . other of our Subordinated Indebtedness that has an Average Life equal to or greater than the Average Life of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired and that is subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

     (4) so long as no Default or Event of Default shall have occurred and be continuing, the making of a direct or indirect Investment constituting a Restricted Payment in an amount not to exceed the amount of the proceeds of a concurrent capital contribution in respect of Qualified Stock or from the issue or sale, other than to a Restricted Subsidiary, of our Qualified Stock; provided that (a) any such net cash proceeds are excluded from clause (C)(2) of the second preceding paragraph, (b) such proceeds do not constitute Excluded Cash Proceeds and (c) such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem the Notes on or prior to April 15, 2002;

     (5) so long as no Default or Event of Default shall have occurred and be continuing and so long as, immediately after giving effect to such Investment, we could incur at least $1.00 of additional Indebtedness under clause (1) of the covenant described under "--Limitation on Incurrence of Indebtedness," our making of a direct or indirect Investment constituting a Restricted Payment in any Person incorporated, formed or created to acquire one or more Qualified Licenses through participation in any auction or reauction of Licenses conducted by the FCC, in an amount not to exceed $50.0 million at any time outstanding; provided that

          . such Person shall qualify as an "entrepreneur" under the Communications Act in the case of any proposed acquisition of Qualified Licenses through participation in any auction or reauction of C-Block Licenses or F-Block Licenses conducted by the FCC; and

          . we shall have received, prior to making such Investment, from one or more Strategic Equity Investors, irrevocable, unconditional commitments to purchase our Qualified Stock, at the earliest to occur of:

             . the date that is 30 days after the date on which such Person acquires any such Qualified Licenses;

             . the date that is 30 days after the date on which such Person withdraws from such auction or reauction;

             . the date that is 30 days after the date the FCC terminates such auction or reauction; and

             . the date that is 180 days after the date on which any amounts were deposited by or on behalf of such Person in escrow with the FCC in connection with such proposed acquisition of Qualified Licenses; and

          . in an amount not less than the amount of such Investment, plus the amount of all fees, expenses and other costs incurred in connection with such participation ;

          provided further that if at any time the aggregate net cash proceeds that such Strategic Equity Investors pay to us shall exceed the amount of such Investment plus all fees, expenses and other costs incurred in connection with such participation (a) such commitments may terminate in accordance with their terms to the extent, but only to the extent, of

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          such excess and (b) we may rescind all or a portion of the payments made by the Strategic Equity Investors for such Qualified Stock and redeem all or a portion of such Qualified Stock in an amount not greater than such excess;

          provided further that:

          . the aggregate net proceeds that we receive upon the purchase by such Strategic Equity Investors of such Qualified Stock are excluded from clause (C)(2) of the second preceding paragraph unless such Person becomes a Restricted Subsidiary or merges, consolidates or amalgamates with or into, or transfers or conveys substantially all its assets to us or a Restricted Subsidiary, or liquidates into us or a Restricted Subsidiary;

          .  such proceeds shall not constitute Excluded Cash Proceeds; and

          . such proceeds are not applied to optionally redeem the Notes prior to April 15, 2002;

     (6) so long as no Default or Event of Default shall have occurred and be continuing and so long as, immediately after giving effect to such Investment, we could Incur at least $1.00 of additional Indebtedness under clause (1) of the covenant described under "--Limitation on Incurrence of Indebtedness," our making of a direct or indirect Investment constituting a Restricted Payment in any Person engaged in a Permitted Business in an amount not to exceed $60 million at any time outstanding; provided that we shall have received, prior to making such Investment, from one or more Strategic Equity Investors, aggregate net cash proceeds from capital contributions or the issuance or sale of our Capital Stock, other than Disqualified Stock, but including Qualified Stock issued upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights to purchase Qualified Stock, in an amount equal to the amount of such Investment plus the amount of all fees, expenses and other costs incurred in connection with such Investment (regardless of whether or not such Investment is consummated); provided further that:

          . the proceeds that we received as capital contributions from, or the purchase of our Capital Stock by, such Strategic Equity Investors are excluded from clause (C)(2) of the second preceding paragraph unless such Person becomes a Restricted Subsidiary or merges, consolidates or amalgamates with or into us or a Restricted Subsidiary, or transfers or conveys substantially all its assets to us or a Restricted Subsidiary, or liquidates into us or a Restricted Subsidiary;

          .  such proceeds shall not constitute Excluded Cash Proceeds; and

          . such proceeds are not applied to optionally redeem the Notes prior to April 15, 2002; or

     (7) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement for value of any of our Capital Stock held by any member of our management or any of our Subsidiaries under any management equity subscription agreement, stock option agreement, restricted stock agreement or other similar agreement; provided that:

          . the aggregate amount of such dividends or distributions shall not exceed $4.0 million in any twelve-month period;

          . any unused amount in any twelve-month period may be carried forward to one or more future twelve-month periods; and

          . the aggregate of all unused amounts that may be carried forward to any future twelve-month period shall not exceed $16 million.

     Restricted Payments made under clauses (1) and (7) of the immediately preceding paragraph shall be included when determining available amounts under clause (C) of the third preceding paragraph, Restricted Payments made under clauses (5) and (6) of the immediately preceding paragraph shall be included when determining available amounts under clause (C) of the third preceding paragraph unless, after giving effect to such Investment, such Person becomes a Restricted Subsidiary or merges, consolidates or amalgamates with or into us or a Restricted Subsidiary, or transfers or conveys substantially all its assets to us or a Restricted Subsidiary, or liquidates into us or a Restricted Subsidiary and Restricted Payments made under to clauses (2), (3) and (4) of the immediately preceding paragraph shall not be included when determining available amounts under clause (C) of the third preceding paragraph.

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     Limitation on Restrictions Affecting Restricted Subsidiaries. The Indenture
provides that we will not, and will not cause or permit any Restricted
Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrances or restrictions of any kind on the ability of any Restricted Subsidiary to:

     (1) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to us or any other Restricted Subsidiary;

     (2)  make any Investment in us or any other Restricted Subsidiary; or

     (3) transfer any of its property or assets to us or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

     (A)  any agreement in effect on April 23, 1999 as in effect on such date;

     (B) any agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which we acquired such Restricted Subsidiary and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary; provided, however, that such encumbrance or restriction shall not apply to any of our property or assets or any property or assets of any Restricted Subsidiary other than such Restricted Subsidiary;

     (C) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or its property and assets;

     (D) any agreement effecting a Refinancing or amendment of Indebtedness Incurred under any agreement referred to in clause (A) or (B) above; provided, however, that the provisions contained in such Refinancing or amendment agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in such agreement referred to in clause (A) or (B) above in the reasonable judgment of our Board;

     (E)  the Indenture;

     (F)  applicable law or any applicable rule, regulation or order;

     (G) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary;

     (H) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant; and

     (I) restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens restrict the transfer of property subject to such agreements.

     Limitation on Certain Asset Dispositions. The Indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Disposition unless:

     (1) we or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value of the assets sold or disposed of as determined by our Board in good faith and evidenced by a resolution of our Board filed with the Trustee;

     (2) other than in the case of a Permitted Asset Swap, not less than 75% of the consideration received by us or such Restricted Subsidiary from the disposition consists of:

          (A)  cash or Cash Equivalents;

          (B) the assumption of our Indebtedness or Indebtedness of such Restricted Subsidiary, other than non-recourse Indebtedness or any Subordinated Indebtedness, or other obligations relating to such assets (accompanied by an irrevocable and unconditional release of us or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); or

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          (C)  notes or other obligations that we or such Restricted Subsidiary received from such transferee or such Restricted Subsidiary convert into cash or Cash Equivalents concurrently with the receipt of such notes or other obligations (to the extent of the cash that we actually received); and

     (3) all Net Available Proceeds, less any amounts invested within 365 days of such Asset Disposition to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, an entity primarily engaged in a Permitted Business, to make a capital expenditure or to acquire other long-term assets that are used or useful in a Permitted Business, are applied, on or prior to the 365th day after such Asset Disposition, unless and to the extent that we shall determine to make an Offer to Purchase, to the permanent reduction and prepayment of any of our Senior Indebtedness then outstanding, including a permanent reduction of the commitments in respect of such Senior Indebtedness.

     Any Net Available Proceeds from any Asset Disposition which is subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 365th day after such Asset Disposition, or earlier if we so elect, to make an Offer to Purchase Old Notes at a purchase price in cash equal to (a) 100% of the Accreted Value on the Purchase Date, if such Purchase Date is on or before April 15, 2004 and (b) 100% of the principal amount at maturity plus accrued and unpaid interest to the Purchase Date, if such Purchase Date is after April 15, 2004; provided, however, that if we elect or the terms of any other Senior Subordinated Indebtedness require, an offer may be made ratably to purchase the Notes and such other Senior Subordinated Indebtedness. Notwithstanding the foregoing, we may defer making any Offer to Purchase the Old Notes, and any offer to purchase other Senior Subordinated Indebtedness ratably, until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million, at which time the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as required under this paragraph. We may use any remaining Net Available Proceeds following the completion of the required Offer to Purchase and any offer to purchase other Senior Subordinated Indebtedness ratably for any other purpose, subject to the other provisions of the Indenture, and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "--Merger, Consolidation and Certain Sales of Assets."

     Pending application as set forth above, the Net Available Proceeds of any Asset Disposition may be invested in cash or Cash Equivalents or used to reduce temporarily Indebtedness outstanding under any revolving credit agreement to which we are a party and under which we have Incurred Indebtedness.

     We must comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we must comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant.

     Limitation on Transactions with Affiliates. The Indenture provides that we will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of our or their respective Affiliates, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service or the making of any guarantee, loan, advance or Investment, either directly or indirectly, unless the terms of such transaction are at least as favorable as the terms that could be obtained at such time by us or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis with a Person that is not such an Affiliate; provided, however, that:

     (1) in any transaction involving aggregate consideration in excess of $10.0 million, we shall deliver an Officers' Certificate to the Trustee stating that a majority of the disinterested directors of our Board or the board of such Restricted Subsidiary, as the case may be, have determined, in their good faith judgment, that the terms of such transaction are at least as favorable as the terms that could be obtained by us or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms-length basis between unaffiliated parties; and

     (2) if the aggregate consideration is in excess of $25.0 million, we shall also deliver to the Trustee, prior to the consummation of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the holders of the Notes, from a financial point of view.

     Despite the foregoing, the restrictions set forth in this covenant shall not apply to:

     (1)  transactions between or among us and/or any Restricted Subsidiaries;

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     (2)  any Restricted Payment or Permitted Investment permitted by the covenant described under "--Limitation on Restricted Payments;"

     (3) directors' fees, indemnification and similar arrangements, officers' indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

     (4) any other agreement in effect on the date of the Indenture, as the same shall be amended from time to time; provided that any material amendment shall be required to comply with the provisions of the immediately preceding paragraph;

     (5)  the Acquisitions;

     (6) transactions with AT&T or any of its Affiliates relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable, when taken as a whole, to us such Restricted Subsidiary, as applicable, than those available from unaffiliated third parties;

     (7) transactions involving the leasing or sharing or other use by us or any Restricted Subsidiary of communications network facilities (including, without limitation, cable or fiber lines, equipment or transmission capacity) of any of our Affiliates (such Affiliate being a "Related Party") on terms that are no less favorable when taken as a whole to us or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties;

     (8) transactions involving the provision of telecommunication services by a Related Party in the ordinary course of its business to us or any Restricted Subsidiary, or by us or any Restricted Subsidiary to a Related Party, on terms that are no less favorable when taken as a whole to us or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties;

     (9) any sales agency agreements under which an Affiliate has the right to market any or all of our products or services or the products or services of any of the Restricted Subsidiaries;

     (10) transactions involving the sale, transfer or other disposition of any shares of Capital Stock of any Marketing Affiliate; provided that such Marketing Affiliate is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and such related licensing; and

     (11) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to us and our subsidiaries in the ordinary course.

     Limitation on our Activities and Activities of the Restricted Subsidiaries. The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as is not material to us and our Restricted Subsidiaries, taken as a whole.

     Amendments to Securities Purchase Agreement. The Indenture provides that we will not amend, modify or waive, or refrain from enforcing, any provision of the Securities Purchase Agreement in any manner that would cause the net cash proceeds from capital contributions or sales of our Qualified Stock under the Securities Purchase Agreement to be less than $128.0 million.

     Provision of Financial Information. The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the holders of the Notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and that of our consolidated Subsidiaries and a report on such annual information only by our certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the SEC's rules and regulations.

     In addition, following the consummation of the Exchange Offer whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company will, for so long as any Notes remain outstanding, furnish to the holders of Notes, upon request, the information required to be delivered under Rule 144A(d)(4) of the Securities Act. The Company will also comply with Section 314(a) of the TIA.

  Limitation on Designations of Unrestricted Subsidiaries.   The Indenture
provides that we may designate any of our Subsidiaries (other than an Ineligible Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:


  (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

  (2) we would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the aggregate amount of its Investments in such Subsidiary on such date; and

  (3) except in the case of any of our Subsidiaries in which an Investment is being made under, and as permitted by, the third paragraph of the covenant described under "--Limitation on Restricted Payments," we would be permitted to Incur $1.00 of additional Indebtedness under clause (1) of the covenant described under "--Limitation on Incurrence of Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, we shall be deemed to have made an Investment constituting a Restricted Payment under the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

  The Indenture further provides that we shall not, and shall not permit any Restricted Subsidiary to, at any time:

  (1) provide direct or indirect credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary including of any undertaking, agreement or instrument evidencing such Indebtedness;

  (2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

  (3) be directly or indirectly liable for any Indebtedness which provides that the holder of such Indebtedness may upon notice, lapse of time or both declare a default on such Indebtedness or cause the payment be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (1) or (2) above, to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

  The Indenture further provides that we may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation. In the event of any such Revocation, we shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary constituting a Restricted Payment under the covenant described under "--Limitation on Restricted Payments" for all purposes under the Indenture in a positive amount equal to:

  (1) the Fair Market Value of the aggregate amount of our Investments in such Subsidiary at the time of such Revocation; less

  (2) the portion proportionate to our equity interest in such Subsidiary of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation.

  All Designations and Revocations must be evidenced by a resolution of our Board delivered to the Trustee certifying compliance with the foregoing provisions.

  Future Subsidiary Guarantors. We will cause each Restricted Subsidiary that Incurs Indebtedness to become our subsidiary guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture under which such Restricted Subsidiary will guarantee payment of the Notes; provided that we shall not cause any Special Purpose Subsidiary to become our subsidiary guarantor unless such Special Purpose Subsidiary Incurs Indebtedness other than Indebtedness in respect of the Credit Agreement, or any Refinancing Indebtedness Incurred to Refinance such Indebtedness, or FCC Debt. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Merger, Consolidation and Certain Sales of Assets

  We will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of, or cause or permit any Restricted Subsidiary to consolidate or merge with or into any Person, or to sell, assign, lease, convey or otherwise dispose of all or substantially all of our assets, determined on a consolidated basis for us and the Restricted Subsidiaries, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case:

  (1) the entity formed by or surviving any such consolidation or merger, if other than us or such Restricted Subsidiary, as the case may be, or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2) the Surviving Entity assumes by supplemental indenture all of our obligations on the Notes and under the Indenture;

  (3) immediately after giving effect to such transaction and the use of any net proceeds from such transaction on a pro forma basis, we or the Surviving Entity, as the case may be, could Incur at least $1.00 of Indebtedness under clause (1) of the covenant described under "--Certain Covenants-- Limitation on Incurrence of Indebtedness;"

  (4) immediately after giving effect to such transaction and treating any Indebtedness which becomes our obligation or an obligation of any of our Restricted Subsidiaries as a result of such transactions as having been Incurred by us or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

  (5) we deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture; and

  (6) we deliver to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such merger, consolidation or sale of assets and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such merger, sale or consolidation had not occurred.

The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary with or into us or a Wholly Owned Subsidiary or the release of any of our subsidiary guarantors in accordance with the terms of its Subsidiary Guarantee and the Indenture in connection with any transaction complying with the provisions of covenant described under "--Certain Covenants--Limitation on Certain Asset Dispositions."

  The Indenture provides that we will not permit any of our subsidiary guarantors to consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of all or substantially all of such subsidiary guarantor's assets, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case:

  (1) the entity formed by or surviving any such consolidation or merger, if other than such subsidiary guarantor, or to which such sale, assignment, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2) such corporation assumes by supplemental indenture all of the obligations of our subsidiary guarantors, if any, under its Subsidiary Guarantee;

  (3) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of such subsidiary guarantor as a result of such transactions as having been Incurred by such subsidiary guarantor at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and

  (4) we deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture.

Defaults

  Each of the following events constitutes an Event of Default under the
Indenture:

  (1) a default in any payment of interest on any Note when due and payable, whether or not prohibited by the provisions described under "--Ranking," continued for 30 days;

  (2) a default in the payment of the Accreted Value or principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking;"

  (3) our failure to comply with its obligations under the covenant described under "--Merger, Consolidation and Certain Sales of Assets;"

  (4) our failure to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" (in each case, other than a failure to purchase the Notes);

  (5) our failure to comply for 60 days after notice with its other agreements contained in the Indenture or the Notes;

  (6) our failure or the failure of any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders of such Indebtedness because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture;

  (7) certain events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary (the "bankruptcy provisions");

  (8) the rendering of any final judgment or decree, not subject to appeal, for the payment of money in excess of $15.0 million or its foreign currency equivalent at the time it is entered against us or a Significant Subsidiary and is not discharged, waived or stayed if:

      (A) an enforcement proceeding thereon is commenced by any creditor; or

      (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

  (9) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any of our subsidiary guarantors or Person acting by or on behalf of such subsidiary guarantor denies or disaffirms such subsidiary guarantor's obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or under any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

  However, a default under clauses (4), (5) or (8) will not constitute an Event of Default until the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Old Notes notify us of the default and we do not cure such default within the time specified in clauses (4), (5) or (8) after receipt of such notice.

  If an Event of Default (other than an Event of Default relating to certain events of our bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount at maturity of the Old Notes by notice to us may accelerate the maturity of all the Notes. Upon such an acceleration, the Old Notes will become immediately due and payable. If an Event of Default relating to certain events of our bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or the holders of the Notes. Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the Old Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Notes may pursue any remedy with respect to the Indenture or the Notes unless:

  (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2) holders of at least 25% in aggregate principal amount at maturity of the Old Notes have requested the Trustee in writing to pursue the remedy;

  (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5) the holders of a majority in aggregate principal amount at maturity of the Old Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

  Subject to certain restrictions, the holders of a majority in aggregate principal amount at maturity of the Old Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of Notes or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  The Indenture provides that, if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments under the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, we will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers know of any Default that occurred during the previous year. We will also be required to deliver to the Trustee, within 30 days after the occurrence of such event, written notice of any event which would constitute certain Events of Default, the status of any such event and the action we are taking or propose to take in respect of such event.

Amendments and Waivers

  Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the holders of a majority in aggregate principal amount at maturity of the Notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

  (1) reduce the amount of the Notes whose holders must consent to an amendment;

  (2) reduce the rate of, or extend the time for payment of, interest or any liquidated damages on any Note;

  (3) reduce the principal of, or extend the Stated Maturity of, any Note;

  (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption;"

  (5) make any Note payable in money other than that stated in the Note;

  (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes;

  (7) impair the right of any holder of Notes to receive payment of principal of and interest or any liquidated damages on such holder's Notes on or after the due dates for such payment or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (8) make any change in the amendment provisions which require the consent of each holder of the Notes or in the waiver provisions; or

  (9) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.

  Without the consent of any holder of the Notes, we and the Trustee may amend the Indenture to:

  (1)  cure any ambiguity, omission, defect or inconsistency;

  (2) provide for the assumption by a successor corporation of our obligations under the Indenture;

  (3) provide for uncertificated Notes in addition to, or in place of, certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4) make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of our Senior Indebtedness or any representative of such holder under such subordination provisions;

  (5)  add additional guarantees with respect to the Notes;

  (6)  secure the Notes;

  (7)  add to our covenants for the benefit of the Noteholders;

  (8)  surrender any right or power conferred upon us;

  (9) make any change that does not adversely affect the rights of any holder of the Notes;

  (10) provide for the issuance of the Exchange Notes or Private Exchange Notes, subject to the provisions of the Indenture; or

  (11) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

  No amendment may be made to the subordination provisions of the Indenture, however, that adversely affects the rights of any holder of our Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness, or any group or representative of such holders authorized to give a consent, consent to such change.

  The consent of the Noteholders will not be necessary under the Indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, we will be required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect in such notice, will not impair or affect the validity of the amendment.

Transfer and Exchange

  A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a Noteholder to pay any taxes required by law or permitted by the Indenture. We will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form, and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Defeasance

  We at any time may terminate all our obligations under the Indenture and the Notes ("legal defeasance"), except for certain obligations, including obligations:

     .  relating to the defeasance trust;

     .  to register the transfer or exchange of the Notes;

     .  to replace mutilated, destroyed, lost or stolen Notes; and

     .  to maintain a registrar and paying agent in respect of the Notes.

  We at any time may terminate our obligations under:

     .  the covenants described under "--Certain Covenants;"

     . the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults;"

     . clauses (3), (4) and (5) set forth in the first paragraph under "-- Merger, Consolidation and Certain Sales of Assets" ("covenant defeasance").

  In the event that we exercise our legal defeasance option or our covenant defeasance option, each of our subsidiary guarantors will be released from all of its obligations with respect to its Subsidiary Guarantee.

  We may exercise our legal defeasance option in spite of our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to our exercise of our legal defeasance option. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or
(9) under "--Defaults" or because of our failure to comply with clause (3), (4) and (5) set forth in the first paragraph under "--Merger, Consolidation and Certain Sales of Assets."

  In order to exercise either defeasance option, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Concerning the Trustee

  Bankers Trust Company serves as the Trustee under the Indenture, and Bankers Trust Company has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

  Set forth below is a summary of certain of the defined terms used in the Indenture, which is attached as an exhibit to the registration statement.

  "Accreted Value" means, as of any date of determination prior to April 15, 2004, the sum of:

  (1) the initial offering price of each Note; and

  (2) the portion of the excess of the principal amount of each Note over such initial offering price which we shall have amortized in accordance with GAAP through such date, such amount to be so amortized on a daily basis and compounded semiannually on each interest payment date at a rate of 11 5/8% per annum from the date of the Indenture through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

  "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person:

  (1) existing at the time such Person becomes a Restricted Subsidiary; or

  (2) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

  "Acquisitions" means the Digital Acquisition, the Puerto Rico Acquisition and the Wireless 2000 Acquisition.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Cash Flow for the latest two full fiscal quarters for which our consolidated financial statements are available multiplied by two. For purposes of calculating "Consolidated Cash Flow" for any period for purposes of this definition only:

  (1) any of our Subsidiaries that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been a Restricted Subsidiary at all times during such period; and

  (2) any of our Subsidiaries that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such period.

In addition to and without limitation of the foregoing, for purposes of this definition only, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Dispositions or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of our or one of the Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition Incurring, assuming or otherwise being liable for Acquired Indebtedness, occurring during the period commencing on the first day of such two-fiscal-quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

  "Asset Acquisition" means:

  (1) any purchase or other acquisition, by means of transfer of cash, Indebtedness or other property to others or payment for property or services for the account or use of others or otherwise, of Capital Stock of any Person by us or any Restricted Subsidiary, in either case, under which such Person shall become a Restricted Subsidiary or shall be merged with or into us or any Restricted Subsidiary; or

  (2) any acquisition by us or any Restricted Subsidiary of the property or assets of any Person which constitute all or substantially all of an operating unit or line of business of such Person.

  "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or Sale/Leaseback Transaction) of:

  (1) shares of Capital Stock of any of our Subsidiaries, other than directors' qualifying shares;

  (2) any License for the provision of wireless telecommunications services held by us or any Restricted Subsidiary, whether by sale of Capital Stock or otherwise; or

  (3) any other property or assets of ours or any of our Subsidiaries other than in the ordinary course of business;

provided, however, that an Asset Disposition shall not include:

  (A) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to us or to any other Restricted Subsidiary or by us to any Restricted Subsidiary;

  (B) any sale, transfer or other disposition of defaulted receivables for collection;

  (C) the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under "--Covenants--Merger, Consolidation and Certain Sales of Assets;"


  (D) any disposition that constitutes a Change of Control; or

  (E) any sale, transfer or other disposition of shares of Capital Stock of any Marketing Affiliate; provided that such Marketing Affiliate is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and such related licensing; or

  (F) any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million.

  "AT&T Wireless" means AT&T Wireless PCS Inc., a Delaware corporation.

  "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing:

  (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments by

  (2) the sum of all such principal or liquidation value payments.

  "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect to the Credit Agreement, as amended from time to time, including principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceedings, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

  "board" of any Person means the board of directors, management committee or other governing body of such Person.

  "BTA" means a Basic Trading Area, as defined in 47 C.F.R. (S)24.202.

  "Business Day" means any date which is not a Legal Holiday.

  "C-Block License" means any License in the C block as set forth in parts 1 and 24 of Title 47 of the Code of Federal Regulations.

  "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of, or other Indebtedness arrangements conveying the right to use, real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount of such obligations in accordance with GAAP, and the Stated Maturity of such obligations shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants options, participations or other equivalents of or interests in, however, designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

  "Cash Equity Investors" means CB Capital Investors, L.P., Equity-Linked Investors-II, Private Equity Investors III, L.P., Hoak Communications Partners, L.P., HCP Capital Fund, L.P., Whitney Equity Partners, L.P., J. H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Entergy Technology Holding Company, Media/Communications Partners III Limited Partnership, Media/Communications Investors Limited Partnership, One Liberty Fund III, L.P., One Liberty Fund IV, L.P., Toronto Dominion Investments, Inc., Northwood Ventures LLC, Northwood Capital Partners LLC, Gerald Vento, Thomas Sullivan and Gilde International B.V.

  "Cash Equivalents" means:

  (1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of such acquisition;

  (2) investments in commercial paper maturing within 365 days from the date of such acquisition and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service;

  (3) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of such acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any of its States which has a combined capital and surplus and undivided profits of not less than $500,000,000;

  (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

  (5) money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Communications Act" means the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.

  "Consolidated Cash Flow" of any Person means, for any period, the Consolidated Net Income of such Person for such period:

  (1) increased, to the extent Consolidated Net Income for such period has been reduced thereby, by the sum of, without duplication"

      (A)  Consolidated Interest Expense of such Person for such period; plus

      (B)  Consolidated Income Tax Expense of such Person for such period; plus

      (C) the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period; plus

      (D) any other non-cash charges of such Person and its Restricted Subsidiaries for such period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

  (2) decreased, to the extent Consolidated Net Income for such period has been increased thereby, by any non-cash gains from Asset Dispositions.

  "Consolidated Income Tax Expense" of any Person means, for any period, the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" for any Person means, for any period, without duplication:

  (1) the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, including, without limitation,
      (a) any amortization of debt discount, (b) the net costs under Hedging Agreements, (c) all capitalized interest, (d) the interest portion of any deferred payment obligation and (e) all amortization of any premiums, fees and expenses payable in connection with the Incurrence of any Indebtedness; plus

  (2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued, by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom:

  (1) the net income or loss of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction;

  (2) the net income but not loss of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions, regardless of any waiver;

  (3) the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period;

  (4) gains or losses, other than for purposes of calculating Consolidated Net Income under clause (c) of the first paragraph under "--Certain Covenants- -Limitation on Restricted Payments," on Asset Dispositions by such Person or its Restricted Subsidiaries;

  (5) all extraordinary gains, but not, other than for purposes of calculating Consolidated Net Income under clause (c) of the first paragraph under "-- Certain Covenants--Limitation on Restricted Payments," losses, determined in accordance with GAAP; and

  (6) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person's assets, any earnings or losses of the successor corporation prior to such consolidation, merger or transfer of assets.

  "Credit Agreement" means the Credit Agreement dated as of July 17, 1998, as amended, waived or otherwise modified from time to time, among the Company, the financial institutions named in the Credit Agreement as lenders, The Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, except to the extent that any such amendment, waiver or other modification to the Credit Agreement would be prohibited by the terms of the Indenture, unless otherwise agreed to by the holders of at least a majority in aggregate principal amount at maturity of the Notes at the time outstanding.

  "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

  "Designated Senior Indebtedness of us" means:

  (1) so long as outstanding, Bank Indebtedness; and

  (2) so long as outstanding, any other Senior Indebtedness which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million and which has been so designated as Designated Senior Indebtedness by our Board at the time of its initial issuance in a resolution delivered to the Trustee. "Designated Senior Indebtedness" of our subsidiary guarantors has a correlative meaning.

  "Designation" has the meaning set forth under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

  "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Digital Acquisition" means our purchase by us from Digital PCS of 10 MHz of F-Block Licenses for the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTAs together with related assets.

  "Digital PCS" means Digital PCS, L.L.C.

  "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for such provisions giving such holders the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of the covenant described under "Change of Control."

  "Equipment Subsidiary" means TeleCorp Equipment Leasing L.P. and/or any other of our Wholly Owned Subsidiaries designated as an Equipment Subsidiary under the Credit Agreement.

  "Equity Offering" means any public or private sale of Qualified Stock that we make on a primary basis by the Company, including through the issuance or sale of Qualified Stock to one or more Strategic Equity Investors.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

  "Exchange Notes" means, collectively, our debt securities that are identical in all material respects to the Notes, except for transfer restrictions relating to the Notes, issued in a like aggregate principal amount at maturity of the Notes originally issued under the Exchange and Registration Rights Agreement.

  "Exchange Offer" means a registered exchange offer for the Notes undertaken by us under the Exchange and Registration Rights Agreement.

  "Excluded Cash Proceeds" means the first $128 million of net cash proceeds received by us subsequent to the date of the Indenture from capital contributions in respect of our Qualified Stock or from the issue or sale, other than to a Restricted Subsidiary, of Qualified Stock.

  "F-Block License" means any License in the F block as set forth in parts 1 and 24 of Title 47 of the Code of Federal Regulations.

  "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by our Board acting in good faith.

  "FCC" means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

  "FCC Debt" means Indebtedness owed to the United States Treasury Department or the FCC that is incurred in connection with the acquisition of a License.

  "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States.

  "Hedging Agreement" means any interest rate, currency or commodity swap agreement, interest rate, currency or commodity future agreement, interest rate cap or collar agreement, interest rate, currency or commodity hedge agreement and any put, call or other agreement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, including by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required under GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person, and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing. Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or is merged into, or consolidates with, us or any Restricted Subsidiary, whether or not such Indebtedness was Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or being merged into, or consolidated with, us or any Restricted Subsidiary, shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into, or consolidates with, us or any Restricted Subsidiary.

  "Indebtedness" means without duplication, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

  (1) every obligation of such Person for money borrowed;

  (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

  (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

  (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

  (5) every Capital Lease Obligation of such Person;

  (6) every net obligation under Hedging Agreements or similar agreements of such Person; and

  (7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall:

  (1) include the liquidation preference and any mandatory redemption payment obligations in respect of any of our Disqualified Stock and any Restricted Subsidiary and any Preferred Stock of any of our Subsidiaries;

  (2) never be calculated taking into account any cash and Cash Equivalents held by such Persons;

  (3) not include obligations arising from our agreements or agreement of a Restricted Subsidiary to provide for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary.

The amount of any Indebtedness outstanding as of any date shall be:

  (1) the accreted value of such indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2) the principal amount of such indebtedness, in the case of any Indebtedness other than Indebtedness issued with original issue discount; and

  (3) the greater of the maximum repurchase or redemption price or liquidation preference of such indebtedness, in the case of any Disqualified Stock or Preferred Stock.

  "Ineligible Subsidiary" means:

  (1) any Special Purpose Subsidiary;

  (2) any of our subsidiary guarantors;

  (3) any of our Subsidiaries that, directly or indirectly, own any Capital Stock or Indebtedness of or own or hold any Lien on any property of, us or any of our other Subsidiaries that is not a Subsidiary of the Subsidiary to be so designated; and

     (4) any of our Subsidiaries that, directly or indirectly, own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, any other Subsidiaries that is not eligible to be designated as an Unrestricted Subsidiary.

     "initial purchasers" means Chase Securities Inc., BT Alex. Brown Incorporated and Lehman Brothers Inc.

     "Investment" in any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others or otherwise, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

     "License" means any broadband Personal Communications Services license issued by the FCC in connection with the operation of a System.

     "License Subsidiary" means TeleCorp PCS, L.L.C. and THC and/or any of our other Wholly Owned Restricted Subsidiaries designated as a License Subsidiary under the Credit Agreement.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

     "Lucent" means Lucent Technologies Inc., a Delaware corporation.

     "Lucent Note Purchase Agreement" means the Note Purchase Agreement dated as of May 11, 1998, between us and Lucent, as amended as of the date of the Indenture.

     "Management Stockholders" means Gerald Vento and Thomas Sullivan.

     "Marketing Affiliate" means any Person which engages in no activity other than the registration, holding, maintenance or protection of trademarks and such related licensing.

     "MTA" means a Major Trading Area, as defined in 47 C.F.R. (S)24.202.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form, from such Asset Disposition by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities received in connection with such Asset Disposition, net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

     (2) all payments made by such Person or any of its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

     (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any such Restricted Subsidiary, as the case may be, after such Asset

          Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under "--Certain Covenants-- Limitation on Certain Asset Dispositions"; and

     (5) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

     "Net Investment" means the excess of:

     (1) the aggregate amount of all Investments made in any Unrestricted Subsidiary or joint venture by us or any Restricted Subsidiary on or after the date of the Indenture, in the case of an Investment made other than in cash, the amount shall be the Fair Market Value of such Investment as determined in good faith by our Board or the board of such Restricted Subsidiary; over

     (2) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments; provided, however, that such payments or distributions shall not be, and have not been, included in clause (c) of the first paragraph described under "-- Certain Covenants--Limitation on Restricted Payments;" provided further that, with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the amounts referred to in clause (1) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary or joint venture.

     "Note" or "Notes" means any Note or Note issued under the Indenture, including any Exchange Note or Exchange Notes, or any Private Exchange Note or Private Exchange Notes, issued in exchange for any Note in connection with an Exchange Offer.

     "Noteholder" or "Holder" means the Person in whose name a Note is registered on the registrar's books.

     "Offer to Purchase" means a written offer (the "Offer") sent by us by first class mail, postage prepaid, to each holder of the Notes at such holder's address appearing in the register for the Notes on the date of the Offer offering to purchase up to (a) the Accreted Value of Notes, if such Offer is on or prior to April 15, 2004, or (b) the principal amount at maturity of the Notes, if such Offer is after April 15, 2004, specified in such Offer at the purchase price specified in such Offer as determined under the Indenture. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of the Notes within five Business Days after the Expiration Date. We shall notify the Trustee at least 15 Business Days, or such shorter period as is acceptable to the Trustee, prior to the mailing of the Offer of our obligation to make an Offer to Purchase, and the Offer shall be mailed by us or, at our request, by the Trustee in our name and at our expense. The Offer shall contain all the information required by applicable law to be included in such Offer. The Offer shall contain all instructions and materials necessary to enable holders of the Notes to tender their Notes under the Offer to Purchase. The Offer shall also state:

     (1) the provision of the Indenture under which we make the Offer to Purchase;

     (2)  the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount at maturity of the Old Notes offered which we will purchase in the Offer to Purchase, including, if less than 100%, the manner by which such amount has been determined under a specified provision of the Indenture requiring the Offer to Purchase (the "Purchase Amount");

     (4) the purchase price that we will pay for each $1,000 aggregate principal amount at maturity of Notes accepted for payment, as specified under the Indenture (the "Purchase Price");

     (5) that such holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

     (6) the place or places where the Notes are to be surrendered for tender in the Offer to Purchase;

     (7) that interest on any Note not tendered or tendered but which we do not purchase in the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment in the Offer to Purchase and that interest on such note shall cease to accrue on and after the Purchase Date;

     (9) that each holder electing to tender all or any portion of a Note under the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date, such Note being, if we or the Trustee so require, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to us and the Trustee duly executed by, the holder of such Note or such holder's attorney duly authorized in writing;

     (10) that holders will be entitled to withdraw all or any portion of Notes tendered if we or our paying agent receive, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of such holder's tender;

     (11) that (a) if Notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn in the Offer to Purchase, we shall purchase all such Notes and (b) if Notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn in the Offer to Purchase, we shall purchase Notes having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples of $1,000 shall be purchased; and

     (12) that in the case of any holder whose Note is purchased only in part, we shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Officer" means the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer, the Chief Operating Officer, the President, any Vice President, the Treasurer or any Secretary of us or any of our Subsidiaries, as the case may be.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to us or the Trustee.

     "Permitted Asset Swap" means any exchange of assets by us or a Restricted Subsidiary where we and/or our Restricted Subsidiaries receive consideration at least 75% of which consists of (1) cash, (2) assets that are used or useful in a Permitted Business or (3) any combination of such cash and such assets.

     "Permitted Business" means:

     (1) the delivery or distribution of telecommunications, voice, data or video services;

     (2) any business or activity reasonably related or ancillary to, including, without limitation, any business conducted by us or any Restricted Subsidiary on the date of the Indenture and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (1) above; or

     (3) any other business or activity in which we and the Restricted Subsidiaries are expressly contemplated to be engaged under the provisions of our certificate of incorporation and by-laws in effect on the date of the Indenture.

     "Permitted Holder" means:

     (1) each of AT&T Wireless, TWR Cellular, the Cash Equity Investors, the Management Stockholders, Digital PCS, Wireless 2000 and any of their respective Affiliates and the respective successors by merger, consolidation, transfer or otherwise to all or substantially all of the respective businesses and assets of any of the foregoing; and

     (2) any "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the Exchange Act controlled by one or more persons identified in clause (1) above.

     "Permitted Investments" means:

     (1)  Investments in Cash Equivalents;

     (2) Investments representing Capital Stock or obligations issued to us or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of us or any Restricted Subsidiary;

     (3) deposits including interest-bearing deposits, maintained in the ordinary course of business in banks;

     (4) any Investment in any Person; provided, however, that, after giving effect to such Investment, such Person is or becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary;

     (5) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

     (6) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

     (7) any interest rate agreements with an unaffiliated Person otherwise permitted by clause (5) or (6) under "--Certain Covenants--Limitation on Incurrence of Indebtedness;"

     (8) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "-- Certain Covenants--Limitation on Certain Asset Dispositions;"

     (9) loans or advances to employees of us or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding;

     (10) any Investment acquired by us or any of our Restricted Subsidiaries as a result of a foreclosure by us or any of our Restricted Subsidiaries or in connection with the settlement of any outstanding Indebtedness or trade payable;

     (11) loans and advances to officers, directors and employees for business-related travel expense, moving expense and other similar expenses, each incurred in the ordinary course of business; and

     (12) other Investments with each such Investment being valued as of the date made and without giving effect to subsequent changes in value in an aggregate amount not to exceed $7.5 million at any one time outstanding.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision.

     "Plan of Liquidation" means, with respect to any Person, a plan including by operation of law that provides for, contemplates, or the effectuation of which is preceded or accompanied by whether or not substantially contemporaneously:

     (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and

     (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Private Exchange Notes" means, collectively, our debt securities that are identical in all material respects to the Exchange Notes, except for transfer restrictions relating to such Private Exchange Notes, that we issued under the same indenture as the Exchange Notes, simultaneously with the delivery of the Exchange Notes in the Exchange Offer to any Noteholder that holds any Notes acquired by it that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in an initial distribution, or to any Noteholder that is not entitled to participate in the Exchange Offer, upon the request of any such holder, in exchange for a like aggregate principal amount of Notes held by such holder.

     "Public Sale" means any underwritten public offering, made on a primary basis under a registration statement filed with, and declared effective by, the SEC in accordance with the Securities Act.

     "Puerto Rico Acquisition" means the merger of Puerto Rico Acquisition Corp. into us and the purchase by us from AT&T Wireless of 20 MHz of A-Block Licenses covering the San Juan MTA together with related assets.

     "Qualified License" means, as of the date of determination, any License covering or adjacent to any geographical area in respect of which we or any Restricted Subsidiary owns, as of the Business Day immediately prior to such date of determination, at least one other License covering a substantial portion of such area.

     "Qualified Stock" means any of our Capital Stock other than Disqualified Stock.

     "Real Property Subsidiary" means TeleCorp Realty L.L.C., Puerto Rico Acquisition Corp. and/or any of our other Wholly Owned Subsidiaries that we designate as a Real Property Subsidiary under the Credit Agreement.

     "Refinance" means refinance, renew, extend, replace or refund; and "Refinancing" and "Refinanced" have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including under any defeasance or discharge mechanism, any of our Indebtedness or any Restricted Subsidiary existing on the date of the Indenture or Incurred in compliance with the Indenture, including our Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being Refinanced plus the amount of any premium required to be paid in connection with such Refinancing under the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection with such Refinancing; and

     (4) if the Indebtedness being Refinanced is pari passu with the Notes, such Refinancing Indebtedness is made pari passu with, or subordinate in right of payment to, the Notes, and, if the Indebtedness being Refinanced is subordinate in right of payment to the Notes, such Refinancing Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the holders of Notes than those contained in the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

     (A) Indebtedness of a Restricted Subsidiary that Refinances our Indebtedness; or

     (B) Our Indebtedness or Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

  "Restricted Subsidiary" means any of our Subsidiaries other than an Unrestricted Subsidiary.

     "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

     "Sale/Leaseback Transaction" means an arrangement relating to property owned on the date of the Indenture or acquired by us or a Restricted Subsidiary after the date of the Indenture that involves our or a Restricted Subsidiary's transferring of such property to a Person and our or such Restricted Subsidiary's leasing it from such Person, other than leases between us and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Purchase Agreement" means the Securities Purchase Agreement dated January 23, 1998, among AT&T Wireless, TWR Cellular, the stockholders of THC, the Cash Equity Investors, the Management Stockholders and us, as the such agreement may be amended from time to time in accordance with the provisions of such agreement, so long as the terms of any such amendment are no less favorable to the Noteholders than the terms of the Securities Purchase Agreement in effect on the date of the Indenture.

     "Senior Subordinated Indebtedness" of us means the Notes and any of our other Indebtedness that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or any other of our obligations which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of our subsidiary guarantors has a correlative meaning.

     "Series A Notes" means our Series A Notes purchased by Lucent under the Lucent Note Purchase Agreement.

     "Significant Subsidiary" means any Restricted Subsidiary that would be our "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Special Purpose Subsidiary" means any Equipment Subsidiary, License Subsidiary or Real Property Subsidiary.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including under any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder of such security upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred.

     "Stockholders' Agreement" means the Stockholders' Agreement dated as of July 17, 1998, among AT&T Wireless, TWR Cellular, the Cash Equity Investors, the Management Stockholders and us, as such agreement may be amended from time to time in accordance with the provisions of such agreement, so long as the terms of any such amendment are no less favorable to the Noteholders than the terms of the Stockholders' Agreement in effect on the date of the Indenture.

     "Strategic Equity Investor" means any of the Cash Equity Investors, any such Affiliate, any other Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $500 million or any other Person who has at least $100 million total funds under management and who has issued an irrevocable, unconditional commitment to purchase our Qualified Stock for an aggregate purchase price that does not exceed 20% of the value of the funds under management by such Person.

     "Subordinated Indebtedness" means any of our Indebtedness or any Indebtedness of any of our subsidiary guarantors whether outstanding on the date of the Indenture or Incurred after such date, which is by its terms expressly subordinate or junior in right of payment to the Notes or the Subsidiary Guarantee of such subsidiary guarantor, as the case may be.

     "Subsidiary" of any Person means:

     (1) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; or

     (2) any other Person, other than a corporation, in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs of such Person.

     "Subsidiary Guarantee" means each guarantee of the obligations with respect to the Notes issued by any of our Subsidiaries under the terms of the Indenture, each such Subsidiary Guarantee having subordination provisions equivalent to those contained in the Indenture with respect to the Notes and being substantially in the form prescribed in the Indenture.

     "System" means, as to any Person, assets constituting a radio communications system authorized under the rules for wireless communications services, including any license and the network, marketing, distribution, sales, customer interface and operations and functions relating to such license, owned and operated by such Person.

     "THC" means TeleCorp Holding Corp., Inc., a Delaware corporation and a Wholly Owned Subsidiary.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to:

     (1) the accreted value of all Indebtedness, in the case of any Indebtedness issued with original issue discount; plus

     (2) the principal amount of all Indebtedness, in the case of any other Indebtedness,

of us and our Restricted Subsidiaries outstanding as of the date of determination; provided, however, that no amount owing by us or any of our Restricted Subsidiaries in respect of any Series A Notes outstanding as of the date of determination shall be included in the determination of Total Consolidated Indebtedness.

     "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (a) the product of (1) the aggregate number of outstanding primary shares of common stock of such Person on such day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person, multiplied by (2) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive Business Days immediately preceding such day plus (b) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

     "Total Invested Capital" means, as of any date of determination, the sum of, without duplication:

     (1) the total amount of equity contributed to us as of the date of the Indenture, as set forth on our December 31, 1998 consolidated balance sheet; plus

     (2) irrevocable, unconditional commitments from any Strategic Equity Investor to purchase our Capital Stock other than Disqualified Stock, within 36 months of the date of issuance of such commitment, but in any event not later than the Stated Maturity of the Notes; provided, however, that such commitments shall exclude commitments related to any Investment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses unless such Person shall become a Restricted Subsidiary; plus

     (3) the aggregate net cash proceeds received by us from capital contributions or the issuance or sale of our Capital Stock, other than Disqualified Stock, but including Qualified Stock issued upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights to purchase Qualified Stock, subsequent to the date of the Indenture, other than issuances or sales of Capital Stock to a Restricted Subsidiary and other than capital contributions from, or issuances or sales of Capital Stock to, any Strategic Equity Investor in connection with (a) any Investment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses and (b) any Investment in any Person engaged in a Permitted Business, unless, in either case, such Person shall become a Restricted Subsidiary; provided, however, such aggregate net cash proceeds shall exclude any amounts included as commitments to purchase Capital Stock in the preceding clause (2); plus

     (4) the Fair Market Value of assets that are used or useful in a Permitted Business or of the Capital Stock of a Person engaged in a Permitted Business received by us as a capital contribution or in exchange for our Capital Stock, other than Disqualified Stock, subsequent to the date of the Indenture, other than (x) capital contributions from a Restricted Subsidiary or issuance or sales of our Capital Stock to a Restricted Subsidiary or (y) the proceeds from the sale of Qualified Stock to an employee stock ownership plan or other trust established by us or any of our subsidiaries; plus

     (5) the aggregate net cash proceeds received by us or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the date of the Indenture and constituting a Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; plus

     (6) an amount equal to the consolidated Net Investment of us and/or any of our Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the date of the Indenture upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries;" plus

     (7) cash proceeds from the sale to Lucent of the Series A Notes, less payments made by us or any of our Subsidiaries with respect to Series A Notes, other than payments of additional Series A Notes; plus

     (8)  Total Consolidated Indebtedness; minus

     (9) the aggregate amount of all Restricted Payments including any Designation Amount, but other than a Restricted Payment of the type referred to in clause (3)(b) of the third paragraph of the covenant described under "--Certain Covenants--Limitations on Restricted Payments," declared or made on or after the date of the Indenture.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S)77aaa-77bbbb) as in effect on the date of the Indenture.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, after such replacement, means the successor.

     "Trust Officer" means the Chairman of the board of directors, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "TWR Cellular" means TWR Cellular, Inc., a Delaware corporation, and an Affiliate of AT&T Wireless.

     "Unrestricted Subsidiary" means (1) any of our Subsidiaries, other than an Ineligible Subsidiary, designated after the date of the Indenture as such under, and in compliance with, the covenant described under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries" and (2) any Marketing Affiliate. Any such designation of any of our Subsidiaries may be revoked by a resolution of our Board delivered to the Trustee certifying compliance with such covenant, subject to the provisions of such covenant.

     "U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality of the United States of America, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Vendor Credit Arrangement" means any Indebtedness, including, without limitation, Indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of such vendor or supplier; provided that the net proceeds of such Indebtedness are used solely for the purpose of financing the cost, including, without limitation, the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a Permitted Business, including, without limitation, through the acquisition of Capital Stock of an entity engaged in a Permitted Business.

     "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors, or Persons performing similar functions, of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by us and/or by one or more Wholly Owned Subsidiaries.

     "Wireless 2000" means Wireless 2000, Inc.

     "Wireless 2000 Acquisition" means our purchase from Wireless 2000 of 15 MHz of C-Block Licenses for the Monroe, Alexandria and Lake Charles, Louisiana BTAs.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

     The following is a discussion of certain material U.S. federal income and estate tax consequences of the acquisition, ownership, disposition and exchange of the Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are initial purchasers of the Notes and who hold such Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (for purposes of this section, the "Holders"). The discussion does not purport to address specific tax consequences that may be relevant to particular persons, including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold the Notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Code, the Treasury regulations promulgated under, and administrative and judicial interpretations of such Code and regulations, all of which are subject to change, possibly on a retroactive basis.

     We have not sought and will not seek any rulings from the Internal Revenue Service (the "Service") with respect to the Notes. There can be no assurance that the Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that a court would not sustain the Service's position.

     For purposes of this discussion, a "U.S. Holder" means a Holder that, for U.S. federal income tax purposes, is (1) a U.S. citizen or resident, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
(4) a trust if (A) a U.S. court exercises primary jurisdiction over its administration and (B) one or more "United States persons" (as defined under Section 7701(a)(30) of the Code) has the authority to control all substantial decisions. A "Non-U.S. Holder" is any Holder other than a U.S. Holder.

     PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, DISPOSING AND EXCHANGING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND OF ANY CHANGE IN FEDERAL TAX LAW OR ADMINISTRATIVE OR JUDICIAL INTERPRETATION OF SUCH LAW SINCE THE DATE OF THIS PROSPECTUS.

Exchange Offer

     The exchange of Exchange Notes for the Old Notes in the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, there should be no federal income tax consequences to holders of the Old Notes exchanging the Old Notes for the Exchanges Notes in the Exchange Offer. No gain or loss should be realized by a holder upon receipt of an Exchange Note. The basis of the Exchange Notes would be the same as the adjusted basis of the Notes immediately before the exchange and the holding period of the Exchange Notes would include the holding period of the Notes. The Exchange Notes would be subject to the tax rules applicable to the Notes as described above, including with respect to the accrual and inclusion in income of OID. It is possible that the Service could take a different position concerning the exchange of Notes for Exchange Notes in the event of a Registration Default that results in the payment of liquidated damages with respect to the Notes. Holders are urged to consult their own tax advisors regarding the tax consequences of the Exchange Offer.

Characterization of the Notes

     We will treat the Notes as indebtedness for U.S. federal income tax purposes, and the following discussion assumes that such treatment will be respected. Accordingly, under Section 385(c) of the Code, a Holder also will generally be required to treat the Notes as indebtedness. A Holder taking an inconsistent position must expressly disclose such fact in the Holder's return.

Tax Consequences to U.S. Holders

     Original Issue Discount. The Notes will be treated as issued with original issue discount ("OID"). All U.S. Holders, regardless of their method of accounting for tax purposes, will be required to include OID in income as it accrues. Therefore, inclusion of the OID in gross income will occur in advance of the receipt of some or all of the related cash payments (whether labeled as interest or otherwise). OID will generally be treated as interest income to a U.S. Holder and will accrue on a constant yield-to-maturity basis over the life of the Notes, as discussed below.

     The amount of OID with respect to a Note will be equal to the excess of the "stated redemption price at maturity" of such Note over its "issue price." The "stated redemption price at maturity" of a debt instrument generally includes all cash payments, including principal and interest, required to be made with respect to the debt instrument through its maturity, other than "qualified stated interest." "Qualified stated interest" is generally defined as stated interest that is unconditionally payable in cash or other property, other than debt instruments of the issuer, at least annually and at a single fixed rate that appropriately takes into account the lengths of intervals between payments. The stated interest on the Notes will not qualify as "qualified stated interest," and thus the "stated redemption price at maturity" of a Note will include all cash payments of principal and interest through maturity. The "issue price" of the Notes will be the first price at which a substantial portion are sold to investors, excluding bond houses, brokers, or similar persons acting as underwriters, placement agents, or wholesalers, for cash.

     Taxation of Original Issue Discount.   The amount of OID accruing to and
includible in income by a U.S. Holder of a Note will be the sum of the "daily portions" of OID with respect to such Note for each day during the taxable year or portion of such taxable year on which such Holder owns such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual periods are periods of any length and may vary in length over the term of a Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any accrual period with respect to a Note will be equal to the product of (x) the "adjusted issue price" of such Note at the beginning of that accrual period and
(y) the yield to maturity of such Note, taking into account the length of the accrual period. The "adjusted issue price" of a Note at the beginning of its first accrual period will be equal to its issue price. The "adjusted issue price" at the beginning of any subsequent accrual period will be equal to (1) the adjusted issue price at the beginning of the prior accrual period, plus (2) the amount of OID accrued during the prior accrual period, minus (3) any payments made on the Note during the prior accrual period. The "yield to maturity" of a Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Note, produces an amount equal to the issue price of the Note.

     OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method.

     We are required to report the amount of OID accrued on the Notes held of record by persons other than corporations and certain other Holders. See "-- Information Reporting and Backup Withholding." Because stated interest on the Notes is taken into account in the accrual of OID, a U.S. Holder will not be required to recognize any income upon receipt of interest payments on the Notes. The tax basis of a Note in the hands of a U.S. Holder will be increased by the amount of OID, if any, on the Note that is included in the U.S. Holder's income under these rules and will be decreased by the amount of any payments, whether stated as interest or principal, made with respect to the Note.

     Acquisition Premium.   A subsequent U.S. Holder of a Note is generally
subject to the rules for accruing OID described above. However, if such U.S. Holder's purchase price for the Note exceeds the adjusted issue price but is less than or equal to the sum of all amounts payable on the Note after the purchase date, the excess ("acquisition premium") is subject to special rules.

     Acquisition premium ratably offsets the amount of accrued OID otherwise includible in such U.S. Holder's taxable income, i.e., such U.S. Holder may reduce the daily portions of OID by a fraction, the numerator of which is the excess of such U.S. Holder's purchase price for the Note over the adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date over the Note's adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the U.S. Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above under "Taxation of Original Issue Discount."

     Market Discount. Under the market discount rules of the Code, a U.S. Holder who purchases a Note at a "market discount" will generally be required to treat any gain recognized on the disposition of the Note as ordinary income to the extent of the lesser of such gain or the portion of the market discount that accrued during the period that the U.S. Holder held such Note. Market discount is generally defined as the amount by which a U.S. Holder's purchase price for a
Note is less than the revised issue price of the Note on the date of purchase, subject to a statutory de minimis exception. A Note's revised issue price equals the sum of the issue price of the Note and the aggregate amount of the OID includible in the gross income of all Holders of such Note for periods before the acquisition of the Note by such Holder, likely reduced, although the Code does not expressly so provide, by any cash payment in respect of the Note. A U.S. Holder who acquires a Note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such Note until the U.S. Holder disposes of the Note in a taxable transaction.

     A U.S. Holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. A U.S. Holder's tax basis in a Note is increased by each accrual of amounts treated as market discount. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Service. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

     Election to Treat All Interest as Original Issue Discount. U.S. Holders may elect to include in gross income all amounts in the nature of interest that accrue on a Note, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest, as adjusted by amortizable bond premium and acquisition premium, by using the constant yield method described above under "Taxation of Original Issue Discount." Such an election for a Note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the U.S. Holder with amortizable bond premium and may be revoked only with the permission of the Service. Similarly, such an election for a Note with market discount results in a deemed election to accrue market discount in income currently for such Note and for all other bonds acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with permission of the Service. A U.S. Holder's tax basis in a Note is increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

     Change of Control. In the event of a change of control, the Holders will have the right to require us to purchase their Notes. The Treasury regulations provide that the right of Holders of the Notes to require redemption of the Notes upon the occurrence of a change of control will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a change of control giving rise to the redemption right will occur. We do not intend to treat this redemption provision of the Notes as affecting the computation of the yield to maturity of the Notes.

     Redemption of Notes. We may redeem the Notes at any time on or after a certain date, and, in certain circumstances, may redeem or repurchase all or a portion of the Notes any time prior to the maturity date. Under Treasury regulations, we are deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. We believe, and intend to take the position, that we will not be treated as having exercised an option to redeem under these rules.

     Sale, Redemption, Exchange or Retirement of the Notes. Upon the sale, redemption, exchange or retirement of the Notes, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of property received upon the sale, redemption, exchange or retirement and (2) the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis in the Notes will generally be the U.S. Holder's cost therefor increased by the amount of OID previously accrued on the Notes through the sale, redemption, exchange or retirement date and decreased by the amount of all prior cash payments received with respect to the Notes.

     Gain or loss recognized by a U.S. Holder on the sale, redemption, exchange, or retirement of the Notes will be capital gain or loss, except to the extent it constitutes accrued but unrecognized market discount, and will be long-term capital gain or loss if the Notes have been held by the U.S. Holder for more than one year.

U.S. Tax Consequences to Non-U.S. Holders

     For purposes of the following discussion, interest income, OID and gain on the sale, redemption, exchange or retirement of a Note will be U.S. trade or business income if such income or gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States.

     Interest and OID. In general, any interest or OID paid to a Non-U.S. Holder of a Note will not be subject to U.S. federal income tax if (1) the interest or OID is not U.S. trade or business income, and (2) as discussed below, the interest or OID qualifies as "portfolio interest."

     Interest or OID on the Notes generally will qualify as "portfolio interest" if (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,
(2) the Non-U.S. Holder is not a controlled foreign corporation (as defined in the Code) with respect to which we are a "related person" within the meaning of the Code, and (3) either (A) the Non-U.S. Holder certifies to us or our agent under penalties of perjury that it is not a U.S. person and such certificate provides such Non-U.S. Holder's name and address, or (B) in the case of a Note held by a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), the financial institution certifies to us or our agent under penalties of perjury that such certificate has been received from the Non-U.S. Holder by it or by another financial institution and the financial institution furnishes the payor with a copy of the Non-U.S. Holder's certificate. Under recently finalized Treasury Regulations (the "Final Regulations"), the certification requirements described above may also be satisfied with other documentary evidence for interest paid after December 31, 1999, with respect to an offshore account or through certain foreign intermediaries.

     If the interest or OID neither qualifies as portfolio interest nor is treated as U.S. trade or business income, the gross amount of the payment generally will be subject to U.S. withholding tax at the rate of 30% unless such rate is reduced or eliminated by an applicable income tax treaty. U.S. trade or business income generally will be subject to U.S. federal income tax at regular rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, and, in the case of a Non-U.S. Holder that is a corporation, such income, under certain circumstances, may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty, but such income generally will not be subject to the 30% withholding tax. To claim the benefit of a lower or zero withholding rate under an income tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide the payor with a properly executed IRS Form 1001 or 4224, respectively or, in the case of payments after December 31, 1999, IRS Form W-8, prior to the payment of interest or OID.

     Sale, Exchange, Redemption, or Other Disposition of a Note. Any gain realized by a Non-U.S. Holder on the sale, redemption, exchange or other disposition of a Note generally will not be subject to U.S. federal income or withholding taxes unless (1) such gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or (2) in the case of an individual, such Non-U.S. Holder is present in the United States for 183 days or more and certain other conditions are met.

     U.S. Federal Estate Tax. In general, notes held by an individual who is neither a citizen nor a resident of the United States for U.S. federal estate tax purposes at the time of such individual's death will not be subject to U.S. federal estate tax unless the income from such Notes was effectively connected with a U.S. trade or business of such individual or would not qualify as portfolio interest (as described above under "Tax Consequences to Non-U.S. Holders--Interest and OID"), without regard to the certification requirements, if received by such individual at the time of his or her death.

Information Reporting and Backup Withholding

     We will be required to report annually to the IRS, and to each Holder of record, the amount of OID paid on the Notes, and the amount withheld for federal income taxes, if any, for each calendar year, except as to exempt Holders, generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status. Each Holder, other than Holders who are not subject to the reporting requirements, will be required to provide to us, under penalties of perjury, a certificate containing the Holder's name, address, correct federal taxpayer identification number and a statement that the Holder is not subject to backup withholding. Should a nonexempt Holder fail to provide the required certificate, we will be required to withhold 31% of the OID otherwise payable to the Holder and to remit the withheld amount to the Service as a credit against the Holder's federal income tax liability.

     In the case of payments of OID to Non-U.S. Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which the requisite certification, as described above, for the exemption from the 30% withholding tax, has been received or an exemption has otherwise been established; provided that neither we nor our payment agent have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder on the disposition of Notes by or through a U.S. office of a U.S. or foreign broker, unless the Holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the Holder otherwise establishes an exemption. Information reporting requirements will also apply to a payment of the proceeds of a disposition of Notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the Holder is not a U.S. person, and such broker has no actual knowledge to the contrary, or the Holder establishes an exception; backup withholding will not apply to such payment, absent actual knowledge that the Holder is a U.S. Holder. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of Notes by or through a foreign office of a foreign broker not subject to the previous sentence.

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules relating to Non-U.S. Holders discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

Applicable High Yield Discount Obligations

     Section 163 of the Code provides that the yield with respect to certain "applicable high yield discount obligations" will be bifurcated into two elements: (1) an interest element that is deductible by the issuer only when paid (generally in cash) and (2) a disqualified portion, if any, as described below, for which the issuer receives no deduction (the "disqualified portion"). A U.S. Holder of an applicable high yield discount obligation must continue to include interest or OID on the obligation in income as it accrues. A corporate U.S. Holder of such obligation, however, is allowed to claim a dividends-received deduction for the part of the disqualified portion, if any, as described below, that would have been treated as a dividend had it been distributed to such Holder by the issuing corporation with respect to its stock.

     The deduction by us of OID on the Notes will be limited if the Notes constitute applicable high yield discount obligations. A Note will be an applicable high yield discount obligation if (1) its yield to maturity equals or exceeds the sum of (x) the long-term applicable federal rate for the month in which it was issued and (y) 5% and (2) the Note has significant OID. A Note will have significant OID if (1) the aggregate amount that would be included in gross income with respect to the Note for periods before the close of any accrual period that ends more than five years after the date of issue exceeds (2) the sum of (x) the aggregate amount of interest to be paid, generally in cash, under the Note before the close of such accrual period and (y) the product of the Note's issue price and its yield to maturity. If the Notes are applicable high yield discount obligations, the disqualified portion of OID will equal the lesser of (x) the amount of the OID on the Note and (y) the product of the total OID on the Notes and a fraction, the numerator of which is (a) the yield to maturity minus (b) the sum of 6% and the long-term applicable federal rate in effect for the month in which the Notes are issued, and the denominator of which is the yield to maturity.

     Corporate U.S. Holders generally will be eligible for the dividends-received deduction with respect to any disqualified portion of OID on a Note to the extent of our accumulated or current earnings and profits, if any. The availability of the dividends-received deduction is subject to a number of complex limitations. Although the issue is not totally clear, any amount qualifying as a dividend should not be subject to extraordinary dividend treatment under Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction.

                         BOOK-ENTRY; DELIVERY AND FORM

  The Exchange Notes are represented by a permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note is registered in the name of a nominee of DTC.

Certain Book-Entry Procedures for the Global Notes

  The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems, and are subject to change by them from time to time. Neither we nor any of the initial purchasers of the Old Notes takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

  DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System,
(4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (5) a "clearing agency" registered under Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by, or on behalf of DTC only through Participants or Indirect Participants.

  We expect that under procedures established by DTC, (1) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the initial purchasers of the Old Notes with an interest in the Global Note and (2) ownership of the Notes will be shown on, and the transfer of ownership of the Notes will be effected only through, records maintained by DTC, with respect to the interests of Participants and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

  The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in the Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

  So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes and will not be considered the owners or holders under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of the Notes under the Indenture or such Global Note. We understand that, under existing industry practice, if we request any action of holders of the Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, the Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

  Payments with respect to the principal and interest, and premium, if any, and liquidated damages, if any, on any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to, or at the direction of, DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, we and the Trustee will be permitted to treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of such Notes for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee have or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice, and will be the responsibility of the Participants or the Indirect Participants and DTC.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the Notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures, and within the established deadlines (Brussels time), of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf, by delivering or receiving interests in the relevant Global Notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

  Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear or Cedel, as the case may be, immediately following the settlement date of DTC. Cash received by Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel, as the case may be, following DTC's settlement date.

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

  If (1) we notify the Trustee in writing that DTC is no longer willing or able to act as a depositary, or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (2) we, at our option, notify the Trustee in writing that it elects to cause the issuance of the Notes in definitive form under the Indenture, or (3) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons, or the nominee of any such person, and cause the same to be delivered to such person.

  Neither we nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Old Notes where such broker-dealer acquired such Old Notes as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal, for use in connection with any such resale. In addition, until , 1999 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  Each holder of Old Notes participating in the Exchange Offer will, by execution of the Letter of Transmittal, represent to us that such holder is not engaged in nor intends to engage in a distribution of Exchange Notes.

  We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  The Exchange Notes are new securities with no established trading market. We do not intend to list the Exchange Notes on any securities exchange, but the Old Notes have been designated for trading in the PORTAL market. We cannot assure you that a liquid market will develop for the Exchange Notes, that you will be able to sell your Exchange Notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the Exchange Notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

                                 LEGAL MATTERS

  Certain legal matters with regard to the validity of the Notes will be passed upon for us by McDermott, Will & Emery, New York, New York. Mr. Sullivan, our Executive Vice President, Chief Financial Officer and a member of our Board is counsel to McDermott, Will & Emery. Mr. Sullivan owns certain shares of our capital stock.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1997 and 1998, and the consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the period July 29, 1996 (date of inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes here offered. As permitted by the rules and regulations of the SEC, this prospectus omits certain information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the Exchange Notes, you should review the registration statement, including the exhibits and the financial statements to such registration statement, notes and schedules filed as a part of such registration statement. As a result of the Exchange Offer, we will become subject to the informational requirements of the Exchange Act. The registration statement and the exhibits and schedules to such registration statement, as well as the periodic reports and other information filed with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington DC 20549, and its public reference facilities in New York, New York at the prescribed rates. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Under the indenture governing the Notes, we have agreed to file with the SEC and provide to the holders of the Notes annual reports and the information, documents and other reports which are specified in Section 13 and 15(d) of the Exchange Act.

                         GLOSSARY OF SELECTED TERMS

ANALOG.................. A method of transmission where the wave form of the output signal is analogous to the wave form of the input signal.

BANDWIDTH............... The number of bits of information which can move through a communications medium in a given amount of time; the capacity of a telecommunications network to carry voice, data and video information.

BASE STATION............ A fixed site with network equipment that is used for radio frequency communications with mobile stations, and is part of a cell, or sector within a cell.

BLOCK................... The distinct radio frequency block in which one-way radio applications, such as paging or beeper services, and two-way radio applications such as wireless communications, cellular telephone and ESMR networks, are licensed and operated. Blocks are categorized as A- , B- C-, D-, E- or F- Blocks. A- and B- Blocks are each PCS 30 MHz licenses covering an MTA. C- Block is a PCS 30 MHz license covering a BTA. D-, E- and F- Block are each PCS 10 MHz licenses covering a BTA.

BTA..................... One of the 493 basic trading areas, which are smaller than MTAs, into which the licensing for broadband PCS has been divided based on the geographic divisions in the 1992 Rand McNally Commercial Atlas & Marketing Guide, as modified by the FCC.

CALLER ID............... Caller identification. A service to telephone customers that allows each such customer to know the identity of incoming callers.

CDMA.................... Code division multiple access. A digital spread-
                         spectrum wireless technology which allows a large number of users to access a single frequency band that assigns a code to all speech bits, sends a scrambled transmission of the encoded speech over the air, and reassembles the speech to its original format.

CELL SITE............... The location of a transmitting/receiving station serving a given geographic area in a cellular communications system.

CELLULAR................ Domestic public cellular radio communications service authorized by the FCC in the 824-893 MHz band, in which each of two licensees per market employs 25 MHz of spectrum to provide wireless services.

CMRS.................... Commercial mobile radio service.

COVERED POPS............ The number of Pops in a defined area for whom a cellular signal is accessible.

DIGITAL................. A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and
                         1. Digital transmission and switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal. Digital wireless networks use digital transmission.

DUAL-MODE............... A wireless phone which is capable of operating on both digital and analog technologies.

ESMR.................... Enhanced specialized mobile radio. A radio communications system that employs digital technology with multi-site configuration that permits frequency reuse, offering enhanced dispatch services to traditional analog SMR users.

FREQUENCY............... The number of cycles per second, measured in hertz, of a periodic oscillation or wave in radio propagation.

GSM..................... Global system for mobile communications. The standard digital cellular telephone service in Europe and Japan, guided by a set of standards specifying the infrastructure for digital cellular service, including the radio interface (900 MHz), switching, signaling and intelligent network.

HAND-OFF................ The act of transferring communication with a mobile unit from one base station to another. A hand-off transfers a call from the current base station to the new base station. A "soft" hand-off establishes communications with a new cell before terminating communications with the old cell.

INTERCONNECTION......... Any variety of arrangements that permits the connection of communications equipment to a common carrier network such as a public switched telephone network, and which defines the terms of revenue-sharing. Terms of interconnection are either negotiated between the network operators or imposed by regulatory authorities.

LICENSED POPS........... The number of Pops in the area covered by a license
                         (cellular or PCS).

MHZ..................... Megahertz. A unit of measurement of bandwidth in the radiowave spectrum.

MICROWAVE RELOCATION.... The transferal of the business and public safety agencies which currently utilize radio spectrum within or adjacent to the spectrum allocated to PCS licensees by the FCC.

MTA..................... One of the major trading areas into which the licensing for the A- and B-Blocks of broadband PCS spectrum has been divided based on the geographic divisions in the Rand McNally 1992 Commercial Atlas & Guide, as modified by the FCC.

NOC..................... A network operations center from which a wireless communications network is monitored and maintained.

PBX..................... Private branch exchange.

POPS.................... A shorthand abbreviation for the population covered by a license or group of licenses.

RESELLER................ A provider of PCS services that does not hold an FCC
                         PCS license or own PCS facilities. The reseller purchases blocks of PCS numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Consequently, a reseller is both a customer of PCS licensee's services and a competitor of that licensee.

ROAMING................. A service offered by mobile communications network operators which allows a subscriber to use his or her handset while in the service area of another carrier. Roaming requires an agreement between operators of different individual markets to permit customers of either operator to access the other's system.

SMR..................... Specialized mobile radio. A two-way analog mobile radio telephone system typically used for dispatch services such as truck and taxi fleets.

SPECTRUM................ The range of electromagnetic frequencies available for use for telecommunications services.

SWITCH.................. A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

TDMA.................... Time division multiple access. A digital spread-
                         spectrum technology which allocates a discrete amount of frequency bandwidth to each user to permit more than one simultaneous conversation on a single radio frequency channel.

TRI-MODE................ A wireless phone which is capable of operating on either different digital protocols or both digital and analog technologies.

WIRELESS LOCAL LOOP..... A system that eliminates the need for a wire (loop)
                         connecting users to the public switched telephone network, which is used in conventional wired telephone systems, by transmitting voice messages over radio waves for the "last mile" connection between the location of the customer's telephone and a base station connected to the network equipment.

         TELECORPS PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                                    INDEX



Historical Financial Statements                                            Page
-------------------------------                                            ----

Report of Independent Accountants                                           F-2
Consolidated Balance Sheets                                                 F-3
Consolidated Statements of Operations                                       F-4
Consolidated Statement of Changes in Stockholders' Equity (Deficit)         F-5
Consolidated Statements of Cash Flows                                       F-6
Notes to Consolidated Financial Statements                                  F-8

Unaudited Pro forma Financial Statements
----------------------------------------

Unaudited Pro Forma Condensed Consolidated Balance Sheet                    F-38
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet           F-40

                       Report of Independent Accountants
                       ---------------------------------



To the Board of Directors and Stockholders
TeleCorp PCS Inc. and Subsidiaries and Predecessor Company:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of TeleCorp PCS Inc. and Subsidiaries and Predecessor Company (the Company) at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for the period July 29, 1996 (date of inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP

McLean, Virginia
March 8, 1999, except for the information in Note 15, for which the date is June 15, 1999

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                          CONSOLIDATED BALANCE SHEETS
                                   ________

                                    ASSETS


                                                                                                                      March 31,
                                                                         December 31                 March 31,          1999
                                                                -------------------------------        1999           pro forma
Current assets:                                                    1997                1998          (unaudited)     (unaudited)
                                                                -------------  --------------     --------------  ---------------
   Cash and cash equivalents                                    $   2,566,685  $  111,732,841     $   11,210,696   $  230,047,360
   Accounts receivable, net                                                 -               -          3,657,709        3,657,709
   Inventory                                                                -         778,235          7,701,032        7,701,032
   Prepaid expenses                                                         -       2,185,444          2,471,605        2,471,605
   Other current assets                                                73,468       1,218,263            157,249          157,249
                                                                -------------  --------------     --------------   --------------
         Total current assets                                       2,640,153     115,914,783         25,198,291      244,034,955

   Property and equipment, net                                      3,609,274     197,468,622        262,653,787      270,653,787
   PCS licenses and microwave relocation costs, net                10,018,375     118,107,256        117,531,516      234,742,756
   Intangible assets - AT&T agreements, net                                 -      26,285,612         25,369,334       42,679,334
   Deferred financing costs, net                                            -       8,584,753          8,490,330       19,065,277
   FCC deposit                                                              -               -         17,818,549                -
   Other assets                                                        26,673         283,006            841,730        3,597,668
                                                                -------------  -------------      --------------   --------------
         Total assets                                           $  16,294,475  $  466,644,032     $  457,903,537   $  814,773,777
                                                                =============  ==============     ==============   ==============

                      LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                             $   3,202,295 $   14,591,922     $   28,247,873 $    28,247,873
    Accrued expenses                                                   824,164     94,872,262         46,757,448      46,757,448
    Microwave relocation obligation, current portion                         -      6,636,369          5,404,557       5,404,557
    Long-term debt, current portion                                  4,881,073              -                  -               -
    Accrued interest, current portion                                  389,079      4,490,553          4,154,008       4,154,008
                                                                 ------------- --------------     -------------- ---------------
         Total current liabilities                                   9,296,611    120,591,106         84,563,886      84,563,886

Long-term debt                                                       7,727,322    243,385,066        293,889,463     610,578,893
Microwave relocation obligation                                              -      2,481,059          2,525,875       2,525,875
Accrued expenses                                                             -              -          3,362,364       3,362,364
Deferred rent                                                                -        196,063            319,726         319,726
                                                                 ------------- --------------     -------------- ---------------
         Total liabilities                                          17,023,933    366,653,294        384,661,314     701,350,744
                                                                 ------------- --------------     -------------- ---------------

Mandatorily redeemable preferred stock at
 carrying value, issued 367; 255,999; 256,206
 (unaudited) and 382,803 (pro forma unaudited) shares,
 respectively, and outstanding, 367; 255,215; 254,845
 (unaudited); and 381,648 (pro forma unaudited) shares,
 respectively, (liquidation preference $249,398,289 (unaudited)      4,144,340    240,408,879        245,131,494     362,660,656
as of March 31, 1999)
Deferred compensation                                                        -         (4,111)           (11,078)       (304,514)
Treasury stock, none; 784; 1,155 (unaudited) and 1,155 (pro forma
 unaudited) shares, respectively, at cost                                    -             (8)               (12)            (12)
Preferred stock subscriptions receivable                                     -    (75,914,054)       (72,413,769)   (149,499,135)
                                                                 ------------- --------------     -------------- ---------------
      Total mandatorily redeemable preferred stock, net              4,144,340    164,490,706        172,706,635     212,856,995
                                                                 ------------- --------------     -------------- ---------------

Commitments and contingencies

Stockholders' equity (deficit):
 Series F preferred stock, par value $.01 per share,
 none, 33,361; 33,361 (unaudited) and 48,261 (pro forma
 unaudited) shares issued and outstanding, respectively
 (liquidation preference; $333 (unaudited)
 as of March 31, 1999)                                                       -            333                333             482
Common stock, par value $.01 per share, issued 19,335; 159,733;
 159,733 (unaudited), and 243,141 (pro forma unaudited) shares,
 respectively, and outstanding 19,335; 157,946; 157,100 (unaudited)        856          1,597              1,597           2,431
 and 240,508 (pro forma unaudited) shares, respectively
Additional paid-in capital                                                   -        188,374            187,498         433,908
 Deferred compensation                                                       -         (7,177)            (5,306)        (25,015)
Common stock subscriptions receivable                                        -        (86,221)           (86,221)       (283,455)
 Treasury stock, none; 1,787; 2,633 (unaudited) and 2,633
 (pro forma unaudited) shares, respectively, at cost                         -            (18)               (26)            (26)
Accumulated deficit                                                 (4,874,654)   (64,596,856)       (99,562,287)    (99,562,287)
                                                                 ------------- --------------     -------------- ---------------
      Total stockholders' equity (deficit)                          (4,873,798)   (64,499,968)       (99,464,412)    (99,433,962)
                                                                 ------------- --------------     -------------- ---------------
      Total liabilities, mandatorily redeemable
         preferred stock and stockholders' equity (deficit)      $  16,294,475 $  466,644,032     $  457,903,537 $   814,773,777
                                                                 ============= ==============     ============== ===============

                    The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 __________

                                            For the period                                  For the three   For the three
                                            July 29, 1996                                      months          months
                                               (date of      For the year   For the year       ended           ended
                                            inception) to       ended          ended          March 31,       March 31,
                                            December 31,     December 31,   December 31,        1998            1999
                                                1996            1997           1998          (unaudited)     (unaudited)
                                            --------------   ------------   ------------    -------------   -------------
Revenue:
 Service revenue                            $            -   $          -   $          -    $           -   $     507,285
 Equipment revenue                                       -              -              -                -       1,815,224
 Roaming revenue                                         -              -         29,231                -       1,940,317
                                            --------------   ------------   ------------    -------------   -------------
       Total revenue                        $            -   $          -   $     29,231    $           -   $   4,262,826
                                            --------------   ------------   ------------    -------------   -------------

Operating expenses:
 Cost of revenue                                         -              -              -                -       2,829,448
 Operations and development                              -              -      9,772,485                -       7,352,578
 Selling and marketing                               9,747        304,062      6,324,666          369,392       8,040,922
 General and administrative                        515,146      2,637,035     26,239,119        2,246,456      10,278,338
 Depreciation and amortization                          75         10,625      1,583,864           39,129       3,052,980
                                            --------------   ------------   ------------    -------------   -------------

       Total operating expenses                    524,968      2,951,722     43,920,134        2,654,977      31,554,266
                                            --------------   ------------   ------------    -------------   -------------

       Operating loss                             (524,968)    (2,951,722)   (43,890,903)      (2,654,977)    (27,291,440)

Other (income) expense:
 Interest expense                                        -        396,362     11,934,263          132,400       3,715,129
 Interest income                                         -        (12,914)    (4,697,233)         (42,256)       (741,429)
 Other expense                                           -              -         27,347                -          70,187
                                            --------------   ------------   ------------    -------------   -------------

       Net loss                             $     (524,968)  $ (3,335,170)  $(51,155,280)   $  (2,745,121)  $ (30,335,327)

       Accretion of mandatorily
          redeemable preferred stock              (288,959)      (725,557)    (8,566,922)        (103,608)     (4,630,104)
                                            --------------   ------------   ------------    -------------   -------------

       Net loss attributable to
          common equity                     $     (813,927)  $ (4,060,727)  $(59,722,202)   $  (2,848,729)  $ (34,965,431)
                                            ==============   ============   ============    =============   =============



                 The accompanying notes are an integral part
                  of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY


                     CONSOLIDATED STATEMENT OF CHANGES IN

                        STOCKHOLDERS' EQUITY (DEFICIT)

                                                           Series F
                                                       preferred stock            Common stock           Additional
                                                    ----------------------   -----------------------      paid-in
                                                     Shares         Amount    Shares         Amount       Capital
                                                    --------        ------   --------       --------     ----------
Initial capitalization for cash                            -        $    -      8,750       $  2,000     $        -
Issuance of common stock for cash                          -             -     34,374              -              -
Accretion of mandatorily redeemable preferred
 stock                                                     -             -          -              -              -
Net loss                                                   -             -          -              -              -
                                                    --------        ------   --------       --------     ----------
Balance, December 31, 1996                                 -             -     43,124          2,000              -
Issuance of common stock for cash                          -             -      6,875              -              -
Accretion of mandatorily redeemable preferred
 stock                                                     -             -          -              -              -
Noncash redemption of equity interests                     -             -    (30,664)        (1,144)             -
Net loss                                                   -             -          -              -              -
                                                    --------        ------   --------       --------     ----------
Balance, December 31, 1997                                 -             -     19,335            856              -
Noncash redemption of equity interests                     -             -    (19,335)          (856)             -
Issuance of preferred and common stock for cash,
 Licenses and AT&T Agreements                         33,361           333    149,715          1,497        180,243
Accretion of mandatorily redeemable preferred
 stock                                                     -             -          -              -              -
Noncash issuance of restricted stock to employees          -             -     10,018            100          9,918
Repurchase of common stock for cash                        -             -          -              -         (1,787)
Amortization of deferred compensation                      -             -          -              -              -

Net loss                                                   -             -          -              -              -
                                                    --------        ------   --------       --------     ----------
Balance, December 31, 1998                            33,361           333    159,733          1,597        188,374
Accretion of mandatorily redeemable preferred
 stock (unaudited)                                         -             -          -              -              -
Noncash issuance of restricted stock to employees
 (unaudited)                                               -             -          -              -            428
Amortization of deferred compensation (unaudited)          -             -          -              -              -
Repurchase of common stock for cash (unaudited)            -             -          -              -         (1,304)
Net loss (unaudited)                                       -             -          -              -              -
                                                    --------        ------   --------       --------     ----------
Balance, March 31, 1999 (unaudited)                 $ 33,361        $  333    159,733       $  1,597     $  187,498
                                                    ========        ======   ========       ========     ==========

                                                                      Common
                                                                      stock
                                                   Deferred       subscriptions           Treasury stock          Accumulated
                                                                                    --------------------------
                                                 Compensation       receivable         Shares        Amount         deficit
                                                 ------------------------------     ------------   -----------    ------------
Initial capitalization for cash                             -                 -                -             -               -
Issuance of common stock for cash                           -                 -                -             -               -
Accretion of mandatorily redeemable preferred
 stock                                                      -                 -                -             -        (228,959)
Net loss                                                    -                 -                -             -        (524,968)
                                                 ------------    --------------     ------------   -----------    -------------
Balance, December 31, 1996                                  -                 -                -             -        (813,927)
Issuance of common stock for cash                           -                 -                -             -               -
Accretion of mandatorily redeemable preferred
 stock                                                      -                 -                -             -        (725,557)
Noncash redemption of equity interests                      -                 -                -             -               -
Net loss                                                    -                 -                -             -      (3,335,170)
                                                 ------------    --------------     ------------   -----------    ------------
Balance, December 31, 1997                                  -                 -                -             -      (4,874,654)
Noncash redemption of equity interests                      -                 -                -             -               -
Issuance of preferred and common stock for cash,
 Licenses and AT&T Agreements                               -           (86,221)               -             -               -
Accretion of mandatorily redeemable preferred
 stock                                                      -                 -                -             -      (8,566,922)
Noncash issuance of restricted stock to employees     (10,018)                -                -             -               -
Repurchase of common stock for cash                     1,787                 -           (1,787)          (18)
Amortization of deferred compensation                   1,054                 -                -             -               -

Net loss                                                    -                 -                -             -     (51,155,280)
                                                 ------------    --------------     ------------   -----------    ------------
Balance, December 31, 1998                             (7,177)          (86,221)          (1,787)          (18)    (64,596,856)
Accretion of mandatorily redeemable preferred
 stock (unaudited)                                          -                 -                -             -      (4,630,104)
Noncash issuance of restricted stock to employees
 (unaudited)                                             (433)                -              471             5               -
Amortization of deferred compensation (unuadited)       1,000                 -                -             -               -
Repurchase of common stock for cash (unuadited)         1,304                 -           (1,317)          (13)              -
Net loss (unaudited)                                        -                 -                -             -     (30,335,327)
                                                 ------------    --------------     ------------   -----------    ------------
Balance, March 31, 1999 (unaudited)                    (5,306)   $      (86,221)     $    (2,633)   $      (26)   $(99,562,287)
                                                 ============    ==============     ============   ===========    ============

                                                            Total
                                                         ------------
Initial capitalization for cash                          $      2,000
Issuance of common stock for cash                                   -
Accretion of mandatorily redeemable preferred
   stock                                                     (228,959)
Net loss                                                     (524,968)
                                                         ------------
Balance, December 31, 1996                                   (811,927)
Issuance of common stock for cash                                   -
Accretion of mandatorily redeemable preferred
   stock                                                     (725,557)
Noncash redemption of equity interests                         (1,144)
Net loss                                                   (3,335,170)
                                                         ------------
Balance, December 31, 1997                                 (4,873,798)
Noncash redemption of equity interests                           (856)
Issuance of preferred and common stock for
 cash,                                                     (8,566,922)
 Licenses and AT&T Agreements                                  95,852
Accretion of mandatorily redeemable preferred
   stock                                                   (8,566,922)
Noncash issuance of restricted stock to                             -
 employees
Repurchase of common stock for cash                               (18)
Amortization of deferred compensation                           1,054
Net loss                                                  (51,155,280)
                                                         ------------
Balance, December 31, 1998                                (64,499,968)
Accretion of mandatorily redeemable preferred
 stock (unaudited)                                         (4,630,104)
Noncash issuance of restricted stock to employees
 (unaudited)                                                        -
Amortization of deferred compensation (unaudited)               1,000
Repurchase of common stock for cash (unaudited)                   (13)
Net loss (unaudited)                                      (30,335,327)
                                                         ------------
Balance, March 31, 1999 (unaudited)                      $(99,464,412)
                                                         ============

                 The accompanying notes are an integral part
                  of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  __________


                                                                         For the period
                                                                         July 29, 1996
                                                                           (date of            For the year       For the year
                                                                         inception) to             Ended              Ended
                                                                         December 31,          December 31,       December 31,
                                                                              1996                 1997               1998
                                                                        ---------------       --------------     --------------
Cash flows from operating activities:
 Net loss                                                               $      (524,968)      $  (3,335,170)     $  (51,155,280)
 Adjustment to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                     75              10,625           1,583,864
   Noncash compensation expense associated with the issuance
    of common stock and preferred stock                                               -                   -               1,664
   Noncash interest expense associated with Lucent Notes                              -                   -             460,400
   Noncash general and administrative expense charge by                               -                   -             196,622
    affiliates
   Amortization of deferred financing costs                                           -                   -             524,924
   Amortization of discount on notes payable                                          -             134,040             197,344
 Changes in cash flow from operations resulting from changes in assets and liabilities:
   Accounts receivable                                                                -                   -                   -
   Inventory                                                                          -                   -            (778,235)
   Prepaid expenses                                                                   -                   -          (2,185,444)
   Other current assets                                                         (21,877)            (51,591)         (1,144,795)
   Other assets                                                                       -             (26,673)           (256,333)
   Accounts payable                                                              98,570             618,889          11,389,627
   Accrued expenses                                                                   -                   -           9,145,111
   Deferred rent                                                                      -                   -             196,063
   Accrued interest                                                                   -             257,682           2,046,432
                                                                        ---------------       -------------      --------------
      Net cash used in operating activities                                    (448,200)         (2,392,198)        (29,778,036)
                                                                        ---------------       -------------      --------------
Cash flows from investing activities:
 Expenditures for network under development, wireless network,
 property and equipment                                                            (904)         (1,134,234)       (107,542,189)

 Capitalized interest on network under development and wireless                       -                   -            (227,000)
 network
 Expenditures for microwave relocation                                                -                   -          (3,339,410)
 Purchase of PCS licenses                                                             -                   -         (21,000,000)
 Deposit on PCS licenses                                                     (7,500,000)                  -                   -
 Partial refund of deposit on PCS licenses                                            -           1,561,702                   -
                                                                        ---------------       -------------      --------------
      Net cash (used in) provided by investing activities                    (7,500,904)            427,468        (132,108,599)
                                                                        ---------------       -------------      --------------
Cash flows from financing activities:
 Proceeds from sale of mandatorily redeemable preferred stock                 7,500,000           1,500,000          26,661,420
 Receipt of preferred stock subscription receivable                                   -                   -                   -
 Direct issuance costs from sale of mandatorily redeemable
 preferred stock                                                                      -                   -          (1,027,694)
 Proceeds from sale of common stock                                               2,000                   -              38,305
 Proceeds from long-term debt                                                   498,750           2,808,500         257,491,500
 Purchases of treasury shares                                                         -                   -                 (26)
 Payments on notes payable                                                            -                   -          (2,072,573)
 Payments of deferred financing costs                                                 -                   -          (9,109,677)
 Net increase (decrease) in amounts due to affiliates                                 -             171,269            (928,464)
                                                                        ---------------       -------------      --------------
      Net cash provided by financing activities                               8,000,750           4,479,769         271,052,791
                                                                        ---------------       -------------      --------------
Net increase (decrease) in cash and cash equivalents                             51,646           2,515,039         109,166,156
Cash and cash equivalents at the beginning of period                                  -              51,646           2,566,685
                                                                        ---------------       -------------      --------------
Cash and cash equivalents at the end of period                          $        51,646       $   2,566,685      $  111,732,841
                                                                        ===============       =============      ==============

                                                                               For the three          For the three
                                                                               months ended           months ended
                                                                                March 31,               March 31,
                                                                                   1998                   1999
                                                                                (unaudited)            (unaudited)
                                                                              ---------------       ----------------
Cash flows from operating activities:
 Net loss                                                                     $    (2,745,121)      $     (30,335,327)
 Adjustment to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                       39,129               3,051,280
   Noncash compensation expense associated with the issuance
    of common stock and preferred stock                                                     -                  86,547
   Noncash interest expense associated with Lucent Notes                                    -                 448,676
   Noncash general and administrative expense charge by                                     -                       -
    affiliates
   Amortization of deferred financing costs                                                 -                 250,241
   Amortization of discount on notes payable                                           54,369                  55,721
 Changes in cash flow from operations resulting from changes in assets and liabilities:
   Accounts receivable                                                                      -              (3,057,672)
   Inventory                                                                                -              (6,922,797)
   Prepaid expenses                                                                   (82,771)               (286,161)
   Other current assets                                                                26,280               1,061,014
   Other assets                                                                       (59,363)               (558,724)
   Accounts payable                                                                   672,240              13,655,951
   Accrued expenses                                                                         -               2,675,664
   Deferred rent                                                                       65,211                 123,662
   Accrued interest                                                                    77,556              (1,758,327)
                                                                              ---------------       -----------------
      Net cash used in operating activities                                        (1,952,470)            (21,510,252)
                                                                              ---------------       -----------------
Cash flows from investing activities:
 Expenditures for network under development, wireless network,
 property and equipment                                                            (4,086,249)           (112,233,615)

 Capitalized interest on network under development and wireless                             -              (1,273,000)
 network
 Expenditures for microwave relocation                                               (275,001)             (1,186,995)
 Purchase of PCS licenses                                                                   -                       -
 Deposit on PCS licenses                                                                    -             (17,818,549)
 Partial refund of deposit on PCS licenses                                                  -                       -
                                                                              ---------------       -----------------
      Net cash (used in) provided by investing activities                          (4,361,250)           (132,512,159)
                                                                              ---------------       -----------------
Cash flows from financing activities:
 Proceeds from sale of mandatorily redeemable preferred stock                               -                       -
 Receipt of preferred stock subscription receivable                                         -               3,500,285
 Direct issuance costs from sale of mandatorily redeemable
 preferred stock                                                                            -                       -
 Proceeds from sale of common stock                                                         -                       -
 Proceeds from long-term debt                                                      13,863,989              50,000,000
 Purchases of treasury shares                                                               -                     (19)
 Payments on notes payable                                                                  -                       -
 Payments of deferred financing costs                                                       -                       -
 Net increase (decrease) in amounts due to affiliates                                (480,253)                      -
                                                                              ---------------       -----------------
      Net cash provided by financing activities                                    13,383,736              53,500,266
                                                                              ---------------       -----------------
Net increase (decrease) in cash and cash equivalents                                7,070,016            (100,522,145)
Cash and cash equivalents at the beginning of period                                2,566,685             111,732,841
                                                                              ---------------       -----------------
Cash and cash equivalents at the end of period                                $     9,636,701       $      11,210,696
                                                                              ===============       =================

                  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                                    _______


                                                                  For the period
                                                                  July 29, 1996                                     For the three
                                                                     (date of      For the year     For the year    months ended
                                                                   inception) to      ended            ended          March 31,
                                                                    December 31    December 31,     December 31,        1999
                                                                        1996          1997              1998         (unaudited)
                                                                  --------------   ------------     -------------   -------------
Supplemental disclosure of cash flow information:
  Cash paid for income taxes                                      $            -   $          -     $           -   $           -
  Cash paid for interest                                          $            -   $          -     $   9,785,829   $           -

Supplemental disclosure of non-cash investing and financing
 activities:
  Network under development, wireless netowork and microwave relocation costs financed through accounts payable and
   accrued expenses                                               $            -   $  2,484,836     $  98,091,667   $     824,999



Issuance of mandatorily redeemable preferred stock and
 preferred stock in exchange for PCS licenses and AT&T            $            -   $          -     $ 100,900,000   $           -
 agreements

Issuance of mandatorily redeemable preferred stock and
 common stock in exchange for stock subscriptions receivable      $            -   $          -     $  76,000,275   $           -

U.S. Government financing of PCS licenses                         $            -   $  9,192,938     $           -   $           -
Discount on U.S. Government financing                             $            -   $  1,599,656     $           -   $           -
Conversion of notes payable to stockholders into preferred        $            -   $    498,750     $  25,300,000   $           -
 stock
Accretion of preferred stock dividends                            $      288,959   $    725,557     $   8,566,922   $     103,608
Elimination of equity interests in Holding for equity
 interests in TeleCorp                                            $            -   $          -     $   4,369,680   $           -

Redemption of equity interests                                    $            -   $  6,368,926     $           -   $           -
Distribution of net assets to affiliates                          $            -   $  3,644,602     $           -   $           -
Capitalized interest                                              $            -   $    131,397     $   2,055,043   $     198,009

                                                                     For the three
                                                                     months ended
                                                                       March 31,
                                                                         1998
                                                                      (unaudited)
                                                                     -------------
Supplemental disclosure of cash flow information:
  Cash paid for income taxes                                         $           -
  Cash paid for interest                                             $   4,201,963

Supplemental disclosure of non-cash investing and financing
 activities:
  Network under development, wireless netowork and microwave relocation costs financed through accounts payable and
   accrued expenses                                                  $   8,043,467



Issuance of mandatorily redeemable preferred stock and
 preferred stock in exchange for PCS licenses and AT&T               $           -
 agreements

Issuance of mandatorily redeemable preferred stock and
 common stock in exchange for stock subscriptions receivable         $           -

U.S. Government financing of PCS licenses                            $           -
Discount on U.S. Government financing                                $           -
Conversion of notes payable to stockholders into preferred           $           -
 stock
Accretion of preferred stock dividends                               $   4,630,104
Elimination of equity interests in Holding for equity
 interests in TeleCorp                                               $           -

Redemption of equity interests                                       $           -
Distribution of net assets to affiliates                             $           -
Capitalized interest                                                 $   1,421,782

                  The accompanying notes are an integral part of these consolidated financial statements.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 _____________


1.   Organization

     TeleCorp Holding Corp., Inc. (Holding) was incorporated in the State of Delaware on July 29, 1996 (date of inception). Holding was formed to participate in the Federal Communications Commission's (FCC) Auction of F-Block Personal Communications Services (PCS) licenses (the Auction) in April 1997. Holding successfully obtained licenses in the New Orleans, Memphis, Beaumont, Little Rock, Houston, Tampa, Melbourne and Orlando Basic Trading Areas (BTAs). Holding qualifies as a Designated Entity and Very Small Business under Part 24 of the rules of the FCC applicable to broadband PCS.

     In April 1997, Holding entered into an agreement to transfer the PCS licenses for the Houston, Tampa, Melbourne and Orlando BTAs to four newly-formed entities created by Holding's existing stockholder group: THC of Houston, Inc.; THC of Tampa, Inc.; THC of Melbourne, Inc.; and THC of Orlando, Inc. These licenses were transferred along with the related operating assets and liabilities in exchange for investment units consisting of Class A, B and C common stock and Series A preferred stock in August 1997. Concurrently, Holding distributed the investment units, on a pro rata basis, in a partial stock redemption to Holding's existing stockholder group. As a result of this distribution, Holding no longer retains any ownership equity interest in the newly-formed entities. Because the above transaction was non-monetary in nature and occurred between entities of the same stockholder group, the transaction was accounted for at historical cost.

     TeleCorp PCS, Inc. (TeleCorp) was incorporated in the State of Delaware on November 14, 1997 by the controlling stockholders of Holding. TeleCorp will be the exclusive provider of wireless mobility services in its licensed regions in connection with a strategic alliance with AT&T Corporation and its affiliates (collectively AT&T) (see Note 6). Upon finalization of the AT&T Transaction, Holding became a wholly-owned subsidiary of TeleCorp.


2.   Summary of Significant Accounting Policies

     Basis of presentation
     Holding was formed to explore various business opportunities in the wireless telecommunications industry. TeleCorp was formed to continue the activity of Holding through its strategic alliance with AT&T. Since inception, Holding's and TeleCorp's activities have consisted principally of hiring a management team, raising capital, negotiating strategic business relationships and participating in the Auction. Consequently, for purposes of the accompanying financial statements, Holding has been treated as a "predecessor" entity. The Chief Executive Officer and President of Holding maintain the positions of Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of TeleCorp. In addition, these officers own a majority of the voting stock of TeleCorp and, prior to the finalization of the AT&T Transaction, owned a majority of the voting stock of Holding. As a result of this relationship, certain financing relationships and the similar nature of business activities, Holding and TeleCorp are considered companies under common control. Therefore, the accompanying financial statements incorporate the combined business activities of Holding and TeleCorp. Collectively, TeleCorp and Holding are referred to as the Company in the accompanying consolidated financial statements.

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                ______________



     Historical and pro forma loss per share, basic and diluted, have not been presented.

     Unaudited Interim Financial Information
     The unaudited consolidated balance sheet as of March 31, 1999, and the unaudited consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the three months ended March 31, 1998 and 1999, and related footnotes have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for the fair presentation have been included. Operating results for the three months ended March 31, 1999, are not necessarily indicative of results that may be expected for the year ending December 31, 1999.

     Unaudited Pro Forma Balance Sheet
     The unaudited pro forma balance sheet gives effect to certain license acquisitions and the issuance of high yield debt described in Note 15, which includes the Digital PCS, Viper Wireless, AT&T-Puerto Rico and Wireless 2000 transactions and the receipt of gross proceeds of $327,635,000 from the sale of $575,000,000 of Senior Subordinated Discount Notes due 2009 (the Notes) on April 23, 1999 as if they had occurred on March 31, 1999.

     Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. For the quarter ended March 31, 1999, the Company has consolidated the results of Viper Wireless, Inc. (see Note 15).

     Development Stage Company
     Prior to January 1, 1999, the Company's activities principally have been planning and participation in the Auction, initiating research and development, conducting market research, securing capital and developing its proposed service and network. Since the Auction, the Company has been relying on the borrowing of funds and the issuance of common and preferred stock rather than recurring revenues, for its primary sources of cash flow. Accordingly, the Company's financial statements for all periods prior to January 1, 1999 were presented as a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." In the first quarter of 1999, the Company commenced operations in the New Orleans, Memphis and Little Rock BTA's and began providing wireless mobility services for its customers. As a result, the Company exited the development stage in the first quarter ended March 31, 1999.

     The Company incurred cumulative losses through December 31, 1998 of approximately $55,000,000. The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities for at least the next several years while it constructs its network and develops its customer base. The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control. These factors

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 _____________


     include: (1) the cost of constructing its network, (2) changes in technology, (3) changes in governmental regulations, (4) the level of demand for wireless communications services, (5) the product offerings, pricing strategies and other competitive factors of the Company's competitors and (6) general economic conditions. If the Company is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow or achieve or sustain profitability which would materially adversely affect its business, operations and financial results as well as its ability to make payments on its debt obligations.

     Fair Value of Financial Instruments
     The Company believes that the carrying amount of its financial instruments approximate fair value.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk
     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company has invested its excess cash in overnight sweep accounts and U.S. Treasury obligations. The Company has not experienced any losses on its cash and cash equivalents.

     Cash Equivalents
     The Company considers all highly liquid instruments with a maturity from purchase date of three months or less to be cash equivalents. Cash equivalents consist of overnight sweep accounts and U.S. Treasury obligations.

     Revenue Recognition
     The Company earns revenue by providing wireless mobility services to both its subscribers and subscribers of other wireless carriers traveling in the Company's service area, as well as the sales of equipment and accessories.

     Wireless mobility services revenue consists of monthly access fees, airtime and long distance access revenue. Generally, access fees, airtime and long distance charges are billed monthly and are recognized when service is provided. Prepaid service revenue collected in advance, is recorded as deferred revenue and recognized as service is provided. As of March 31, 1999, deferred revenue was insignificant.

     Roaming revenue consist of the airtime and long distance charged to the subscribers of other wireless carriers for use of the Company's network while traveling in the Company's service area and are recognized when the service is rendered.

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 _____________


     Equipment revenue is recognized upon delivery of the equipment to the customer and when future obligations are no longer significant.

     PCS Licenses and Microwave Relocation Costs
     PCS licenses include costs incurred, including capitalized interest related to the U.S. Government financing, to acquire FCC licenses in the 1850-1990 MHz radio frequency band. Interest capitalization on the U.S. Government financing began when the activities necessary to get the Company's network ready for its intended use were initiated. The PCS licenses are issued conditionally for ten years. Historically, the FCC has granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. The Company believes it has complied with and intends to continue to comply with these rules and policies.

     As a condition of each PCS license, the FCC requires each license-holder to relocate existing microwave users (Incumbent) within the awarded spectrum to microwave frequencies of equal capacity. Microwave relocation costs include the actual and estimated costs incurred to relocate the Incumbent's microwave links affecting the Company's licensed frequencies and are presented in the financial statements at the estimated present value of the project cost, net of discount of $908,531 as of December 31, 1998. The microwave relocation costs were discounted using management's best estimate of the prevailing market interest rate at the time the relocation costs were incurred.

     PCS licenses, microwave relocation costs and capitalized interest consist of the following:

                                                                                       March 31,
                                                        December 31,                    1999
                                                   1997             1998             (unaudited)
                                             -------------      --------------      --------------

            PCS licenses                     $   9,886,978      $  104,736,978      $  104,736,978
            Microwave relocation costs                   -          12,456,838          11,861,063
               Capitalized interest                131,397             913,440           1,004,581
                                             -------------      --------------      --------------
                                                10,018,375         118,107,256         117,602,622
       Accumulated amortization                          -                   -             (71,106)
                                             -------------      --------------      --------------
                                             $  10,018,375      $  118,107,256      $  117,531,516
                                             =============      ==============      ==============

     The Company began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest in March 1999, when PCS services commenced in certain BTAs. Amortization is calculated using the straight-line method over 40 years.

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 _____________


     Property and Equipment
     Property and equipment are recorded at cost and depreciation is computed using the straight-line method over the following estimated useful lives:


       Computer equipment                      3 to 5 years
       Network under development and
       wireless network                        5 to 10 years upon commencement
                                               of service
       Internal use software                   3 years
       Furniture, fixtures and office          5 years
       equipment
       Leasehold improvements                  Lesser of useful life or lease
                                               term

     Expenditures for repairs and maintenance are charged to operations when incurred. Gains and losses from disposals, if any, are included in the statements of operations. Network under development includes all costs related to engineering, cell site acquisition, site development, interest expense and other development costs being incurred to ready the Company's network for use. Internal and external costs incurred to develop the Company's billing, network and financial systems during the application development stage are capitalized as internal use software. Training costs and all post implementation internal and external costs are expensed as incurred.

     Intangible assets - AT&T Agreements
     The AT&T Agreements consist of the fair value of various agreements with AT&T (see Note 6) exchanged for mandatorily redeemable preferred stock and Series F preferred stock. The AT&T Agreements are amortized on a straight-line basis over the related contractual terms, which range from three to ten years. Amortization on the AT&T Exclusivity Agreement, Long Distance Agreement and the Intercarrier Roamer Services Agreement began once wireless services were available to its customers. Amortization of the Network Membership License Agreement began on July 17, 1998, the date of the finalization of the AT&T Transaction. For the year ended December 31, 1998 and for the three months ended March 31, 1999, the Company recorded amortization expense of $772,497 and $916,278 (unaudited), respectively.

     Inventory
     Inventory consists of the following:




                                                                                   March 31,
                                                       December 31,                  1999
                                                  1997             1998           (unaudited)
                                           ------------       ----------       ---------------

                   Handsets                $          -          778,235           7,258,147
                   Accessories                        -                -             442,885
                                           ------------       ----------       ----------------
                    Total inventory        $          -          778,235           7,701,032
                                           ============       ==========       ================

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 _____________


     Inventory is valued at the lower of cost or market and is recorded net of an allowance for obsolescence. No allowance for obsolescence has been recorded as of December 31, 1998 and March 31, 1999.

     Deferred Financing Costs
     In connection with entering into a credit facility with a group of commercial lenders (see Note 5), the Company incurred certain debt issuance costs. The Company has capitalized financing costs of $9,109,677 and $9,265,495 (unaudited), as of December 31, 1998 and March 31, 1999, respectively. The financing costs are being amortized using the straight line method over the term of the credit facility. For the year ended December 31, 1998 and for the three months ended March 31, 1999, the Company recorded interest expense related to the amortization of the deferred financing costs of $524,924 and $250,041 (unaudited), respectively.

     Long-Lived Assets
     The Company periodically evaluates the recoverability of the carrying value of property and equipment, network under development, wireless network, intangible assets, PCS licenses and microwave relocation costs. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the present value of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

     Income Taxes
     The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are recognized for tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the current tax provision and the change during the period in deferred tax assets and liabilities.

     Start-Up and Advertising Costs
     Start-up costs are expensed as incurred. The Company expenses production costs of print, radio and television advertisements and other advertising costs as such costs are incurred. Advertising expenses in selling and marketing for 1996, 1997, and 1998 were insignificant. Advertising expenses in selling and marketing were $2,540,146 (unaudited) for the three months ended March 31, 1999.

     Interest Rate Swaps
     The Company uses interest swaps to hedge the effects of fluctuations in interest rates from their Senior Credit Facility (see Note 5). These transactions meet the requirements for hedge accounting, including designation and correlation. The interest rate swaps are managed in accordance with the Company's policies and procedures. The Company does not enter into these transactions for trading purposes. The resulting gains or

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ______



   losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of hedged transactions are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement. As of December 31, 1998, the Company has entered into six interest rate swap agreements with various commercial lenders totaling a notional amount of $225,000,000 to convert the Company's variable rate debt of LIBOR plus 3.25% to fixed rate debt. The interest rate swaps had no material impact on the consolidated financial statements as of and for the year ended December 31, 1998 and as of and for the three months ended March 31, 1999.

   Segment Reporting
   The Company presently operates in a single business segment as a provider of wireless mobility services in its licensed regions primarily in the south-central and northeastern United States. The Company operates in various MTAs including New Orleans, LA, Memphis, TN, Little Rock, AK, and Boston, MA.

   Recently Issued Accounting Standards
   In 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company has not determined the effect of adopting this standard.

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    ______



3. Property and Equipment

   Property and equipment consists of the following:

                                                                                   March 31,
                                                     December 31,                    1999
                                             1997               1998              (unaudited)
                                         --------------    ----------------    ----------------

           Network under development     $   3,269,793      $  170,885,628      $     85,748,672
           Wireless network                          -                   -           139,788,137
           Computer equipment                  328,875          10,115,063            11,369,207
           Internal use software                     -          11,161,142            15,439,923
           Leasehold improvements                    -           3,204,623             7,575,936
           Furniture, fixtures and office
           equipment                            21,306           2,924,233             5,613,613
                                         --------------    ----------------     ----------------

                                             3,619,974         198,290,689           265,535,488
           Accumulated depreciation            (10,700)           (822,067)           (2,881,701)
                                         --------------    ----------------     ----------------
                                          $  3,609,274      $  197,468,622      $    262,653,787
                                         ==============    ================    =================

4. Accrued Expenses

   Accrued expenses consists of the following:

                                                                                    March 31,
                                                   December 31,                       1999
                                               1997            1998                 (unaudited)
                                           -------------     ------------       ----------------
       Property and equipment              $           -     $ 85,634,829       $  26,645,066
       Sales taxes                                     -                -          11,405,831
       Consulting services                             -        4,237,411           3,494,719
       Bonuses and vacation                            -        2,386,317           1,684,330
       Engineering                                     -          676,893           1,378,472
       Selling and marketing                           -          346,552           2,155,363
       Other                                     824,164        1,187,367           2,406,431
       Legal fees                                      -          402,893             949,600
                                           -------------     ------------       ----------------
                                                 824,164       94,872,262          50,119,812
       Less: current portion                           -                -          (3,362,364)
                                           -------------     ------------       ----------------
                                           $     824,164     $ 94,872,262       $  46,757,448
                                           =============     ============       ================

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    _______




5. Long-term Debt

   Long-term debt consists of the following:

                                                                                  March 31,
                                                  December 31,                      1999
                                           1997                1998             (unaudited)
                                        -------------      --------------    -----------------

    Senior credit facility              $           -      $  225,000,000    $   225,000,000
    Lucent Series A notes                           -          10,460,400         40,815,926
    Lucent Series B notes                           -                   -         20,093,150
    U.S. Government financing               7,727,322           7,924,666          7,980,387
    Notes payable to stockholders           2,808,500                   -                  -
    Notes payable to affiliates             2,072,573                   -                  -
    (see Note 12)                       -------------      --------------    -----------------
                                           12,608,395         243,385,066        293,889,463
    Less:  current portion                 (4,881,073)                  -                  -
                                        -------------      --------------    -----------------
                                        $   7,727,322      $  243,385,066    $   293,889,463
                                        =============      ==============    =================

   Senior Credit Facility
   In July 1998, the Company entered into a credit facility (the Senior Credit Facility) with a group of commercial lenders, under which the Company may borrow up to $525,000,000, in the aggregate, consisting of (i) up to $150,000,000 in revolving loans (the Senior Revolving Credit Facility) with a maturity date of January 2007, (ii) a $150,000,000 term loan (the Tranche A Term Loan) with a maturity date of January 2007, and (iii) a $225,000,000 term loan (the Tranche B Term Loan) with a maturity date of January 2008. A total of $225,000,000 of indebtedness from the Tranche B Term Loan was
   outstanding as of December 31, 1998 and March 31, 1999 (unaudited).    The
   Senior Credit Facility also provides for an uncommitted $75,000,000 senior term loan (the Expansion Facility) with a maturity date of January 2008.

   Beginning in September 2002, principal repayments will be made in 18 quarterly installments for the Tranche A Term Loan and 22 quarterly installments for the Tranche B Term Loan. Quarterly principal repayments for the Tranche A Term Loan are as follows: first six, $3,750,000; next four, $9,375,000; last eight, $11,250,000. Quarterly principal repayments for the Tranche B Term Loan are as follows: first 18, $562,500, last four, $53,718,750. Interest payments on the senior credit facility are made quarterly. The Senior Credit Facility contains a prepayment provision whereby certain amounts borrowed must be repaid upon the occurrence of certain specified events.

   The commitment to make loans under the Tranche A Term loan will terminate in July 2001, or earlier if elected by the Company. Beginning in April 2005, the commitment to make loans under the Senior

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    _______





   Revolving Credit Facility will be permanently reduced on a quarterly basis through April 2007 as follows: first four reductions, $12,500,000; last four reductions $25,000,000. The unpaid principal on the Senior Revolving Credit Facility is due January 2007. In July 2000, if the undrawn portion of the Tranche A Term Loan exceeds $50,000,000 the amount of the Tranche A Term Loan will be automatically reduced by such excess.

   The interest rate applicable to the Senior Credit Facility is based on, at the Company's option, (i) LIBOR (Eurodollar Loans) plus the Applicable Margin, as defined, or (ii) the higher of the administrative agent's prime rate or the Federal Funds Effective Rate (ABR Loans), plus the Applicable Margin, as defined. The Applicable Margin for Eurodollar Loans will range from 125 to 325 basis points based upon certain events by the Company, as specified. The Applicable Margin for ABR Loans will range from 25 to 225 basis points based upon certain events by the Company, as specified. At December 31, 1998, the interest rate applicable to the Tranche B Term Loan was 8.75% and interest expense for the year ended December 31, 1998 was
   $9,210,187.   For the three months ended March 31, 1999, interest expense on the Tranche B Term Loan was $3,732,196 (unaudited).

   The loans from the Senior Credit Facility are subject to an annual commitment fee which ranges from 0.50% to 1.25% of the available portion of the Tranche A Term Loan and the Senior Revolving Credit Facility. The Company has expensed $3,305,905 for the year ended December 31, 1998 related to these bank commitment fees. The Senior Credit Facility requires the Company to purchase interest rate hedging contracts covering amounts equal to at least 50% of the total amount of the outstanding indebtedness of the Company. As of December 31, 1998 and March 31, 1999, the Company hedged 100% of its outstanding indebtedness of $225,000,000 to take advantage of favorable interest rate swaps.

   Initially, borrowings under the Senior Credit Facility are subject to a maximum Senior Debt to Total Capital ratio, as defined, of 50%. This ratio is increased to 55% if certain specified operating benchmarks are achieved. In addition, the Company must comply with certain financial and operating covenants. The financial covenants include various debt to equity, debt to EBITDA, interest coverage, and fixed charge coverage ratios, as defined in the Senior Credit Facility. The operating covenants include minimum subscribers, minimum aggregate service revenue, minimum coverage of population and maximum capital expenditure thresholds. As of December 31, 1998 and March 31, 1999 (unaudited), the Company was in compliance with these covenants.

   The Company may utilize the Expansion Facility as long as the Company is not in default of the Senior Credit Facility and is in compliance with each of the financial covenants. However, none of the lenders are required to participate in the Expansion Facility.

   The Senior Credit Facility is collateralized by substantially all of the assets of the Company. In addition, the Senior Credit Facility has been guaranteed by the Company's subsidiaries and shall be guaranteed by subsequently acquired or organized domestic subsidiaries of the Company.

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    _______



   Lucent Note Agreement
   In May 1998, the Company entered into a Note Purchase Agreement (the Lucent Note Agreement) with Lucent Technologies, Inc. (Lucent) which provides for the issuance of increasing rate 8.5% Series A (the Series A Notes) and 10.0% Series B (the Series B Notes) junior subordinated notes (the Subordinated Notes) with an aggregate face value of $80,000,000. The aggregate face value of the Subordinated Notes shall decrease dollar for dollar, upon the occurrence of certain events as defined in the Lucent Note Agreement. The proceeds of the Subordinated Notes are to be used to develop the Company's network in certain designated areas. As of December 31, 1998, the Company had $10,460,400 outstanding under the Series A Notes. As of March 31, 1999, the Company had $40,815,926 (unaudited) and $20,093,150 (unaudited) outstanding under the Series A Notes and Series B Notes, respectively. Subsequent to March 31, 1999, the Company repaid the entire amount outstanding under the Series B Notes with the proceeds received from the Notes (see Note 2).

   The Series A and Series B Notes will not amortize and will have a maturity date six months after the final maturity of the Company's high yield debt offering, but in no event later than May 1, 2012. The Series A Notes will have a mandatory redemption at par plus accrued interest from the proceeds of a subsequent equity offering to the extent the net proceeds exceed an amount identified in the Lucent Note Agreement. The Series B Notes will have a mandatory redemption at par, plus accrued interest from the proceeds of the Company's initial high yield debt offering to the extent the net proceeds of that offering exceed an amount identified in the Lucent Note Agreement. If the Series A Notes and Series B Notes are not redeemed in full by January 2001 and January 2000, respectively, the interest rate on each note will increase by 1.5% per annum on January 1. However, the interest rate applicable to the Subordinated Notes shall not exceed the lesser of (i) 12.5% per annum or (ii) if the Company completes a Qualifying High Yield Offering before May 2001 (in the case of the Series A Notes) or May 1, 2000 (in the case of the Series B Notes), the initial yield on such offering plus 0.5% per annum. Interest payable on the Series A Notes and the Series B Notes on or prior to May 11, 2004 shall be payable in additional Series A and Series B Notes. Thereafter, interest shall be paid in arrears in cash on each six month and yearly anniversary of the Series A and Series B closing date or, if cash interest payments are prohibited under the Senior Credit Facility and or the Qualifying High Yield Debt Offering, in additional shares of Series A and Series B Notes. As of December 31, 1998, interest accrued under the Series A Notes of $460,400 has been included in long-term debt. As of March 31, 1999, interest accrued under the Series A Notes and Series B Notes of $815,926 (unaudited) and $93,150 (unaudited), respectively, have been included in long-term debt.

   The Company may redeem the Subordinated Notes held by Lucent or any of its affiliates at any time. The Series A Notes that are not held by Lucent or any of its affiliates may be redeemed by the Company prior to May 2002 and after May 2007. The Series B Notes that are not held by Lucent or any of its affiliates may be redeemed by the Company prior to May 2000 and after May 2005. Any redemption after May 2007, in the case of the Series A Notes, and May 2005, in the case of the Series B Notes, shall be subject to an interest rate premium, as specified. All of the outstanding notes under the Lucent Note Agreement as of December 31, 1998 and March 31, 1999 are held by Lucent. The Company must comply with certain operating covenants. As of December 31, 1998 and March 31, 1999 (unaudited), the Company was in compliance with these operating covenants.


                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    _______




   In addition, Lucent has agreed to make available up to an additional $80,000,000 of junior subordinated vendor financing in amounts up to 30% of the value of the equipment, software and services provided by Lucent in connection with any additional markets the Company acquires, subject to
   certain conditions as specified (the Vendor Expansion Facility).   The
   expiration date for any notes issued pursuant to the Vendor Expansion Facility is the date which is six months after the scheduled maturity of the Notes, subject to mandatory prepayment if certain future events occur.

   U.S. Government financing
   In 1996, the Company placed $7,500,000 on deposit with the FCC in order to bid on F Block broadband PCS licenses. In April 1997, the Company's application for the PCS licenses was approved. The Company made a down payment of $5,942,835 using the funds from the FCC deposit and issued promissory notes to the FCC for $23,771,342. The balance of the Company's deposit of $1,557,165 was refunded in April 1997. In April 1997, certain of the PCS licenses with a cost of $15,678,814 and related US. Government financing in the amount of $12,034,212, net of a discount of $2,544,192, was transferred to four newly-formed entities created by the Company's existing stockholder group (See Notes 1 and 12) in August 1997. The terms of the notes include: an interest rate of 6.25%, quarterly interest payments which commenced in July 1998 and continue for the one year thereafter, then quarterly principal and interest payments for the remaining 9 years. The promissory notes are collateralized by the underlying PCS licenses.

   The notes are net of a discount of  $1,465,616, $1,268,272, and $1,212,552
   (unaudited) as of December 31, 1997 and 1998 and March 31, 1999, respectively. The notes were discounted using management's best estimate of the prevailing market interest rate at the time of issuance of 10.25%.

   Notes payable to stockholders
   In July 1996, the Company issued $498,750 of subordinated promissory notes to two stockholders. The notes bore interest at a rate of 10%, compounded semi-annually, and were due in full in July 2002. In April 1997, these notes were converted into 50 shares of Series A preferred stock (See Note 7).

   In December 1997, the Company issued various promissory notes totaling $2,808,500 to stockholders. The notes bore interest at a rate of 6% and were converted into mandatorily redeemable preferred stock of the Company in July 1998. The notes were discounted using management's best estimate of the prevailing market interest rate at the time of issuance of 10.25%. The effect on the Company's 1997 financial statements of discounting these notes was not material.

   From January 1, 1998 to June 30, 1998, the Company borrowed approximately $22,491,500 in the form of promissory notes from existing and prospective stockholders to satisfy the working capital needs of the Company. The promissory notes bore interest at the rate of 6.25% per annum compounded quarterly and were payable in one lump sum on August 31, 1998. In July 1998, these notes were converted to mandatorily redeemable preferred stock of the Company (see Note 9) in connection with the AT&T Transaction.

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  ___________


   As of December 31, 1998, minimum required annual principal repayment (undiscounted) under all of the Company's outstanding debt obligations were as follows:

                         1999             $            -
                         2000                    450,719
                         2001                    944,470
                         2002                  1,004,897
                         2003                  1,631,691
                         Thereafter          291,070,238
                                          --------------
                                          $  295,102,015
                                          ==============

6. AT&T Transaction

   In January 1998, the Company entered into a Securities Purchase Agreement (the Securities Purchase Agreement) with AT&T Wireless PCS, Inc. and TWR Cellular, Inc. (both subsidiaries of AT&T Corporation and collectively referred to as AT&T PCS), the stockholders of Holding and various venture capital investment firms (the Cash Equity Investors). The Securities Purchase Agreement provides the Company will be a provider of wireless mobility services in its licensed regions utilizing the AT&T brand name.

   Upon the receipt of FCC approval in July 1998, the Company finalized the transaction contemplated in the Securities Purchase Agreement (the AT&T Transaction). In connection therewith, the Company issued mandatorily redeemable preferred stock, preferred stock and common stock and paid AT&T $21,000,000 in exchange for (i) 20 MHz PCS licenses with an independently appraised value of $94,850,000; (ii) certain operating agreements with AT&T for exclusivity, network membership, long distance and roaming with an independently appraised value of $27,050,000; (iii) 100% of the outstanding ownership interests in Holding, which includes 10 MHz PCS licenses; and (iv) a cash commitment from the Cash Equity Investors of $128,000,000 to be paid over a three year term (see Note 9) plus additional $5,000,000 upon the closing of the Digital PCS transaction (see Note 15).

   The general terms of the operating agreements with AT&T are summarized below:

          . AT&T Exclusivity: The Company will be AT&T's exclusive facilities-based provider of mobile wireless telecommunications services within the Company's BTAs for an initial ten year period. This agreement will automatically renew for a one-year term and then operate on a year-to-year basis unless one party terminates at least ninety (90) days prior to the end of any one-year term.

               The Company has determined the fair value of this agreement to be $11,870,000 based upon an independent appraisal and is amortizing this value over the initial 10 year term.


                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  __________


          . Network Membership License Agreement: The Network Membership License Agreement (the License Agreement) defines that AT&T will make available to the Company use of the AT&T logo and the right to refer to itself as a "Member of the AT&T Wireless Network" to market its PCS services. Through the use of these rights, the Company expects to participate in and benefit from AT&T promotional and marketing efforts. The License Agreement has an initial five-year term with a five-year renewal term if both the Company and AT&T elect to renew at least ninety 90 days prior to the expiration of the initial term.

               The Company has determined the fair value of this agreement to be $8,480,000 based upon an independent appraisal and is amortizing this value over the initial five year term.

          . Intercarrier Roamer Services Agreement: AT&T and the Company have entered into a twenty-year reciprocal roaming agreement provided that their customers who own tri-mode phones will roam on the other's mobile wireless systems. Thereafter, this agreement shall renew automatically on a year-to-year basis unless either the Company or AT&T terminates this agreement by written notice at least 90 days prior to the conclusion of the original or any subsequent term. After ten years, this agreement may be terminated by the Company or AT&T at any time upon 90 days prior written notice. AT&T also agrees to permit the Company to have outbound roaming on its network for twenty years at commercially reasonable rates to the extent commercially and technologically feasible. The outbound roaming agreement shall continue with automatic ten-year renewals subject to a one-year cancellation notice.

          . The Company has determined the value of this roaming agreement to be $3,500,000 based upon an independent appraisal and is amortizing this value over the initial 10 year term.

          . Long Distance Agreement: The long distance agreement provides that AT&T will be the exclusive provider for long distance services to the Company's customers within the Company's licensed regions for an initial three year period. The long distance agreement requires that the Company meet a minimum traffic volume commitment during the term of the agreement. If the Company fails to meet such volume commitments, the Company must pay to AT&T the difference between the expected fee based on the volume of the commitment and the fees based on actual volume.

               The Company had determined the fair value of this agreement to be $3,200,000 based upon an independent appraisal and is amortizing this value over the initial three year term.

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   _________


7. Mandatorily Redeemable Preferred Stock and Stockholders' Equity (Deficit)

   Holding
   Holding's authorized capital stock consisted of 6,000 shares of no par value mandatorily redeemable Series A preferred stock, 125,000 shares of no par value Class A common stock, 175,000 shares of no par value Class B common stock and 175,000 shares of no par value Class C common stock. This capital stock was in existence during 1996, 1997, and through July 1998, the closing of the AT&T Transaction, at which time Holding became a wholly-owned subsidiary of the Company. Subsequent to the AT&T Transaction, the authorized and outstanding shares of Holding were cancelled and replaced with 1,000 authorized shares of common stock of which 100 shares were issued to the Company.

   TeleCorp
   Following the closing of the AT&T Transaction, the Company restated its Certificate of Incorporation. The Restated Certificate of Incorporation provides the Company with the authority to issue 1,914,010 shares of stock, consisting of the following:

                 Preferred                                Par        Shares                                Par        Shares
                   Stock                                 Value     authorized     Common Stock            Value     authorized
            -----------------                       ----------    -----------   --------------         --------   ------------
            Mandatorily redeemable Series A           $   0.01         70,000       Senior             $   0.01         70,000
            Mandatorily redeemable Series B           $   0.01        140,000       Class A            $   0.01        700,000
            Mandatorily redeemable Series C           $   0.01        140,000       Class B            $   0.01        700,000
            Mandatorily redeemable Series D           $   0.01         35,000       Class C tracked    $   0.01          1,000
            Mandatorily redeemable Series E           $   0.01         20,000       Class D tracked    $   0.01          3,000
              Series F                                $   0.01         35,000       Voting Preference  $   0.01             10
                                                                  -----------                                     ------------
               Total                                                  440,000          Total                         1,474,010
                                                                  ===========                                     ============

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following schedules represents the transactions that took place with respect to Holding's Mandatorily redeemable preferred stock and common stock for the period from July 29, 1996 (date of inception) to December 31, 1998:

                                                                                   Series A
                                                                               preferred stock
                                                                       -----------------------------
                                                                          Shares            Amount
                                                                       ---------    ----------------
               Mandatorily redeemable preferred stock
               --------------------------------------
               Initial capitalization for cash                               750      $    7,500,000
               Accretion of preferred stock dividends                          -             288,959
                                                                       ---------    ----------------
               Balance, December 31, 1996                                    750           7,788,959
               Issuance of preferred stock for cash                          150           1,500,000
               Accretion of preferred stock dividends                          -             725,557
               Conversion of promissory note to preferred
               stock                                                          50             498,750
               Noncash redemption of equity interests (see
               Note 12)                                                     (583)         (6,368,926)
                                                                       ---------    ----------------
               Balance, December 31, 1997                                    367           4,144,340
               Accretion of preferred stock dividends                          -             224,484
               Recapitalization of Holding                                  (367)         (4,368,824)
                                                                       ---------    ----------------
               Balance, December 31, 1998                                      -      $            -
                                                                       =========    ================


                                           Class A             Class B             Class C
                                         common stock        common stock        common stock        Common stock
                                   --------------------------------------------------------------------------------
                                     Shares      Amount    Shares    Amount    Shares    Amount    Shares    Amount       Total
                                   -----------  --------  --------  --------  --------  --------  -------   --------    ---------
        Common stock
  ------------------------
  Initial capitalization for cash      8,750    $ 2,000          -  $      -   25,520   $      -        -   $     -     $   2,000
  Issuance of common stock             3,750          -      5,104         -        -          -        -         -             -
                                   -----------  --------  --------  --------  --------  --------  -------   --------    ---------
  Balance, December 31, 1996          12,500      2,000      5,104         -   25,520          -        -         -         2,000
  Issuance of common stock for
   cash                                    -          -          -         -    6,875          -        -         -             -
  Noncash redemption of equity
   interests (See Note 12)            (7,666)    (1,144)    (3,130)        -  (19,868)         -        -         -        (1,144)
                                   -----------  --------  --------  --------  --------  --------  -------   --------    ---------
  Balance, December 31, 1997           4,834        856      1,974         -   12,527          -        -                     856
  Recapitalization of Holding         (4,834)      (856)    (1,974)        -  (12,527)         -      100         -          (856)
  Elimination of 100% of equity
   interests in Holding                    -          -          -         -        -          -     (100)        -             -
                                   -----------  --------  --------  --------  --------  --------  -------   --------    ---------
   Balance, December 31, 1998              -    $     -          -  $      -        -   $      -        -   $     -     $       -
                                   -----------  --------  --------  --------  --------  --------  -------   --------    ---------

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  ___________


   The following schedule represents the transactions that took place with respect to TeleCorp's mandatorily redeemable preferred stock, Series F preferred stock and common stock for the period July 1998 to March 31, 1999:

                                                                Series A                      Series C
                                                            preferred stock               preferred stock
                                                       --------------------------    --------------------------
                                                         Shares         Amount         Shares         Amount
                                                       ----------    ------------    ----------    ------------
Mandatorily redeemable preferred stock
--------------------------------------
Issuance of preferred stock to AT&T PCS for
 licenses and AT&T Agreements                              66,723    $ 66,723,000             -    $          -
Issuance of preferred stock to Cash Equity
 Investors, net of issuance costs of $1,027,695                 -               -       128,000     126,847,780
Accretion of preferred stock dividends                          -       3,039,603             -       3,818,827
Noncash issuance of restricted stock                            -               -             -               -
Repurchase of restricted stock for cash                         -               -             -               -
Noncash issuance of preferred stock for
 equity of Holding                                              -               -         7,348       4,334,276
                                                       ----------    ------------    ----------    ------------
Balance, December 31, 1998                                 66,723      69,762,603       135,348    $135,000,883
Accretion of preferred stock dividends (unaudited)              -       1,744,065             -       2,137,884
Noncash issuance of restricted stock (unaudited)                -               -             -               -
Repurchase of restricted stock for cash (unaudited)             -               -             -               -
                                                       ----------    ------------    ----------    ------------
Balance, March 31, 1999 (unaudited)                        66,723    $ 71,506,668       135,348    $137,138,767
                                                       ==========    ============    ==========    ============

                                                                Series D                      Series E
                                                            preferred stock               preferred stock
                                                       --------------------------    --------------------------
                                                         Shares         Amount         Shares         Amount          Total
                                                       ----------    ------------    ----------    ------------   -------------
Mandatorily redeemable preferred stock
--------------------------------------
Issuance of preferred stock to AT&T PCS for
 licenses and AT&T Agreements                              34,267    $ 34,143,639            -     $          -   $ 100,866,639
Issuance of preferred stock to Cash Equity
 Investors, net of issuance costs of $1,027,695                 -               -            -                -     126,847,780
Accretion of preferred stock dividends                          -         945,780            -          541,038       8,345,248
Noncash issuance of restricted stock                            -               -        5,505            5,505           5,505
Repurchase of restricted stock for cash                         -               -         (784)            (792)           (792)
Noncash issuance of preferred stock for
 equity of Holding                                              -               -       14,156           10,215       4,344,491
                                                       ----------    ------------    ----------    ------------   -------------
Balance, December 31, 1998                                 34,267    $ 35,089,419       18,877     $    555,966   $ 240,408,871
Accretion of preferred stock dividends (unaudited)              -         529,971            -          303,031       4,714,951
Noncash issuance of restricted stock (unaudited)                -               -          207            8,236           8,236
Repurchase of restricted stock for cash (unaudited)             -               -         (577)            (576)           (576)
                                                       ----------    ------------    ----------    ------------   -------------
Balance, March 31, 1999 (unaudited)                        34,267    $ 35,619,390       18,507     $    866,657   $ 245,131,482
                                                       ==========    ============    ==========    ============   =============

                                                                Series F                      Class A
                                                            preferred stock                 Common stock
                                                       --------------------------    --------------------------
                                                         Shares         Amount         Shares         Amount
                                                       ----------    ------------    ----------    ------------
Series F preferred and common stock
-----------------------------------
Issuance of common stock to Cash Equity
  Investors for cash                                            -    $          -       121,490    $      1,214
Issuance of preferred stock to AT&T PCS for
  licenses and AT&T Agreements                             33,361             333             -               -
Exchange of 100% of equity interests in Predecessor
  Company for equity in the Company                             -               -        24,541             245
Noncash issuance of restricted stock                            -               -        10,018             100
Repurchase of restricted stock for cash                         -               -        (1,787)              -
                                                       ----------    ------------    ----------    ------------
Balance, December 31, 1998                                 33,361    $        333       154,262    $      1,559
Noncash issuance of restricted stock (unaudited)                -               -           471               -
Repurchase of restricted stock for cash (unaudited)             -               -        (1,317)              -
                                                       ----------    ------------    ----------    ------------
Balance, March 31, 1999 (unaudited)                        33,361    $        333       153,416    $      1,559
                                                       ==========    ============    ==========    ============
                                                            Class C tracked               Class D tracked
                                                              common stock                  common stock
                                                       --------------------------    --------------------------
                                                         Shares         Amount         Shares         Amount
                                                       ----------    ------------    ----------    ------------
Series F preferred and common stock
-----------------------------------
Issuance of common stock to Cash Equity
  Investors for cash                                          358    $          4         2,678    $         27
Issuance of preferred stock to AT&T PCS for
  licenses and AT&T Agreements                                  -               -             -               -
Exchange of 100% of equity interests in Predecessor
  Company for equity in the Company                           561               6            77               1
Noncash issuance of restricted stock                            -               -             -               -
Repurchase of restricted stock for cash                         -               -             -               -
                                                       ----------    ------------    ----------    ------------
Balance, December 31, 1998                                    919    $         10         2,755    $         28
Noncash issuance of restricted stock (unaudited)                -               -             -               -
Repurchase of restricted stock for cash (unaudited)             -               -             -               -
                                                       ----------    ------------    ----------    ------------
Balance, March 31, 1999 (unaudited)                           919    $         10         2,755    $         28
                                                       ==========    ============    ==========    ============

                                                           Voting Preference
                                                              common stock
                                                       --------------------------
                                                         Shares         Amount          Total
                                                       ----------    ------------   -------------
Series F preferred and common stock
-----------------------------------
Issuance of common stock to Cash Equity
  Investors for cash                                            -    $          -   $       1,245
Issuance of preferred stock to AT&T PCS for
  licenses and AT&T Agreements                                  -               -             333
Exchange of 100% of equity interests in Predecessor
  Company for equity in the Company                            10                             252
Noncash issuance of restricted stock                            -               -             100
Repurchase of restricted stock for cash                         -               -
                                                       ----------    ------------   -------------
Balance, December 31, 1998                                     10    $          -   $       1,930
Noncash issuance of restricted stock (unaudited)                -               -               -
Repurchase of restricted stock for cash (unaudited)             -               -               -
                                                       ----------    ------------   -------------
Balance, March 31, 1999 (unaudited)                            10    $          -   $       1,930
                                                       ==========    ============   =============


There are no issued or outstanding shares of Series B preferred stock, Senior common stock or Class B common stock as of March 31, 1999 (unaudited).

                                  Continued

         TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  ----------

The conversion features and conversion prices of the Company's issued stock are summarized below:

   Convertible Security         Convertible Into                   Conversion Price
-------------------------   ------------------------   -----------------------------------------
Series A preferred stock    After July 2006, at        The Series A conversion rate is equal
                            the holders' option,       to the liquidation preference of the
                            into Class A common        Series A preferred stock on the
                            stock                      conversion date divided by the market
                                                       price of the Class A common stock on
                                                       the conversion date.

Series C preferred stock    At the option of the       The liquidation preference of the
                            Company at the IPO         Series C preferred stock divided by
                            date into either           the IPO price.
                            Class A or B common
                            stock

Series D and Series F       If Series C preferred      The liquidation preference divided by
preferred stock             stock is converted         the IPO price.
                            then automatically at
                            the IPO date into
                            Senior common stock

Series E preferred stock    At the option of the       The liquidation preference of the
                            Company at the IPO         Series E preferred stock divided by
                            date into either           the IPO price.
                            Class A or Class B
                            common stock

Series F preferred stock    At the holders'            One share of Series F preferred stock
and Senior common stock     option, into Class A,      or Senior common stock for one share
                            Class B or Class D         of either Class A, Class B or Class D
                            common stock,              common stock.
                            depending upon the
                            occurrence of certain
                            defined events

Class A common stock        At the holders'            One share of Class B common stock for
                            option into Class B        one share of Class A common stock.
                            common stock

Class C tracked common      Subject to FCC             One share of Class A or Class B common
stock                       constraints and Board      stock for one share of Class C tracked
                            approval, at the           common stock.
                            holders' option and
                            by affirmative vote
                            of at least 66 2/3%
                            of Class A common
                            stock  into Class A
                            or Class B common stock

Class D tracked common      Subject to FCC             One share of Class A or Class B common
stock                       constraints and Board      stock for one share of Class D tracked
                            approval, at the           common stock.
                            holders' option and
                            by affirmative vote
                            of at least 66 2/3%
                            of Class A common
                            stock into Class A or
                            Class B common stock

                                   Continued

         TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  ----------

The conversion features and conversion prices of the Company's issued stock are summarized below:

     Liquidation rights
     In the event of any liquidation, dissolution or winding up of the Company, as defined, the stockholders of the Company are entitled to liquidation preferences as follows:

          Order of Distribution      Stock Classification                Distribution Preference
          ---------------------   ---------------------------    ----------------------------------------
          First                   Series A and Series B          $1,000 per share plus accrued and
                                  preferred stock                unpaid dividends.

          Second                  Series C and Series D          Series C: actual paid-in capital per
                                  preferred stock                share plus accrued and unpaid
                                                                 dividends plus interest of 6% per
                                                                 annum on the actual paid-in capital,
                                                                 compounded quarterly, less amount of
                                                                 dividends declared and paid.

                                                                 Series D:  $1,000 per share plus
                                                                 accrued and unpaid dividends plus an
                                                                 amount equal to interest on $1,000
                                                                 per share at a rate of 6% per annum,
                                                                 compounded quarterly, less amount of
                                                                 dividends declared and paid.

          Third                   Series E preferred stock       Accrued and unpaid dividends, plus an
                                                                 amount equal to interest on $1,000
                                                                 per share at 6% per annum, compounded
                                                                 quarterly, less dividends declared
                                                                 and paid.

          Fourth                  Series F preferred stock       Series F preferred:  $0.01 per share
                                  and Senior common stock        plus accrued and unpaid dividends.
                                                                 Senior common stock:  The sum of the
                                                                 liquidation preference of each share
                                                                 of Series D and Series F preferred
                                                                 stock converted in Senior common
                                                                 stock divided by the aggregate number
                                                                 of shares of Senior common stock
                                                                 issued upon conversion of shares of
                                                                 Series D and Series F preferred stock

     Dividends and voting rights
     The holders of the Series A and Series B preferred stock are entitled to cumulative quarterly cash dividends at an annual rate of 10% of the liquidation preference of the then outstanding shares. The holders of the remaining shares of preferred and common stock are entitled to dividends if and when declared.

     The Class A common stock has 4,990,000 voting rights and the Voting Preference common stock has 5,010,000 voting rights. For so long as AT&T holds at least two-thirds of the shares of Series A preferred stock, they shall be entitled, but not obliged, to nominate two of the Company's directors. The remaining shares of preferred and common stock shall have no voting rights, except as provided by law or in certain limited circumstances.

     Call and Redemption features

                                   Continued

          TELECORP PCS, INC. AND SUSIDIARIES AND PREDECESSOR COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________



     The preferred stock is callable at the option of the Company at a price equal to the liquidation preference on the redemption date. The Series A preferred stock is callable thirty days after the 10th anniversary of the issuance of such shares. The Series B preferred stock is callable at any time. The Series C and Series D preferred stock are callable at any time, provided that the Series C and Series D Preferred Stock are called concurrently.

     The Series A, Series B, Series C, Series D and Series E preferred stock are redeemable thirty days after the 20th anniversary of the issuance of such shares at the option of the holder at a price equal to the liquidation preference on the redemption date. The Series F preferred stock is not redeemable. Pursuant to a Management Agreement, the Company may redeem certain shares of Class A common stock and Series E preferred stock held by the Company's Chief Executive Officer and Executive Vice President (the TMC officers). For the period from the finalization of the AT&T Transaction to December 31, 1998, the Company accreted $8,345,248 of dividends in connection with this redemption feature.

     Tracked common stock
     The Class C and Class D common stock have been designated as Tracked common stock. The holders of the Tracked common stock are entitled to a dividend, when available, equal to the excess of the fair value of the net assets of Holding over the aggregate par value of the outstanding shares of the Tracked common stock. After all other preferential liquidating distributions have been made, the holders of the Tracked common stock will be entitled to a liquidation preference equal to the excess of the fair value of the net assets of Holding.

     Participating stock
     The Series F preferred stock, the Senior common stock and the Class A and B common stock are participating stock, and the Board of Directors may not declare dividends on or redeem, purchase or otherwise acquire for consideration any shares of the Participating Stock, unless the Board of Directors makes such declaration or payment on the same terms with respect to all shares of participating stock, ratably in accordance with each class and series of participating stock then outstanding.

8.   Restricted Stock Plan

     In July 1998, the Company adopted a Restricted Stock Plan (the Plan) to attract and retain key employees and to reward outstanding performance. Key employees selected by management may elect to become participants in the Plan by entering into an agreement which provides for issuance of fixed and variable units consisting of Series E mandatorily redeemable preferred stock and Class A common stock. The fixed units typically vest over a five or six year period. The variable units vest based upon certain events taking place, such as buildout milestones, Pop coverage and other events. Unvested shares are forfeited upon termination of employment. The shares issued under the Plan shall consist of units transferred to participants without payment as additional compensation for their services to the Company. The total number of units that may be awarded to key employees shall not exceed 5,505 units or a defined number of shares of Series E preferred stock and Class A common stock, respectively, as determined upon award. Any units not granted on or prior to July 17, 2003 shall be awarded to two officers of the Company. Each participant has voting, dividend and

                                   Continued

          TELECORP PCS, INC. AND SUSIDIARIES AND PREDECESSOR COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________



     distribution rights with respect to all shares of both vested and unvested common stock. Prior to the Class A shares becoming publicly traded, the Company retains the right of first offer to buy the employees' vested shares at the offer price. After the Class A shares become publicly traded, the right of first offer will no longer exist for the Series E preferred shares. In addition the shares contain rights of inclusion and first negotiation. The Company may repurchase unvested shares, and under certain circumstances, vested shares of participants whose employment with the Company terminates. The repurchase price is equal to $0.01 per share. Some of the awards granted under the Plan are variable awards. When it is probable the future events will occur, the Company determines the fair value of the variable awards of the Series E preferred stock and Class A common stock, subject to a final measurement date upon the occurrence of defined events. Outstanding fixed awards and variable awards as of December 31, 1998 and March 31, 1999 (unaudited) for each class of stock are as follows:

                                                                                March 31,
                                                             December 31,         1999
                                                                 1998         (unaudited)
                                                             ------------------------------
    Series E preferred stock:
      Fixed awards                                                 3,664             3,411
      Variable awards                                              1,057               939
                                                             -----------       -----------
        Total Series E awards                                      4,721             4,350
                                                             ===========       ===========


    Class A common stock:
      Fixed awards                                                 3,728              3,493
      Variable awards                                              4,503              3,892
                                                             -----------       ---------------
        Total Class A awards                                       8,231              7,385
                                                             ===========       ===============


     Compensation expense, related to the issuance of restricted stock to employees based on the estimated fair value of the preferred and common stock, was immaterial for the year ended December 31, 1998 and for the three months ended March 31, 1999.

9.   Preferred and Common Stock Subscriptions Receivable

     In connection with the AT&T Transaction described in Note 6, the Company received a cash commitment of $128,000,000 from the Cash Equity Investors in exchange for Series C preferred stock and various classes of common stock. The Securities Purchase Agreement requires the Cash Equity Investors to fund their unconditional and irrevocable obligations in installments in accordance with the following schedule:


                         Due Date                               Amount
          ---------------------------------------           -------------

          Initial closing (July 17, 1998)                   $  39,375,005
          December 31, 1998                                    16,125,005
          Second anniversary of initial closing                36,250,005

                                   Continued

          TELECORP PCS, INC. AND SUSIDIARIES AND PREDECESSOR COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________



          Third anniversary of initial closing                 36,249,985
                                                              -----------
                                                           $  128,000,000
                                                              ===========

     The initial contributions were provided in the form of short-term interest bearing promissory notes (see Note 5). These notes were converted to mandatorily redeemable preferred and common stock of the Company as partial satisfaction of the $128,000,000 of committed contributions in connection with the closing of the AT&T Transaction. Through December 31, 1998, the Company received $51,999,725 of the above committed equity and received $3,500,285 in January 1999. The Company has recorded a preferred stock subscription receivable of $75,914,054 as of December 31, 1998 as a reduction to the mandatorily redeemable preferred stock and a common stock subscription receivable of $86,221 as of December 31, 1998 as a reduction to stockholders equity (deficit) for the unpaid commitment.

10.  Income Taxes

     The tax effect of temporary differences which gives rise to significant portions of the deferred tax assets as of December 31, 1997 and 1998, respectively, are as follows:


                                              December 31,
                                   -----------------------------------
                                       1997                1998
                                   ---------------    ----------------

     Capitalized start-up costs      $   1,321,340      $   17,599,251
     Net operating losses                  145,710           3,634,809
     Depreciation and amortization               -             288,985
     Deferred rent                               -              74,504
     Capitalized interest                        -            (917,107)
     Other                                  (4,220)            174,952
                                    --------------     ---------------
                                         1,462,830          20,855,394
     Less valuation allowance           (1,462,830)        (20,855,394)
                                    --------------     ---------------
                                    $            -      $            -
                                    ==============     ===============

     For federal income tax purposes, start-up costs will be amortized over five years once active business operations commence. There may be a limitation on the annual utilization of net operating losses and capitalized start-up costs as a result of certain ownership changes that have occurred since the Company's inception. The net operating losses start expiring in 2017. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Based on the Company's financial results, management has concluded that a full valuation allowance for all of the Company's deferred tax assets is appropriate.

11.  Commitments

     In May 1998, the Company entered into a vendor procurement contract (the Vendor Procurement Contract) with Lucent, pursuant to which the Company will purchase up to $285,000,000 of radio, switching and

                                   Continued

          TELECORP PCS, INC. AND SUSIDIARIES AND PREDECESSOR COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________


     related equipment and services for the development of the Company's wireless communications network. Through December 31, 1998, the Company has purchased approximately $90,900,000 of equipment and services from Lucent.

     The Company has operating leases primarily related to retail store locations, distribution outlets, office space, and rent for the Company's network build-out. The terms of some of the leases include a reduction of rental payments and scheduled rent increases at specified intervals during the term of the leases. The Company is recognizing rent expense on a straight-line basis over the life of the lease, which establishes deferred rent on the balance sheet. As of December 31, 1998, the aggregate minimum rental commitments under noncancelable operating leases are as follows:

                  1999                          $  10,755,694
                  2000                             10,752,666
                  2001                             10,507,474
                  2002                             10,369,758
                  2003                              8,520,560
                  Thereafter                       23,139,323
                                                -------------
                      Total                     $  74,045,475
                                                =============


     Rental expense, which is recorded ratably over the lease terms, was approximately $2,000, $157,000, and $3,193,000 for the period ended December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

     The Company has entered into a series of agreements for software licenses, consulting, transition support and maintenance with various vendors. The total future commitments under the agreements is approximately $6,000,000 as of December 31, 1998.

     The Company has entered into letters of credit to facilitate local business activities. The Company is liable under the letters of credit for nonperformance of certain criteria under the individual contracts. The total amount of outstanding letters of credit was $1,425,000 at December 31, 1998. The outstanding letters of credit reduce the amount available to be drawn under the Senior Credit Facility (see Note 5). The Company is unaware of any events that would have resulted in nonperformance of a contract during the year ended December 31, 1998.

12.  Related Parties

     The Company utilizes the services of a law firm in which the Executive Vice President and Chief Financial Officer of the Company was also a partner. The Company incurred expenses of approximately $110,000, $250,000, $2,123,000 and $747,198 (unaudited) for the period ended December 31, 1996, for the years ended December 31, 1997, 1998 and for the three months ended March 31, 1999, respectively, for legal services. As of December 31, 1997 and 1998 and March 31, 1999, the Company owed the law firm $70,464, $160,000

                                   Continued

          TELECORP PCS, INC. AND SUSIDIARIES AND PREDECESSOR COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________



     and $907,442 (unaudited), respectively. Subsequent to December 31, 1997, the individual resigned from the law firm but continues as special counsel.

     The Company receives site acquisition, construction management, program management, microwave relocation, and engineering services pursuant to a Master Services Agreement with WFI/Entel Technologies, Inc. (Entel). The Chief Executive Officer and Executive Vice President and Chief Financial Office of the Company were formerly stockholders and senior officers of Entel. Fees for the above services are as follows: $12,000 per site for site acquisition services, $7,000 per site for construction management services, $9,000 per site for program management and $1,100,000 for microwave relocation services for all of the Company's existing regions. Fees for engineering services are based upon Entel's customary hourly rates. For the period ended December 31, 1996 and for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999, the Company paid $30,829, $1,939,795, $30,719,865 and $22,331,512 (unaudited), respectively, to Entel for these services. As of December 31, 1997 and 1998 and March 31, 1999, the Company owed Entel $170,596, $21,177,516 and $20,000,620 (unaudited), respectively. Subsequent to December 31, 1997, the Chief Executive Officer and Executive Vice President and Chief Financial Officer sold 100% of their interests in Entel.

     As of December 31, 1997, the Company had notes payable to affiliates of $2,072,573. The notes represented the net of the recorded historical costs of the assets, liabilities and equity interests distributed to THC Houston, Inc.; THC of Tampa, Inc.; THC of Melbourne, Inc.; and THC of Orlando, Inc. (see Note 1), and were originally comprised of the following:

                                          Due from (to)
                                              Amount
                                         ----------------

        PCS licenses                     $   15,678,814
        U.S. Government financing,
        net of discount                     (12,034,212)
        Equity interests                     (6,370,070)
                                         --------------
                                         $   (2,725,468)
                                         ==============

     In connection with the transfer of the PCS licenses, U.S. Government financing and equity interests, the Company reduced the notes payable to affiliates by $652,895, which represented certain costs incurred by the Company on behalf of the affiliates for the year ended December 31, 1997 pursuant to Transfer Agreements and Management Agreements. The combined amounts owed THC Houston, Inc., THC Tampa, Inc., THC Melbourne, Inc., and THC Orlando, Inc. of $2,072,573 as of December 31, 1997 were repaid in full during 1998. As of December 31, 1998 and March 31, 1999, the combined amounts owed by the Company to THC Houston, Inc., THC Tampa, Inc., THC Melbourne, Inc., and THC Orlando, Inc. for various legal and administrative costs were $547,047 and $543,219 (unaudited), respectively.

     As of December 31, 1997, the Company had amounts payable of $824,164 to TeleCorp WCS, Inc. (WCS), an affiliate, formerly TeleCorp Management Corporation, Inc. The amount payable to WCS represented


                                   Continued

          TELECORP PCS, INC. AND SUSIDIARIES AND PREDECESSOR COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________



     $1,200,000 of funds received by the Company on behalf of WCS related to wireless communications service licenses owned by WCS reduced by expenses and other payments owed by WCS to the Company. The entire balance due WCS as of December 31, 1997 was repaid during 1998

     Pursuant to a Management Agreement, TeleCorp Management Corp. (TMC) provides assistance to the Company in the form of administrative, operational, marketing, regulatory and general business services. For these services, beginning in July 1998, the Company pays a management fee to TMC of $550,000 per year plus reimbursement of certain business expenses, payable in equal monthly installments, plus an annual bonus. The management agreement has a five-year term, but may be terminated by the Company upon the occurrence of certain defined events. TMC may terminate the agreement at any time with proper notice. The Officers of TMC own all of the ownership interest in TMC. For the year ended December 31, 1998, the Company paid approximately $250,000 to TMC for these services plus $282,500 in bonuses to TMC officers. For the quarter ended March 31, 1999, the Company paid approximately $168,000 (unaudited) to TMC for these services.

     The Company has entered into a Master Site Lease Agreement with American Towers Inc., a company partially owned by certain stockholders of the Company. Under this arrangement American Tower provides network site leases for PCS deployment. The Company has incurred $16,862 and $22,639 (unaudited) of expense for the year ended December 31, 1998 and the three months ended march 31, 1999, respectively.


13.  Defined Contribution Plan

     During 1998, the Company established the TeleCorp Communications, Inc. 401(k) Plan (the 401(k) Plan), a defined contribution plan in which all employees over the age of 21 are immediately eligible to participate in the 401(k) Plan. TeleCorp Communications, Inc. is a wholly-owned subsidiary of the Company. Under the 401(k) Plan, participants may elect to withhold up to 15% of their annual compensation, limited to $160,000 of total compensation as adjusted for inflation. The Company may make a matching contribution based on a percentage of the participant's contributions. Participants vest in the Company's matching contributions as follows: 20% after one year; 60% after two years and 100% after three years. Total Company contributions to the 401(k) Plan were $505,495 and $275,268 (unaudited) for the year ended December 31, 1998 and for the three months ended March 31, 1999.

                                   Continued

          TELECORP PCS, INC. AND SUSIDIARIES AND PREDECESSOR COMPANY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________


14.  Subsidiary Guarantee

     In March 1999, the Board of Directors approved the issuance of Notes (see
     Note 15). The Notes will be fully and unconditionally guaranteed by TeleCorp Communications, Inc., one of the Company's wholly-owned subsidiaries. Summarized financial information of TeleCorp, TeleCorp Communications, Inc. and non-guarantor subsidiaries as of December 31, 1998 and March 31, 1999, and for the year ended December 31, 1998 and for the three months ended March 31, 1999 are as follows:

                                                      TeleCorp
December  31,1998                                 Communications,
-----------------                                       Inc. -
                                                     Guarantor              Non-Guarantor
                                   TeleCorp          Subsidiary             Subsidiaries       Eliminations        Consolidated
                              -------------------------------------------------------------------------------------------------
Balance sheet information:

     Current assets           $  372,761,282    $      23,612,116     $        (1,381,050)   $ (279,077,565)     $  115,914,783
     Total assets                387,215,715          126,148,400             236,743,694      (283,463,777)        466,644,032
     Current liabilities           4,004,914          149,535,035             246,128,722      (279,077,565)        120,591,106
     Total liabilities           239,465,314          152,016,093             254,249,452      (279,077,565)        366,653,294

     Total mandatorily
      redeemable preferred
      stock, net              $  164,490,706    $               -     $                 -    $            -      $  164,490,706


     Total stockholders'
         deficit              $  (16,740,306)   $     (25,867,693)    $       (17,505,757)   $   (4,386,212)     $  (64,499,968)

Statements of operation
 information:
     Revenue                  $            -    $         806,418     $           260,509    $  (51,037,696)     $       29,231
     Operating expenses              974,761           26,734,170              17,232,368        (1,021,165)         43,920,134
     Net loss                     (8,491,946)   $     (25,845,788)    $       (16,801,015)   $      (16,531)     $  (51,155,280)

                                                   TeleCorp
March 31, 1999                                 Communications,
 (unaudited)                                        Inc. -
--------------                                    Guarantor              Non-Guarantor
                                TeleCorp          Subsidiary              Subsidiaries          Eliminations       Consolidated
                              -------------------------------------------------------------------------------------------------
Balance sheet
 information:
     Current assets           $  421,086,940    $   11,656,431        $        196,882       $ (407,741,962)     $   25,198,291
     Total assets                438,147,052       143,554,804             288,384,417         (412,182,736)        457,903,537
     Current liabilities           3,902,657       188,777,777             299,625,414         (407,741,962)         84,563,886
     Total liabilities           289,811,751       191,303,651             311,287,874         (407,741,962)        384,661,314
     Total mandatorily
      redeemable
      preferred stock,
      net                     $  172,706,635    $            -        $              -       $            -      $  172,706,635

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   ________

     Total stockholders'
         deficit           $  (24,371,334)   $     (42,748,847)    $       (22,903,457)   $   (4,440,774)     $  (99,464,412)
Statement of operations
 information:
     Revenue               $            -    $       4,364,371     $           485,215    $     (586,760)     $    4,262,826
     Operating expenses            59,981           26,264,610               5,762,417          (532,742)         31,554,266
     Net loss                  (3,000,301)   $     (21,908,028)    $        (5,372,980)   $      (54,018)     $  (30,335,327)


15. Subsequent Events

    In February 1999, Viper Wireless, Inc. (Viper), was formed to participate in the C-Block PCS license reauction for additional spectrum in most of the Company's markets. The Company currently owns 85% of Viper and the Company's Chief Executive Officer and Executive Vice President and Chief Financial Officer collectively own the remaining 15%. Mr. Vento and Mr. Sullivan together currently have voting control over Viper. Upon final award of licenses to Viper, the Company will solicit the approval of the FCC for the consolidation of Viper into the Company. Any such consolidation will be subject to a final FCC order approving the transaction. In April 1999, Viper participated in the FCC's reauction of C-Block licenses for additional spectrum. On April 15, 1999, the FCC announced the reauction ended, and Viper was the current high bidder for 15 MHz licenses in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico and Jackson, Tennessee. Viper was also the current high bidder for a 30 MHz licenses in Beaumont, Texas. The total auction price for these licenses is approximately $32,286,000 plus legal costs of $46,566. During the quarter ended March 31, 1999, the Company paid the FCC an initial deposit of $17,818,549 (unaudited) related to the reauction. Subsequent to March 31, 1999, the FCC refunded $11,361,351(unaudited) of the initial deposit. The finalization of this transaction is conditioned upon the receipt of final regulatory approval from the FCC, which is expected in the second half of 1999. The purchase price will be allocated to the licenses acquired, subject to adjustment, based upon their estimated fair value as follows:

               PCS licenses                       $  32,286,000
               Other intangible assets relating
                 to legal costs                          46,566
                                                  -------------
                                                  $  32,332,566
                                                  =============

    AT&T and certain of the Company's other stockholders have committed an aggregate of up to approximately $32,300,000 in exchange for additional shares of mandatorily redeemable preferred stock, Series F preferred stock and common stock in the event Viper is ultimately awarded these licenses. As part of this financing, the Company paid approximately $500,000 to an affiliate of a Cash Equity Investor in closing this transaction. In May 1999, AT&T and the certain Cash Equity Investors funded approximately $6,460,000 of their commitment, with the remaining $25,840,000 to be funded when the Company must make payments to the FCC with respect to these licenses, or if the FCC does not refund amounts the Company paid to the FCC as deposits in connection with the reauction within 180 days of the date of deposit. On June 3, 1999, a petition was filed by

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   ________



    certain collateralized creditors of DCR PCS, Inc. and Pocket Communications Inc. against the application of Viper for the Houma and New Orleans licenses. The petition seeks deferral of the grant of these licenses to Viper until an appeal by the collateralized creditors of DCR PCS, Inc. and Pocket Communications, Inc. has been resolved or, in the alternative, a condition noting that a pre-existing claim to the licenses may exist if the collateralized creditors of DCR PCS, Inc. and Pocket Communications are successful in that appeal. The appeal seeks review of the bankruptcy court's ruling concering DCR PCS, Inc. and Pocket Communications, Inc. permitting DCR PCS, Inc. to file its election notice, which ultimately resulted in the return of these licenses to the FCC, over the objection of the collateralized creditors of DCR PCS, Inc. and Pocket Communications, Inc.
    On June 15, 1999, Viper filed an opposition to the petition.

    Triton PCS, Inc. (Triton), Tritel Communications (Tritel), and the Company have adopted a common brand, SunCom, which is co-branded with equal emphasis with the AT&T brand name and logo. On April 16, 1999, Triton, Tritel and TeleCorp Communications, Inc. formed a new company, Affiliate License Co., L.L.C., to own, register and maintain the marks SunCom, SunCom Wireless and other SunCom and Sun formative marks (the SunCom Marks) and to license the SunCom marks to Triton, Tritel and the Company. Triton, Tritel and TeleCorp Communications, Inc. each have a 33% membership interest in Affiliate License Co., L.L.C. On April 16, 1999, Triton entered into an agreement, to settle a potential dispute regarding prior use of the SunCom brand. In connection with this settlement, Triton agreed to pay $975,000 to acquire the SunCom Marks which were contributed to Affiliate License Co., L.L.C. The Company paid $325,000 in royalty payments to reimburse Triton for the contributed SunCom Marks.

    On April 20, 1999, the Company completed the acquisition of 10 MHz PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTA's from Digital PCS, Inc. The total purchase price of $5,979,561 was comprised of $2,310,000 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the FCC of $4,100,000, less a discount of $716,995, and $286,556 in cash as reimbursement to Digital PCS for interest due to the FCC incurred prior to close and legal costs. The terms of the notes include: interest rate of 6.25%, quarterly interest payments for a two year period and then quarterly principal and interest payments for the remaining 8 years. The promissory notes are collateralized by the underlying PCS licenses. The notes and related PCS licenses will be recorded net of a discount of $716,995 based on management's best estimate of the prevailing market interest rate at the time of the transaction. The purchase price has been preliminarily allocated to the assets acquired, subject to adjustment, based upon their estimated fair value as follows:

               PCS licenses                       $   5,693,005
               Other intangible assets relating
                 to legal costs and reimbursement
                 of FCC interest                        286,556
                                                  -------------
                                                  $   5,979,561
                                                  =============


    In addition, the Cash Equity Investors will contribute $5,000,000 in exchange for mandatorily redeemable preferred stock and common stock over a two year period from the close of this transaction.

    On April 20, 1999, the Company restated its Certificate of Incorporation to increase the total authorized number of shares to the following:

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________


                        Preferred                    Par         Shares                                 Par          Shares
                          Stock                     Value      authorized         Common Stock         Value        authorized
            -------------------------------      ----------  -------------     -----------------     ----------    ------------

            Mandatorily redeemable Series A      $   0.01        100,000       Senior                $   0.01         70,000
            Mandatorily redeemable Series B      $   0.01        200,000       Class A               $   0.01        950,000
            Mandatorily redeemable Series C      $   0.01        215,000       Class B               $   0.01        950,000
            Mandatorily redeemable Series D      $   0.01         50,000       Class C tracked       $   0.01          1,000
            Mandatorily redeemable Series E      $   0.01         30,000       Class D tracked       $   0.01          3,000
            Series F                             $   0.01         50,000       Voting Preference     $   0.01             10
                                                             -----------                                         -----------
               Total                                             645,000             Total                         1,974,010
                                                             ===========                                         ===========


     On April 23, 1999, the Company completed the issuance and sale of 11 5/8% Senior Subordinated Discount Notes (the Notes) with an aggregate principal amount at maturity of $575,000,000. The Notes mature April 15, 2009, unless previously redeemed by the Company. The total gross proceeds from the sale of the Notes were $327,635,000. Offering expenses consisting of underwriting, printing, legal and accounting fees totaled $10,574,947. The Notes will increase to $575,000,000 through April 15, 2004 at a rate of 11 5/8% compounded semi-annually. As interest accrues, it will be added to the principal as an increase to interest expense and the carrying value of the Notes until April 15, 2004. The Company will begin paying interest semi-annually on April 15 and October 15 of each year beginning October 15, 2004. The Notes are not collateralized. The Notes are subordinate to all of the Company's existing and future senior debt and ranks equally with all other senior subordinated debt, and ranks senior to all of the Company's existing and future subordinated debt. The Notes are guaranteed by the Company's wholly owned subsidiary, TeleCorp Communications, Inc.

     On May 24, 1999, the Company sold mandatorily redeemable preferred stock and preferred stock to AT&T with an aggregate value of $40,000,000. Subsequently, on May 25, 1999, the Company acquired from AT&T 20 MHz PCS licenses covering the San Juan MTA, 27 constructed cell sites, a switching facility, leases for additional cell sites, the extension of the Network Membership License Agreement, Long Distance Agreement, Intercarrier Roamer Services Agreement and AT&T Exclusivity Agreement and the reimbursement of AT&T for microwave relocation costs, salary and lease payments (the Puerto Rico transaction) incurred prior to acquisition. In addition, the Company incurred legal fees of $500,000 related to this acquisition. The total purchase price of this asset acquisition was $99,672,877 in cash. The purchase price has been preliminarily allocated to the assets acquired, subject to adjustment, based upon their estimated fair value as follows:

           PCS licenses                              $   69,690,000
           Intangible assets - AT&T Agreements           17,310,000
           Cell sites, site acquisition, switching
            facility assets, and other assets             8,000,000
           Microwave relocation costs                     3,200,000

                                   Continued

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                _______________


           Other intangible assets relating
             to salary and lease
             reimbursement costs                          1,472,877
                                                     --------------
                                                     $   99,672,877
           Legal fees                                $      500,000
                                                     --------------
                                                     $  100,172,877
                                                     ==============

     As a result of completing this transaction, the Company's available borrowings under the Lucent Note Agreement (see Note 6) increased by $15,000,000 ($7,500,000 of Series A and $7,500,000 of Series B) and certain
     Cash Equity Investors have committed $39,996,600 in cash in exchange for mandatorily redeemable preferred and common stock. As part of the financing, the Company paid $2,000,000 to a Cash Equity Investor upon closing the transaction. The Cash Equity Investors cash commitment of $39,996,600 will be funded over a three year period from the close of this transaction. In addition, certain employees, the Chief Executive Officer and the Executive Vice President and Chief Financial Officer of the Company were issued a total of 5,643 shares and 8,212 shares of mandatorily redeemable Series E preferred stock and Class A common stock, respectively. The value of these shares will be recorded as deferred compensation and amortized over the related vesting periods resulting in future compensation expense.

     On June 2, 1999 the Company acquired from Wireless 2000, Inc. 15 MHz PCS licenses in the Alexandria, Lake Charles and Monroe, Louisiana BTAs. The total purchase price of $7,192,174 was comprised of $370,810 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the FCC of $7,449,190, less a discount of $1,277,765, and $649,939 in cash as reimbursement of microwave relocation costs and reimbursement of FCC interest and legal costs. The purchase price has been preliminarily allocated to the assets acquired, subject to adjustment, based upon their estimated fair value as follows:

           PCS licenses                             $   6,542,235
           Other intangible assets relating
             to legal and reimbursement of
             FCC interest                                 449,939
           Microwave relocation costs                     200,000
                                                    -------------
                                                    $   7,192,174
                                                    =============


                                   Continued

                       Unaudited Pro Forma Balance Sheet
                       ---------------------------------


       The following unaudited pro forma condensed consolidated balance sheet is based upon the historical consolidated financial statements of the Company. The unaudited pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1999 has been prepared to illustrate the effects of the Transactions (Notes a, b, c, d and e) as if these Transactions had occurred as of March 31, 1999.

       The unaudited pro forma condensed consolidated balance sheet and accompanying notes thereto should be read in conjunction with the historical consolidated financial statements of the Company and the other financial information included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated balance sheet does not purport to be indicative of what the Company's consolidated financial position would actually have been had the Transactions been completed on such date, or to project the Company's consolidated financial position for any future period.

                                   Continued

         TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             as of March 31, 1999
                                    _______

                                                                         Puerto            Digital          Wireless
                                                                          Rico               PCS              2000
                                                    Historical             (a)               (b)             (c)
                                                 --------------     ---------------    --------------    -------------
Cash and cash equivalents                        $   11,210,696     $  (62,172,877)    $    (286,556)    $   (649,939)
Other current assets                                 13,987,595                  -                 -                -
                                                 --------------     ---------------    --------------    -------------
  Total current assets                               25,198,291        (62,172,877)         (286,556)        (649,939)

Property and equipment, net                         262,653,787          8,000,000                 -                -
PCS licenses and microwave relocation costs         117,531,516         72,890,000         5,693,005        6,742,235
Intangible assets - AT&T agreements                  25,369,334         17,310,000                 -                -
Deferred financing costs, net                         8,490,330                  -                 -                -
FCC deposit                                          17,818,549                  -                 -                -
Other assets                                            841,730          1,972,877           286,556          449,939
                                                 --------------     ---------------    --------------    -------------
  Total assets                                   $  457,903,537     $   38,000,000     $   5,693,005     $  6,542,235
                                                 ==============     ===============    ==============    =============

  Total current liabilities                          84,563,886                  -                 -                -
                                                 --------------     ---------------    --------------    -------------

Long-term debt                                      293,889,463                  -         3,383,005        6,171,425
Other liabilities                                     6,207,965                  -                 -                -
                                                 --------------     ---------------    --------------    -------------
                                                    384,661,314                  -         3,383,005        6,171,425
                                                 --------------     ---------------    --------------    -------------

Mandatorily redeemable preferred stock              245,131,494         40,269,666         2,304,266          369,864
                                                              -         37,894,524         4,987,239                -
Deferred compensation                                   (11,078)          (293,436)                -                -
Treasury stock, at cost                                     (12)                 -                 -                -
Preferred stock subscriptions receivable            (72,413,769)       (39,894,524)       (4,987,239)               -
                                                 --------------     ---------------    --------------    -------------
  Total mandatorily redeemable preferred stock      172,706,635         37,976,230         2,304,266          369,864
                                                 --------------     ---------------    --------------    -------------

Series F preferred stock                                    333                100                 -                -
Common stock                                              1,597                482                73                5
Additional paid-in capital                              187,498            144,973            18,422              941
Deferred compensation                                    (5,306)           (19,709)                -                -
Common stock subscriptions receivable                   (86,221)          (102,076)          (12,761)               -
Treasury stock, at cost                                     (26)                 -                 -                -
Accumulated deficit                                 (99,562,287)                 -                 -                -
                                                 --------------     ---------------    --------------    -------------
  Total stockholders equity (deficit)               (99,464,412)            23,770             5,734              946
                                                 --------------     ---------------    --------------    -------------
  Total liabilities, mandatorily redeemable
   preferred stock and stockholders' equity
   (deficit)                                     $  457,903,537     $   38,000,000     $   5,693,005     $  6,542,235
                                                 ==============     ===============    ==============    =============


                                                                            Offering            Pro
                                                 Viper Wireless (d)           (e)              Forma
                                                 -------------------    --------------    ---------------
Cash and cash equivalents                        $      (15,014,017)    $  296,960,053    $   230,047,360
Other current assets                                              -                  -         13,987,595
                                                 -------------------    --------------    ---------------
  Total current assets                                  (15,014,017)       296,960,053        244,034,955

Property and equipment, net                                       -                  -        270,653,787
PCS licenses and microwave relocation costs              32,286,000                  -        235,142,756
Intangible assets - AT&T agreements                               -                  -         42,679,334
Deferred financing costs, net                                     -         10,574,947         19,065,277
FCC deposit                                             (17,818,549)                 -                  -
Other assets                                                 46,566                  -          3,597,668
                                                 -------------------    --------------    ---------------
  Total assets                                   $         (500,000)    $  307,535,000    $   815,173,777
                                                 ===================    ==============    ===============

  Total current liabilities                                       -                  -         84,563,886
                                                 -------------------    --------------    ---------------

Long-term debt                                                    -        307,535,000        610,978,893
Other liabilities                                                 -                  -          6,207,965
                                                 -------------------    --------------    ---------------
                                                                  -        307,535,000        701,750,744
                                                 -------------------    --------------    ---------------

Mandatorily redeemable preferred stock                   31,703,603                  -        362,660,656
                                                                  -                  -
Deferred compensation                                             -                  -           (304,514)
Treasury stock, at cost                                           -                  -                (12)
Preferred stock subscriptions receivable                (32,203,603)                 -       (149,499,135)
                                                 -------------------    --------------    ---------------
  Total mandatorily redeemable preferred stock             (500,000)                 -        212,856,995
                                                 -------------------    --------------    ---------------

Series F preferred stock                                         49                  -                482
Common stock                                                    274                  -              2,431
Additional paid-in capital                                   82,074                  -            433,908
Deferred compensation                                             -                  -            (25,015)
Common stock subscriptions receivable                       (82,397)                 -           (283,455)
Treasury stock, at cost                                           -                  -                (26)
Accumulated deficit                                               -                  -        (99,562,287)
                                                 -------------------    --------------    ---------------
  Total stockholders equity (deficit)                             -                           (99,433,962)
                                                 -------------------    --------------    ---------------
  Total liabilities, mandatorily redeemable
   preferred stock and stockholders' equity
   (deficit)                                     $         (500,000)    $  307,535,000    $   815,173,777
                                                 ===================    ==============    ===============

   The accompanying notes are an integral part of this unaudited pro forma condensed balance sheet.

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET

                                     _____


(a) On May 24, 1999, the Company sold mandatorily redeemable preferred stock and preferred stock to AT&T with an aggregate value of $40,000,000. Subsequently, on May 25, 1999, the Company acquired from AT&T 20 MHz PCS licenses covering the San Juan MTA, 27 constructed cell sites, a switching facility, leases for additional cell sites, the extension of the Network Membership License Agreement, Long Distance Agreement, Intercarrier Roamer Services Agreement and AT&T Exclusivity Agreement and the reimbursement of AT&T for microwave relocation costs, salary and lease payments (the Puerto Rico transaction) incurred prior to acquisition. In addition, the Company incurred legal fees of $500,000 related to this acquisition. The total purchase price of this asset acquisition was $99,672,877 in cash. The purchase price has been preliminarily allocated to the assets acquired, subject to adjustment, based upon their estimated fair value as follows:

               PCS licenses                                 $   69,690,000
               Intangible assets- AT&T Agreements               17,310,000
               Cell sites, site acquisition, switching
                facility assets, and other assets                8,000,000
               Microwave relocation costs                        3,200,000
               Other intangible assets relating to salary
                and lease reimbursement costs                    1,972,877
                                                            --------------
                                                            $   99,672,877
               Legal fees                                          500,000
                                                            --------------
                                                            $  100,172,877
                                                            ==============

     As a result of completing this transaction, the Company's available borrowings under the Lucent Note Agreement (see Note 6) shall increase $15,000,000 ($7,500,000 of series A and $7,500,000 of series B) and certain
     Cash Equity Investors have committed $39,996,600 in cash in exchange for mandatorily redeemable preferred and common stock. As part of this financing, the Company paid $2,000,000 to a Cash Equity Investor upon closing this transaction. The Cash Equity Investors cash commitment of $39,996,600 will be funded over a three year period from the close of this transaction. In addition, certain employees, the Chief Executive Officer and the Executive Vice President and Chief Financial Officer of the Company will be issued a total of 5,643 shares and 8,212 shares of mandatorily redeemable Series E preferred stock and Class A common stock, respectively. The value of these shares will be recorded as deferred compensation and amortized over the related vesting periods resulting in future compensation expense.

(b) On April 20, 1999, the Company completed the acquisition of 10 MHz PCS licenses covering the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTA's from Digital PCS, Inc. The total purchase price of $5,979,561, comprised of $2,310,000 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the FCC of $4,100,000, less a discount of $716,995, and $286,556 in cash as reimbursement to Digital PCS for interest due to the FCC incurred prior to close and legal costs. The terms of the notes include: interest rate of 6.25%, quarterly interest payments for a two year period and then quarterly principal and interest payments for the remaining 8 years. The promissory notes are collateralized by the underlying PCS licenses. The notes and related PCS licenses will be recorded net of a discount of $716,995 based on management's best estimate of the prevailing market interest rate at the time of the transaction. The purchase price has been preliminarily allocated to the assets acquired, subject to adjustment, based upon their estimated fair value as follows:

               PCS licenses                                 $   5,693,005
               Other intangible assets relating to legal
                 costs and reimbursement of FCC interest          286,556

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET

                                     _____


                                                               --------------
                                                                $   5,979,561
                                                               ==============

     In addition, the Cash Equity Investors will contribute $5,000,000 in exchange for mandatorily redeemable preferred stock and common stock over a two year period from the close of this transaction.

(c) On June 2, 1999 the Company acquired from Wireless 2000, Inc. 15 MHz PCS licenses in the Alexandria, Lake Charles and Monroe, Louisiana BTAs. The total purchase price of $7,192,174, was comprised of $370,810 of mandatorily redeemable preferred stock and common stock of the Company, the assumption of U.S. Government financing with the FCC of $7,449,190, less a discount of $1,277,765 and $649,939 in cash as reimbursement of microwave relocation costs and reimbursement of FCC interest and legal costs. The purchase price has been preliminarily allocated to the assets acquired, subject to adjustment, based upon their estimated fair value as follows:


               PCS licenses                                    $   6,542,235
               Other intangible assets relating to legal and
                reimbursement of FCC interest                        449,939
               Microwave relocation costs                            200,000
                                                               -------------
                                                               $   7,192,174
                                                               =============


(d) In February 1999, Viper was formed to participate in the C-Block PCS license reauction for additional spectrum in most of the Company's markets. The Company currently owns 85% of Viper and the Company's Chief Executive Officer and Executive Vice President and Chief Financial Officer collectively own the remaining 15%. Mr.Vento and Mr.Sullivan together currently have voting control over Viper. Upon final award of licenses to Viper, the Company will solicit the approval of the FCC for the consolidation of Viper into the Company. Any such consolidation will be subject to a final FCC order approving the transaction.

     In April 1999, Viper participated in the FCC's reauction of C-Block licenses for additional spectrum. On April 15, 1999, the FCC announced the reauction ended, and Viper was the current high bidder for 15 MHz licenses in New Orleans, Houma and Alexandria, Louisiana, San Juan, Puerto Rico and Jackson, Tennessee. Viper was also the current high bidder for a 30 MHz licenses in Beaumont, Texas. The total auction price for these licenses is approximately $32,286,000. During the quarter ended March 31, 1999, the Company paid the FCC an initial deposit of $17,818,549 related to the reauction. Subsequent to March 31, 1999, the FCC refunded $11,361,351 of the initial deposit. The finalization of this transaction is conditioned upon the receipt of final regulatory approval from the FCC, which is expected in the second half of 1999. The purchase price will be allocated to the licenses acquired, subject to adjustment, based upon their estimated fair value as follows:

               PCS licenses                                    $  32,286,000
               Other intangible assets relating
                to legal costs                                        46,566
                                                              --------------
                                                               $  32,332,566
                                                              ==============

     AT&T and certain of the Company's other stockholders have committed an aggregate of up to approximately $32,300,000 in exchange for additional shares of mandatorily redeemable preferred stock, Series F preferred stock and common stock in the event Viper is ultimately awarded these licenses. As part of this financing, the Company paid $500,000 to an affliate of a Cash Equity Investor upon closing this transaction. In May 1999, AT&T and the certain Cash Equity Investors funded approximately $6,460,000 of their commitment, with the remaining $25,840,000 to be funded when the Company must make payments to the FCC with respect to these licenses, or if the FCC does not refund amounts the Company paid to the FCC as deposits in connection with the reauction within 180 days of the date of deposit. On June 3, 1999, a petition was filed by certain collateralized creditors of DCR PCS, Inc. and Pocket Communications Inc. against the application of Viper

          TELECORP PCS, INC. AND SUBSIDIARIES AND PREDECESSOR COMPANY

                    NOTES TO UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET

                                     _____


     for the Houma and New Orleans licenses. The petition seeks deferral of the grant of these licenses to Viper until an appeal by the collateralized creditors of DCR PCS, Inc. and Pocket Communications, Inc. has been resolved or, in the alternative, a condition noting that a pre-existing claim to the licenses may exist if the collateralized creditors of DCR PCS, Inc. and Pocket Communications are successful in that appeal. The appeal seeks review of the bankruptcy court's ruling concerning DCR PCS, Inc. and Pocket Communications, Inc. permitting DCR PCS, Inc. to file its election notice, which ultimately resulted in the return of these licenses to the FCC, over the objection of the collateralized creditors of DCR PCS, Inc. and Pocket Communications, Inc. On June 15, 1999, Viper filed an opposition to the petition.

(e) Adjustments reflect the receipt of $296,960,053 of proceeds for the sale of the Notes, net of offering expenses of $10,574,947 and the repayment of the Lucent Series B Notes of approximately $20,100,000 outstanding as of March 31, 1999 (unaudited).

================================================================================
WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN
THIS PROSPECTUS IS CURRENT AS OF              , 1999.


                               TABLE OF CONTENTS

Prospectus Summary..........................................................   1
Risk Factors................................................................  13
Use of Proceeds.............................................................  27
Capitalization..............................................................  28
Selected Historical and Pro Forma Consolidated
 Financial Information......................................................  30
Management's Discussion and Analysis of
 Financial Condition and Results of Operations..............................  31
Business....................................................................  37
The Exchange Offer..........................................................  50
Management..................................................................  56
Securities Ownership of Certain Beneficial Owners
 and Management.............................................................  62
Certain Relationships and Related Transactions..............................  65
Certain Indebtedness........................................................  72
Description of Capital Stock................................................  77
Description of the Notes....................................................  82
Certain U.S. Federal Tax Considerations..................................... 117
Book-Entry; Delivery and Form............................................... 122
Plan of Distribution........................................................ 124
Legal Matters............................................................... 124
Experts..................................................................... 124
Available Information....................................................... 124
Glossary of Selected Terms.................................................. 126
Index to Financial Statements............................................... F-1


UNTIL             , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS. WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                              TELECORP PCS, INC.



                                  575,000,000


                         OFFER TO EXCHANGE ALL OF OUR
                         OUTSTANDING AND UNREGISTERED
                    11 5/8% SENIOR SUBORDINATED DISCOUNT
                                NOTES DUE 2009
                              FOR OUR REGISTERED
                     11 5/8% SENIOR SUBORDINATED DISCOUNT
                                NOTES DUE 2009






                             ----------------------

                                  PROSPECTUS

                             ----------------------


                                    , 1999

================================================================================

                                                              [ALTERNATIVE PAGE]

 THIS PROSPECTUS, DATED JUNE __, 1999, IS SUBJECT TO COMPLETION AND AMENDMENT

PROSPECTUS

                              TELECORP PCS, INC.
              11 5/8% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009

     YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE __ OF THIS PROSPECTUS.

                          INFORMATION ABOUT THE NOTES

Maturity                                                         Change of Control
 .  The Notes will mature on April 15, 2009,                      .  If we experience a change of control, you may require us to
   unless previously redeemed.                                      purchase the Notes.
Interest and Accretion                                           Security and Ranking
 .  We issued the Notes at a discount to their principal          .  The Notes are not secured by any collateral.
   amount at maturity.                                           .  The Notes are subordinate to all of our existing and future
 .  The Notes will accrete in value until April 15, 2004 at a        senior debt.
   rate of 11 5/8% compounded semi-annually.                     .  The Notes rank equally with all of our other senior
 .  We will pay interest semiannually on April 15 and October        subordinated debt.
   15 of each year beginning October 15, 2004.                   .  The Notes rank senior to all of our existing and future subordinated debt.

Redemption                                                       Guarantees
 .  We may redeem some or all of the Notes at any time after      .  If we fail to make payments on the Notes, our guarantor
   April 15, 2004.                                                  subsidiaries must make them instead.  These guaranties will be
 .  We also may redeem up to 35% of the aggregate principal          senior subordinated obligations of our guarantor subsidiaries.
   amount at maturity of the Notes using the proceeds of            Not all of our subsidiaries will be guaranteeing our payments
   certain equity offerings completed before April 15, 2002.        on the Notes.
 .  See page __ for the redemption prices.

Neither the SEC nor any state securities commission has approved or disapproved of the Notes, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   Chase Securities Inc. ("CSI") may use this prospectus in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. CSI may act as a principal or agent in such transactions. We will receive no portion of the proceeds of the sale of such Notes and will bear the expenses incident to their registration. For as long as a market-making prospectus is required to be delivered, the ability of CSI to make a market in the Notes may in part depend on our ability to maintain a current market-making prospectus.

                          The date of this prospectus is           , 1999.

                                                              [ALTERNATIVE PAGE]

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements contained in this prospectus, as well as statements made in press releases and oral statements that may be made by us or any of our officers, directors or employees acting on our behalf, that are not statements of historical fact, including, but not limited to, statements regarding our current business strategy, future operations, technical capabilities, construction plan and schedule, commercial operations schedule, funding needs, prospective acquisitions or joint ventures, financing sources, pricing, future regulatory approvals, markets, size of markets for wireless communications services, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, such as equipment suppliers, service providers and roaming partners, and expected characteristics of competing systems, are based upon current expectations and constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Among the factors that could cause actual results to differ materially are the following: the availability of sufficient capital to finance our business plan on terms satisfactory to us; competitive factors; changes in labor, equipment and capital costs; our ability to obtain necessary regulatory approvals; technological changes; our ability to comply with the indenture governing the Notes and the terms of our other credit agreements; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described under the heading "Risk Factors." We caution readers not to place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends," "estimates," "projects" or the like to be uncertain and forward-looking. We have no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations underlying the forward-looking statements are reasonable, we cannot assure that such expectations will prove to be correct.

     We disclose important factors that could cause our actual results to differ materially from our expectations ("cautionary statements") under the heading "Risk Factors" and elsewhere in the prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                                             [ALTERNATIVE PAGE]

                                 Risk Factors

     You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under "Risk Factors" beginning on the next page before you invest in the Notes.

                                                        [ALTERNATIVE PROVISIONS]

[The following provisions replace the provisions under the same headings in the prospectus in the "Risk Factors" section.]

                                 RISK FACTORS

We may need additional financing to complete our network and fund operating losses.

     We will make significant capital expenditures to finish the designing, building, testing and deployment of our network. We estimate that the proceeds from the original private offering of the Notes, together with the proceeds from sales of our equity securities, borrowings under our senior credit facilities and the vendor financing provided by Lucent, and internally generated cash, will be sufficient to:

          .  fund the planned construction of our network;

          .  fund operating losses; and

          .  satisfy debt service requirements through December 31, 2002.

See "Use of Proceeds" and "Business--Network Development." The actual expenditures necessary to achieve these goals may differ significantly from our estimates. We would have to obtain additional financing, if:

          .  any of our sources of capital are unavailable or insufficient;

          .  we significantly depart from our business plan;

          . we experience unexpected delays or cost overruns in the construction of our network;

          .  we have increases in operating costs;

          . changes in technology or governmental regulations create unanticipated costs; or

          .  we acquire additional licenses.

     We cannot predict whether any additional financing will be available, the terms on which any additional financing would be available or whether our existing debt agreements will allow additional financing. If we cannot obtain additional financing when needed, we will have to delay, modify or abandon some of our plans to construct the remainder of our network.

      We have sold $205.3 million of equity securities. As of March 31, 1999, we had received payments of $55.5 million in payment for such securities. The remaining $149.8 million (including $32.3 million of commitments to reimburse us for costs incurred in connection with the FCC's reauction of C-Block licenses) has been irrevocably committed and will be paid within three years. If we do not receive the proceeds from sales of our equity securities in a timely manner, our ability to complete construction of our network, successfully implement our business plan and capitalize on opportunities for growth could be materially adversely affected.

This prospectus contains forward-looking statements that may be incorrect.

     All statements in this prospectus that are not statements of historical facts are forward-looking statements. Forward-looking statements concern our strategy, future operations, technical capabilities, construction plan and schedule, commercial operations schedule, funding needs, prospective acquisitions or joint ventures, financing sources, pricing, future regulatory approvals, markets, size of markets for wireless communications services, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties such as equipment suppliers, service providers and roaming partners, and expected characteristics of competing systems. Although we believe that the expectations underlying such forward-looking statements are reasonable, forward-looking statements are inherently speculative, and they may be incorrect. Our business, operations and financial results may differ materially from the expectations expressed or implied in the forward-looking statements in this prospectus. You should consider carefully the factors described in this section and the other information in this prospectus before you invest in the Notes.

                                                        [ALTERNATIVE PROVISIONS]

     The information set forth under "Business--Network Development," other than historical information, the statements in this prospectus regarding the years during which we expect to continue to incur significant operating losses and to generate negative cash flow from operating activities and the statements in this prospectus regarding our anticipated capital needs are forward-looking statements based upon a number of specific assumptions. These assumptions include the following:

          . we will not incur any unanticipated costs in the construction of our network;

          .  we will be able to compete successfully in each of our markets;

          . demand for our services will meet wireless communications industry projections;

          . our network will satisfy the requirements set forth in our agreements with AT&T and support the services we expect to provide;

          . the capacity of our network will be sufficient to meet the level of service reflected in our business plan;

          . we will be successful in working with AT&T and the other SunCom companies, as well as with other providers of wireless communications services and roaming partners, to ensure effective marketing of our network and the services we intend to offer;

          . there will be no change in any governmental regulation or the administration of existing governmental regulations that requires a material change in the operation of our business; and

          . there will be no change in any of our material contracts that adversely affects us.

     Although we believe that these assumptions are reasonable, they may be incorrect. If one or more of these assumptions is incorrect, our business, operations and financial results may differ materially from the expectations, expressed or implied, in the forward-looking statements in this prospectus.

A market for unregistered Notes may weaken the market for the registered Notes, and vice versa.

     The existence of a market for registered Notes could adversely affect the market for unregistered Notes due to the limited amount, or "float," of the unregistered Notes that remain outstanding. Generally, a lower "float" of a security could result in less demand to purchase such security and could result in lower prices for such security. For the same reasons, the existence of a market for unregistered Notes could adversely affect the trading market for the registered Notes.

There is no public market for the Notes and there are restrictions on the resale of the Notes.

     The Notes are new securities with no established trading market. We do not intend to list the Notes on any securities exchange. CSI, one of the initial purchasers of the Notes in the original private offering, has told us that they intend to make a market in the Notes, as the law permits. CSI is not obligated to make a market, and may discontinue any such activities at any time without notice. If CSI conducts any market-making activities, it may be required to deliver a market-making prospectus when effecting offers and sales of the Notes because affiliates of CSI beneficially own some of our capital stock. For so long as a market-making prospectus is required to be delivered, the ability of CSI to make a market in the Notes depends, in part, on our ability to maintain a current market-making prospectus. We cannot ensure that an active market for the Notes will develop.

                                                           [ALTERNATIVE SECTION]

                                USE OF PROCEEDS

     The net proceeds from the original private offering of the Notes, after deducting the initial purchasers' discounts and estimated fees and expenses payable by us, were approximately $317.0 million. We used $40.0 million of the net proceeds to repay vendor financing from Lucent. We intend to use the remaining net proceeds from the private offering of the Notes, together with proceeds from sales of our equity securities, borrowings under our senior credit facilities, other vendor financing provided by Lucent and internally generated cash, to fund capital expenditures, acquisitions of PCS licenses, operating losses and other working capital requirements. We did not receive proceeds from the exchange offer relating to the Notes, and will not receive any proceeds from market-making transactions by CSI. See "Business--Network Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                        [ALTERNATIVE PROVISIONS]

[The following provisions replace the provisions under the same headings in the prospectus in the "Description of the Notes" section.]


                            DESCRIPTION OF THE NOTES

General

     As used in this section entitled "Description of the Notes," the terms "we," "us" and "our" means TeleCorp PCS, Inc., a Delaware corporation, but does not include any of our subsidiaries. Capitalized terms used in this section and not otherwise defined have the meanings set forth under "--Certain Definitions."

     The Notes have been issued under the Indenture, dated as of April 23, 1999 (the "Indenture"), among us, TeleCorp Communications, as our subsidiary guarantor, and Bankers Trust Company, as Trustee (the "Trustee"), a copy of which is available.

     The following summary of certain provisions of the Indenture and the Notes is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms in and those terms made a part of the Indenture and the Notes by the TIA.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at our office or agency in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at 4 Albany Street, New York, New York 10006), except that, at our option, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

     The Notes are and will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

Certain Covenants

     Provision of Financial Information. The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the holders of the Notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and that of our consolidated Subsidiaries and a report on such annual information only by our certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the SEC's rules and regulations.

     We will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company will, for so long as any Notes remain outstanding, furnish to the holders of Notes, upon request, the information required to be delivered under Rule 144A(d)(4) of the Securities Act. The Company will also comply with Section 314(a) of the TIA.

Amendments and Waivers

     Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the holders of a majority in aggregate principal amount at maturity of the Notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount at maturity of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

     (1) reduce the amount of the Notes whose holders must consent to an amendment;

                                                        [ALTERNATIVE PROVISIONS]

     (2) reduce the rate of, or extend the time for payment of, interest or any liquidated damages on any Note;

     (3)  reduce the principal of, or extend the Stated Maturity of, any Note;

     (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption;"

     (5)  make any Note payable in money other than that stated in the Note;

     (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes;

     (7) impair the right of any holder of Notes to receive payment of principal of and interest or any liquidated damages on such holder's Notes on or after the due dates for such payment or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

     (8) make any change in the amendment provisions which requires the consent of each holder of the Notes or in the waiver provisions; or

     (9) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes.

     Without the consent of any holder of the Notes, we and the Trustee may amend the Indenture to:

     (1)  cure any ambiguity, omission, defect or inconsistency;

     (2) provide for the assumption by a successor corporation of our obligations under the Indenture;

     (3) provide for uncertificated Notes in addition to, or in place of, certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

     (4) make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of our Senior Indebtedness or any representative of such holder under such subordination provisions;

     (5)  add additional guarantees with respect to the Notes;

     (6)  secure the Notes;

     (7)  add to our covenants for the benefit of the Noteholders;

     (8)  surrender any right or power conferred upon us;

     (9) make any change that does not adversely affect the rights of any holder of the Notes; or

     (10) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

     No amendment may be made to the subordination provisions of the Indenture, however, that adversely affects the rights of any holder of our Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness, or any group or representative of such holders authorized to give a consent, consent to such change.

     The consent of the Noteholders will not be necessary under the Indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we will be required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect in such notice, will not impair or affect the validity of the amendment.

                                                        [ALTERNATIVE PROVISIONS]

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Indenture, which is attached as an exhibit to the registration statement.

     "Accreted Value" means, as of any date of determination prior to April 15, 2004, the sum of:

     (1)  the initial offering price of each Note; and

     (2) the portion of the excess of the principal amount of each Note over such initial offering price which we shall have amortized in accordance with GAAP through such date, such amount to be so amortized on a daily basis and compounded semiannually on each interest payment date at a rate of 11 5/8% per annum from the date of the Indenture through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

     "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person:

     (1)  existing at the time such Person becomes a Restricted Subsidiary; or

     (2) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

     "Acquisitions" means the Digital Acquisition, the Puerto Rico Acquisition and the Wireless 2000 Acquisition.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Cash Flow for the latest two full fiscal quarters for which our consolidated financial statements are available multiplied by two. For purposes of calculating "Consolidated Cash Flow" for any period for purposes of this definition only:

     (1) any of our Subsidiaries that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been a Restricted Subsidiary at all times during such period; and

     (2) any of our Subsidiaries that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such period.

In addition to and without limitation of the foregoing, for purposes of this definition only, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Dispositions or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of our or one of the Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition Incurring, assuming or otherwise being liable for Acquired Indebtedness, occurring during the period commencing on the first day of such two-fiscal-quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

     "Asset Acquisition" means:

     (1) any purchase or other acquisition, by means of transfer of cash, Indebtedness or other property to others or payment for property or services for the account or use of others or otherwise, of Capital Stock of any Person by us or any Restricted Subsidiary, in either case, under which such Person shall become a Restricted Subsidiary or shall be merged with or into us or any Restricted Subsidiary; or

     (2) any acquisition by us or any Restricted Subsidiary of the property or assets of any Person which constitute all or substantially all of an operating unit or line of business of such Person.

                                                        [ALTERNATIVE PROVISIONS]

     "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or Sale/Leaseback Transaction) of:

     (1) shares of Capital Stock of any of our Subsidiaries, other than directors' qualifying shares;

     (2) any License for the provision of wireless telecommunications services held by us or any Restricted Subsidiary, whether by sale of Capital Stock or otherwise; or

     (3) any other property or assets of ours or any of our Subsidiaries other than in the ordinary course of business;

provided, however, that an Asset Disposition shall not include:

     (A) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to us or to any other Restricted Subsidiary or by us to any Restricted Subsidiary;

     (B) any sale, transfer or other disposition of defaulted receivables for collection;

     (C) the sale, lease, conveyance or disposition or other transfer of all or substantially all of our assets as permitted under "--Covenants-- Merger, Consolidation and Certain Sales of Assets;"

     (D)  any disposition that constitutes a Change of Control; or

     (E) any sale, transfer or other disposition of shares of Capital Stock of any Marketing Affiliate; provided that such Marketing Affiliate is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and such related licensing; or

     (F) any sale, transfer or other disposition that does not, together with all related sales, transfers or dispositions, involve aggregate consideration in excess of $5.0 million.

     "AT&T Wireless" means AT&T Wireless PCS Inc., a Delaware corporation.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing:

     (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments by

     (2)  the sum of all such principal or liquidation value payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect to the Credit Agreement, as amended from time to time, including principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceedings, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable under or in respect of such Credit Agreement.

     "board" of any Person means the board of directors, management committee or other governing body of such Person.

     "BTA" means a Basic Trading Area, as defined in 47 C.F.R. (S)24.202.

     "Business Day" means any date which is not a Legal Holiday.

     "C-Block License" means any License in the C block as set forth in parts 1 and 24 of Title 47 of the Code of Federal Regulations.

     "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of, or other Indebtedness arrangements conveying the right to use, real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The

                                                        [ALTERNATIVE PROVISIONS]

amount of such obligations shall be the capitalized amount of such obligations in accordance with GAAP, and the Stated Maturity of such obligations shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants options, participations or other equivalents of or interests in, however, designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Cash Equity Investors" means CB Capital Investors, L.P., Equity-Linked Investors-II, Private Equity Investors III, L.P., Hoak Communications Partners, L.P., HCP Capital Fund, L.P., Whitney Equity Partners, L.P., J. H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Entergy Technology Holding Company, Media/Communications Partners III Limited Partnership, Media/Communications Investors Limited Partnership, One Liberty Fund III, L.P., One Liberty Fund IV, L.P., Toronto Dominion Investments, Inc., Northwood Ventures LLC, Northwood Capital Partners LLC, Gerald Vento, Thomas Sullivan and Gilde International B.V.

     "Cash Equivalents" means:

     (1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of such acquisition;

     (2) investments in commercial paper maturing within 365 days from the date of such acquisition and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service;

     (3) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of such acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any of its States which has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

     (5) money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Communications Act" means the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.

     "Consolidated Cash Flow" of any Person means, for any period, the Consolidated Net Income of such Person for such period:

     (1) increased, to the extent Consolidated Net Income for such period has been reduced thereby, by the sum of, without duplication"

          (A)  Consolidated Interest Expense of such Person for such period;
               plus

          (B)  Consolidated Income Tax Expense of such Person for such period;
               plus

          (C) the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period; plus

                                                        [ALTERNATIVE PROVISIONS]

          (D) any other non-cash charges of such Person and its Restricted Subsidiaries for such period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

     (2) decreased, to the extent Consolidated Net Income for such period has been increased thereby, by any non-cash gains from Asset Dispositions.

     "Consolidated Income Tax Expense" of any Person means, for any period, the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" for any Person means, for any period, without duplication:

     (1) the consolidated interest expense included in a consolidated income statement, without deduction of interest or finance charge income, of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net costs under Hedging Agreements, (c) all capitalized interest, (d) the interest portion of any deferred payment obligation and (e) all amortization of any premiums, fees and expenses payable in connection with the Incurrence of any Indebtedness; plus

     (2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued, by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom:

     (1) the net income or loss of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction;

     (2) the net income but not loss of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions, regardless of any waiver;

     (3) the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period;

     (4) gains or losses, other than for purposes of calculating Consolidated Net Income under clause (c) the first paragraph under "--Certain Covenants--Limitation on Restricted Payments," on Asset Dispositions by such Person or its Restricted Subsidiaries;

     (5) all extraordinary gains, but not, other than for purposes of calculating Consolidated Net Income under clause (c) of the first paragraph under "--Certain Covenants--Limitation on Restricted Payments," losses, determined in accordance with GAAP; and

     (6) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person's assets, any earnings or losses of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Credit Agreement" means the Credit Agreement dated as of July 17, 1998, as amended, waived or otherwise modified from time to time, among the Company, the financial institutions named in the Credit Agreement as lenders, The Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, except to the extent that any such amendment, waiver or other modification to the Credit Agreement would be prohibited by the terms of the Indenture, unless otherwise agreed to by the holders of at least a majority in aggregate principal amount at maturity of the Notes at the time outstanding.

     "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

     "Designated Senior Indebtedness of us" means:

                                                        [ALTERNATIVE PROVISIONS]

     (1)  so long as outstanding, Bank Indebtedness; and

     (2) so long as outstanding, any other Senior Indebtedness which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million and which has been so designated as Designated Senior Indebtedness by our Board at the time of its initial issuance in a resolution delivered to the Trustee. "Designated Senior Indebtedness" of our subsidiary guarantors has a correlative meaning.

     "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

     "Digital Acquisition" means our purchase by us from Digital PCS of 10 MHz of F-Block Licenses for the Baton Rouge, Houma, Hammond and Lafayette, Louisiana BTAs together with related assets.

     "Digital PCS" means Digital PCS, L.L.C.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for such provisions giving such holders the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of the covenant described under "Change of Control."

     "Equipment Subsidiary" means TeleCorp Equipment Leasing L.P. and/or any other of our Wholly Owned Subsidiaries designated as an Equipment Subsidiary under the Credit Agreement.

     "Equity Offering" means any public or private sale of Qualified Stock that we make on a primary basis by the Company, including through the issuance or sale of Qualified Stock to one or more Strategic Equity Investors.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Excluded Cash Proceeds" means the first $128 million of net cash proceeds received by us subsequent to the date of the Indenture from capital contributions in respect of our Qualified Stock or from the issue or sale, other than to a Restricted Subsidiary, of Qualified Stock.

     "F-Block License" means any License in the F block as set forth in parts 1 and 24 of Title 47 of the Code of Federal Regulations.

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by our Board acting in good faith.

     "FCC" means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

     "FCC Debt" means Indebtedness owed to the United States Treasury Department or the FCC that is incurred in connection with the acquisition of a License.

     "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States.

                                                        [ALTERNATIVE PROVISIONS]

     "Hedging Agreement" means any interest rate, currency or commodity swap agreement, interest rate, currency or commodity future agreement, interest rate cap or collar agreement, interest rate, currency or commodity hedge agreement and any put, call or other agreement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, including by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required under GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person, and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing. Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or is merged into, or consolidates with, us or any Restricted Subsidiary, whether or not such Indebtedness was Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or being merged into, or consolidated with, us or any Restricted Subsidiary, shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into, or consolidates with, us or any Restricted Subsidiary.

     "Indebtedness" means without duplication, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

     (1)  every obligation of such Person for money borrowed;

     (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

     (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

     (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith;

     (5)  every Capital Lease Obligation of such Person;

     (6) every net obligation under Hedging Agreements or similar agreements of such Person; and

     (7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

Indebtedness shall:

     (1) include the liquidation preference and any mandatory redemption payment obligations in respect of any of our Disqualified Stock and any Restricted Subsidiary and any Preferred Stock of any of our Subsidiaries;

     (2) never be calculated taking into account any cash and Cash Equivalents held by such Persons;

     (3) not include obligations arising from our agreements or agreement of a Restricted Subsidiary to provide for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary.

The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value of such indebtedness, in the case of any Indebtedness issued with original issue discount;

     (2) the principal amount of such indebtedness, in the case of any Indebtedness other than Indebtedness issued with original issue discount; and

     (3) the greater of the maximum repurchase or redemption price or liquidation preference of such indebtedness, in the case of any Disqualified Stock or Preferred Stock.

                                                        [ALTERNATIVE PROVISIONS]

"Ineligible Subsidiary" means:

     (1)  any Special Purpose Subsidiary;

     (2)  any of our subsidiary guarantors;

     (3) any of our Subsidiaries that, directly or indirectly, own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, us or any of our other Subsidiaries that is not a Subsidiary of the Subsidiary to be so designated; and

     (4) any of our Subsidiaries that, directly or indirectly, own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, any other Subsidiaries that is not eligible to be designated as an Unrestricted Subsidiary.

     "initial purchasers" means Chase Securities Inc., BT Alex. Brown Incorporated and Lehman Brothers Inc.

     "Investment" in any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to, by means of transfers of cash or other property to others or payments for property or services for the account or use of others or otherwise, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.

     "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

     "License" means any broadband Personal Communications Services license issued by the FCC in connection with the operation of a System.

     "License Subsidiary" means TeleCorp PCS, L.L.C. and THC and/or any of our other Wholly Owned Restricted Subsidiaries designated as a License Subsidiary under the Credit Agreement.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

     "Lucent" means Lucent Technologies Inc., a Delaware corporation.

     "Lucent Note Purchase Agreement" means the Note Purchase Agreement dated as of May 11, 1998, between us and Lucent, as amended as of the date of the Indenture.

     "Management Stockholders" means Gerald Vento and Thomas Sullivan.

     "Marketing Affiliate" means any Person which engages in no activity other than the registration, holding, maintenance or protection of trademarks and such related licensing.

     "MTA" means a Major Trading Area, as defined in 47 C.F.R. (S)24.202.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form, from such Asset Disposition by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration, including notes or other securities received in connection with such Asset Disposition, net of:

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

     (2) all payments made by such Person or any of its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must, by the terms of such

                                                        [ALTERNATIVE PROVISIONS]

          Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

     (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under "--Certain Covenants-- Limitation on Certain Asset Dispositions"; and

     (5) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

"Net Investment" means the excess of:

     (1) the aggregate amount of all Investments made in any Unrestricted Subsidiary or joint venture by us or any Restricted Subsidiary on or after the date of the Indenture, in the case of an Investment made other than in cash, the amount shall be the Fair Market Value of such Investment as determined in good faith by our Board or the board of such Restricted Subsidiary; over

     (2) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments; provided, however, that such payments or distributions shall not be, and have not been, included in clause (c) of the first paragraph described under "-- Certain Covenants--Limitation on Restricted Payments;" provided further that, with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the amounts referred to in clause (1) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary or joint venture.

     "Note" or "Notes" means any Note or Note issued under the Indenture.

     "Noteholder" or "Holder" means the Person in whose name a Note is registered on the registrar's books.

     "Offer to Purchase" means a written offer (the "Offer") sent by us by first class mail, postage prepaid, to each holder of the Notes at such holder's address appearing in the register for the Notes on the date of the Offer offering to purchase up to (a) the Accreted Value of Notes, if such Offer is on or prior to April 15, 2004, or (b) the principal amount at maturity of the Notes, if such Offer is after April 15, 2004, specified in such Offer at the purchase price specified in such Offer as determined under the Indenture. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of the Notes within five Business Days after the Expiration Date. We shall notify the Trustee at least 15 Business Days, or such shorter period as is acceptable to the Trustee, prior to the mailing of the Offer of our obligation to make an Offer to Purchase, and the Offer shall be mailed by us or, at our request, by the Trustee in our name and at our expense. The Offer shall contain all the information required by applicable law to be included in such Offer. The Offer shall contain all instructions and materials necessary to enable holders of the Notes to tender their Notes under the Offer to Purchase. The Offer shall also state:

     (1) the provision of the Indenture under which we make the Offer to Purchase;

     (2)  the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount at maturity of the Old Notes offered which we will purchase in the Offer to Purchase, including, if less than 100%, the manner by which such amount has been determined under a specified provision of the Indenture requiring the Offer to Purchase (the "Purchase Amount");

     (4) the purchase price that we will pay for each $1,000 aggregate principal amount at maturity of Notes accepted for payment, as specified under the Indenture (the "Purchase Price");

                                                        [ALTERNATIVE PROVISIONS]

     (5) that such holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

     (6) the place or places where the Notes are to be surrendered for tender in the Offer to Purchase;

     (7) that interest on any Note not tendered or tendered but which we do not purchase in the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment in the Offer to Purchase and that interest on such note shall cease to accrue on and after the Purchase Date;

     (9) that each holder electing to tender all or any portion of a Note under the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date, such Note being, if we or the Trustee so require, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to us and the Trustee duly executed by, the holder of such Note or such holder's attorney duly authorized in writing;

     (10) that holders will be entitled to withdraw all or any portion of Notes tendered if we or our paying agent receive, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount at maturity of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of such holder's tender;

     (11) that (a) if Notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn in the Offer to Purchase, we shall purchase all such Notes and (b) if Notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn in the Offer to Purchase, we shall purchase Notes having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples of $1,000 shall be purchased; and

     (12) that in the case of any holder whose Note is purchased only in part, we shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

     "Officer" means the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer, the Chief Operating Officer, the President, any Vice President, the Treasurer or any Secretary of us or any of our Subsidiaries, as the case may be.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to us or the Trustee.

     "Permitted Asset Swap" means any exchange of assets by us or a Restricted Subsidiary where we and/or our Restricted Subsidiaries receive consideration at least 75% of which consists of (1) cash, (2) assets that are used or useful in a Permitted Business or (3) any combination of such cash and such assets.

     "Permitted Business" means:

     (1) the delivery or distribution of telecommunications, voice, data or video services;

     (2) any business or activity reasonably related or ancillary to, including, without limitation, any business conducted by us or any Restricted Subsidiary on the date of the Indenture and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (1) above; or

     (3) any other business or activity in which we and the Restricted Subsidiaries are expressly contemplated to be engaged under the provisions of our certificate of incorporation and by-laws in effect on the date of the Indenture.

                                                        [ALTERNATIVE PROVISIONS]

     "Permitted Holder" means:

     (1) each of AT&T Wireless, TWR Cellular, the Cash Equity Investors, the Management Stockholders, Digital PCS, Wireless 2000 and any of their respective Affiliates and the respective successors by merger, consolidation, transfer or otherwise to all or substantially all of the respective businesses and assets of any of the foregoing; and

     (2) any "person" or "group" as such terms are used in Sections 13(d) and 14(d) of the Exchange Act controlled by one or more persons identified in clause (1) above.

     "Permitted Investments" means:

     (1)  Investments in Cash Equivalents;

     (2) Investments representing Capital Stock or obligations issued to us or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of us or any Restricted Subsidiary;

     (3) deposits including interest-bearing deposits, maintained in the ordinary course of business in banks;

     (4) any Investment in any Person; provided, however, that, after giving effect to such Investment, such Person is or becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary;

     (5) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

     (6) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

     (7) any interest rate agreements with an unaffiliated Person otherwise permitted by clause (5) or (6) under "--Certain Covenants--Limitation on Incurrence of Indebtedness;"

     (8) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "-- Certain Covenants--Limitation on Certain Asset Dispositions;"

     (9) loans or advances to employees of us or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding;

     (10) any Investment acquired by us or any of our Restricted Subsidiaries as a result of a foreclosure by us or any of our Restricted Subsidiaries or in connection with the settlement of any outstanding Indebtedness or trade payable;

     (11) loans and advances to officers, directors and employees for business-related travel expense, moving expense and other similar expenses, each incurred in the ordinary course of business; and

     (12) other Investments with each such Investment being valued as of the date made and without giving effect to subsequent changes in value in an aggregate amount not to exceed $7.5 million at any one time outstanding.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision.

     "Plan of Liquidation" means, with respect to any Person, a plan including by operation of law that provides for, contemplates, or the effectuation of which is preceded or accompanied by whether or not substantially contemporaneously:

     (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and

     (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

                                                        [ALTERNATIVE PROVISIONS]

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Sale" means any underwritten public offering, made on a primary basis under a registration statement filed with, and declared effective by, the SEC in accordance with the Securities Act.

     "Puerto Rico Acquisition" means the merger of Puerto Rico Acquisition Corp. into us and the purchase by us from AT&T Wireless of 20 MHz of A-Block Licenses covering the San Juan MTA together with related assets.

     "Qualified License" means, as of the date of determination, any License covering or adjacent to any geographical area in respect of which we or any Restricted Subsidiary owns, as of the Business Day immediately prior to such date of determination, at least one other License covering a substantial portion of such area.

     "Qualified Stock" means any of our Capital Stock other than Disqualified Stock.

     "Real Property Subsidiary" means TeleCorp Realty L.L.C., Puerto Rico Acquisition Corp. and/or any of our other Wholly Owned Subsidiaries that we designate as a Real Property Subsidiary under the Credit Agreement.

     "Refinance" means refinance, renew, extend, replace or refund; and "Refinancing" and "Refinanced" have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including under any defeasance or discharge mechanism, any of our Indebtedness or any Restricted Subsidiary existing on the date of the Indenture or Incurred in compliance with the Indenture, including our Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being Refinanced plus the amount of any premium required to be paid in connection with such Refinancing under the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection with such Refinancing; and

     (4) if the Indebtedness being Refinanced is pari passu with the Notes, such Refinancing Indebtedness is made pari passu with, or subordinate in right of payment to, the Notes, and, if the Indebtedness being Refinanced is subordinate in right of payment to the Notes, such Refinancing Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the holders of Notes than those contained in the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include :

     (A) Indebtedness of a Restricted Subsidiary that Refinances our Indebtedness; or

     (B) Our Indebtedness or Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Restricted Subsidiary" means any of our Subsidiaries other than an Unrestricted Subsidiary.

                                                        [ALTERNATIVE PROVISIONS]

     "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

     "Sale/Leaseback Transaction" means an arrangement relating to property owned on the date of the Indenture or acquired by us or a Restricted Subsidiary after the date of the Indenture that involves our or a Restricted Subsidiary's transferring of such property to a Person and our or such Restricted Subsidiary's leasing it from such Person, other than leases between us and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Purchase Agreement" means the Securities Purchase Agreement dated January 23, 1998, among AT&T Wireless, TWR Cellular, the stockholders of THC, the Cash Equity Investors, the Management Stockholders and us, as the such agreement may be amended from time to time in accordance with the provisions of such agreement, so long as the terms of any such amendment are no less favorable to the Noteholders than the terms of the Securities Purchase Agreement in effect on the date of the Indenture.

     "Senior Subordinated Indebtedness" of us means the Notes and any of our other Indebtedness that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or any other of our obligations which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of our subsidiary guarantors has a correlative meaning.

     "Series A Notes" means our Series A Notes purchased by Lucent under the Lucent Note Purchase Agreement.

     "Significant Subsidiary" means any Restricted Subsidiary that would be our "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Special Purpose Subsidiary" means any Equipment Subsidiary, License Subsidiary or Real Property Subsidiary.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including under any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder of such security upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred.

     "Stockholders' Agreement" means the Stockholders' Agreement dated as of July 17, 1998, among AT&T Wireless, TWR Cellular, the Cash Equity Investors, the Management Stockholders and us, as such agreement may be amended from time to time in accordance with the provisions of such agreement, so long as the terms of any such amendment are no less favorable to the Noteholders than the terms of the Stockholders' Agreement in effect on the date of the Indenture.

     "Strategic Equity Investor" means any of the Cash Equity Investors, any such Affiliate, any other Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $500 million or any other Person who has at least $100 million total funds under management and who has issued an irrevocable, unconditional commitment to purchase our Qualified Stock for an aggregate purchase price that does not exceed 20% of the value of the funds under management by such Person.

     "Subordinated Indebtedness" means any of our Indebtedness or any Indebtedness of any of our subsidiary guarantors whether outstanding on the date of the Indenture or Incurred after such date, which is by its terms expressly subordinate or junior in right of payment to the Notes or the Subsidiary Guarantee of such subsidiary guarantor, as the case may be.

     "Subsidiary" of any Person means:

     (1) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; or

     (2) any other Person, other than a corporation, in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs of such Person.

                                                        [ALTERNATIVE PROVISIONS]

     "Subsidiary Guarantee" means each guarantee of the obligations with respect to the Notes issued by any of our Subsidiaries under the terms of the Indenture, each such Subsidiary Guarantee having subordination provisions equivalent to those contained in the Indenture with respect to the Notes and being substantially in the form prescribed in the Indenture.

     "System" means, as to any Person, assets constituting a radio communications system authorized under the rules for wireless communications services, including any license and the network, marketing, distribution, sales, customer interface and operations and functions relating to such license, owned and operated by such Person.

     "THC" means TeleCorp Holding Corp., Inc., a Delaware corporation and a Wholly Owned Subsidiary.

     "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to:

     (1) the accreted value of all Indebtedness, in the case of any Indebtedness issued with original issue discount; plus

     (2) the principal amount of all Indebtedness, in the case of any other Indebtedness,

of us and our Restricted Subsidiaries outstanding as of the date of determination; provided, however, that no amount owing by us or any of our Restricted Subsidiaries in respect of any Series A Notes outstanding as of the date of determination shall be included in the determination of Total Consolidated Indebtedness.

  "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (a) the product of (1) the aggregate number of outstanding primary shares of common stock of such Person on such day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person, multiplied by (2) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive Business Days immediately preceding such day plus (b) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

     "Total Invested Capital" means, as of any date of determination, the sum of, without duplication:

     (1) the total amount of equity contributed to us as of the date of the Indenture, as set forth on our December 31, 1998 consolidated balance sheet; plus

     (2) irrevocable, unconditional commitments from any Strategic Equity Investor to purchase our Capital Stock other than Disqualified Stock, within 36 months of the date of issuance of such commitment, but in any event not later than the Stated Maturity of the Notes; provided, however, that such commitments shall exclude commitments related to any Investment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses unless such Person shall become a Restricted Subsidiary; plus

     (3) the aggregate net cash proceeds received by us from capital contributions or the issuance or sale of our Capital Stock, other than Disqualified Stock, but including Qualified Stock issued upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights to purchase Qualified Stock, subsequent to the date of the Indenture, other than issuances or sales of Capital Stock to a Restricted Subsidiary and other than capital contributions from, or issuances or sales of Capital Stock to, any Strategic Equity Investor in connection with (a) any Investment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses and (b) any Investment in any Person engaged in a Permitted Business, unless, in either case, such Person shall become a Restricted Subsidiary; provided, however, such aggregate net cash proceeds shall exclude any amounts included as commitments to purchase Capital Stock in the preceding clause (2); plus

     (4) the Fair Market Value of assets that are used or useful in a Permitted Business or of the Capital Stock of a Person engaged in a Permitted Business received by us as a capital contribution or in exchange for our Capital Stock, other than Disqualified Stock, subsequent to the date of the Indenture, other than (x) capital contributions from a Restricted Subsidiary or issuance or sales of our Capital Stock to a Restricted Subsidiary or (y) the proceeds from the sale of Qualified Stock to an employee stock ownership plan or other trust established by us or any of our subsidiaries; plus

     (5) the aggregate net cash proceeds received by us or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the date of the Indenture and constituting a Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; plus

                                                        [ALTERNATIVE PROVISIONS]

     (6) an amount equal to the consolidated Net Investment of us and/or any of our Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the date of the Indenture upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries;" plus

     (7) cash proceeds from the sale to Lucent of the Series A Notes, less payments made by us or any of our Subsidiaries with respect to Series A Notes, other than payments of additional Series A Notes; plus

     (8)  Total Consolidated Indebtedness; minus

     (9) the aggregate amount of all Restricted Payments including any Designation Amount, but other than a Restricted Payment of the type referred to in clause (3)(b) of the third paragraph of the covenant described under "--Certain Covenants--Limitations on Restricted Payments," declared or made on or after the date of the Indenture.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S)77aaa-77bbbb) as in effect on the date of the Indenture.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, after such replacement, means the successor.

     "Trust Officer" means the Chairman of the board of directors, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "TWR Cellular" means TWR Cellular, Inc., a Delaware corporation, and an Affiliate of AT&T Wireless.

     "Unrestricted Subsidiary" means (1) any of our Subsidiaries, other than an Ineligible Subsidiary, designated after the date of the Indenture as such under, and in compliance with, the covenant described under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries" and (2) any Marketing Affiliate. Any such designation of any of our Subsidiaries may be revoked by a resolution of our Board delivered to the Trustee certifying compliance with such covenant, subject to the provisions of such covenant.

     "U.S. Government Obligations" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality of the United States of America, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Vendor Credit Arrangement" means any Indebtedness, including, without limitation, Indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of such vendor or supplier; provided that the net proceeds of such Indebtedness are used solely for the purpose of financing the cost, including, without limitation, the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation, of assets used or usable in a Permitted Business, including, without limitation, through the acquisition of Capital Stock of an entity engaged in a Permitted Business.

     "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors, or Persons performing similar functions, of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by us and/or by one or more Wholly Owned Subsidiaries.

     "Wireless 2000" means Wireless 2000, Inc.

     "Wireless 2000 Acquisition" means our purchase from Wireless 2000 of 15 MHz of C-Block Licenses for the Monroe, Alexandria and Lake Charles, Louisiana BTAs.

                                                        [ALTERNATIVE PROVISIONS]

[The following provisions replace the provisions under the same headings in the prospectus in the "Book-Entry; Delivery and Form" section.]

                         BOOK-ENTRY; DELIVERY AND FORM

     The Notes are represented by a permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note is registered in the name of a nominee of DTC.

Certain Book-Entry Procedures for the Global Notes

     The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems, and are subject to change by them from time to time. Neither we nor any of the initial purchasers of the Notes takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System,
(4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (5) a "clearing agency" registered under Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by, or on behalf of DTC only through Participants or Indirect Participants.

     We expect that under procedures established by DTC, (1) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the initial purchasers of the Notes in the original private offering with an interest in the Global Note and (2) ownership of the Notes will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC, with respect to the interests of Participants and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in the Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes and will not be considered the owners or holders under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of the Notes under the Indenture or such Global Note. We understand that, under existing industry practice, if we request any action of holders of the Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, the Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

     Payments with respect to the principal and interest, and premium, if any, and liquidated damages, if any, on any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to, or at the direction of, DTC or its nominee in its capacity as the registered holder of the Global Note representing such

                                                        [ALTERNATIVE PROVISIONS]

Notes under the Indenture. Under the terms of the Indenture, we and the Trustee will be permitted to treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of such Notes for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee have or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice, and will be the responsibility of the Participants or the Indirect Participants and DTC.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures, and within the established deadlines (Brussels time), of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf, by delivering or receiving interests in the relevant Global Notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day, which must be a business day for Euroclear or Cedel, as the case may be, immediately following the settlement date of DTC. Cash received by Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel, as the case may be, following DTC's settlement date.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

     If (1) we notify the Trustee in writing that DTC is no longer willing or able to act as a depositary, or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (2) we, at our option, notify the Trustee in writing that it elects to cause the issuance of the Notes in definitive form under the Indenture, or (3) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons, or the nominee of any such person, and cause the same to be delivered to such person.

     Neither we nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

                                                           [ALTERNATIVE SECTION]

                             PLAN OF DISTRIBUTION

          CSI may use this prospectus in connection with offers and sales of the Notes in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. CSI may act as principal or agent in such transaction.

          The Notes are new securities with no established trading market. We do not intend to list the Notes on any securities exchange. Any trading that does develop will occur on the over-the-counter market. CSI has advised us that it intends to make a market in the Notes, but it has no obligation to do so. CSI may discontinue any market-making at any time. We cannot assure you that a liquid market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the Notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

          CSI acted as an initial purchaser in connection with the initial private offering of the Notes, and received customary compensation in connection with such offering. CSI and its affiliates perform various investment banking and commercial banking services from time to time for us and our affiliates. The Chase Manhattan Bank, an affiliate of CSI, is the agent bank and a lender under our senior credit facilities. Mr. Michael R. Hannon, a member of our Board, is a General Partner of Chase Capital Partners, an affiliate of CSI. In addition, affiliates of Chase Capital Partners own a portion of our common stock. For further information concerning these relationships, see "Securities Ownership of Certain Beneficial Owners and Management."

          Although there are no agreements to do so, CSI, and others, may act as a broker or dealer in connection with the sale of Notes contemplated by this prospectus and may receive fees or commissions in connection with such sales.

          We have agreed to indemnify CSI against certain liabilities under the Securities Act or to contribute to payments that CSI may have to make in respect of such liabilities.

                                                           [ALTERNATIVE SECTION]

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Notes. As permitted by the rules and regulations of the SEC, this prospectus omits certain information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the Notes, you should review the registration statement, including the exhibits and the financial statements to such registration statement, notes and schedules filed as a part of the registration statement. The registration statement and the exhibits and schedules to such registration statement, as well as the periodic reports and other information filed with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington DC 20549, and its public reference facilities in New York, New York at the prescribed rates. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
The SEC maintains a Web site at http://www.sec.gov that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Under the indenture governing the Notes, we have agreed to file with the SEC and provide to the holders of the Notes annual reports and the information, documents and other reports which are specified in Section 13 and 15(d) of the Exchange Act.

                                                              [ALTERNATIVE PAGE]


WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN
THIS PROSPECTUS IS CURRENT AS OF        , 1999.


                               TABLE OF CONTENTS

Prospectus Summary.............................................................  1
Risk Factors...................................................................
Use of Proceeds................................................................
Capitalization.................................................................
Selected Historical and Pro Forma
 Consolidated Financial Information............................................
Management's Discussion and Analysis of Financial Condition and Results of
 Operations....................................................................
Business.......................................................................
Management.....................................................................
Securities Ownership of Certain Beneficial Owners and Management...............
Certain Relationships and Related Transactions.................................
Certain Indebtedness...........................................................
Description of Capital Stock...................................................
Description of the Notes.......................................................
Certain U.S. Federal Tax Considerations........................................
Book-Entry; Delivery and Form..................................................
Plan of Distribution...........................................................
Legal Matters..................................................................
Experts........................................................................
Available Information..........................................................
Glossary of Selected Terms.....................................................
Index to Financial Statements.................................................. F-1


UNTIL             , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS. WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                              TELECORP PCS, INC.



                                 $575,000,000



                     11 5/8% SENIOR SUBORDINATED DISCOUNT
                                NOTES DUE 2009



                            ______________________

                                  PROSPECTUS

                            ______________________


                                          , 1999

               PART II    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The provisions regarding indemnification and advancement of expenses under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, stockholders' or disinterested directors' vote or otherwise.

  Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or
(iv) for any transaction from which the director derived an improper personal benefit.

  As permitted by Section 145(e) of the DGCL, our Third Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that we shall indemnify our directors and officers, and, to the extent our Board at any time authorizes, incorporators, employees or agents, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any officer or director or such other person entitled to indemnification in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by us in advance of the final disposition of such action or proceeding, provided that, if required to do so under the DGCL, we receive an undertaking by or on behalf of such officer or director or other person to repay such amount if and to the extent that it is ultimately determined by final judicial decision from which there is no further right of appeal that such officer or director or other person is not entitled to indemnification. Our Third Amended and Restated Certificate of Incorporation provides that such rights are not exclusive.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES.

  (a)  The following exhibits are, unless indicated below, filed herewith.

                                 EXHIBIT INDEX
Exhibit
Number                         Description of Document
-------                        -----------------------

3.1 Third Amended and Restated Certificate of Incorporation, dated May 14, 1999, of TeleCorp PCS, Inc.

3.2       Amended and Restated Bylaws, dated July 17, 1998, of TeleCorp PCS,
          Inc.

4.1 Indenture, dated as of April 23, 1999, by and between Bankers Trust Company, as trustee, and TeleCorp PCS, Inc. relating to the 11 5/8% Senior Subordinated Discount Notes due 2009

                                 EXHIBIT INDEX
Exhibit
Number                         Description of Document
-------                        -----------------------

5.1* Opinion of McDermott, Will & Emery regarding the legality of the securities being registered

10.1 Note Purchase Agreement by and between TeleCorp PCS, Inc. and Lucent Technologies, Inc., dated as of May 11, 1998

10.2 General Agreement for Purchase of PCS Systems and Services by and between TeleCorp PCS, Inc. and Lucent Technologies, Inc., dated as of May 12, 1998, as amended

10.3 Securities Purchase Agreement by and among TeleCorp PCS, Inc., AT&T Wireless PCS Inc, TWR Cellular, Inc. and certain Cash Equity Investors, TeleCorp Investors and Management Stockholders identified, dated as of January 23, 1998

10.4.1 Network Membership License Agreement by and among AT&T Corp., including AT&T Wireless Services, Inc., and TeleCorp PCS, Inc., dated as of July 17, 1998

10.4.2 Amendment No. 1 to Network Membership License Agreement, dated March 30, 1999

10.5.1 Management Agreement by and between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of July 17, 1998

10.5.2 Amendment No. 1 to the Management Agreement between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999

10.6.1 Intercarrier Roamer Service Agreement by and between AT&T Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998

10.6.2 Amendment No. 1 to Intercarrier Roamer Service Agreement, dated May 25, 1999

10.7 Roaming Administration Service Agreement by and between AT&T Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998

10.8.1 Credit Agreement by and among TeleCorp PCS, Inc., the Lenders party to, and the Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, dated as of July 17, 1998 (the "Credit Agreement")

10.8.2 First Amendment, Consent, and Waiver to the Credit Agreement, dated as of December 18, 1998

10.8.3 Second Amendment and Waiver to the Credit Agreement, dated as of March 1, 1999

10.8.4    Third Amendment to the Credit Agreement, dated as of March 30, 1999

10.8.5    Fourth Amendment to the Credit Agreement, dated as of March 31, 1999

10.8.6 Fifth Amendment and Acceptance to the Credit Agreement, dated as of April 7, 1999

10.8.7    Sixth Amendment to the Credit Agreement, dated as of April 7, 1999

10.8.8    Seventh Amendment to the Credit Agreement, dated as of May 21, 1999

10.9 Stock Purchase Agreement by and among TeleCorp PCS, Inc., AT&T Wireless PCS, Inc. and certain Cash Equity Investors identified in, dated as of March 22, 1999

10.10 Stock Purchase Agreement by and among Viper Wireless, Inc., TeleCorp Holding Corp., Inc. and TeleCorp PCS, Inc., dated as of March 1, 1999

10.11 Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS, Inc., Puerto Rico Acquisition Corp. and certain Management Stockholders and Cash Equity Investors, dated as of March 30, 1999

                                 EXHIBIT INDEX
Exhibit
Number                         Description of Document
-------                        -----------------------

10.12 Letter of Agreement by and between AT&T Wireless Services, Inc. and TeleCorp Communications, Inc., dated as of December 21, 1998

10.13 Asset Purchase Agreement, dated May 25, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

10.14 Preferred Stock Purchase Agreement, dated May 24, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

10.15 License Acquisition Agreement, dated May 15, 1998, by and between Mercury PCS II, LLC and TeleCorp PCS, Inc.

10.16 License Acquisition Agreement, dated May 15, 1998, by and between Wireless 2000, Inc. and TeleCorp PCS, Inc.

10.17.1 Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Cash Equity Investors, Management Stockholders, and TeleCorp PCS, Inc.

10.17.2   Amendment No. 1 to the Stockholders' Agreement, dated March 30, 1999

10.18 Purchase Agreement, dated April 20, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

10.19 Exchange and Registration Rights Agreement, dated April 23, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

10.20 Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS Inc., TWR Cellular, Inc., the Cash Equity Investors, the TeleCorp Investors and the Management Stockholders.

10.21 Employee Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Steven Chandler.

10.22 Share Grant Agreement, dated July 16, 1998, by and between TeleCorp PCS, Inc. and Steven Chandler.

10.23 Employee Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Julie Dobson.

10.24 Share Grant Agreement, dated July 16, 1998, by and between TeleCorp PCS, Inc. and Julie Dobson.

10.25 Separation Agreement, dated as of March 8, 1999, by and among TeleCorp PCS, Inc., TeleCorp Communications, Inc. and Robert Dowski.

12.1      Statement re: computation of ratios.

21.1      Subsidiaries of TeleCorp PCS, Inc.

23.1*     Consent of McDermott, Will & Emery (contained in Exhibit 5.1)

23.2      Consent of PricewaterhouseCoopers, LLP

24.1      Power of Attorney for TeleCorp PCS, Inc. (included on signature page)

25.1      Statement of Eligibility of Trustee on Form T-1

27.1      Financial Data Schedule

99.1*     Letter of Transmittal

99.2*     Notice of Guaranteed Delivery

Exhibit
Number                         Description of Document
-------                        -----------------------

99.3*     Exchange Agent Agreement


________________
*   To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. In spite of the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if , in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     (c) To respond to requests for information that is incorporated by reference into the prospectus under Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (f) The registrant undertakes that every prospectus (i) that is filed under paragraph (c) immediately preceding, or (ii) that purposes to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effectiveness amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to the initial bona fide offering.

     (g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, State of Virginia, on June 22, 1999.


                              TELECORP PCS, INC.


                              By: /s/ Gerald T. Vento
                                 ---------------------------------
                                 Gerald T. Vento
                                 Chief Executive Officer


                               POWER OF ATTORNEY

  TeleCorp PCS, Inc. and each person whose signature appears below constitutes and appoints Thomas H. Sullivan and Gerald T. Vento, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for each such person and in such person's name, in any and all capacities, (A) to sign all amendments (including pre-effective and post-effective amendments) to this registration statement (and any registration statement filed under Rule 462(b) of the Securities Act); (B) to file such amendments with all exhibits and other related documents with the Securities and Exchange Commission; and (C) to perform every act necessary in connection with
(A) or (B); and (2) ratifies and confirms everything that such attorneys-in-fact and agents, or any or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue of this appointment.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    June 21   , 1999          By: /s/ Gerald T. Vento
--------------                   -----------------------------------------------
                                 Gerald T. Vento
                                 Chief Executive Officer and Chairman (Principal
                                 Executive Officer)



    June 21   , 1999          By: /s/ Thomas H. Sullivan
--------------                   -----------------------------------------------
                                 Thomas H. Sullivan
                                 Executive Vice President, Chief Financial
                                 Officer and Director (Principal Financial and
                                 Accounting Officer)


    June 21   , 1999          By: /s/ Michael R. Hannon
--------------                   -----------------------------------------------
                                 Michael R. Hannon
                                 Director


______________, 1999          By:_______________________________________________
                                 Scott Anderson
                                 Director


______________, 1999          By:_______________________________________________
                                 Rohit M. Desai
                                 Director


______________, 1999          By:_______________________________________________
                                 Gary S. Fuqua
                                 Director

   June 22    , 1999          By: /s/ James M. Hoak
--------------                   -----------------------------------------------
                                 James M. Hoak
                                 Director


   June 21    , 1999          By: /s/ Mary Hawkins-Key
--------------                   -----------------------------------------------
                                 Mary Hawkins-Key
                                 Director


   June 21    , 1999          By: /s/ William Kussell
--------------                   -----------------------------------------------
                                 William Kussell
                                 Director


   June 21    , 1999          By: /s/ William Laverack, Jr.
--------------                   -----------------------------------------------
                                 William Laverack, Jr.
                                 Director


   June 22    , 1999          By: /s/ Joseph O'Donnell
--------------                   -----------------------------------------------
                                 Joseph O'Donnell
                                 Director


   June 21    , 1999          By: /s/ Michael Schwartz
--------------                   -----------------------------------------------
                                 Michael Schwartz
                                 Director


   June 21    , 1999          By: /s/ James F. Wade
--------------                   -----------------------------------------------
                                 James F. Wade
                                 Director

                                 EXHIBIT INDEX
Exhibit
Number                         Description of Document
-------                        -----------------------

3.1 Third Amended and Restated Certificate of Incorporation, dated May 14, 1999, of TeleCorp PCS, Inc.

3.2       Amended and Restated Bylaws, dated July 17, 1998, of TeleCorp PCS,
          Inc.

4.1 Indenture, dated as of April 23, 1999, by and between Bankers Trust Company, as trustee, and TeleCorp PCS, Inc. relating to the 11 5/8% Senior Subordinated Discount Notes due 2009

5.1* Opinion of McDermott, Will & Emery regarding the legality of the securities being registered

10.1 Note Purchase Agreement by and between TeleCorp PCS, Inc. and Lucent Technologies, Inc., dated as of May 11, 1998

10.2 General Agreement for Purchase of PCS Systems and Services by and between TeleCorp PCS, Inc. and Lucent Technologies, Inc., dated as of May 12, 1998, as amended

10.3 Securities Purchase Agreement by and among TeleCorp PCS, Inc., AT&T Wireless PCS Inc, TWR Cellular, Inc. and certain Cash Equity Investors, TeleCorp Investors and Management Stockholders identified, dated as of January 23, 1998

10.4.1 Network Membership License Agreement by and among AT&T Corp., including AT&T Wireless Services, Inc., and TeleCorp PCS, Inc., dated as of July 17, 1998

10.4.2 Amendment No. 1 to Network Membership License Agreement, dated March 30, 1999

10.5.1 Management Agreement by and between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of July 17, 1998

10.5.2 Amendment No. 1 to the Management Agreement between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of May 25, 1999

10.6.1 Intercarrier Roamer Service Agreement by and between AT&T Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998

10.6.2 Amendment No. 1 to Intercarrier Roamer Service Agreement, dated May 25, 1999

10.7 Roaming Administration Service Agreement by and between AT&T Wireless Services, Inc. and TeleCorp PCS, Inc., dated as of July 17, 1998

10.8.1 Credit Agreement by and among TeleCorp PCS, Inc., the Lenders party to, and the Chase Manhattan Bank, as Administrative Agent and Issuing Bank, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent, dated as of July 17, 1998 (the "Credit Agreement")

10.8.2 First Amendment, Consent, and Waiver to the Credit Agreement, dated as of December 18, 1998

10.8.3 Second Amendment and Waiver to the Credit Agreement, dated as of March 1, 1999

10.8.4    Third Amendment to the Credit Agreement, dated as of March 30, 1999

10.8.5    Fourth Amendment to the Credit Agreement, dated as of March 31, 1999

10.8.6 Fifth Amendment and Acceptance to the Credit Agreement, dated as of April 7, 1999

10.8.7    Sixth Amendment to the Credit Agreement, dated as of April 7, 1999

10.8.8    Seventh Amendment to the Credit Agreement, dated as of May 21, 1999

10.9 Stock Purchase Agreement by and among TeleCorp PCS, Inc., AT&T Wireless PCS, Inc. and certain Cash Equity Investors identified in, dated as of March 22, 1999

10.10 Stock Purchase Agreement by and among Viper Wireless, Inc., TeleCorp Holding Corp., Inc. and TeleCorp PCS, Inc., dated as of March 1, 1999

10.11 Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS, Inc., Puerto Rico Acquisition Corp. and certain Management Stockholders and Cash Equity Investors, dated as of March 30, 1999

                                 EXHIBIT INDEX
Exhibit
Number                         Description of Document
-------                        -----------------------

10.12 Letter of Agreement by and between AT&T Wireless Services, Inc. and TeleCorp Communications, Inc., dated as of December 21, 1998

10.13 Asset Purchase Agreement, dated May 25, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

10.14 Preferred Stock Purchase Agreement, dated May 24, 1999, by and between AT&T Wireless PCS Inc. and TeleCorp PCS, Inc.

10.15 License Acquisition Agreement, dated May 15, 1998, by and between Mercury PCS II, LLC and TeleCorp PCS, Inc.

10.16 License Acquisition Agreement, dated May 15, 1998, by and between Wireless 2000, Inc. and TeleCorp PCS, Inc.

10.17.1 Stockholders' Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS, Inc., TWR Cellular, Inc., Cash Equity Investors, Management Stockholders, and TeleCorp PCS, Inc.

10.17.2   Amendment No. 1 to the Stockholders' Agreement, dated March 30, 1999

10.18 Purchase Agreement, dated April 20, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

10.19 Exchange and Registration Rights Agreement, dated April 23, 1999, by and among Chase Securities Inc., BT Alex. Brown Incorporated, Lehman Brothers Inc., TeleCorp PCS, Inc. and TeleCorp Communications, Inc.

10.20 Agreement, dated as of July 17, 1998, by and among AT&T Wireless PCS Inc., TWR Cellular, Inc., the Cash Equity Investors, the TeleCorp Investors and the Management Stockholders.

10.21 Employee Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Steven Chandler.

10.22 Share Grant Agreement, dated July 16, 1998, by and between TeleCorp PCS, Inc. and Steven Chandler.

10.23 Employee Agreement, dated as of July 17, 1998, by and between TeleCorp PCS, Inc. and Julie Dobson.

10.24 Share Grant Agreement, dated July 16, 1998, by and between TeleCorp PCS, Inc. and Julie Dobson.

10.25 Separation Agreement, dated as of March 8, 1999, by and among TeleCorp PCS, Inc., TeleCorp Communications, Inc. and Robert Dowski.

12.1      Statement re: computation of ratios.

21.1      Subsidiaries of TeleCorp PCS, Inc.

23.1*     Consent of McDermott, Will & Emery (contained in Exhibit 5.1)

23.2      Consent of PricewaterhouseCoopers, LLP

24.1      Power of Attorney for TeleCorp PCS, Inc. (included on signature page)

25.1      Statement of Eligibility of Trustee on Form T-1

27.1      Financial Data Schedule

99.1*     Letter of Transmittal

99.2*     Notice of Guaranteed Delivery

Exhibit
Number                         Description of Document
-------                        -----------------------

99.3*     Exchange Agent Agreement


________________
*   To be filed by amendment.